Exhibit 2.1

EXECUTION VERSION

MASTER FORMATION AGREEMENT

BY AND BETWEEN

FIRST SOLAR, INC.

AND

SUNPOWER CORPORATION

Dated as of March 10, 2015

ARTICLE I DEFINITIONS		1

1.01	Definitions	1
1.02	Construction; Interpretation	20

ARTICLE II FORMATION, CONTRIBUTION AND RELATED MATTERS		22

2.01	Formation of Entities; Execution of Organizational Documents	22
2.02	Project Model Adjustments	23
2.03	Contributions and Related Matters	25

ARTICLE III CLOSING		27

3.01	Closing	27
3.02	Closing Deliveries of First Solar	27
3.03	Closing Deliveries of SunPower	28
3.04	Updated Disclosure Schedules	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST SOLAR		30

4.01	Organization; Qualification	30
4.02	Authority and Power	30
4.03	Valid and Binding Obligation	30
4.04	No Violation or Conflict	31
4.05	Consents and Approvals	31
4.06	Transfer of FS Contributed Interests	31
4.07	Capital Stock	31
4.08	Financial Statements	32
4.09	Undisclosed Liabilities	33
4.10	FS SEC Reports and Compliance	33
4.11	Real Property	34
4.12	Personal Property; Sufficiency of Assets	35
4.13	Contracts	35
4.14	Compliance With Laws	37
4.15	Permits	38
4.16	Taxes	38
4.17	Litigation	40
4.18	Absence of Material Adverse Effect	40
4.19	Insurance	40
4.20	Employees; Employee Benefits	40
4.21	Environmental Matters	41
4.22	No Brokers	41
4.23	[Reserved]	41
4.24	Regulation	41
4.25	Related Party Transactions	42
4.26	Credit Support	42
4.27	Accuracy of Partnership IPO Information	42
4.28	8point3 Entities	43

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4.29	Knowledge Persons	43
4.30	Limitation of Representations and Warranties	43

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SUNPOWER		43

5.01	Organization; Qualification	43
5.02	Authority and Power	44
5.03	Valid and Binding Obligation	44
5.04	No Violation or Conflict	44
5.05	Consents and Approvals	45
5.06	Transfer of SP Contributed Interests	45
5.07	Capital Stock	45
5.08	Financial Statements	46
5.09	Undisclosed Liabilities	46
5.10	SP SEC Reports and Compliance	47
5.11	Real Property	48
5.12	Personal Property; Sufficiency of Assets	49
5.13	Contracts	49
5.14	Compliance With Laws	51
5.15	Permits	52
5.16	Taxes	52
5.17	Litigation	54
5.18	Absence of Material Adverse Effect	54
5.19	Insurance	54
5.20	Employees; Employee Benefits	55
5.21	Environmental Matters	55
5.22	No Brokers	56
5.23	[Reserved]	56
5.24	Regulation	56
5.25	Related Party Transactions	57
5.26	Credit Support	57
5.27	Accuracy of Partnership IPO Information	57
5.28	Knowledge Persons	57
5.29	Residential Solar Portfolio	57
5.30	8point3 Entities	58
5.31	Limitation of Representations and Warranties	58

ARTICLE VI COVENANTS		58

6.01	Conduct of Business Prior to the Closing	58
6.02	Consummation of Transactions; Required Consents	62
6.03	Access to Information; Confidentiality	63
6.04	Partnership IPO	64
6.05	Credit Facility	65
6.06	Further Assurances	66
6.07	Public Announcements	66
6.08	Brokerage Agreements	66
6.09	Expenses	66
6.10	Insurance	66
6.11	Independent Directors; Officers	67

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIRST SOLAR		67

7.01	Representations and Warranties of SunPower	67
7.02	Covenants and Agreements	68
7.03	No Adverse Order	68
7.04	Required Consents	68
7.05	Qualified Public Offering	68
7.06	Reorganization; Related Matters	68
7.07	Closing Deliverables	69
7.08	Credit Facility; Credit Support	69
7.09	No Material Adverse Effect	70
7.10	Related First Solar Transactions	70
7.11	Real Property	70
7.12	Residential Project Matters	70
7.13	Interim Period Material Contracts	70
7.14	Repayment of Quinto Debt	70

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUNPOWER		71

8.01	Representations and Warranties of First Solar	71
8.02	Covenants and Agreements	71
8.03	No Adverse Order	71
8.04	Required Consents	71
8.05	Qualified Public Offering	71
8.06	Contribution; Related Matters	72
8.07	Closing Deliverables	72
8.08	Credit Facility; Credit Support	73
8.09	No Material Adverse Effect	73
8.10	Real Property	73
8.11	Interim Period Material Contracts	73

ARTICLE IX SURVIVAL AND INDEMNIFICATION		73

9.01	Survival of Representations, Warranties and Agreements	73
9.02	Indemnification by First Solar	74
9.03	Indemnification by SunPower	74
9.04	Liability Limitations	74
9.05	Indemnification Procedures	75
9.06	Certain Indemnification Matters	77

ARTICLE X TAX MATTERS		77

10.01	FS Contributed Company Taxes	77
10.02	SP Contributed Company Taxes	78
10.03	Tax Allocation	78
10.04	Tax Cooperation	78
10.05	Tax Indemnification	79

10.06	Tax Equity Indemnification	79
10.07	Transfer Taxes	79
10.08	Survival	79

ARTICLE XI TERMINATION; EFFECT OF TERMINATION		79

11.01	Termination	79
11.02	Termination Fee	80
11.03	Effect of Termination	80

ARTICLE XII MISCELLANEOUS		80

12.01	Parties in Interest	80
12.02	Assignment	81
12.03	Notices	81
12.04	Waiver; Remedies	82
12.05	Captions	83
12.06	Severability	83
12.07	Governing Law	83
12.08	Consent to Jurisdiction	83
12.09	Entire Agreement	84
12.10	Amendment	84
12.11	Counterparts	84

SCHEDULES

Schedule I	-	Qualified Expenses
Schedule II	-	Valuation Criteria
Schedule III	-	Project Model Due Diligence Matters

FS Disclosure Schedule
Schedule 1.1(a)	Knowledge Persons
Schedule 1.1(c)	Related First Solar Transactions
Schedule 1.1(d)	Permitted Equity Liens
Schedule 1.1(e)	Permitted Liens
Schedule 1.1(f)	Tax Equity Financings
Schedule 4.05	FS Required Consents
Schedule 4.06	FS Contributed Interests
Schedule 4.07	FS Contributed Companies
Schedule 4.08(a)	FS Financial Statements
Schedule 4.11(a)	FS Real Property
Schedule 4.11(d)	Mineral Rights
Schedule 4.12(b)	Sufficiency of Assets
Schedule 4.12(c)	Force Majeure Claims or Delays
Schedule 4.13(a)	FS Material Contracts
Schedule 4.13(b)	Defaults
Schedule 4.14	Compliance with Laws
Schedule 4.15	Permits
Schedule 4.16	Taxes
Schedule 4.17	Litigation
Schedule 4.19	Insurance
Schedule 4.22	Brokers
Schedule 4.21(a)	Environmental Matters
Schedule 4.24(b)	Regulation
Schedule 4.25	Related Party Transactions
Schedule 4.26	FS Support Obligations
Schedule 4.28	8point3 Entities Permitted Actions
Schedule 6.01(a)	Permitted Interim Actions
Schedule 6.01(c)	Interim Period Contracts & Amendments
Schedule 8.10	Real Property Closing Deliverables

SP Disclosure Schedule
Schedule 1.1(a)	Knowledge Persons
Schedule 1.1(d)	Permitted Equity Liens
Schedule 1.1(e)	Permitted Liens
Schedule 1.1(f)	Tax Equity Financings
Schedule 2.01(d)(ii)	SP Reorganization
Schedule 5.05	SP Required Consents
Schedule 5.06	SP Contributed Interests
Schedule 5.07	SP Contributed Companies
Schedule 5.08(a)	SP Financial Statements

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Schedule 5.11(a)	SP Real Property
Schedule 5.11(d)	Mineral Rights
Schedule 5.12(b)	Sufficiency of Assets
Schedule 5.12(c)	Force Majeure Claims or Delays
Schedule 5.13(a)	SP Material Contracts
Schedule 5.13(b)	Defaults
Schedule 5.14	Compliance with Laws
Schedule 5.15	Permits
Schedule 5.16	Taxes
Schedule 5.17	Litigation
Schedule 5.19	Insurance
Schedule 5.22	Brokers
Schedule 5.21(a)	Environmental Matters
Schedule 5.24(b)	Regulation
Schedule 5.25	Related Party Transactions
Schedule 5.26	SP Support Obligations
Schedule 5.29	Residential Solar Portfolio
Schedule 5.30	8point3 Entities Permitted Actions
Schedule 6.01(a)	Permitted Interim Actions
Schedule 6.01(c)	Interim Period Contracts & Amendments
Schedule 7.11	Real Property Closing Deliverables

EXHIBITS

Exhibit A-1	-	Form of Holdings Amended and Restated Limited Liability Company
Agreement
Exhibit A-2	-	Form of YieldCo General Partner Amended and Restated Limited
Liability Company Agreement
Exhibit A-3	-	Form of Amended and Restated Agreement of Limited Partnership of the
Partnership
Exhibit A-4	-	Form of Operating Company Amended and Restated Limited Liability
Company Agreement
Exhibit B	-	[Reserved]
Exhibit C	-	Form of Omnibus Agreement
Exhibit D-1	-	Form of FS ROFO Agreement
Exhibit D-2	-	Form of SP ROFO Agreement
Exhibit E	-	Form of Exchange Agreement
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G-1	-	Form of FS Management Services Agreement
Exhibit G-2	-	Form of SP Management Services Agreement
Exhibit H	-	Form of Purchase Agreement
Exhibit I	-	Form of FIRPTA Certificate

MASTER FORMATION AGREEMENT

THIS MASTER FORMATION AGREEMENT (the “Agreement”), dated as of March 10, 2015 (the “Execution Date”), by and between First Solar, Inc., a Delaware corporation (“First Solar”), and SunPower Corporation, a Delaware corporation (“SunPower” and together with First Solar, each a “Party” and collectively, the “Parties”). Capitalized terms used herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, First Solar owns, directly or indirectly, the Equity Interests in the Persons set forth on Section 4.07 of the FS Disclosure Schedule, which shall constitute the FS Contributed Interests in the FS Contributed Companies;

WHEREAS, SunPower owns, directly or indirectly, the Equity Interests in the Persons set forth on Section 5.07 of the SP Disclosure Schedule, which shall constitute the SP Contributed Interests in the SP Contributed Companies; and

WHEREAS, the Parties desire to form a joint venture consisting of their respective interests in the FS Contributed Companies and the SP Contributed Companies, and to effect a sale of a portion of such joint venture through a subsequent initial public offering, and to enter into, and cause their respective Affiliates to enter into, a series of transactions, on the terms and subject to the conditions set forth in this Agreement, to form such joint venture, effectuate the contribution of interests thereto and consummate such initial public offering.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. In this Agreement (including the Preamble hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“8point3 Entity” means each of Holdings, the YieldCo General Partner, the Partnership and the Operating Company, as the context may require.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Adjustment Date” has the meaning set forth in Section 2.02(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with,

the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) no Sponsor will be deemed to constitute an Affiliate of Holdings, the YieldCo General Partner or the Partnership, and (b) SunPower and its Affiliates (other than the 8point3 Entities), on the one hand, and First Solar and its Affiliates (other than the 8point3 Entities), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is an independent basis for such Affiliation.

“Annual Performance Report” means the annual performance report and certification that the Cash Grant terms and conditions required to be submitted with respect to Projects on which Cash Grants have been paid.

“Aggregate Project Value” means the FS Aggregate Project Value or the SP Aggregate Project Value, as the context may require.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” has the meaning that shall be ascribed to the term “Board of Directors” in the YieldCo General Partner Limited Liability Company Agreement.

“Business” means (a) with respect to any of the FS Contributed Companies, the business of the FS Contributed Companies, or (b) with respect to any of the SP Contributed Companies, the business of the SP Contributed Companies.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Class A Share” means a “Class A Share” (as defined in the Partnership Agreement) of the Partnership issued pursuant to the Partnership Agreement.

“Class B Share” means a “Class B Share” (as defined in the Partnership Agreement) of the Partnership issued pursuant to the Partnership Agreement.

“Closing” has the meaning set forth in Section 3.01.

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“Closing Date” has the meaning set forth in Section 3.01.

“Closing Master Project Model” means the Master Project Model as revised to reflect the Revised Models.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Aggregate Project Value” means, as of any date of calculation, the sum of (a) the FS Aggregate Project Value plus (b) the SP Aggregate Project Value.

“Commercial Operation Date” means, with respect to a Project, the date on which such Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity from such Project or Residential System.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated July 9, 2014, as amended August 5, 2014 and January 28, 2015, between SunPower and First Solar.

“Consents” means consents, approvals, exemptions, waivers, clearances, authorizations, filings, registrations or notifications, including consents, notifications or waivers as may be required by any Person to acquire, own, lease or occupy land.

“Contract” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Contributed Asset” means any FS Contributed Asset or SP Contributed Asset, as the context may require.

“Contributed Company” means any FS Contributed Company or SP Contributed Company, as the context may require.

“Contributed Company Interests” means the FS Contributed Interests or the SP Contributed Interests, as the context may require.

“Credit Facility” has the meaning set forth in Section 6.05(a).

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by

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a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing (a) shall be payable pursuant to a Third Party Claim or (b) shall constitute lost profits, which would have been distributed by the Operating Company to any Indemnified Party, resulting from a failure by any Contributed Company to realize revenues under a Contract to which it is a party.

“Deductible Amount” has the meaning set forth in Section 9.04(a).

“Default” has the meaning set forth in Section 4.04.

“Delaware Courts” has the meaning set forth in Section 12.08.

“De Minimis Claim” has the meaning set forth in Section 9.04(a).

“Disclosure Schedule” means the FS Disclosure Schedule or the SP Disclosure Schedule, as the context may require.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Electricity” means electric energy, measured in kilowatt hours.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices of violations or complaints by any Person based upon, alleging, asserting, or claiming any (a) violation of any Environmental Law, or (b) Liabilities under any Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release or threatened Release of, or any exposure of any Person to, any Hazardous Substances.

“Environmental Laws” means any Law pertaining to pollution, the protection, restoration, or remediation of the environment or natural resources (including the protection of wildlife and sensitive environmental areas), or protection of human health or safety, including

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Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means Permits required under any Environmental Law.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or ever was treated as a single employer together with such Person under Section 414 of the Code or is or ever was part of a “controlled group” or is or ever was under “common control” with such Person under Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” under PUHCA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means that certain Exchange Agreement to be entered into by the Partnership, the YieldCo General Partner, the Operating Company, FS Holdings Member and SP Holdings Member, substantially in the form of Exhibit E hereto (with such modifications as may be mutually agreed by the Parties).

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“FICO Score” means a score based on the credit risk rating system established and maintained by the Fair Isaac Corporation.

“First Solar” has the meaning set forth in the Preamble.

“FPA” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“FS Aggregate Project Value” means the aggregate net present value of the FS Contributed Interests, as determined based on the Valuation Criteria and calculated pursuant to the Master Project Model (or, as of the Closing, the Closing Master Project Model).

“FS Contributed Assets” has the meaning set forth in Section 4.12(a).

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“FS Contributed Companies” means the Persons identified as the “FS Contributed Companies” on Schedule 4.07 of the FS Disclosure Schedule.

“FS Contributed Interests” means the Equity Interests of the FS Contributed Companies set forth on Schedule 4.07 of the FS Disclosure Schedule.

“FS Contribution” has the meaning set forth in Section 2.03(a).

“FS Contribution Agreement” means that certain contribution, conveyance, assignment and assumption agreement (or similar Contract or Contracts) to be entered into by FS Holdings Member, MD Solar Holdings and the Operating Company in a form reasonably acceptable to each of First Solar and SunPower.

“FS Contribution Percentage” means the ratio of (a) the FS Aggregate Project Value divided by (b) the Combined Aggregate Project Value, in each case, as determined pursuant to the Closing Master Project Model.

“FS Contributor” means each of FS Holdings Member and MD Solar Holdings.

“FS Controlled Company” means each FS Contributed Company identified as an “FS Controlled Company” on Schedule 4.07.

“FS Disclosure Schedule” means the disclosure schedule prepared and delivered by First Solar to SunPower as of the Execution Date, as the same may be amended in accordance herewith.

“FS Financial Statements” has the meaning set forth in Section 4.08(a).

“FS Group” has the meaning set forth in Section 9.03.

“FS Holdings Member” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“FS Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the FS Contributed Companies or the ownership and operation of the assets or Business of the FS Contributed Companies and incurred on or prior to the Closing Date (as determined under Section 10.3), including (a) any such Tax liabilities of First Solar and its Affiliates (including any FS Contributed Company) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on any FS Contributed Company that results from the business or operation of any other Affiliate of First Solar, (ii) any payment required to be made following Closing as the result of the reduction, disallowance, preclusion of the availability, or recapture of any Cash Grant claimed or received with respect to any FS Project prior to Closing, and (iii) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to any FS Project or allocated by any

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FS Contributed Company prior to Closing; provided, however, that the Parties hereby agree that in no event shall any payment, liability or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of the Operating Company or the Partnership following Closing be deemed to constitute FS Indemnified Taxes.

“FS Insurance Policies” has the meaning set forth in Section 4.19.

“FS Leased Real Property” has the meaning set forth in Section 4.11(a)(ii).

“FS Management Services Agreement” means that certain Management Services Agreement to be entered into by the Operating Company, the Partnership, YieldCo General Partner, Holdings and FS Service Provider, substantially in the form of Exhibit G-1 hereto (with such modifications as may be mutually agreed by the Parties).

“FS Material Adverse Effect” means a Material Adverse Effect with respect to the FS Contributed Companies, taken as a whole, or a material adverse effect on the ability of First Solar or any FS Contributor to consummate the transactions contemplated hereby or to perform its material obligations hereunder or under the other Transaction Documents to which such Person is a Party.

“FS Material Contract” has the meaning set forth in Section 4.13(a).

“FS Non-Controlled Company” means each FS Contributed Company identified as an “FS Non-Controlled Company” on Schedule 4.07 of the FS Disclosure Schedule; provided that, for all purposes hereunder, each such FS Contributed Company shall constitute an “FS Non-Controlled Company” solely with respect to the period from and after the date set forth for such FS Contributed Company on Schedule 4.07 of the FS Disclosure Schedule.

“FS Owned Real Property” has the meaning set forth in Section 4.11(a)(i).

“FS Project” means each photovoltaic solar generating facility owned or controlled (in whole or in part) by an FS Contributed Company.

“FS Project Model” means the financial model for the FS Contributed Companies which is included in the Master Project Model.

“FS Project Permits” has the meaning set forth in Section 4.15(a).

“FS Real Property Interests” has the meaning set forth in Section 4.11(c).

“FS Required Consents” has the meaning set forth in Section 4.05.

“FS Revised Model” means the Revised Model delivered by First Solar pursuant to Section 2.02(b), as the same may be revised pursuant to Section 2.02(c).

“FS ROFO Agreement” means that certain Right of First Offer Agreement to be entered into by First Solar and the Operating Company, substantially in the form of Exhibit D-1 hereto (with such modifications as may be mutually agreed by the Parties).

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“FS SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents First Solar was required to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“FS Service Provider” means First Solar 8point3 Management Services, LLC, a Delaware limited liability company.

“FS Specified Representations” means those representations and warranties made in Sections 4.01, 4.02, 4.03, 4.06 and 4.07.

“FS Support Obligations” has the meaning set forth in Section 4.26.

“FS Transaction Party” has the meaning set forth in Section 4.01(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable party or the Projects.

“Hazardous Substance” means (a) asbestos and polychlorinated biphenyls; (b) petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (c) any material, substance, chemical or waste (or combination thereof) that is defined, listed or identified as hazardous, toxic, a pollutant, or a contaminant, radioactive, or words of similar meaning or effect under any Law relating to pollution, waste, the environment or human health and safety; or (d) any other material, substance, chemical or waste (or combination thereof) that can form the basis for any Liability under any Law relating to pollution, waste, the environment or human health and safety.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Holdings Economic Units” has the meaning that shall be ascribed to the term “Economic Units” in the Holdings Limited Liability Company Agreement.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, to be entered into at the Closing, substantially in the form of Exhibit A-1 hereto (with such modifications as may be mutually agreed by the Parties).

“Holdings Management Units” has the meaning that shall be ascribed to the term “Management Units” in the Holdings Limited Liability Company Agreement.

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“Host Customer” has the meaning set forth in Section 5.29(a).

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnifiable Tax Equity Payment” means any payment by a Contributed Company or any 8point3 Entity under any Tax Equity Financing agreement that is made as the result of, or any distribution to any other Person of cash to which the Operating Company would have been entitled but for, any inaccuracy or breach of any representation, warranty, covenant or similar provision of such agreement, including any payment made as the result of a change in the allocation of U.S. federal income tax credits; provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of the Operating Company or the Partnership following Closing be considered included in this definition of Indemnifiable Tax Equity Payment.

“Indemnified Party” means any Person within the definition of the FS Group or the SP Group that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Independent Valuation Expert” means (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated or (b) another nationally recognized investment banking firm of similar quality approved by each Party (which approval shall not be unreasonably withheld, delayed or conditioned).

“Interim Period” has the meaning set forth in Section 6.01(a).

“Knowledge” means (a) with respect to First Solar, the actual knowledge or, solely with respect to any FS Non-Controlled Company as of the Closing, actual knowledge after due inquiry to the applicable controlling person, of each individual listed in Schedule 1.1(a) of the FS Disclosure Schedule and (b) with respect to SunPower, the actual knowledge of each individual listed in Schedule 1.1(a) of the SP Disclosure Schedule; provided, with respect to each individual set forth on any such Schedule, such knowledge shall be limited to (i) the specific Project under which such individual is listed thereon and (ii) his or her respective professional capacity.

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“Launch Date” means the date of the launch of the road show for a Qualified Public Offering.

“Laws” means any applicable laws, statutes, rules, regulations, statutory rules, orders, judgments, ordinances, codes, injunctions, decrees, other legally enforceable requirements, rules of common law and terms and conditions of any Permit.

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising. For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Lost Hills Sale Transaction” means the transactions described in Part I of Schedule 1.1(c) of the FS Disclosure Schedule.

“Management Services Agreements” means the FS Management Services Agreement and the SP Management Services Agreement.

“Maryland Solar Project” means that certain approximately 20 MWAC solar PV electric generating facility located in Washington County, Maryland that is directly owned by MD Solar.

“Master Project Model” means the FS Project Model and the SP Project Model, combined in one Microsoft Excel document, as transmitted by email from Goldman, Sachs & Co. to First Solar and SunPower on March 10, 2015 at 1:50 a.m. (New York time).

“Material Adverse Effect” means, with respect to any given Person, any actual change, event or effect that, individually or in the aggregate, together with other actual changes, events or effects, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) any decrease in the market price of such Person’s (or such Person’s parent’s) publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Material Adverse Effect), (b) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the

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extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (d) the negotiation, announcement or proposed consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of such Person or its Subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom (provided that the exceptions in this clause (d) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (e) changes in GAAP or the interpretation thereof or changes in Law or the interpretation or enforcement thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (g) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 6.01(a) with respect to which the other Party refused, following the subject Party’s request, to provide a waiver in a timely manner or at all, (h) compliance with the terms of, or the taking of any action required by, this Agreement, (i) the downgrade in rating of any debt or debt securities of First Solar or SunPower (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such downgrade that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (j) any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby or (k) the failure by such Person or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” means any FS Material Contract or SP Material Contract, as the context may require.

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have an “FS Material Adverse Effect” or an “SP Material Adverse Effect” or be or not be “reasonably expected to have an FS Material Adverse Effect” or “reasonably expected to have an SP Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person to sell electric capacity, energy and ancillary services at wholesale at market-based rates, (b) accepting such Person’s market-based rate tariff for filing without condition or modification that reasonably could be expected to result in a material adverse effect on such Person, and (c) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

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“MD Solar Holdings” means Maryland Solar Holdings, Inc., a Delaware corporation.

“MD Solar Lease Transaction” means the transactions described in Part II of Schedule 1.1(c) of the FS Disclosure Schedule.

“Model Adjustment Dispute” has the meaning set forth in Section 2.02(c).

“Model Adjustment Dispute Notice” has the meaning set forth in Section 2.02(c)(i).

“North Star Sale Transaction” means the transactions described in Part III of Schedule 1.1(c) of the FS Disclosure Schedule.

“Omnibus Agreement” means that certain Omnibus Agreement to be entered into by First Solar, SunPower, the Operating Company, the Partnership, YieldCo General Partner and Holdings, substantially in the form of Exhibit C hereto (with such modifications as may be mutually agreed by the Parties).

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Operating Company Common Unit” means a “Common Unit” (as defined in the Operating Company Limited Liability Company Agreement) of the Operating Company issued pursuant to the Operating Company Limited Liability Company Agreement.

“Operating Company IDR” means an “Incentive Distribution Right” (as defined in the Operating Company Limited Liability Company Agreement) issued by the Operating Company pursuant to the Operating Company Limited Liability Company Agreement.

“Operating Company Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, to be entered into at the Closing, substantially in the form of Exhibit A-4 hereto (with such modifications as may be mutually agreed by the Parties).

“Operating Company Subordinated Units” means a “Subordinated Unit” (as defined in the Operating Company Limited Liability Company Agreement) of the Operating Company issued pursuant to the Operating Company Limited Liability Company Agreement.

“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award of a Governmental Entity.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, to be entered into at the Closing, substantially in the form of Exhibit A-3 hereto (with such modifications as may be mutually agreed by the Parties).

“Partnership IPO Filing Deadline” means May 1, 2015.

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“Partnership IPO Registration” has the meaning set forth in Section 6.04(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means written permits, licenses, certificates, franchises, registrations, exemptions, authorizations, variances, consents and approvals obtained from any Governmental Entity.

“Permitted Equity Liens” means (a) restrictions on transfer imposed by applicable securities Laws, (b) with respect to any Contributed Company Interests, restrictions on transfer set forth in the Charter Documents of such Contributed Company, (c) Liens that arise as the result of any Tax Equity Financing and (d)(i) in the case of the FS Contributed Interests, those matters set forth in Part I of Schedule 1.1(d) of the FS Disclosure Schedule, and (ii) in the case of the SP Contributed Interests, those matters set forth in Part I of Schedule 1.1(d) of the SP Disclosure Schedule.

“Permitted Interim Actions” has the meaning set forth in Section 6.01(a).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which in each case appropriate reserves in accordance with GAAP have been recorded on the FS Financial Statements or the SP Financial Statements (as applicable); (b) mechanics’, materialmens’ or other similar Liens arising in the ordinary course of business for sums that are not yet due and payable or for which adequate reserves have been taken on the FS Financial Statements or the SP Financial Statements (as applicable); (c) other Liens arising in the ordinary course of business for sums that are immaterial in amount to the Contributed Company affected by such Lien and not yet due and payable and do not materially detract from the value of or materially impair the existing or contemplated use of the property affected by such Lien; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities that do not, in each case, materially detract from the value or materially impair the existing or contemplated use of the land or other property affected by such restrictions or regulations; (e) any matters of record that are not material in amount to the affected Contributed Company and do not materially detract from the value of or materially impair or inhibit the existing or contemplated use or operation of the property affected by such Lien; (f) customary set-off and similar netting arrangements in favor of banks in connection with deposit accounts, security accounts and similar banking arrangements arising in the ordinary course of business; (g)(i) in the case of the FS Contributed Interests, those matters set forth on Schedule 1.1(e) of the FS Disclosure Schedule, and (ii) in the case of the SP Contributed Interests, those matters set forth on Schedule 1.1(e) of the SP Disclosure Schedule; and (h) any Permitted Equity Lien.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence,

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layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Event” has the meaning set forth in Section 2.02(e).

“Project” means any FS Project or SP Project, as the context many require.

“Project Model” means the FS Project Model or the SP Project Model, as the context may require.

“Project Permits” means any FS Project Permit or SP Project Permit, as the context may require.

“Project Tax Credit” means the investment tax credit under Section 48 of the Code and the production tax credit under Section 45 of the Code.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Class A Shares covered by a Registration Statement, and all other amendments and supplements to the Prospectus, and all information incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s regulations and orders thereunder.

“Purchase Agreement” means that certain Equity Purchase Agreement to be entered into by the Partnership and the Operating Company, substantially in the form of Exhibit H hereto (with such modifications as may be mutually agreed by the Parties).

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, including the regulations and orders publicly promulgated by FERC thereunder.

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“QF” means a “qualifying facility” or a “qualifying small power production facility” under PURPA.

“Qualified Expenses” means those transaction fees and expenses described in Schedule I.

“Qualified Public Offering” means (a) an underwritten offering of Class A Shares pursuant to an effective Registration Statement filed by the Partnership with the SEC under the Securities Act, pursuant to which the aggregate offering price of the offered securities sold in such offering is at least $100,000,000 and (b) the listing of such Class A Shares on the NASDAQ Stock Market, the New York Stock Exchange, any successor exchange to the foregoing or any other securities exchange agreed to in writing by the parties.

“Quinto Credit Agreement” has the meaning set forth in Section 7.14.

“Real Property Interests” means the FS Real Property Interests or SP Real Property Interests, as the context may require.

“Recoveries” has the meaning set forth in Section 9.06(d).

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Partnership, FS Holdings Member and SP Holdings Member, substantially in the form of Exhibit F hereto (with such modifications as may be mutually agreed by the Parties).

“Registration Statement” means a registration statement in the form required to register the sale of the Class A Shares under the Securities Act, and including any Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all information incorporated by reference or deemed to be incorporated by reference in such registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

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“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating electricity for that residence.

“Review Period” has the meaning set forth in Section 3.04(b).

“Revised Model” has the meaning set forth in Section 2.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“SP Aggregate Project Value” means the aggregate net present value of the SP Contributed Interests, as determined based on the JV Valuation Criteria and calculated pursuant to the Master Project Model (or, as of the Closing, the Closing Master Project Model).

“SP Contributed Assets” has the meaning set forth in Section 5.12(a).

“SP Contributed Companies” means the Persons identified as the “SP Contributed Companies” on Schedule 5.07 of the SP Disclosure Schedule.

“SP Contributed Interests” means the Equity Interests of the SP Contributed Companies set forth on Schedule 5.07 of the SP Disclosure Schedule.

“SP Contribution Percentage” means the ratio of (a) the SP Aggregate Project Value divided by (b) the Combined Aggregate Project Value, in each case, as determined pursuant to the Closing Master Project Model.

“SP Contributor” means each of SP Holdings Member, the Operating Company, SunPower Capital, LLC, a Delaware limited liability company, SunPower AssetCo, LLC, a Delaware limited liability company and SunPower Corporation, Systems, a Delaware corporation.

“SP Disclosure Schedule” means the disclosure schedule prepared and delivered by SunPower to First Solar as of the Execution Date, as the same may be amended in accordance herewith.

“SP Financial Statements” has the meaning set forth in Section 5.08(a).

“SP Group” has the meaning set forth in Section 9.02.

“SP Holdings Member” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“SP Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the SP Contributed Companies or the ownership and operation of

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the assets or Business of the SP Contributed Companies and incurred on or prior to the Closing Date (as determined under Section 10.3), including (a) any such Tax liabilities of SunPower and its Affiliates (including any SP Contributed Company and the Operating Company) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on any SP Contributed Company or the Operating Company that results from the business or operation of any other Affiliate of SunPower, (ii) any payment required to be made following Closing as the result of the reduction, disallowance, preclusion of the availability, or recapture of any Cash Grant claimed or received with respect to any SP Project prior to Closing, and (iii) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to any SP Project or allocated by any SP Contributed Company prior to Closing; provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of the Operating Company or the Partnership following Closing be deemed to constitute SP Indemnified Taxes.

“SP Insurance Policies” has the meaning set forth in Section 5.19.

“SP Leased Real Property” has the meaning set forth in Section 5.11(a)(ii).

“SP Management Services Agreement” means that certain Management Services Agreement to be entered into by the Operating Company, the Partnership, YieldCo General Partner, Holdings and SP Service Provider, substantially in the form of Exhibit G-2 hereto (with such modifications as may be mutually agreed by the Parties).

“SP Material Adverse Effect” means a Material Adverse Effect with respect to the SP Contributed Companies, taken as a whole, or a material adverse effect on the ability of SunPower, the Operating Company or any SP Contributor to consummate the transactions contemplated hereby or to perform its material obligations hereunder or under the other Transaction Documents to which such Person is a party.

“SP Material Contract” has the meaning set forth in Section 5.13(a).

“SP Owned Real Property” has the meaning set forth in Section 5.11(a)(i).

“SP Project” means each photovoltaic solar generating facility owned or controlled (in whole or in part) by an SP Contributed Company.

“SP Project Model” means the financial model for the SP Contributed Companies which is included in the Master Project Model.

“SP Project Permits” has the meaning set forth in Section 5.15(a).

“SP Real Property Interests” has the meaning set forth in Section 5.11(c).

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“SP Reorganization” has the meaning set forth in Section 2.01(d)(ii).

“SP Reorganization Agreements” means those certain contribution, conveyance, assignment and assumption agreements, agreements and plans of merger and other Contracts to be entered into by the SP Contributors, in each case, in a form reasonably acceptable to each of First Solar and SunPower, in order to effect the transactions described on Schedule 2.01(d)(ii) of the SP Disclosure Schedules.

“SP Required Consents” has the meaning set forth in Section 5.05.

“SP Residential Leases” has the meaning set forth in Section 5.29(a).

“SP Revised Model” means the Revised Model delivered by SunPower pursuant to Section 2.02(b), as the same may be revised pursuant to Section 2.02(c).

“SP ROFO Agreement” means that certain Right of First Offer Agreement to be entered into by SunPower and the Operating Company, substantially in the form of Exhibit D-2 hereto (with such modifications as may be mutually agreed by the Parties).

“SP SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents SunPower was required to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“SP Service Provider” means SunPower Capital Services, LLC, a Delaware limited liability company.

“SP Specified Representations” means those representations and warranties made in Sections 5.01, 5.02, 5.03, 5.06 and 5.07.

“SP Support Obligations” has the meaning set forth in Section 5.26.

“SP Transaction Party” has the meaning set forth in Section 5.01(a).

“Specified Representations” means each of the FS Specified Representations and SP Specified Representations, as the context may require.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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“SunPower” has the meaning set forth in the Preamble.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Breach” means (a) with respect to First Solar, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to the FS Contributed Companies, and (b) with respect to SunPower, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to the SP Contributed Companies.

“Tax Equity Financing” means (a) in the case of First Solar, those transactions described in Schedule 1.1(f) of the FS Disclosure Schedule, and (b) in the case of SunPower, those transactions described in Schedule 1.1(f) of the SP Disclosure Schedule.

“Tax Returns” means any return, report, declaration, information return, statement, property Tax rendition, or other document filed or required to be filed with any Governmental Entity (including any schedule, appendix or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement, the FS Contribution Agreement, SP Reorganization Agreements, the Holdings Limited Liability Company Agreement, the YieldCo General Partner Limited Liability Company Agreement, the Partnership Agreement, the Operating Company Limited Liability Company Agreement, the Management Services Agreements, the Omnibus Agreement, the FS ROFO Agreement, the SP ROFO Agreement, the Exchange Agreement, the Purchase Agreement and the Registration Rights Agreement.

“Transaction Parties” means the FS Transaction Parties or the SP Transaction Parties, as the context may require.

“Transfer Taxes” has the meaning set forth in Section 10.07.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

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“Updated Disclosure Schedules” has the meaning set forth in Section 3.04(a).

“Updating Party” has the meaning set forth in Section 3.04(a).

“Valuation Criteria” means the methodology, criteria, policies and procedures related to calculating the net present value of a Contributed Company, as set forth in Schedule II.

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

“YieldCo General Partner Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 General Partner LLC, to be entered into at the Closing, substantially in the form of Exhibit A-2 hereto (with such modifications as may be mutually agreed by the Parties).

“YieldCo General Partner Closing Board Resolutions” means the written consent, in a form to be mutually agreed by the Parties, to be executed and delivered on the Closing Date by the Board of Directors.

“YieldCo General Partner Closing Member Consent” means the written consent, in a form to be mutually agreed by the Parties, to be executed and delivered on the Closing Date by Holdings.

1.02 Construction; Interpretation. Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Exhibit is a reference to an Article, Section, clause or Exhibit of this Agreement, unless otherwise specified. The Exhibits and Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the FS Disclosure Schedule, the SP Disclosure Schedule, the Exhibits and Schedules).

(b) The FS Disclosure Schedule and the SP Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the FS Disclosure Schedule or SP Disclosure Schedule, as the case may be, relates; provided, that any fact or item that is disclosed in any section of the FS Disclosure Schedule or the SP Disclosure Schedule that is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation or warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, to qualify another representation or warranty of First Solar or SunPower, as applicable, shall be deemed also to be disclosed in the other sections of the FS Disclosure Schedule or the SP Disclosure Schedule, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not

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be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have an FS Material Adverse Effect or an SP Material Adverse Effect, as the case may be.

(c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(d) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(f) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(h) Amounts calculated or determined under this Agreement shall be without double-counting.

(i) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(j) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

(k) The term “made available” and words of similar import means that the relevant documents, instruments or materials were (i) posted and made available to the other Party on the Intralinks due diligence data site maintained by any Party for the purpose of the transactions contemplated by this Agreement, prior to the date hereof, or (ii) publicly available by virtue of the relevant Party’s filing of a publicly available document on such Party’s website or with the SEC, including any of the FS SEC Reports or SP SEC Reports and any final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, and in all cases (with respect to this clause (ii)) publicly available on or after December 31, 2013 and prior to the Execution Date.

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ARTICLE II

FORMATION, CONTRIBUTION AND RELATED MATTERS

2.01 Formation of Entities; Execution of Organizational Documents. On the terms and subject to the conditions set forth in this Agreement:

(a) Formation of Holdings. On March 3, 2015, SunPower caused to be formed Holdings by filing all required documents with the Secretary of State’s Office of the State of Delaware, and, as of the Execution Date, First Solar caused FS Holdings Member, and SunPower caused SP Holdings Member, respectively, to enter into that certain Limited Liability Company Agreement of Holdings;

(b) Formation of the YieldCo General Partner. On March 3, 2015, SunPower caused to be formed YieldCo General Partner by filing all required documents with the Secretary of State’s Office of the State of Delaware, and, as of the Execution Date, First Solar and SunPower, indirectly through FS Holdings Member and SP Holdings Member, respectively, caused Holdings to enter into that certain Limited Liability Company Agreement of YieldCo General Partner;

(c) Formation of the Partnership. On March 3, 2015, SunPower caused to be formed the Partnership by filing all required documents with the Secretary of State’s Office of the State of Delaware, and, as of the Execution Date, First Solar caused FS Holdings Member, SunPower caused SP Holdings Member, and First Solar and SunPower, indirectly through FS Holdings Member and SP Holdings Member, respectively, caused Holdings to cause YieldCo General Partner to enter into that certain Limited Partnership Agreement of the Partnership;

(d) Formation of the Operating Company; SP Reorganization.

(i) No later than twenty (20) Business Days after the Execution Date, SunPower shall cause to be formed the Operating Company by filing all required documents (in forms reasonably acceptable to each of First Solar and SunPower) with the Secretary of State’s Office of the State of Delaware, and SunPower shall enter into a Limited Liability Company Agreement of the Operating Company (in a form reasonably acceptable to each of First Solar and SunPower); and

(ii) Prior to the Closing, SunPower shall cause SP Holdings Member and the other SP Contributors, as applicable, to take all actions necessary to consummate the transactions described on Schedule 2.01(d)(ii) of the SP Disclosure Schedules, in form and substance substantially in accordance with such Schedule, including the contribution, assignment and conveyance to the Operating Company of 100% of the SP Contributed Interests, free and clear of all Liens other than Permitted Equity Liens (the “SP Reorganization”); provided, however, notwithstanding the substance of Schedule 2.01(d)(ii) of the SP

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Disclosure Schedules or anything to the contrary herein, neither SunPower, any SP Contributor nor any SP Contributed Company shall have any obligation to consummate a tax equity financing as part of the SP Reorganization;

(e) Holdings Limited Liability Company Agreement. At the Closing, First Solar shall cause FS Holdings Member, and SunPower shall cause SP Holdings Member, respectively, to execute and deliver the Holdings Limited Liability Company Agreement, and Holdings will issue to each of FS Holdings Member and SP Holdings Member, (i) Holdings Economic Units in a quantity which shall represent fifty percent (50%) of the total number of Holdings Economic Units then issued and outstanding and (ii) Holdings Management Units in a quantity which shall represent fifty percent (50%) of the total number of Holdings Management Units then issued and outstanding;

(f) YieldCo General Partner Limited Liability Company Agreement. At the Closing, First Solar shall cause FS Holdings Member, and SunPower shall cause SP Holdings Member, respectively, to cause Holdings to execute and deliver the YieldCo General Partner Limited Liability Company Agreement;

(g) Partnership Agreement. At the Closing, First Solar shall cause FS Holdings Member, and SunPower shall cause SP Holdings Member, respectively, to execute and deliver, and to cause Holdings to cause the YieldCo General Partner to execute and deliver, the Partnership Agreement; and

(h) Operating Company Limited Liability Company Agreement. At the Closing, First Solar shall cause FS Holdings Member, and SunPower shall cause SP Holdings Member, respectively, to execute and deliver, to cause Holdings to execute and deliver, and, indirectly through Holdings and the YieldCo General Partner, to cause the Partnership to execute and deliver, the Operating Company Limited Liability Company Agreement.

2.02 Project Model Adjustments.

(a) The Master Project Model sets forth the FS Aggregate Project Value and the SP Aggregate Project Value as of the Execution Date. The Parties acknowledge that the Master Project Model does not yet reflect the resolution of the diligence matters set forth in Schedule III. The Parties shall use good faith efforts to reach agreement within forty-five (45) days following the Execution Date regarding the treatment, if any, of such diligence matters in the Master Project Model. Following the expiration of such period (or such later date as may be mutually agreed by the Parties) any matter on Schedule III that has not been resolved by the Parties may be referred by either Party to the Independent Valuation Expert for resolution in accordance with the procedures set forth in Section 2.02(c). The Independent Valuation Expert shall render a decision on such matter as promptly as practicable, which decision shall be final and binding on the Parties.

(b) No later than ten (10) Business Days prior to the anticipated Launch Date (any such date, the “Adjustment Date”), each Party shall deliver by email to the other Party a revised version of such Party’s Project Model, which shall constitute such Party’s “Revised Model”. In preparing such Revised Model, each Party shall revise the inputs in its Project Model

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(in a manner consistent with the Valuation Criteria) to reflect changes in relevant factual conditions and assumptions reflected in such Project Model that occur from and after the date of this Agreement. Each Party shall provide a written notice describing such changes and reasonable supporting information together with its Revised Model. Upon delivery of the Revised Model, the delivering Party shall grant the receiving Party access to such books and records as the receiving Party reasonably requests to confirm the Revised Model. Without limiting the other express provisions of this Section 2.02, neither Party shall change or revise the calculations embedded in any Project Model for any reason, including the discovery of a mathematical or formulaic error or purported error therein, absent consent of the other Party (which may be withheld at such Party’s sole discretion).

(c) The receiving Party may dispute any of the changes proposed in the other Party’s Revised Model, or suggest additional changes, on grounds that such Revised Model does not accurately reflect the then-current Aggregate Project Value of the relevant Contributed Companies (a “Model Adjustment Dispute”), in accordance with the following procedures:

(i) Such receiving Party shall deliver notice by email to the other Party and the Independent Valuation Expert (a “Model Adjustment Dispute Notice”), which notice shall describe the underlying facts of the dispute (or proposed additional changes) and set forth such Party’s position in connection therewith. Any such Model Adjustment Dispute Notice shall be delivered no more than five (5) Business Days following receipt of the Revised Model and shall include a detailed written explanation of the calculation or determination under dispute (or proposed to be changed) and reasonable supporting information as may be appropriate under the circumstances.

(ii) If a Party timely delivers a Model Adjustment Dispute Notice, the Independent Valuation Expert shall promptly review such Model Adjustment Dispute Notice and any requested changed inputs to the Revised Model. Each Party shall provide the Independent Valuation Expert with additional information, including access to all relevant books and records, as the Independent Valuation Expert may reasonably request in order to expeditiously analyze such Model Adjustment Dispute. As promptly as practicable, but in no event later than three (3) Business Days after receipt of such Model Adjustment Dispute Notice, the Independent Valuation Expert shall deliver to the Parties by email a written award, which shall set forth its decision regarding such Model Adjustment Dispute, including any required changes to the Revised Model under its review (which shall be incorporated into such Revised Model as promptly as practicable, but no later than the Business Day prior to the Launch Date). The award of the Independent Valuation Expert with respect to a Model Adjustment Dispute shall be final and binding on the Parties.

(iii) Any costs and expenses attributable to the resolution by the Independent Valuation Expert of a Model Adjustment Dispute shall be paid by the non-prevailing Party or as otherwise reasonably determined by the Independent Valuation Expert.

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(d) Absent delivery of a Model Adjustment Dispute Notice by the receiving Party, or upon resolution of any such Model Adjustment Dispute by the Independent Valuation Expert, (i) the Parties shall be deemed to have agreed with the calculation of all items and amounts contained in each Party’s Revised Model, (ii) neither Party may thereafter dispute any such calculation or determination, and (iii) such Revised Model shall be reflected in the Closing Master Project Model for purposes of determining the FS Aggregate Project Value and the SP Aggregate Project Value (as applicable), and each Party agrees to be bound by the FS Aggregate Project Value or SP Aggregate Project Value (as applicable) as determined thereby, for all purposes hereunder.

(e) Notwithstanding any other provision of this Agreement, if and to the extent that, on or prior to the Adjustment Date, (i) any representation or warranty made by a Party in this Agreement shall fail to be true and correct or (ii) a Party shall fail to perform any covenant or agreement contained in this Agreement (any of the foregoing, a “Pre-Closing Event”), and the Parties mutually agree that the economic effect of such Pre-Closing Event can be reflected by adjusting the breaching Party’s Project Model, then notwithstanding any other provision of this Agreement and so long as the effect of such Pre-Closing Event is solely economic, (A) an adjustment to such Project Model pursuant to this Section 2.02 shall be the sole and exclusive remedy of the non-breaching Party with respect thereto (and in such case, the breaching Party will adjust the necessary inputs to reflect such economic effect in its Project Model), and (B) following such adjustment (I) any condition precedent set forth in Article VII (if the breaching Party is First Solar) or Article VIII (if the breaching Party is SunPower) that shall not be satisfied by reason of such Pre-Closing Event shall not be deemed to have not been satisfied as a consequence thereof and (II) the non-breaching Party shall not have any other remedy with respect to the adjustment for such failure nor shall the breaching Party be obligated to indemnify any Person pursuant to Article IX with respect thereto; provided that any claims that were not included in such adjustment may be subject to indemnification pursuant to Article IX. If no such adjustment is made with respect to a Pre-Closing Event prior to the Closing, neither Party shall have any right or obligation to update its Project Model pursuant to this Section 2.02(e) following the Closing and the non-breaching Party may instead exercise any other right or remedy available to it hereunder. Notwithstanding anything to the contrary set forth herein, neither the Partnership nor the Operating Company shall have any remedy with respect to any adjustments made pursuant to this Section 2.02(e).

2.03 Contributions and Related Matters. On the terms and subject to the conditions set forth in this Agreement:

(a) At the Closing, First Solar shall cause FS Holdings Member and MD Solar Holdings, respectively, to contribute, assign and convey to the Operating Company 100% of the FS Contributed Interests, free and clear of all Liens other than Permitted Equity Liens (the “FS Contribution”);

(b) Simultaneously with the FS Contribution:

(i) SunPower will cause the Operating Company to (A) issue to the FS Contributors (I) Operating Company Common Units in a quantity which shall represent the FS Contribution Percentage of the total number of Operating

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Company Common Units issued and outstanding following the consummation of the transactions contemplated by this Section 2.03 (but excluding all Operating Company Common Units purchased by the Partnership pursuant to the Purchase Agreement in accordance with Section 6.04(e)), and (II) Operating Company Subordinated Units, in a quantity which shall represent the FS Contribution Percentage of the total number of Operating Company Subordinated Units issued and outstanding following the consummation of the transactions contemplated by this Section 2.03, and (B) pay to the FS Contributors cash consideration in an amount equal to the FS Contribution Percentage of the difference of (I) the aggregate amount received by the Operating Company (x) from the Partnership under the Purchase Agreement as consideration for the Operating Company Common Units, pursuant to Section 6.04(e), and (y) from the proceeds of the term loan facility under the Credit Facility that are drawn by the Operating Company on the Closing Date, less (II) the portion of such amount (if any) that the Parties mutually agree will be retained by the Operating Company;

(ii) the Partnership will issue to FS Holdings Member that number of Class B Shares equal to the aggregate number of Operating Company Common Units and Operating Company Subordinated Units issued to FS Holdings Member pursuant to Section 2.03(b)(i);

(iii) SunPower will cause the Operating Company to (A) recapitalize the interests held by SP Holdings Member in the Operating Company into, (I) Operating Company Common Units, in a quantity which shall represent the SP Contribution Percentage of the total number of Operating Company Common Units issued and outstanding following the consummation of the transactions contemplated by this Section 2.03 (but excluding all Operating Company Common Units purchased by the Partnership pursuant to the Purchase Agreement in accordance with Section 6.04(e)), and (II) Operating Company Subordinated Units, in a quantity which shall represent the SP Contribution Percentage of the total number of Operating Company Subordinated Units issued and outstanding following the consummation of the transactions contemplated by this Section 2.03, and (B) pay to SP Holdings Member cash consideration in an amount equal to the SP Contribution Percentage of the difference of (I) the aggregate amount received by the Operating Company (x) from the Partnership under the Purchase Agreement as consideration for the Operating Company Common Units, pursuant to Section 6.04(e), and (y) from the proceeds of the term loan facility under the Credit Facility that are drawn by the Operating Company on the Closing Date, less (II) the portion of such amount (if any) that the Parties mutually agree will be retained by the Operating Company; and

(iv) the Partnership will issue to SP Holdings Member that number of Class B Shares equal to the aggregate number of Operating Company Common Units and Operating Company Subordinated Units issued to SP Holdings Member pursuant to Section 2.03(b)(iii).

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(c) The Parties agree that the total number of Operating Company Common Units issued pursuant to Section 2.03(b)(i), created via recapitalization pursuant to Section 2.03(b)(iii) and issued pursuant to the Purchase Agreement (excluding any Operating Company Common Units to be issued in connection with any over-allotment option) will equal the total number of Operating Company Subordinated Units issued pursuant to Section 2.03(b)(i) and created via recapitalization pursuant to Section 2.03(b)(iii).

(d) Simultaneously with the FS Contribution and the actions described in Section 2.03(b), the Operating Company will issue the Operating Company IDRs to Holdings in accordance with the terms of the Operating Company Limited Liability Company Agreement.

ARTICLE III

CLOSING

3.01 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VII and Article VIII, the closing of the transactions contemplated by Article II (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 upon the satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) (such date, the “Closing Date”), commencing at 10:00 a.m., New York time, or such other place, date and time as may be mutually agreed upon in writing by the Parties.

3.02 Closing Deliveries of First Solar. At the Closing, First Solar will deliver, or cause to be delivered, the following to SunPower:

(a) a counterpart to the Holdings Limited Liability Company Agreement, duly executed by FS Holdings Member;

(b) the YieldCo General Partner Closing Board Resolutions, duly executed by the “Directors” (as defined in the YieldCo General Partner Limited Liability Company Agreement) nominated by First Solar;

(c) a counterpart to the Partnership Agreement, duly executed by FS Holdings Member;

(d) a counterpart to the Operating Company Limited Liability Company Agreement, duly executed by FS Holdings Member;

(e) a counterpart to the FS Management Services Agreement, duly executed by FS Service Provider;

(f) counterparts to the FS Contribution Agreement, duly executed by FS Holdings Member and MD Solar Holdings;

(g) a counterpart to the Omnibus Agreement, duly executed by First Solar;

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(h) a counterpart to the FS ROFO Agreement, duly executed by First Solar;

(i) a counterpart to the Exchange Agreement, duly executed by FS Holdings Member;

(j) a counterpart to the Registration Rights Agreement, duly executed by FS Holdings Member;

(k) a certification of non-foreign status, in the form of Exhibit I, in respect of each “transferor” of the FS Contributed Interests, in accordance with United States Treasury Regulations Section 1.1445-2(b)(2); and

(l) each of the closing certificates referred to in Sections 8.01(c) and 8.02.

3.03 Closing Deliveries of SunPower. At the Closing, SunPower will deliver, or cause to be delivered, the following to First Solar:

(a) a counterpart to the Holdings Limited Liability Company Agreement, duly executed by SP Holdings Member;

(b) the YieldCo General Partner Closing Board Resolutions, duly executed by the “Directors” (as defined in the YieldCo General Partner Limited Liability Company Agreement) nominated by SunPower;

(c) a counterpart to the Partnership Agreement, duly executed by SP Holdings Member;

(d) a counterpart to the Operating Company Limited Liability Company Agreement, duly executed by SP Holdings Member;

(e) a counterpart to the SP Management Services Agreement, duly executed by SP Service Provider;

(f) a counterpart to each of the SP Reorganization Agreements, duly executed by SP Holdings Member, the Operating Company, each other SP Contributor, each SP Contributed Company and each other Person party thereto (as applicable);

(g) a counterpart to the Omnibus Agreement, duly executed by SunPower;

(h) a counterpart to the SP ROFO Agreement, duly executed by SunPower;

(i) a counterpart to the Exchange Agreement, duly executed by SP Holdings Member;

(j) a counterpart to the Registration Rights Agreement, duly executed by SP Holdings Member;

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(k) a certification of non-foreign status, in the form of Exhibit I, in respect of each “transferor” of the SP Contributed Interests, in accordance with United States Treasury Regulations Section 1.1445-2(b)(2); and

(l) each of the closing certificates referred to in Sections 7.01(c) and 7.02.

3.04 Updated Disclosure Schedules.

(a) Updating Schedules. Until the Adjustment Date, each of First Solar and SunPower (in such case, the “Updating Party”) shall have the continuing right to supplement, modify or amend the information set forth on its respective Disclosure Schedule as to representations or warranties made by such Updating Party with respect to any matter arising during the Interim Period (such information and additional schedules, the “Updated Disclosure Schedules”). The Updating Party shall deliver a written notice to the non-Updating Party by email setting forth in reasonable detail the facts, circumstances and information relating to any such Updated Disclosure Schedules (and copies of any relevant information, if not otherwise made available by the Updating Party).

(b) Review Period. Upon receipt of Updated Disclosure Schedules from the Updating Party, the non-Updating Party shall have the right to review such information for a period of five (5) Business Days after receipt thereof (the “Review Period”). No later than the expiration of such Review Period, the non-Updating Party shall notify the Updating Party by email whether the non-Updating Party accepts or rejects such Updated Disclosure Schedules; provided that the non-Updating Party shall have no right to reject, and shall be required to accept, Updated Disclosure Schedules to the extent that (i) the Updating Party agrees to address the updated information therein through an adjustment to its Project Model pursuant to Section 2.02(e) and such adjustment covers all impacts of the Updated Disclosure Schedule, or (ii) the updated information therein has arisen in accordance with a Permitted Interim Action. If the non-Updating Party fails to accept or reject the Updated Disclosure Schedules before the expiration of the Review Period, the Updated Disclosure Schedules shall be deemed to be accepted by the non-Updating Party.

(c) Effect of Updating Information. Upon the acceptance of any Updated Disclosure Schedules by the non-Updating Party pursuant to Section 3.04(b), the Disclosure Schedules of the Updating Party shall be deemed to be supplemented, modified or amended by such Updated Disclosure Schedules for all purposes of this Agreement, including to cure any incorrectness or breach of a representation or warranty that would have occurred absent such Updated Disclosure Schedules.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST SOLAR

First Solar hereby represents and warrants to SunPower as follows as of the Execution Date and on the Closing Date (if the Closing shall occur):

4.01 Organization; Qualification.

(a) Each of First Solar, each FS Contributor and each FS Contributed Company (each, an “FS Transaction Party”) has been duly formed and is validly existing and in good standing as a corporation, general partnership, limited partnership or limited liability company, as applicable, under the Laws of its jurisdiction of formation with all requisite corporate, partnership or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect.

(b) Each FS Transaction Party is duly qualified and in good standing to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect.

(c) First Solar has heretofore made available to SunPower complete and correct copies of the Charter Documents of each FS Transaction Party.

4.02 Authority and Power. Each FS Transaction Party (a) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement (solely in the case of First Solar) and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate, partnership or limited liability company, as applicable, action to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party (as applicable).

4.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by First Solar and, assuming this Agreement has been duly and validly authorized, executed and delivered by SunPower, constitutes a legal, valid and binding obligation of First Solar, enforceable against First Solar in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) Each of the Transaction Documents to which an FS Transaction Party will become a party at the Closing will be duly and validly executed and delivered by such Person and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by each SP Transaction Party that will be a party thereto, will constitute a legal, valid and binding obligation of such FS Transaction Party,

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enforceable against such FS Transaction Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

4.04 No Violation or Conflict. Except as set forth on Schedule 4.05 of the FS Disclosure Schedule, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by each FS Transaction Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any FS Transaction Party, (b) constitute, with or without notice or the passage of time or both, a violation, breach or default, create a Lien, conflict with, or require any consent or approval, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration (any or all of the foregoing, a “Default”) under any Permit or Contract to which any FS Transaction Party is a party or by which any of their respective properties are bound except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect, (c) contravene any Law, except as would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect, or (d) entitle any Person to exercise any preemptive rights, rights of first refusal or similar rights to purchase any Contributed Company Interests.

4.05 Consents and Approvals. Except as set forth on Schedule 4.05 of the FS Disclosure Schedule (such scheduled matters, the “FS Required Consents”), no Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to any FS Transaction Party in connection with the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain or make such Consent would not reasonably be expected to have an FS Material Adverse Effect.

4.06 Transfer of FS Contributed Interests. As of the Closing Date, the FS Contributors will be the record and beneficial direct owner of and will hold good, valid and transferable title to the FS Contributed Interests described on Schedule 4.06 of the FS Disclosure Schedule and there will not be any outstanding Liens, rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other obligations of any character relating to such FS Contributed Interests (other than Permitted Equity Liens). The delivery by the FS Contributors of the FS Contribution Agreement, duly executed by each FS Contributor, will transfer to the Operating Company good and valid title to such FS Contributed Interests free and clear of any Liens, rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements, or other obligations of any character relating to such FS Contributed Interests (other than Permitted Equity Liens).

4.07 Capital Stock.

(a) Schedule 4.07 of the FS Disclosure Schedule sets forth a true and complete list of (i) the name of each FS Contributed Company, (ii) the nature of the legal organization of each FS Contributed Company, (iii) the jurisdiction of formation of each FS

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Contributed Company, (iv) each FS Contributor’s and FS Contributed Company’s, as applicable, ownership interest in each FS Contributed Company as of the Closing Date, and (v) where applicable, the FS Project directly owned or controlled, in whole or in part, by such FS Contributed Company. The FS Contributed Companies have no Subsidiaries and do not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person, except for those Subsidiaries and Equity Interests listed on Schedule 4.07 of the FS Disclosure Schedule. Except for Permitted Equity Liens and as otherwise set forth on Schedule 4.07 of the FS Disclosure Schedule, there are no outstanding Liens relating to such FS Contributed Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which any FS Contributor or FS Contributed Company is, or may be, obligated to sell, issue or acquire any FS Contributed Interests. Except as set forth on Schedule 4.07, no FS Contributed Interests are represented by any certificate or other instrument.

(b) None of the FS Contributed Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any such FS Contributed Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 4.07 of the FS Disclosure Schedule. The FS Contributed Interests, as shown on Schedule 4.07 of the FS Disclosure Schedule, were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

4.08 Financial Statements.

(a) Attached hereto at Schedule 4.08(a) of the FS Disclosure Schedule are true and complete copies of (i) the audited combined balance sheet as of December 31, 2014, and the related audited combined statement of operations, changes in owners’ equity and cash flows for the year ended December 31, 2014, of SG2 Imperial Valley, LLC (limited solely to the FS Contributed Interests thereof), Maryland Solar, LLC, Lost Hills Blackwell Holdings, LLC, and North Star Solar, LLC, and (ii) the audited consolidated balance sheet as of December 31, 2014, and the related audited consolidated statement of operations, changes in owners’ equity and cash flows for the period from September 5, 2014 to December 31, 2014, of SG2 Holdings, LLC and its Subsidiary (clauses (i) and (ii), collectively, the “FS Financial Statements”).

(b) Except as set forth therein and, solely with respect to any FS Non-Controlled Company, to the Knowledge of First Solar, the FS Financial Statements (i) present fairly the combined or consolidated (as applicable) financial position, results of operations and cash flows of the FS Contributed Companies covered by such FS Financial Statements (limited, for purposes of the FS Financial Statements described in clause (i) of Section 4.08(a), in the case of SG2 Imperial Valley, LLC, solely to the FS Contributed Interests thereof), at the date set forth therein and for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that any unaudited balance sheets and financial statements referred to in this Section 4.08(b) are prepared without footnotes and are subject to normal year-end adjustments, which are not expected to be material either individually or in the aggregate, and (ii) have been prepared from, are in accordance with and accurately reflect, the books and the accounting and financial records of the FS Contributed Companies covered by such FS Financial Statements, which books and records are accurate and complete in all material respects.

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4.09 Undisclosed Liabilities. Except for (a) liabilities or obligations that are reflected on or reserved against in the FS Financial Statements, to the extent so reflected or reserved thereon, (b) liabilities or obligations incurred in the ordinary course of business, after the date of the most recent FS Financial Statements, or (c) liabilities of the FS Contributed Companies that, individually or in the aggregate, are not material to the FS Contributed Companies, taken as a whole, the FS Contributed Companies have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

4.10 FS SEC Reports and Compliance.

(a) Since December 31, 2013, all FS SEC Reports have been filed with or furnished to the SEC. All FS SEC Reports filed since December 31, 2013, to the extent they contained any information related to any FS Contributed Company, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) There are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the FS SEC Reports relating to any FS Contributed Company. No enforcement action has been initiated against First Solar by the SEC relating to disclosures contained in any FS SEC Report relating to any FS Contributed Company.

(c) To the extent related to any FS Contributed Company, since December 31, 2013:

(i) none of First Solar, the FS Contributors or the FS Controlled Companies has received and, solely with respect to any FS Non-Controlled Company, First Solar has no Knowledge of any FS Non-Controlled Company having received, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any FS Transaction Party or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that an FS Transaction Party has engaged in questionable accounting or auditing practices;

(ii) to the Knowledge of First Solar, no officer or director of an FS Transaction Party has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any FS Transaction Party or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any FS Transaction Party has engaged in questionable accounting or auditing practices; and

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(iii) to the Knowledge of First Solar, no attorney representing any FS Transaction Party, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by an FS Transaction Party or any of their respective officers, directors, employees or agents, to the board of directors of First Solar or any FS Contributor or any committee thereof or to any director or officer of First Solar or any FS Contributor.

4.11 Real Property.

(a) Schedule 4.11(a) of the FS Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following (which shall be categorized by the relevant FS Contributed Company and FS Project):

(i) all real property owned in fee by any FS Contributed Company (“FS Owned Real Property”); and

(ii) all real property (A) leased or subleased to an FS Contributed Company or (B) subject to a material easement or other similar interest in real property in favor of an FS Contributed Company (all such real property together with all buildings and other improvements thereon, “FS Leased Real Property”).

(b) Each FS Contributed Company has good, marketable and indefeasible fee title to the FS Owned Real Property owned by it, subject to no Liens other than Permitted Liens. Each FS Contributed Company has a valid and subsisting leasehold or subleasehold estate in, and the right to make use of, the FS Leased Real Property subject to the terms and conditions of the applicable lease or sublease agreement and subject to no Liens other than Permitted Liens. No FS Contributed Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the FS Real Property Interests or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect.

(c) With respect to the FS Owned Real Property and FS Leased Real Property (collectively, the “FS Real Property Interests”), neither First Solar, any FS Contributor nor any FS Controlled Company has received and, solely with respect to any FS Non-Controlled Company, First Solar has no Knowledge of any FS Non-Controlled Company having received, any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the FS Real Property Interests.

(d) Except as set forth in Schedule 4.11(d) of the FS Disclosure Schedule, to First Solar’s Knowledge:

(i) there are no existing severed or other mineral rights affecting the FS Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of any FS Project;

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(ii) neither First Solar nor any FS Contributed Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the FS Real Property Interest, or any portion thereof, which would materially and adversely affect any FS Project; and

(iii) no portion of any FS Project encroaches on property outside the boundaries of the FS Real Property Interests without the written consent of the owner of that property.

4.12 Personal Property; Sufficiency of Assets.

(a) The FS Contributed Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with their Business (the “FS Contributed Assets”), free and clear of any Lien, other than Permitted Liens.

(b) The FS Contributed Assets have been maintained in accordance with Prudent Solar Industry Practices. Except as set forth on Schedule 4.12(b) of the FS Disclosure Schedule, and except for material equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the FS Contributed Assets, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(c) Except as set forth on Part I of Schedule 4.12(c) of the FS Disclosure Schedule, there are no written force majeure claims or, to the Knowledge of First Solar, no delays in completing any FS Project that are reasonably likely to result in the Commercial Operation Date for such FS Project failing to occur prior to the date set forth for such FS Project on Part II of Schedule 4.12(c) of the FS Disclosure Schedule or in an FS Material Adverse Effect.

(d) The FS Contributed Assets and the FS Real Property Interests, taken as a whole, constitute all of the material assets the use or benefit of which are reasonably necessary and sufficient for the operation of the Business of the FS Contributed Companies as currently conducted and as contemplated pursuant to the FS Material Contracts and FS Project Permits.

4.13 Contracts.

(a) Schedule 4.13(a) of the FS Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any FS Contributed Company is a party or by which any FS Contributed Company or its properties or other assets are otherwise bound (each, an “FS Material Contract”):

(i) loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any FS Contributed Company by any other Person, (B) the guaranty by any FS Contributed Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by First Solar or any of its Affiliates (other than any FS Contributed Company) of obligations of any FS Contributed Company or (D) reimbursement agreements relating to guarantees;

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(ii) commodity, currency or interest rate hedge, exchange or similar agreements;

(iii) partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv) power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v) (A) electricity interconnection agreements and (B) transmission agreements;

(vi) (A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii) labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii) non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any FS Contributed Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix) agreements (other than any Transaction Document) between (I) First Solar or any of its Affiliates (excluding the FS Contributed Companies), on the one hand, and (II) any of the FS Contributed Companies, on the other hand;

(x) leases, subleases, licenses, access agreements, occupancy agreements, franchise agreements, agreements for payments in lieu of taxes, and any other material agreements affecting, benefiting, or burdening all or any part of the FS Real Property Interests or any FS Project;

(xi) any lease agreement in respect of one or more Residential Systems;

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(xii) agreements giving any FS Contributed Company the right to acquire directly or indirectly any ownership interest in, or subjecting such FS Contributed Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xiii) any agreement, other than those set forth in the foregoing clauses (i) through (xii), which expressly provides for future payment to or from, or Liabilities of, any FS Contributed Company of at least $1,000,000 over the term of such Contract.

(b) Except as set forth on Schedule 4.13(b) of the FS Disclosure Schedule and for such other defaults as would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect, there is no default (i) on the part of any FS Contributed Company or (ii) to First Solar’s Knowledge, on the part of any other Person, in each case, under any FS Material Contract. Each FS Contributed Company and, to the Knowledge of First Solar, each other Person, in each case, has complied with and is in compliance with the provisions of each FS Material Contract to which it is a party, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect.

(c) Each FS Material Contract constitutes a legal, valid and binding obligation of the FS Contributed Company party thereto (and, to First Solar’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the FS Contributed Company party thereto (and, to First Solar’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity), in each case, unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect.

(d) Except as set forth on Schedule 4.13(a) of the FS Disclosure Schedule, First Solar has made available to SunPower true, complete and correct copies of all FS Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto).

4.14 Compliance With Laws. Each FS Contributed Company is in compliance, in all material respects, with all material Laws. Except as set forth on Schedule 4.14 of the FS Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to First Solar’s Knowledge, threatened against any FS Contributed Company or any FS Contributed Assets and, to First Solar’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity. Neither First Solar nor any FS Controlled Company has received and, solely with respect to any FS Non-Controlled Company, First Solar has no Knowledge of any FS Non-Controlled Company having received, any written communication from any Governmental Entity that alleges that any FS Contributed Company is not in compliance, in any material respect, with any material Law which has not been resolved.

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4.15 Permits.

(a) Except as noted on Schedule 4.15 of the FS Disclosure Schedule, (i) the applicable FS Contributed Companies own or otherwise hold all the material Permits (including Environmental Permits) necessary to enable each such FS Contributed Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted and as contemplated pursuant to the FS Material Contracts, including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of each FS Project (the “FS Project Permits”), except where the failure to own or hold such FS Project Permit would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect, (ii) each such FS Project Permit is valid and in full force and effect, except where the failure of such FS Project Permit to be valid and effective would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect and (iii) the applicable FS Contributed Company is not in material violation of, and, to the Knowledge of First Solar, no condition exists that with notice or lapse of time or both would constitute a material violation of, any FS Project Permit.

(b) None of First Solar or the FS Controlled Companies has received and, solely with respect to any FS Non-Controlled Company, First Solar has no Knowledge of any FS Non-Controlled Company having received, any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of an FS Contributed Company, any such FS Project Permit. True and correct copies of each such FS Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the FS Contributed Companies has been made available to SunPower.

4.16 Taxes. Except as noted on Schedule 4.16 of the FS Disclosure Schedule:

(a) each FS Contributed Company is treated and has always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and is not treated and has not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner;

(b) each of the FS Contributed Companies has timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c) each of the FS Contributed Companies has (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d) the FS Contributed Companies have not received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against the FS Contributed Companies;

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(e) there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the assets or Business of any of the FS Contributed Companies;

(f) neither First Solar nor any of its Affiliates have waived or agreed to any extension of any statute of limitations for any Taxes of or with respect to the assets or Business of any of the FS Contributed Companies that is currently in effect;

(g) no Governmental Entity in a jurisdiction where any FS Contributed Company does not file a Tax Return has made a claim or assertion or threatened that any FS Contributed Company is or may be subject to Tax in such jurisdiction;

(h) there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of an FS Contributed Company which could affect the liability for Taxes of any FS Contributed Company;

(i) none of the FS Contributed Companies is or has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j) none of the assets held by any of the FS Contributed Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k) there are no Liens (other than Permitted Liens) or encumbrances for Taxes on any of the assets of any of the FS Contributed Companies;

(l) no Cash Grant has been applied for or received with respect to any FS Project or FS Contributed Company;

(m) to First Solar’s Knowledge, neither First Solar nor any of its Affiliates nor any of the FS Contributed Companies has received any written notification, and does not otherwise have Knowledge, of any fact, event, condition or circumstance that could be expected to result in a reallocation, recapture or denial of any Project Tax Credit with respect to any FS Project or FS Contributed Company;

(n) to First Solar’s Knowledge, all Tax Returns for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects;

(o) First Solar is not a Disqualified Person; and

(p) none of the FS Contributed Companies is a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the FS Material Contracts.

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4.17 Litigation. Except as disclosed on Schedule 4.17 of the FS Disclosure Schedule, there are no material Actions pending or, to First Solar’s Knowledge, threatened (and to First Solar’s Knowledge, as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against any FS Contributed Company or FS Project, or any current or former member, director or officer of any FS Contributed Company acting in such capacity. Except as set forth on Schedule 4.17 of the FS Disclosure Schedule, there are no outstanding Orders to which any FS Contributed Company is a party, or by which any FS Contributed Company (or any of the assets of any FS Contributed Company) is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement and in the other Transaction Documents.

4.18 Absence of Material Adverse Effect. From and after December 31, 2013, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had an FS Material Adverse Effect.

4.19 Insurance. The FS Contributed Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable. Except as set forth on Schedule 4.19 of the FS Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the FS Contributed Companies (the “FS Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any FS Contributed Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. No notice of cancellation or non-renewal of any FS Insurance Policy, or any material changes that are required in the conduct of the FS Contributed Companies as a condition to the continuation of coverage under or renewal of any such FS Insurance Policy, has been received by an FS Controlled Company or, to the Knowledge of First Solar, an FS Non-Controlled Company.

4.20 Employees; Employee Benefits.

(a) No FS Contributed Company has nor, to the Knowledge of First Solar, since their respective inceptions has ever had, any employees. The FS Contributed Companies are neither party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any FS Contributed Company or FS Project.

(b) No FS Controlled Company and, to the Knowledge of First Solar, no FS Non-Controlled Company maintains, sponsors or contributes or is required to contribute to any Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of any FS Controlled Company or, to the Knowledge of First Solar, of any FS Non-Controlled Company with respect to any Plan now maintained or previously maintained by any FS Contributed Company or any ERISA Affiliate of any FS Contributed Company (or to which such an entity ever contributed or was required to contribute).

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4.21 Environmental Matters.

(a) Except as set forth on Schedule 4.21(a) of the FS Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have an FS Material Adverse Effect:

(i) (A) none of the FS Contributed Companies has received written notice of any Environmental Claim or Action under Environmental Law against any such FS Contributed Company, and (B) to the Knowledge of First Solar, no Environmental Claim is threatened in writing against any FS Contributed Company and there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any such Environmental Claim against any FS Contributed Company; and

(ii) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any FS Real Property Interest or, to First Solar’s Knowledge, on any real property formerly owned, leased or operated by any FS Contributed Company (or any of their predecessors).

(b) First Solar has delivered to, or has otherwise made available for inspection by SunPower, all written reports of environmental investigations, studies, audits and tests in the possession, control or custody of First Solar, any FS Controlled Company or, to the Knowledge of First Solar, any FS Non-Controlled Company, relating to the Release or threatened Release of Hazardous Substances at, in, on, under or from any FS Real Property Interests. True, correct and complete copies of all of the foregoing reports have been made available to SunPower.

4.22 No Brokers. Except as set forth on Schedule 4.22 of the FS Disclosure Schedule, neither First Solar nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against SunPower or any of its Affiliates, or against any FS Contributed Company.

4.23 [Reserved].

4.24 Regulation.

(a) Neither First Solar nor any of the FS Contributed Companies is, nor following the consummation of the transactions contemplated by this Agreement will First Solar or any of the FS Contributed Company be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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(b) Except as set forth on Schedule 4.24(b) of the FS Disclosure Schedules:

(i) the Maryland Solar Project is a QF, and has been a QF since the first delivery or sale of Electricity from such FS Project, and the FS Contributed Company that directly owns the Maryland Solar Project is eligible for the exemptions, as set forth in Sections 292.601 and 292.602 of FERC’s regulations, from the FPA (including exemption from FPA Sections 205 and 206), PUHCA and state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities; and

(ii) each FS Contributed Company that directly owns an FS Project (other than the Maryland Solar Project) either (A) has received MBR Authority and status as an EWG, or (B) if such FS Contributed Company has not received MBR Authority and status as an EWG, (I) to First Solar’s Knowledge, there is no reason why such FS Contributed Company would not receive MBR Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of Electricity from such FS Project, and (II) is not, and prior to the earlier of (x) the date of FERC’s order granting it MBR Authority or (y) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA, and each such SP Contributed Company is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

4.25 Related Party Transactions. Except for FS Material Contracts or as set forth on Schedule 4.25 of the FS Disclosure Schedule:

(a) neither First Solar nor any Affiliate thereof (other than any FS Contributed Company) is a party to, or is subject to, any Contract entered into by any FS Contributed Company; and

(b) no FS Contributed Asset is owned or controlled by First Solar or any Affiliate thereof (other than any FS Contributed Company), other than indirectly by virtue of its ownership interest in any FS Contributed Company.

4.26 Credit Support. Schedule 4.26 of the FS Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of First Solar or its Affiliates to or on behalf of any FS Contributed Company relating to the ownership and operation of the FS Projects or as required pursuant to any FS Material Contract or FS Project Permit (the “FS Support Obligations”).

4.27 Accuracy of Partnership IPO Information. As of the Launch Date, the information regarding First Solar and the FS Transaction Parties contained in certain sections of the then most recent Registration Statement or Prospectus filed with the SEC in connection with a Qualified Public Offering, which sections shall be mutually agreed by the Parties and set forth on a Schedule to this Agreement prior to the Launch Date, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

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4.28 8point3 Entities. Except as set forth on Schedule 4.28 of the FS Disclosure Schedules or with the consent of SunPower, First Solar and its Affiliates have not (a) caused any 8point3 Entity to take any action, or to incur any Liability, (b) issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any Equity Interests of any 8point3 Entity or securities convertible into such Equity Interests, (c) caused any 8point3 Entity to incur, assume or guarantee any Indebtedness, or (d) granted any security interest with respect to, pledged or otherwise encumbered, or caused any 8point3 Entity to grant any security interest, pledge or otherwise encumber, any Equity Interests or other assets of any 8point3 Entity (other than Permitted Equity Liens).

4.29 Knowledge Persons. The individuals listed on Schedule 1.1(a) of the FS Disclosure Schedule with respect to each FS Project include the individuals responsible for leading the development or operation of such FS Project and the identified individuals are the most knowledgeable persons employed by First Solar or its Affiliates (excluding legal personnel) with respect to the applicable FS Project.

4.30 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, FIRST SOLAR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE FS CONTRIBUTED COMPANIES, THE FS CONTRIBUTED INTERESTS, THE FS PROJECTS, OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY FS CONTRIBUTED COMPANY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SUNPOWER

SunPower hereby represents and warrants to First Solar as follows as of the Execution Date and on the Closing Date (if the Closing shall occur):

5.01 Organization; Qualification.

(a) Each of SunPower, each SP Contributor and each SP Contributed Company (each, an “SP Transaction Party”) has been duly formed and is validly existing and in good standing as a corporation, general partnership, limited partnership or limited liability company, as applicable, under the Laws of its jurisdiction of formation with all requisite corporate, partnership or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect.

(b) Each SP Transaction Party is duly qualified and in good standing to do business as a foreign corporation, foreign limited partnership or foreign limited liability

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company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect.

(c) SunPower has heretofore made available to First Solar complete and correct copies of the Charter Documents of each SP Transaction Party.

5.02 Authority and Power. Each SP Transaction Party (a) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement (solely in the case of SunPower) and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate, partnership or limited liability company, as applicable, action to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party (as applicable).

5.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by SunPower and, assuming this Agreement has been duly and validly authorized, executed and delivered by First Solar, constitutes a legal, valid and binding obligation of SunPower, enforceable against SunPower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) Each of the Transaction Documents to which an SP Transaction Party will become a party at the Closing will be duly and validly executed and delivered by such Person and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by each FS Transaction Party that will be a party thereto, will constitute a legal, valid and binding obligation of such SP Transaction Party, enforceable against such SP Transaction Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

5.04 No Violation or Conflict. Except as set forth on Schedule 5.05 of the SP Disclosure Schedule, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by each SP Transaction Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any SP Transaction Party, (b) constitute, with or without notice or the passage of time or both, a Default under any Permit or Contract to which any SP Transaction Party is a party or by which any of their respective properties are bound except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect, (c) contravene any Law, except as would not, individually or in the aggregate,

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reasonably be expected to have an SP Material Adverse Effect, or (d) entitle any Person to exercise any preemptive rights, rights of first refusal or similar rights to purchase any Contributed Company Interests.

5.05 Consents and Approvals. Except as set forth on Schedule 5.05 of the SP Disclosure Schedule (such scheduled matters, the “SP Required Consents”), no Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to any SP Transaction Party in connection with the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain or make such Consent would not reasonably be expected to have an SP Material Adverse Effect.

5.06 Transfer of SP Contributed Interests. As of the Closing Date, SP Holdings Member and the Operating Company will be the record and beneficial direct owner of and will hold good, valid and transferable title to the SP Contributed Interests described on Schedule 5.06 of the SP Disclosure Schedule, and there will not be any outstanding Liens, rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements, or other obligations of any character relating to such SP Contributed Interests (other than Permitted Equity Liens). As of the Closing Date, the Operating Company has good and valid title to such SP Contributed Interests, and the SP Holdings Member has good and valid title to 100% of the Equity Interests of the Operating Company, in each case, free and clear of any Liens, rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements, or other obligations of any character relating to such SP Contributed Interests (including such Equity Interests of the Operating Company), other than Permitted Equity Liens.

5.07 Capital Stock.

(a) Schedule 5.07 of the SP Disclosure Schedule sets forth a true and complete list of (i) the name of each SP Contributed Company (including the Operating Company), (ii) the nature of the legal organization of each SP Contributed Company, (iii) the jurisdiction of formation of each SP Contributed Company (including the Operating Company), (iv) SP Holdings Member’s, the Operating Company’s and each other SP Contributed Company’s, as applicable, ownership interest in each SP Contributed Company (including the Operating Company) as of the Closing Date, and (v) where applicable, the SP Project directly owned or controlled, in whole or in part, by such SP Contributed Company. The Operating Company and the other SP Contributed Companies have no Subsidiaries and do not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person, except for those Subsidiaries and Equity Interests listed on Schedule 5.07 of the SP Disclosure Schedule. Except for Permitted Equity Liens and as otherwise set forth on Schedule 5.07 of the SP Disclosure Schedule, there are no outstanding Liens relating to such SP Contributed Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which SP Holdings Member, the Operating Company, any other SP Contributor or other SP Contributed Company is, or may be, obligated to sell, issue or acquire any SP Contributed Interests. Except as set forth on Schedule 5.07 of the SP Disclosure Schedule, no SP Contributed Interests (including Equity Interests in the Operating Company) are represented by any certificate or other instrument.

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(b) None of the SP Contributed Interests or Equity Interests in the Operating Company are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any such SP Contributed Interests or Equity Interests in the Operating Company, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 5.07 of the SP Disclosure Schedule. The SP Contributed Interests and the Equity Interests in the Operating Company, as shown on Schedule 5.07 of the SP Disclosure Schedule, were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

5.08 Financial Statements.

(a) Attached hereto at Schedule 5.08(a) of the SP Disclosure Schedule are true and complete copies of the audited combined carve-out financial statements of “Select Project Entities and Leases of SunPower Corporation (Predecessor),” including the audited combined balance sheets as of December 28, 2014 and December 29, 2013, and the related audited combined statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 28, 2014 and December 29, 2013 (the “SP Financial Statements”).

(b) Except as set forth therein, the SP Financial Statements (i) present fairly the combined financial position, results of operations and cash flows of each of (A) Solar Star California XIII, LLC (“Quinto”) (B) Solar Star California XXXII, LLC (“UC Davis”), (C) Solar Star California XXXI, LLC (“RPU”), (D) Solar Star California XXX, LLC (“Macy’s”) and (E) the SP Contributed Companies to be merged with and into a Subsididiary of the Operating Company pursuant to “Step 2” set forth on Schedule 2.01(d)(ii) of the SP Disclosure Schedules, at the date set forth therein and for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that any unaudited balance sheets and financial statements referred to in this Section 5.08(b) are prepared without footnotes and are subject to normal year-end adjustments, which are not expected to be material either individually or in the aggregate, and (ii) have been prepared from, are in accordance with and accurately reflect, the books and the accounting and financial records of such SP Contributed Companies, which books and records are accurate and complete in all material respects.

5.09 Undisclosed Liabilities. Except for (a) liabilities or obligations that are reflected on or reserved against in the SP Financial Statements, to the extent so reflected or reserved thereon, (b) liabilities or obligations incurred in the ordinary course of business after the date of the most recent SP Financial Statements, or (c) liabilities of the Operating Company or the SP Contributed Companies that, individually or in the aggregate, are not material to the SP Contributed Companies, taken as a whole, the Operating Company and the SP Contributed Companies have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

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5.10 SP SEC Reports and Compliance.

(a) Since December 31, 2013, all SP SEC Reports have been filed with or furnished to the SEC. All SP SEC Reports filed since December 31, 2013, to the extent they contained any information related to any SP Contributed Company, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) There are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the SP SEC Reports relating to the Operating Company or any SP Contributed Company. No enforcement action has been initiated against SunPower by the SEC relating to disclosures contained in any SP SEC Report relating to the Operating Company or any SP Contributed Company.

(c) To the extent related to the Operating Company or any SP Contributed Company, since December 31, 2013:

(i) no SP Transaction Party has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any SP Transaction Party or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that an SP Transaction Party has engaged in questionable accounting or auditing practices;

(ii) to the Knowledge of SunPower, no officer or director of an SP Transaction Party has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any SP Transaction Party or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any SP Transaction Party has engaged in questionable accounting or auditing practices; and

(iii) to the Knowledge of SunPower, no attorney representing any SP Transaction Party, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by an SP Transaction Party or any of their respective officers, directors, employees or agents, to the board of directors of SunPower or any SP Contributor or any committee thereof or to any director or officer of SunPower or any SP Contributor.

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5.11 Real Property.

(a) Schedule 5.11(a) of the SP Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following (which shall be categorized by the relevant SP Contributed Company and SP Project):

(i) all real property owned in fee by any SP Contributed Company (“SP Owned Real Property”); and

(ii) all real property (A) leased or subleased to an SP Contributed Company or (B) subject to a material easement or other similar interest in real property in favor of an SP Contributed Company (all such real property together with all buildings and other improvements thereon, “SP Leased Real Property”).

(b) Each SP Contributed Company has good, marketable and indefeasible fee title to the SP Owned Real Property owned by it, subject to no Liens other than Permitted Liens. Each SP Contributed Company has a valid and subsisting leasehold or subleasehold estate in, and the right to make use of, the SP Leased Real Property subject to the terms and conditions of the applicable lease or sublease agreement and subject to no Liens other than Permitted Liens. No SP Contributed Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the SP Real Property Interests or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect.

(c) With respect to the SP Owned Real Property and SP Leased Real Property (collectively, the “SP Real Property Interests”), neither SunPower, any SP Contributor nor any SP Contributed Company has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the SP Real Property Interests.

(d) Except as set forth in Schedule 5.11(d) of the SP Disclosure Schedule, to SunPower’s Knowledge:

(i) there are no existing severed or other mineral rights affecting the SP Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of any SP Project;

(ii) neither SunPower nor any SP Contributed Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the SP Real Property Interest, or any portion thereof, which would materially and adversely affect any SP Project; and

(iii) no portion of any SP Project encroaches on property outside the boundaries of the SP Real Property Interests without the written consent of the owner of that property.

(e) There is no real property (i) owned in fee by the Operating Company, (ii) leased or subleased to the Operating Company or (iii) otherwise subject to a material easement or other similar interest in real property in favor of the Operating Company.

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5.12 Personal Property; Sufficiency of Assets.

(a) The SP Contributed Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with their Business (the “SP Contributed Assets”), free and clear of any Lien, other than Permitted Liens.

(b) The SP Contributed Assets have been maintained in accordance with Prudent Solar Industry Practices. Except as set forth on Schedule 5.12(b) of the SP Disclosure Schedule, and except for material equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the SP Contributed Assets, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(c) Except as set forth on Part I of Schedule 5.12(c) of the SP Disclosure Schedule, there are no written force majeure claims or, to the Knowledge of SunPower, no delays in completing any SP Project that are reasonably likely to result in the Commercial Operation Date for such SP Project failing to occur prior to the date set forth for such SP Project on Part II of Schedule 5.12(c) of the SP Disclosure Schedule or in an SP Material Adverse Effect.

(d) The SP Contributed Assets and the SP Real Property Interests, taken as a whole, constitute all of the material assets the use or benefit of which are reasonably necessary and sufficient for the operation of the Business of the SP Contributed Companies as currently conducted and as contemplated pursuant to the SP Material Contracts and SP Project Permits.

5.13 Contracts.

(a) Schedule 5.13(a) of the SP Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any SP Contributed Company is a party or by which any SP Contributed Company or its properties or other assets are otherwise bound (each, an “SP Material Contract”):

(i) loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any SP Contributed Company by any other Person, (B) the guaranty by any SP Contributed Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by SunPower or any of its Affiliates (other than any SP Contributed Company) of obligations of any SP Contributed Company or (D) reimbursement agreements relating to guarantees;

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(ii) commodity, currency or interest rate hedge, exchange or similar agreements;

(iii) partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv) power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v) (A) electricity interconnection agreements and (B) transmission agreements;

(vi) (A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii) labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii) non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any SP Contributed Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix) agreements (other than any Transaction Document) between (I) SunPower or any of its Affiliates (excluding the SP Contributed Companies), on the one hand, and (II) any of the SP Contributed Companies, on the other hand;

(x) leases, subleases, licenses, access agreements, occupancy agreements, franchise agreements, agreements for payments in lieu of taxes, and any other material agreements affecting, benefiting, or burdening all or any part of the SP Real Property Interests or any SP Project;

(xi) any lease agreement in respect of one or more Residential Systems;

(xii) agreements giving any SP Contributed Company the right to acquire directly or indirectly any ownership interest in, or subjecting such SP Contributed Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xiii) any agreement, other than those set forth in the foregoing clauses (i) through (xii), which expressly provides for future payment to or from, or Liabilities of, any SP Contributed Company of at least $1,000,000 over the term of such Contract.

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(b) Except as set forth on Schedule 5.13(b) of the SP Disclosure Schedule and for such other defaults as would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect, there is no default (i) on the part of any SP Contributed Company or (ii) to SunPower’s Knowledge, on the part of any other Person, in each case, under any SP Material Contract. Each SP Contributed Company and, to the Knowledge of SunPower, each other Person, in each case, has complied with and is in compliance with the provisions of each SP Material Contract to which it is a party, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect.

(c) Each SP Material Contract constitutes a legal, valid and binding obligation of the SP Contributed Company party thereto (and, to SunPower’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the SP Contributed Company party thereto (and, to SunPower’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity), in each case, unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect.

(d) Except as set forth on Schedule 5.13(a) of the SP Disclosure Schedule, SunPower has made available to First Solar true, complete and correct copies of all SP Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto), other than the SP Residential Leases.

(e) Other than the SP Reorganization Agreements, there are no Contracts to which the Operating Company is a party or by which the Operating Company or its properties or other assets (other than the SP Contributed Companies and the SP Contributed Assets) are otherwise bound.

5.14 Compliance With Laws. Each SP Contributed Company and the Operating Company is in compliance, in all material respects, with all material Laws. Except as set forth on Schedule 5.14 of the SP Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to SunPower’s Knowledge, threatened against the Operating Company, any SP Contributed Company or any SP Contributed Assets and, to SunPower’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity. Neither SunPower, the Operating Company nor any SP Contributed Company has received any written communication from any Governmental Entity that alleges that the Operating Company or any SP Contributed Company is not in compliance, in any material respect, with any material Law which has not been resolved.

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5.15 Permits.

(a) Except as noted on Schedule 5.15 of the SP Disclosure Schedule, (i) the applicable SP Contributed Companies own or otherwise hold all the material Permits (including Environmental Permits) necessary to enable each such SP Contributed Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted and as contemplated pursuant to the SP Material Contracts, including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of each SP Project (the “SP Project Permits”), except where the failure to own or hold such SP Project Permit would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect, (ii) each such SP Project Permit is valid and in full force and effect, except where the failure of such SP Project Permit to be valid and effective would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect and (iii) the applicable SP Contributed Company is not in material violation of, and, to the Knowledge of SunPower, no condition exists that with notice or lapse of time or both would constitute a material violation of, any SP Project Permit.

(b) None of the SP Contributed Companies or SunPower has received any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of an SP Contributed Company, any such SP Project Permit. True and correct copies of each such SP Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the SP Contributed Companies has been made available to First Solar.

5.16 Taxes. Except as noted on Schedule 5.16 of the SP Disclosure Schedule:

(a) each SP Contributed Company and the Operating Company is treated and has always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and is not treated and has not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner;

(b) each of the SP Contributed Companies and the Operating Company has timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c) each of the SP Contributed Companies and the Operating Company has (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d) the Operating Company and the SP Contributed Companies have not received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against the Operating Company or any SP Contributed Company;

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(e) there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the assets or Business of any of the SP Contributed Companies or the Operating Company;

(f) neither SunPower nor any of its Affiliates have waived or agreed to any extension of any statute of limitations for any Taxes of or with respect to the assets or Business of any of the SP Contributed Companies or the Operating Company that is currently in effect;

(g) no Governmental Entity in a jurisdiction where any SP Contributed Company or the Operating Company does not file a Tax Return has made a claim or assertion or threatened that any SP Contributed Company or the Operating Company is or may be subject to Tax in such jurisdiction;

(h) there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of an SP Contributed Company or the Operating Company which could affect the liability for Taxes of any SP Contributed Company or the Operating Company;

(i) none of the SP Contributed Companies or the Operating Company is or has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j) none of the assets held by any of the SP Contributed Companies or the Operating Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k) there are no Liens (other than Permitted Liens) or encumbrances for Taxes on any of the assets of any of the SP Contributed Companies or the Operating Company;

(l) neither SunPower nor any of its Affiliates nor any of the SP Contributed Companies has received any written notification, and does not otherwise have Knowledge, of any fact, event, condition or circumstance that could be expected to result in a recapture or denial of a Cash Grant;

(m) to SunPower’s Knowledge, in the event that it or its Affiliate was not the applicant for such Cash Grant, all Cash Grant applications (and any related or supplemental written correspondence, documentation or other information provided to any Government Entity in connection with Cash Grant applications) and Annual Performance Reports required to be filed with respect to SP Projects have been timely filed in accordance with the Cash Grant Guidance and all such filings are true, correct and complete in all material respects;

(n) in the event that SunPower or its Affiliate was the applicant for such Cash Grant, all Cash Grant applications (and any related or supplemental written correspondence, documentation or other information provided to any Government Entity in connection with Cash Grant applications) and Annual Performance Reports required to be filed with respect to SP Projects have been timely filed in accordance with the Cash Grant Guidance and all such filings are true, correct and complete in all material respects;

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(o) to SunPower’s Knowledge, in the event that it or its Affiliate was not the applicant for such Cash Grant, no Person has claimed a Project Tax Credit with respect to any SP Project for which a Cash Grant was paid;

(p) in the event that SunPower or its Affiliate was the applicant for such Cash Grant, no Person has claimed a Project Tax Credit with respect to any SP Project for which a Cash Grant was paid;

(q) to SunPower’s Knowledge, neither SunPower nor any of its Affiliates nor any of the SP Contributed Companies has received any written notification, and does not otherwise have Knowledge, of any fact, event, condition or circumstance that could be expected to result in a reallocation, recapture or denial of any Project Tax Credit with respect to any SP Project or SP Contributed Company;

(r) to SunPower’s Knowledge, all Tax Returns for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects;

(s) SunPower is not a Disqualified Person; and

(t) none of the SP Contributed Companies is a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the SP Material Contracts.

5.17 Litigation. Except as disclosed on Schedule 5.17 of the SP Disclosure Schedule, there are no material Actions pending or, to SunPower’s Knowledge, threatened (and to SunPower’s Knowledge, as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against the Operating Company, any SP Contributed Company or SP Project, or any current or former member, director or officer of the Operating Company, any SP Contributed Company acting in such capacity. Except as set forth on Schedule 5.17 of the SP Disclosure Schedule, there are no outstanding Orders to which the Operating Company or any SP Contributed Company is a party, or by which the Operating Company or any SP Contributed Company (or any of the assets of any SP Contributed Company) is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement and in the other Transaction Documents.

5.18 Absence of Material Adverse Effect. From and after December 31, 2013, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had an SP Material Adverse Effect.

5.19 Insurance. The SP Contributed Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas

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and in similar stages of development or operation, as applicable. Except as set forth on Schedule 5.19 of the SP Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the SP Contributed Companies (the “SP Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any SP Contributed Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. No notice of cancellation or non-renewal of any SP Insurance Policy, or any material changes that are required in the conduct of the SP Contributed Companies as a condition to the continuation of coverage under or renewal of any such SP Insurance Policy, has been received by an SP Contributed Company.

5.20 Employees; Employee Benefits.

(a) Neither the Operating Company nor any SP Contributed Company has nor, to the Knowledge of SunPower, since their respective inceptions has ever had, any employees. The SP Contributed Companies and the Operating Company are neither party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, the Operating Company, any SP Contributed Company or SP Project.

(b) Neither the Operating Company nor any SP Contributed Company maintains, sponsors or contributes or is required to contribute to any Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of the Operating Company or any SP Contributed Company with respect to any Plan now maintained or previously maintained by the Operating Company or any SP Contributed Company or any ERISA Affiliate of the Operating Company or any such SP Contributed Company (or to which such an entity ever contributed or was required to contribute).

5.21 Environmental Matters.

(a) Except as set forth on Schedule 5.21(a) of the SP Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have an SP Material Adverse Effect:

(i) none of the SP Contributed Companies has received written notice of any Environmental Claim or Action under Environmental Law against any such SP Contributed Company, and (B) to the Knowledge of SunPower, no Environmental Claim is threatened in writing against any SP Contributed Company and there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any such Environmental Claim against any SP Contributed Company; and

(ii) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any SP Real Property Interest or, to SunPower’s Knowledge, on any real property formerly owned, leased or operated by any SP Contributed Company (or any of their predecessors).

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(b) SunPower has delivered to, or has otherwise made available for inspection by First Solar, all written reports of environmental investigations, studies, audits and tests in the possession, control or custody of SunPower or any SP Contributed Company relating to the Release or threatened Release of Hazardous Substances at, in, on, under or from any SP Real Property Interests. True, correct and complete copies of all of the foregoing reports have been made available to First Solar.

5.22 No Brokers. Except as set forth on Schedule 5.22 of the SP Disclosure Schedule, neither SunPower nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against First Solar or any of its Affiliates, or against the Operating Company or any SP Contributed Company.

5.23 [Reserved].

5.24 Regulation.

(a) Neither SunPower nor any of the SP Contributed Companies is, nor following the consummation of the transactions contemplated by this Agreement will SunPower or any of the SP Contributed Company be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) Except as set forth on Schedule 5.24(b) of the SP Disclosure Schedules, each SP Project is either:

(i) a QF, and has been a QF since, or will be a QF upon, the first delivery or sale of Electricity from such SP Project, and each SP Contributed Company that directly owns such SP Project is eligible for the exemptions, as set forth in Sections 292.601 and 292.602 of FERC’s regulations, from the FPA (including exemption from FPA Sections 205 and 206), PUHCA and state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities; or

(ii) is directly owned by an SP Contributed Company that either (i) has received MBR Authority and status as an EWG, or (ii) if such SP Contributed Company has not received MBR Authority and status as an EWG, (A) to SunPower’s Knowledge, there is no reason why such SP Contributed Company would not receive MBR Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of Electricity from such SP Project, and (B) is not, and prior to the earlier of (I) the date of FERC’s order granting it MBR Authority or (II) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA, and each such SP Contributed Company is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

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5.25 Related Party Transactions. Except for SP Material Contracts or as set forth on Schedule 5.25 of the SP Disclosure Schedule:

(a) neither SunPower nor any Affiliate thereof (other than any SP Contributed Company) is a party to, or is subject to, any Contract entered into by any SP Contributed Company; and

(b) no SP Contributed Asset is owned or controlled by SunPower or any Affiliate thereof (other than any SP Contributed Company), other than indirectly by virtue of its ownership interest in any SP Contributed Company.

5.26 Credit Support. Schedule 5.26 of the SP Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of SunPower or its Affiliates to or on behalf of any SP Contributed Company relating to the ownership and operation of the SP Projects or as required pursuant to any SP Material Contract or SP Project Permit (the “SP Support Obligations”).

5.27 Accuracy of Partnership IPO Information. As of the Launch Date, the information regarding SunPower and the SP Transaction Parties contained in certain sections of the then most recent Registration Statement or Prospectus filed with the SEC in connection with a Qualified Public Offering, which sections shall be mutually agreed by the Parties and set forth on a Schedule to this Agreement prior to the Launch Date, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

5.28 Knowledge Persons. The individuals listed on Schedule 1.1(a) of the SP Disclosure Schedule with respect to each SP Project include the individuals responsible for leading the development or operation of such SP Project and the identified individuals are the most knowledgeable persons employed by SunPower or its Affiliates (excluding legal personnel) with respect to the applicable SP Project.

5.29 Residential Solar Portfolio.

(a) Part I of Schedule 5.29 of the SP Disclosure Schedule sets forth a list of all the lease agreements in respect of Residential Systems to which any SP Contributed Company is a party (the “SP Residential Leases”), each of which (i) is substantially in the form of agreement attached at Part II of Schedule 5.29 of the SP Disclosure Schedule, and (ii) has been entered into by a customer lessee (the “Host Customer”) in respect of a Residential Project located in Arizona, California, Colorado, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania, or Vermont.

(b) No Host Customer that is party to a SP Residential Lease has failed to pay any amount due under such SP Residential Lease, where such payment default has remained uncured for a period in excess of ninety (90) days.

(c) Based on the FICO Scores upon initial contract, (i) the average FICO Score for all Host Customers party to SP Residential Leases is equal to or greater than 700, (ii) no more than twenty percent (20%) of the Host Customers party to SP Residential Leases have FICO Scores less than 680 and (iii) no more than half of one percent (0.5%) of the Host Customers party to SP Residential Leases have FICO Scores less than 650.

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5.30 8point3 Entities. Except as set forth on Schedule 5.30 of the SP Disclosure Schedules or with the consent of First Solar, SunPower and its Affiliates have not (a) caused any 8point3 Entity to take any action, or to incur any Liability, (b) issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any Equity Interests of any 8point3 Entity or securities convertible into such Equity Interests, (c) caused any 8point3 Entity to incur, assume or guarantee any Indebtedness, or (d) granted any security interest with respect to, pledged or otherwise encumbered, or caused any 8point3 Entity to grant any security interest, pledge or otherwise encumber, any Equity Interests or other assets of any 8point3 Entity (other than Permitted Equity Liens).

5.31 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, SUNPOWER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SP CONTRIBUTED COMPANIES, THE SP CONTRIBUTED INTERESTS, THE SP PROJECTS, OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY SP CONTRIBUTED COMPANY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI

COVENANTS

6.01 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (such period, the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as set forth on Schedule 6.01(a) of the FS Disclosure Schedule or Schedule 6.01(a) of the SP Disclosure Schedule (such scheduled matters, the “Permitted Interim Actions”), (iv) as set forth on Schedule 6.01(c) of the FS Disclosure Schedule or Schedule 6.01(c) of the SP Disclosure Schedule, (v) as required by or pursuant to any Material Contract or Project Permit, (vi) with respect to any Tax Equity Financing, or (vii) with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed, or conditioned), each Party shall in good faith, subject to any applicable requirements set forth in the Charter Documents of any Contributed Company, (A) cause its Subsidiaries to vote their respective Contributed Company Interests in the applicable Contributed Companies and (B) otherwise exercise all rights and powers available to it to cause its respective Contributed Companies:

(i) to use commercially reasonable efforts to (A) maintain all of its Contributed Assets, Real Property Interests and Project Permits in accordance with Prudent Solar Industry Practices and (B) to the extent applicable, pursue the continued construction and development of any Project in accordance with all applicable Project Permits and Material Contracts;

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(ii) not to make any material change in the conduct of its Business;

(iii) not to amend the Charter Documents of any Contributed Company;

(iv) not to issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its Equity Interests or securities convertible into its Equity Interests, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

(v) not to merge into or with any other Person (other than (A) mergers among wholly owned Subsidiaries of the same Person, (B) mergers between any FS Contributed Company and its wholly-owned Subsidiaries, (C) mergers between any SP Contributed Company and its wholly-owned Subsidiaries or (D) as permitted by clause (vi));

(vi) not to acquire all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

(vii) except as permitted by exclusions under other clauses of this Section 6.01(a):

(A) other than in the ordinary course of business, not to enter into any Material Contract or terminate, amend or breach in any material respect any Material Contract to which it is a party or waive any material rights under any Material Contract to which it is a party, except for amendments to the SP Residential Leases that (I) do not modify the form of agreement attached as Part II of Schedule 5.29 of the SP Disclosure Schedule and (II) are not, individually or in the aggregate, material to any SP Contributed Company;

(B) with respect to First Solar and the FS Contributed Companies, not to enter into any Contract between First Solar or its Subsidiaries (excluding the FS Contributed Companies), on the one hand, and the FS Contributed Companies, on the other hand, or terminate, amend or waive any existing material right or claim by the FS Contributed Companies against First Solar or its Subsidiaries (excluding the FS Contributed Companies); or

(C) with respect to SunPower and the SP Contributed Companies, not to enter into any Contract between SunPower or its Subsidiaries (excluding the SP Contributed Companies), on the

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one hand, and the SP Contributed Companies, on the other hand, or terminate, amend or waive any existing material right or claim by the SP Contributed Companies against SunPower or its Subsidiaries (excluding the SP Contributed Companies);

(viii) not to purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party and (B) investments in wholly-owned Subsidiaries);

(ix) not to incur, assume or guarantee any Indebtedness;

(x) not to sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $1,000,000 in the aggregate, except for (1) capacity, energy, ancillary services or related attributes in the ordinary course of business and documented by a Material Contract or (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business;

(xi) other than Permitted Liens, not to grant any security interest with respect to, pledge or otherwise encumber any assets;

(xii) to use commercially reasonable efforts to continue in full force and effect, in the case of First Solar, the FS Insurance Policies and, in the case of SunPower, the SP Insurance Policies, or comparable replacement coverage (which shall include appropriate changes of coverage upon the completion of construction and commencement of commercial operations at any Project);

(xiii) not to settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the FS Financial Statements or the SP Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

(xiv) except as (A) required on an emergency basis or for the safety of persons or the environment or (B) in accordance with the Material Contracts, not to make any capital expenditure in excess of $1,000,000 in the aggregate;

(xv) not to make, amend or revoke any Tax elections, change or consent to any change in any method of accounting for any Tax purpose, enter into any closing agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Governmental Entity, settle or compromise any Tax liability or refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax;

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(xvi) not to make any change to its financial reporting and accounting methods other than as required by a change in GAAP or applicable Law;

(xvii) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any Project Permit or any other material Permit required by any Governmental Entity for the continuing operation of its Business;

(xviii) not to liquidate, dissolve, reorganize, recapitalize or otherwise wind up any Contributed Company or any substantial portion of its business or not maintain any Contributed Company’s existence in the jurisdiction in which its organized; or

(xix) agree or commit to do any of the foregoing.

Notwithstanding any provision in this Section 6.01 to the contrary, to the extent that they relate to First Solar, on the one hand, or SunPower, on the other hand, the restrictions set forth in this Section 6.01 shall apply only to the business, operations, agreements, indebtedness and securities of the FS Contributed Companies or the SP Contributed Companies, respectively, and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, First Solar or any of its Affiliates (other than the FS Contributed Companies) or SunPower or any of its Affiliates (other than the SP Contributed Companies).

(b) During the Interim Period, each Party shall promptly notify the other Party in writing of:

(i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII or Article VIII not being satisfied on or prior to the Closing Date;

(ii) any change, event or occurrence that has had or could reasonably be expected to have an FS Material Adverse Effect or an SP Material Adverse Effect, as applicable;

(iii) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement;

(iv) any Material Contract entered into or amended, in each case, by such Party during the Interim Period, and such Party shall make available a true, correct and complete copy of such Contract or amendment thereto (as applicable); and

(v) any material change, event or effect with respect to any Contributed Company or Project prior to the Adjustment Date, that such Party reasonably expects (A) will be reflected in such Party’s Revised Model or (B) will be the subject of Updated Disclosure Schedules delivered by such Party;

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provided that the delivery of any notice pursuant to this Section 6.01(b) shall not limit or otherwise affect the remedies available hereunder to the notified Party or the conditions set forth in Article VII or Article VIII.

(c) During the Interim Period, (i) First Solar shall cause its Affiliates and the other Persons party thereto to (A) enter into the Contracts set forth on Part I of Schedule 6.01(c) of the FS Disclosure Schedule, and (B) effect the amendments or modifications to the Contracts set forth on Part II of Schedule 6.01(c) of the FS Disclosure Schedule, in each case, in the manner described in Schedule 6.01(c) of the FS Disclosure Schedule, and (ii) SunPower shall cause its Affiliates and the other Persons party thereto to (A) enter into the Contracts set forth on Part I of Schedule 6.01(c) of the SP Disclosure Schedule, and (B) effect the amendments or modifications to the Contracts set forth on Part II of Schedule 6.01(c) of the SP Disclosure Schedule, in each case, in the manner described in Schedule 6.01(c) of the SP Disclosure Schedule.

(d) Except with the consent of the other Party or as otherwise set forth on Schedule 4.28 of the FS Disclosure Schedule (with respect to First Solar) or Schedule 5.30 of the SP Disclosure Schedule (with respect to SunPower), a Party shall not, and shall cause its Affiliates not to, (a) cause any 8point3 Entity to take any action, or to incur any Liability, during the Interim Period, (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any Equity Interests of any 8point3 Entity or securities convertible into such Equity Interests, (c) cause any 8point3 Entity to incur, assume or guarantee any Indebtedness, or (d) grant any security interest with respect to, pledge or otherwise encumber, or cause any 8point3 Entity to grant any security interest, pledge or otherwise encumber, any Equity Interests or other assets of any 8point3 Entity (other than Permitted Equity Liens).

6.02 Consummation of Transactions; Required Consents.

(a) Each Party shall (i) as promptly as is reasonably practicable, diligently and in good faith, use commercially reasonable efforts to cause the Closing conditions in this Agreement to be satisfied as soon as possible, and (ii) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing, to the extent not protected by a legal privilege or prohibited by Law. Without limiting the generality of the foregoing or any other provision of this Agreement regarding approvals, each Party agrees to take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things required, necessary, proper or advisable to obtain such authorizations, consents, orders and approvals from any Governmental Entity or other Person as are required, necessary, proper or advisable in connection with the consummation of the transactions contemplated hereby. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Entity from which any such Consent is required and of any material communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any such claim by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences.

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(b) Notwithstanding anything else to the contrary herein, neither Party shall be required to offer or grant any accommodation (financial or otherwise) to any other Person or Governmental Entity as condition to obtaining any such Consent other than any customary and usual accommodations granted or offered by parties in transactions similar to those contemplated hereunder.

(c) As promptly as is reasonably practicable, and in any case within fifteen (15) Business Days after the Execution Date, First Solar and SunPower, as applicable, shall file or cause to be filed with FERC an application under Section 203 of the FPA as is necessary to obtain required FERC approval for the various transactions contemplated hereby. The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall respond promptly to any requests for additional information made by FERC and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party shall bear its own costs of the preparation and prosecution of any such filing.

(d) To the extent necessary, as promptly as reasonably practicable, First Solar and SunPower, as applicable, shall file or cause to be filed with the Bundeskartellamt (German Federal Cartel Office (BKartA)) an application under the Act against Restraints of Competition, of 1958 (Gesetz gegen Wettbewerbsbeschränkungen, or “GWB”), as is necessary to obtain required BKartA approval for the various transactions contemplated hereby. The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall respond promptly to any requests for additional information made by BKartA and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party shall bear its own costs of the preparation and prosecution of any such filing.

6.03 Access to Information; Confidentiality.

(a) Subject to Section 6.03(b) and applicable Laws, upon reasonable notice, each of First Solar and SunPower shall (and shall cause the FS Contributed Companies and the SP Contributed Companies, respectively) afford the Representatives of the requesting Party reasonable access, during normal business hours during the Interim Period, to the properties, books, contracts and records of its Contributed Companies (and, in the case of SunPower, the Operating Company); provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party, its Contributed Companies and its other Subsidiaries; and provided, further, that the requesting Party shall not (i) contact clients, customers or suppliers of the disclosing Party (or its Contributed Companies or other Subsidiaries) with respect to the transactions contemplated hereby without the prior written consent of the disclosing Party (which consent may be withheld at such Party’s sole discretion) or (ii) perform invasive or subsurface investigations of the real property owned or leased by the disclosing Party, its Contributed Companies or its other Subsidiaries. The disclosing Party shall

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have a right to have a representative present at all times at any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the disclosing Party, its Contributed Companies or its other Subsidiaries. To the fullest extent permitted by Law, the disclosing Party shall not be responsible or liable to the requesting Party for injuries sustained by the requesting Party’s Representatives in connection with the access provided pursuant to this Section 6.03(a), and shall be indemnified and held harmless by the requesting Party for any Damages suffered by the disclosing Party or its officers, employees, counsel, accountants or representatives in connection with any such injuries, including personal injury, death or physical property damage. THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

(b) Each of First Solar and SunPower acknowledge that certain information received pursuant to Section 6.03(a) will be proprietary in nature and as such will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement. Each of First Solar and SunPower further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement shall be three (3) years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

6.04 Partnership IPO.

(a) As soon as practicable following the date of this Agreement, but in any event prior to the Partnership IPO Filing Deadline, the Parties shall cause the Partnership to prepare and file with the SEC a Registration Statement, in a form reasonably acceptable to each of First Solar and SunPower, on Form S-1 (or any appropriate registration form under the Securities Act selected by the Parties, on behalf of the Partnership) for a Qualified Public Offering (the “Partnership IPO Registration”).

(b) Each Party agrees that it shall use commercially reasonable efforts to effect the closing of a Qualified Public Offering on or prior to December 31, 2015, including acting in good faith and causing its Representatives to provide reasonable cooperation to the other Party in connection with such Qualified Public Offering, which cooperation shall include providing any financial or other information reasonably necessary to have the Registration Statement for the Qualified Public Offering declared effective by the SEC. Each Party will promptly inform the other Party of any communication received by such Party from, or given by such party to, the SEC regarding the Partnership IPO Registration, and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the SEC regarding the Partnership IPO Registration, and give the other Party the opportunity to attend and to participate in such meetings and conferences.

(c) In connection with the Qualified Public Offering, each Party shall cause its senior executives, to the extent reasonably required, to (i) participate in a reasonable number of meetings, telephone calls, presentations, road shows, due diligence sessions with prospective

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investors and analysts and sessions with rating agencies, (ii) assist with the preparation of customary materials for rating agency presentations, offering documents, business projections and similar marketing documents in connection with the Qualified Public Offering and (iii) assist in the preparation of the Registration Statement for the Qualified Public Offering, including reviewing and commenting on the registration statement and participating in drafting and negotiating sessions with the representatives of each of the parties.

(d) Each Party agrees that it will use commercially reasonable efforts to obtain customary officers’ certificates, legal opinions, accountants’ comfort letters and consents to the use of audit reports and make available such financial and other information and books and records of itself and its Affiliates as would be customary for the underwriters and their counsel to conduct a reasonable investigation of such Persons, in each case, in connection with the Qualified Public Offering.

(e) As of, or as promptly as practicable following the consummation of, the closing of the Qualified Public Offering, the Parties will cause the Partnership to use 100% of the net proceeds from the Qualified Public Offering to acquire Operating Company Common Units from the Operating Company, in a number equal to the number of Class A Shares sold in the Qualified Public Offering (including pursuant to the exercise of any “over-allotment” option therein) as provided for in the Purchase Agreement.

6.05 Credit Facility.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate a revolving credit facility and a term loan facility for the benefit of the Operating Company (collectively, the “Credit Facility”) with terms and conditions reasonably acceptable to each of First Solar and SunPower.

(b) Each Party shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its respective Representatives to cooperate, with such other Party and its Representatives and with prospective lenders, financial advisors and underwriters as reasonably requested by such other Party in connection with the arrangement of the Credit Facility, including (i) using commercially reasonable efforts to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies; (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the Credit Facility; (iii) executing and delivering any commitment letters, agreements to pay fees and expenses, customary certificates, legal opinions or documents as may be reasonably requested by the prospective lenders involved in the Credit Facility; (iv) using commercially reasonable efforts to furnish prospective lenders, as promptly as practicable, with financial and other pertinent information regarding the FS Contributed Companies or the SP Contributed Companies, as applicable, as may be reasonably requested by such prospective lenders, including quarterly and annual consolidated and consolidating financial statements of the FS Contributed Companies or the SP Contributed Companies, as applicable, prepared in accordance with GAAP (except, in the case of quarterly financial statements, for the absence of footnotes and subject to normal year-end adjustments), and all other financial

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statements and financial data of the type reasonably required by such prospective lenders; (v) taking all actions reasonably necessary to facilitate the due diligence conducted by prospective lenders; and (vi) causing the Operating Company to enter into one or more customary and reasonable credit agreements. Any information provided by First Solar or SunPower in connection with seeking the Credit Facility shall be prepared in good faith and shall be free of any material misstatements or omissions.

(c) Notwithstanding anything to the contrary in this Agreement, the Operating Company shall be responsible for (i) all upfront, arrangement and commitment fees associated with obtaining the Credit Facility, (ii) all legal fees and (iii) all out-of-pocket expenses of the initial lenders and lead arrangers under the Credit Facility incurred in connection therewith (provided that, if the Closing does not occur and the Credit Facility is not obtained, each of First Solar and SunPower shall be responsible, severally and not jointly, for 50% of all of the foregoing fees and expenses). Except as set forth in the immediately preceding sentence, none of First Solar or SunPower or any of their Affiliates will be obligated to pay or reimburse the Operating Company for any fees or expenses with respect to the Credit Facility.

6.06 Further Assurances. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).

6.07 Public Announcements. No press release or announcement concerning the transactions contemplated hereby, any 8point3 Entity or any Contributed Company will be issued by any Party without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the applicable rules of any securities exchange, in which case the Party required to make the release or announcement will give notice to and consult with the other Party a reasonable time in advance of such issuance.

6.08 Brokerage Agreements. Except as expressly contemplated by this Agreement, no Party shall enter into any brokerage agreement or other arrangement, whether orally or in writing, regarding any debt or equity financing of any 8point3 Entity, including any public offering of any of the securities of the Partnership or any of its Subsidiaries, without the express written consent of the other Party.

6.09 Expenses. Except as otherwise provided in this Agreement (including pursuant to Section 11.02), regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses; provided, that each of First Solar and SunPower shall pay 50% of all Qualified Expenses with respect to the transactions contemplated by this Agreement.

6.10 Insurance. Each Party shall use commercially reasonable efforts to agree upon a program of insurance for Holdings, its Subsidiaries and the other Contributed Companies and to

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take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to cause Holdings, its Subsidiaries or the other Contributed Companies, as applicable, to obtain such program of insurance, effective as of the Closing.

6.11 Independent Directors; Officers.

(a) On or before the pricing of a Qualified Public Offering, the Parties shall designate at least one (1) individual who qualifies as an “Independent Director” (as defined in the YieldCo General Partner Limited Liability Company Agreement) to serve on the Board of Directors in such capacity. During the Interim Period, the Parties shall use commercially reasonable efforts to identify two (2) additional individuals who (i) qualify as “Independent Directors” (as defined in the YieldCo General Partner Limited Liability Company Agreement) and (ii) may be designated to serve on the Board of Directors in such capacity in accordance with the procedures set forth in the YieldCo General Partner Limited Liability Company Agreement.

(b) The Parties agree that (i) SunPower shall nominate the initial Chief Executive Officer of the YieldCo General Partner, (ii) First Solar shall nominate the initial Chief Financial Officer and General Counsel/Secretary of the YieldCo General Partner and (iii) the initial Chief Accounting Officer of the YieldCo General Partner shall be selected by mutual agreement of the Parties. In each case, such person shall be appointed to his or her respective office pursuant to the YieldCo General Partner Closing Board Resolutions.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIRST SOLAR

The obligations of First Solar to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, any of which may be waived by First Solar in its sole discretion:

7.01 Representations and Warranties of SunPower.

(a) The SP Specified Representations and the representations contained in Section 5.27 shall be true and correct in all respects, in each case as of the Closing Date (except to the extent made as of a particular date, in which case such SP Specified Representation shall have been true and correct as of such date), except as otherwise affected by any action of First Solar not in accordance with this Agreement or any breach by First Solar of its representations and warranties or undertakings hereunder.

(b) The representations and warranties of SunPower set forth in this Agreement (other than the SP Specified Representations and the representations contained in Section 5.27) shall be true and correct as of the Closing Date (except to the extent any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), disregarding all Materiality Requirements contained therein, except where the failure of any such representation and warranty to be true and correct has not had, and is not reasonably likely to have, an SP Material Adverse Effect.

(c) SunPower shall have delivered to First Solar a certificate signed by an authorized officer of SunPower, confirming the matters set forth in clauses (a) and (b) of this Section 7.01 as of the Closing Date.

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7.02 Covenants and Agreements. The covenants and agreements of SunPower to be performed or complied with pursuant to this Agreement, at or prior to the Closing, shall have been duly performed and complied with in all material respects. SunPower shall have delivered to First Solar a certificate signed by an authorized officer of SunPower, confirming the foregoing as of the Closing Date.

7.03 No Adverse Order. No Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no Action by any Governmental Entity with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on the Parties with respect thereto.

7.04 Required Consents. The Parties shall have received all Consents required to be obtained from FERC in connection with the transactions contemplated by this Agreement or any other Transaction Document. All other SP Required Consents and FS Required Consents shall have been obtained and shall be in full force and effect, and SunPower shall have delivered copies of each such SP Required Consent to First Solar.

7.05 Qualified Public Offering. The pricing of the first sale of Class A Shares pursuant to the Qualified Public Offering shall have occurred and the closing of the Qualified Public Offering shall occur substantially simultaneously with the Closing, in each case, on terms reasonably acceptable to First Solar.

7.06 Reorganization; Related Matters.

(a) The SP Reorganization shall have been consummated in accordance with the SP Reorganization Agreements.

(b) Simultaneously with the FS Contribution, the Operating Company shall have issued to FS Holdings Member the Operating Company Common Units and Operating Company Subordinated Units and paid to the FS Contributors the cash consideration, in each case, pursuant to Section 2.03(b)(i) and the Partnership shall have issued to FS Holdings Member the Class B Shares pursuant to Section 2.03(b)(ii).

(c) The Operating Company shall have recapitalized the interests held by SP Holdings Member in the Operating Company prior to the Closing into Operating Company Common Units and Operating Company Subordinated Units and paid to SP Holdings Member the cash consideration, in each case, pursuant to Section 2.03(b)(iii), and the Partnership shall have issued to SP Holdings Member the Class B Shares pursuant to Section 2.03(b)(iv).

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7.07 Closing Deliverables.

(a) SunPower shall have executed and delivered (or caused to be executed and delivered), as applicable, all agreements and other documents required to be executed and delivered to First Solar pursuant to Section 3.03.

(b) Holdings shall have delivered to the Parties executed counterparts to (i) the YieldCo General Partner Limited Liability Company Agreement, (ii) the YieldCo General Partner Closing Member Consent, (iii) the Operating Company Limited Liability Company Agreement, (iv) the Omnibus Agreement and (v) the Management Services Agreements.

(c) The YieldCo General Partner shall have delivered to the Parties executed counterparts to (i) the Partnership Agreement, (ii) the Management Services Agreements, (iii) the Exchange Agreement and (iv) the Omnibus Agreement.

(d) The Partnership shall have delivered to the Parties executed counterparts to (i) the Operating Company Limited Liability Company Agreement, (ii) the Management Services Agreements, (iii) the Exchange Agreement, (iv) the Registration Rights Agreement, (v) the Purchase Agreement and (vi) the Omnibus Agreement.

(e) The Operating Company shall have delivered to the Parties executed counterparts to (i) the Management Services Agreements, (ii) the FS ROFO Agreement, (iii) the SP ROFO Agreement, (iv) the Exchange Agreement, (v) the FS Contribution Agreement, (vi) the SP Reorganization Agreements, (vii) the Purchase Agreement and (viii) the Omnibus Agreement.

(f) The Board of Directors shall have delivered to the Parties executed counterparts to the YieldCo General Partner Closing Board Resolutions.

7.08 Credit Facility; Credit Support.

(a) Each of the Operating Company, the applicable Subsidiaries of the Operating Company required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Credit Facility, the terms and conditions set forth in the Credit Facility shall be reasonably acceptable to First Solar, and the closing under the Credit Facility shall occur substantially simultaneously with the Closing.

(b) First Solar and its Affiliates shall have been fully released from their obligations (if any) to provide the FS Support Obligations marked with an asterisk on Schedule 4.26 of the FS Disclosure Schedule (and from any Liens granted in connection with such underlying credit support obligations) and such FS Support Obligations shall have been returned to First Solar (or its designee).

(c) Each of First Solar and SunPower shall have entered into arrangements with the Operating Company in respect of any FS Support Obligations and SP Support Obligations, respectively, not released on or prior to the Closing, which arrangements shall be mutually acceptable to the Parties.

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7.09 No Material Adverse Effect. No event, development, circumstance or occurrence shall have occurred since the Execution Date that, individually or in the aggregate, has had an SP Material Adverse Effect.

7.10 Related First Solar Transactions. Each of the Lost Hills Sale Transaction, the MD Solar Lease Transaction and the North Star Sale Transaction shall have been consummated, or the closing thereof shall occur together with the Closing.

7.11 Real Property. The SP Contributed Companies shall have obtained the title insurance policies, and SunPower shall have delivered to First Solar copies of the real property surveys, in each case, described on Schedule 7.11 of the SP Disclosure Schedule.

7.12 Residential Project Matters. The SP Contributed Companies shall have been fully released from their obligations, and shall have no further liability, under (a) all lease agreements in respect of Residential Systems, other than the SP Residential Leases set forth on Part I of Schedule 5.29, (b) all tax equity financing agreements in respect of Residential Systems and (c) all maintenance service, lease services or similar arrangements with respect to Residential Systems required to have been entered into by any SP Contributed Company pursuant to such tax equity financing agreements, and, in the case of clause (a), SunPower shall have delivered evidence of such release to First Solar.

7.13 Interim Period Material Contracts. All Material Contracts entered into or amended in any material respect, in each case, by or on behalf of any SP Contributed Company during the Interim Period, shall be reasonably acceptable to First Solar.

7.14 Repayment of Quinto Debt. Prior to, or substantially simultaneously with the receipt of the proceeds from the Qualified Public Offering on, the Closing Date, (a) all Indebtedness outstanding under that certain Credit Agreement, dated as of October 17, 2014, among Solar Star California XIII, LLC, as Borrower, Santander Bank, N.A., as Coordinating Lead Arranger and Joint Lead Arranger, Mizuho Bank Ltd. and Crédit Agricole Corporate and Investment Bank, as Joint Lead Arrangers, Mizuho Bank Ltd., as Administrative Agent, and the other financial institutions party thereto (the “Quinto Credit Agreement”) shall have been repaid in full from the proceeds of the Qualified Public Offering, (b) the “Discharge Date” (as defined in the Quinto Credit Agreement) shall have occurred, (c) the Quinto Credit Agreement and all other “Loan Documents” (as defined in the Quinto Credit Agreement) shall have been terminated and (d) SunPower shall have delivered evidence of the foregoing to First Solar.

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ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUNPOWER

The obligations of SunPower to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, any of which may be waived by SunPower in its sole discretion:

8.01 Representations and Warranties of First Solar.

(a) The FS Specified Representations and the representations contained in Section 4.27 shall be true and correct in all respects, in each case as of the Closing Date (except to the extent made as of a particular date, in which case such FS Specified Representation shall have been true and correct as of such date), except as otherwise affected by any action of SunPower not in accordance with this Agreement or any breach by SunPower of its representations and warranties or undertakings hereunder.

(b) The representations and warranties of First Solar set forth in this Agreement (other than the FS Specified Representations and the representations contained in Section 4.27) shall be true and correct as of the Closing Date (except to the extent any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), disregarding all Materiality Requirements contained therein, except where the failure of any such representation and warranty to be true and correct has not had, and is not reasonably likely to have, an FS Material Adverse Effect.

(c) First Solar shall have delivered to SunPower a certificate signed by an authorized officer of First Solar, confirming the matters set forth in clauses (a) and (b) of this Section 8.01 as of the Closing Date.

8.02 Covenants and Agreements. The covenants and agreements of First Solar to be performed or complied with pursuant to this Agreement, at or prior to the Closing, shall have been duly performed and complied with in all material respects. First Solar shall have delivered to SunPower a certificate signed by an authorized officer of First Solar, confirming the foregoing as of the Closing Date.

8.03 No Adverse Order. No Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no Action by any Governmental Entity with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on the Parties with respect thereto.

8.04 Required Consents. The Parties shall have received all Consents required to be obtained from FERC in connection with the transactions contemplated by this Agreement or any other Transaction Document. All other FS Required Consents and all SP Required Consents shall have been obtained and shall be in full force and effect, and First Solar shall have delivered copies of each such FS Required Consent to SunPower.

8.05 Qualified Public Offering. The pricing of the first sale of Class A Shares pursuant to the Qualified Public Offering shall have occurred and the closing of the Qualified Public Offering shall occur substantially simultaneously with the Closing, in each case, on terms reasonably acceptable to SunPower.

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8.06 Contribution; Related Matters.

(a) The FS Contribution shall have been consummated in accordance with the FS Contribution Agreement.

(b) Simultaneously with the FS Contribution, the Operating Company shall have issued to FS Holdings Member the Operating Company Common Units and Operating Company Subordinated Units and paid to the FS Contributors the cash consideration, in each case, pursuant to Section 2.03(b)(i) and the Partnership shall have issued to FS Holdings Member the Class B Shares pursuant to Section 2.03(b)(ii).

(c) The Operating Company shall have recapitalized the interests held by SP Holdings Member in the Operating Company prior to the Closing into Operating Company Common Units and Operating Company Subordinated Units and paid to SP Holdings Member the cash consideration, in each case, pursuant to Section 2.03(b)(iii), and the Partnership shall have issued to SP Holdings Member the Class B Shares pursuant to Section 2.03(b)(iv).

8.07 Closing Deliverables.

(a) First Solar shall have executed and delivered (or caused to be executed and delivered), as applicable, all agreements and other documents required to be executed and delivered to SunPower pursuant to Section 3.02.

(b) Holdings shall have delivered to the Parties executed counterparts to (i) the YieldCo General Partner Limited Liability Company Agreement, (ii) the YieldCo General Partner Closing Member Consent, (iii) the Operating Company Limited Liability Company Agreement, (iv) the Omnibus Agreement and (v) the Management Services Agreements.

(c) The YieldCo General Partner shall have delivered to the Parties executed counterparts to (i) the Partnership Agreement, (ii) the Management Services Agreements, (iii) the Exchange Agreement and (iv) the Omnibus Agreement.

(d) The Partnership shall have delivered to the Parties executed counterparts to (i) the Operating Company Limited Liability Company Agreement, (ii) the Management Services Agreements, (iii) the Exchange Agreement, (iv) the Registration Rights Agreement, (v) the Purchase Agreement and (vi) the Omnibus Agreement.

(e) The Operating Company shall have delivered to the Parties executed counterparts to (i) the Management Services Agreements, (ii) the FS ROFO Agreement, (iii) the SP ROFO Agreement, (iv) the Exchange Agreement, (v) the FS Contribution Agreement, (vi) the SP Reorganization Agreements, (vii) the Purchase Agreement and (viii) the Omnibus Agreement.

(f) The Board of Directors shall have delivered to the Parties executed counterparts to the YieldCo General Partner Closing Board Resolutions.

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8.08 Credit Facility; Credit Support.

(a) Each of the Operating Company, the applicable Subsidiaries of the Operating Company required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Credit Facility, the terms and conditions set forth in the Credit Facility shall be reasonably acceptable to SunPower, and the closing under the Credit Facility shall occur substantially simultaneously with the Closing.

(b) SunPower and its Affiliates shall have been fully released from their obligations (if any) to provide the SP Support Obligations marked with an asterisk on Schedule 5.26 of the SP Disclosure Schedule (and from any Liens granted in connection with such underlying credit support obligations) and such SP Support Obligations shall have been returned to SunPower (or its designee).

(c) Each of First Solar and SunPower shall have entered into arrangements with the Operating Company in respect of any FS Support Obligations and SP Support Obligations, respectively, not released on or prior to the Closing, which arrangements shall be mutually acceptable to the Parties.

8.09 No Material Adverse Effect. No event, development, circumstance or occurrence shall have occurred since the Execution Date that, individually or in the aggregate, has had an FS Material Adverse Effect.

8.10 Real Property. The FS Contributed Companies shall have obtained the title insurance policies, and First Solar shall have delivered to SunPower copies of the real property surveys, in each case, described on Schedule 8.10 of the FS Disclosure Schedule.

8.11 Interim Period Material Contracts. All Material Contracts entered into or amended in any material respect, in each case, by or on behalf of any FS Contributed Company during the Interim Period, shall be reasonably acceptable to SunPower.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.01 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing Date; provided, however, an Indemnified Party may bring a claim for or with respect to inaccuracy or breach of any representation or warranty only if it has notified the Indemnifying Party of the breach on or before the date that is eighteen (18) months after the Closing Date, except that claims for or with respect to any inaccuracy or breach of (a) any Specified Representation shall survive indefinitely, (b) any representation or warranty contained in Sections 4.11, 4.21, 5.11 or 5.21 shall survive the Closing until the date that is three (3) years after the Closing Date, and (c) any representation or warranty contained in Sections 4.16, 5.16, 4.27 or 5.27 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto).

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9.02 Indemnification by First Solar. Subject to the other terms and limitations set forth in this Agreement, First Solar agrees to indemnify, defend and hold harmless SunPower, SunPower’s Affiliates and each of their respective Representatives (collectively, the “SP Group”) from and against any and all Damages incurred or sustained by any member of the SP Group to the extent arising out of, relating to or resulting from (a) any failure by First Solar to perform any covenant or agreement of First Solar contained in this Agreement, and (b) any inaccuracy or breach of any of First Solar’s representations and warranties contained in this Agreement.

9.03 Indemnification by SunPower. Subject to the other terms and limitations set forth in this Agreement, SunPower agrees to indemnify, defend and hold harmless First Solar, First Solar’s Affiliates and each of their respective Representatives (collectively, the “FS Group”) from and against any and all Damages incurred or sustained by any member of the FS Group to the extent arising out of, relating to or resulting from (a) any failure by SunPower to perform any covenant or agreement of SunPower contained in this Agreement, and (b) any inaccuracy or breach of any of SunPower’s representations and warranties contained in this Agreement.

9.04 Liability Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(a) No monetary amount will be payable by any Indemnifying Party to any member of the FS Group or the SP Group, respectively, with respect to the indemnification of any claims pursuant to clauses (a) or (b) of Section 9.02 or Section 9.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Sections 4.16 or 5.16 or (3) any claim under Section 9.03 for or with respect to any inaccuracy or breach of a representation, or any failure to perform any covenant or agreement, in each case, made as to the Operating Company), unless (i) the amount of Damages in respect of such claim exceeds $500,000 (each claim with Damages at or under $500,000, a “De Minimis Claim”) and (ii) the aggregate amount of Damages actually incurred by the FS Group or the SP Group, as the case may be, with respect to all such claims (excluding De Minimis Claims) exceeds on a cumulative basis an amount equal to $1,000,000 (the “Deductible Amount”), in which event the Indemnified Party may only recover Damages to the extent in excess of the Deductible Amount (and excluding any Damages with respect to De Minimis Claims); provided that, with respect to claims arising at any time following any termination of this Agreement pursuant to Article XI, (A) the threshold for De Minimis Claims set forth in clause (i) of this Section 9.04(a) shall not apply, and (B) the Deductible Amount shall be $250,000;

(b) The maximum Damages payable by each of First Solar and SunPower to members of the SP Group or the FS Group, respectively, with respect to the indemnification of claims pursuant to clauses (a) or (b) of Section 9.02 or Section 9.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Sections 4.16 or 5.16 or (2) any claim under Section 9.03 for or with respect to any inaccuracy or breach of a representation, or any failure to perform any covenant or agreement, in each case, made as to the Operating Company), shall be (i) with respect to claims arising at any time following any termination of this Agreement pursuant to Article XI, an amount equal to the aggregate amount of direct fees and expenses incurred by such claiming Party or its Affiliates in

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connection with the negotiation and execution of this Agreement and the preparation of a Qualified Public Offering, but in no event in excess of $10,000,000, and (ii) with respect to all other claims, an amount equal to $60,000,000; and

(c) For the avoidance of doubt, the limitations in this Section 9.04 shall not apply to any claims under Article X or any claim arising out of or resulting from fraud or willful misconduct.

9.05 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article IX, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party. In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 9.05(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 9.05(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

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(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

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9.06 Certain Indemnification Matters.

(a) Except in the case of fraud or willful misconduct, and without in any way limiting any Party’s indemnification obligations pursuant to Sections 10.05 and 10.06, the indemnification provided in this Article IX shall at all times be the sole and exclusive damages remedy for any inaccuracy or breach of any representation or warranty or any failure to perform any covenant or agreement contained herein.

(b) Any Liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 9.06(c) shall not limit any Indemnified Party’s remedies under this Article IX except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 9.06(c).

(d) If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article IX, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) actually and reasonably incurred by the Indemnified Party in seeking such Recoveries.

ARTICLE X

TAX MATTERS

10.01 FS Contributed Company Taxes. First Solar shall be responsible for (and entitled to retain any refunds with respect to) all FS Indemnified Taxes, and the Operating Company shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the assets or Businesses of the FS Contributed Companies. Regardless of which Party is responsible for a Tax hereunder, First Solar shall file, or exercise all rights and powers available to it to cause the appropriate FS Contributed Company to file (as applicable), any Tax Return required by applicable law to be filed by the FS Contributed Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the appropriate FS Contributed Company to pay (as applicable), all Taxes of the FS Contributed Companies that are required to be paid prior to the Closing. First Solar shall promptly deliver to the Operating

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Company copies of all Tax Returns filed by First Solar with respect to the FS Contributed Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the FS Contributed Companies. First Solar and the FS Contributed Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the FS Contributed Companies that is inconsistent with the conventions, elections or other Tax attributes of the FS Contributed Companies (or their assets).

10.02 SP Contributed Company Taxes. SunPower shall be responsible for (and entitled to retain any refunds with respect to) all SP Indemnified Taxes, and the Operating Company shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the assets or Businesses of the SP Contributed Companies. Regardless of which Party is responsible for a Tax hereunder, SunPower shall file, or exercise all rights and powers available to it to cause the appropriate SP Contributed Company to file (as applicable), any Tax Return required by applicable law to be filed by the SP Contributed Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the appropriate SP Contributed Company to pay (as applicable), all Taxes of the SP Contributed Companies that are required to be paid prior to the Closing. First Solar shall promptly deliver to the Operating Company copies of all Tax Returns filed by SunPower with respect to the SP Contributed Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the SP Contributed Companies. SunPower and the SP Contributed Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the SP Contributed Companies that is inconsistent with the conventions, elections or other Tax attributes of the SP Contributed Companies (or their assets).

10.03 Tax Allocation. For purposes of allocating Taxes under this Agreement between the period prior to, and on or after, the Closing Date, (a) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the taxable period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (b) ad valorem, property and other Taxes imposed on a periodic basis shall be allocated between the period (or portion thereof) ending immediately prior to the Closing Date and the period (or portion thereof) beginning on the Closing Date by prorating each such Tax based on the number of days in the applicable taxable period that occur before the date on which the Closing Date occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the Closing Date occurs, on the other hand. For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

10.04 Tax Cooperation. First Solar and SunPower shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article X, in resolving, defending or prosecuting all disputes and audits with respect to such Tax Returns.

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10.05 Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (a) SunPower will indemnify, defend and hold harmless the FS Group from and against any and all Damages actually incurred or sustained by any member of the FS Group to the extent arising out of, relating to, or resulting from, any SP Indemnified Taxes, and (b) First Solar will indemnify, defend and hold harmless the SP Group from and against any and all Damages actually incurred or sustained by any member of the SP Group to the extent arising out of, relating to, or resulting from, any FS Indemnified Taxes. Upon the determination of the amount of any Taxes for which any Party is liable under this Agreement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Article X.

10.06 Tax Equity Indemnification. From and after Closing, subject to the other terms and limitations set forth in this Agreement, (a) SunPower will indemnify, defend and hold harmless the FS Group from and against any and all Damages actually incurred or sustained by any member of the FS Group to the extent arising out of, relating to, or resulting from a Tax Equity Breach with respect to the SP Contributed Companies, and (b) First Solar will indemnify, defend and hold harmless the SP Group from and against any and all Damages actually incurred or sustained by any member of the SP Group to the extent arising out of, relating to, or resulting from a Tax Equity Breach with respect to the FS Contributed Companies. Notwithstanding anything to the contrary set forth in this Agreement, no member of the SP Group or the FS Group, as applicable, shall have any claim under this Section 10.06 for any Tax Equity Breach to the extent the Operating Company also has a claim for such Tax Equity Breach pursuant to Section 3.1(a)(ii) or Section 3.2(a)(ii) of the Omnibus Agreement (except if the Operating Company elects not to bring such claim under the Omnibus Agreement).

10.07 Transfer Taxes. All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (including any filing and recording fees) (“Transfer Taxes”), if any, arising out of or in connection with (a) the FS Contribution shall be borne entirely by First Solar, and (b) the SP Reorganization shall be borne entirely by SunPower. Any other Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement (other than the FS Contribution and the SP Reorganization) shall be borne equally by the Parties. First Solar and SunPower shall cooperate and, if applicable, jointly file, all necessary documentation and Tax Returns with respect to all such Transfer Taxes.

10.08 Survival. The obligations of First Solar and SunPower pursuant to this Article X shall terminate sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto).

ARTICLE XI

TERMINATION; EFFECT OF TERMINATION

11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of First Solar and SunPower;

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(b) by either First Solar or SunPower if (i) the Registration Statement is not filed with the SEC on or prior to the Partnership IPO Filing Deadline, or (ii) the Closing does not occur on or prior to December 31, 2015; provided that the Party seeking termination pursuant to this clause (b) is not in breach in any material respect of any representation, warranty, covenant or agreement of such Party contained in this Agreement;

(c) by written notice by SunPower to First Solar or by First Solar to SunPower, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and unappealable; provided that the Party seeking termination pursuant to this clause (c) has not proximately contributed to the issuance of such Order by a breach of any of its obligations under this Agreement; or

(d) by either First Solar or SunPower, if there shall have been a material breach by SunPower or First Solar, as the case may be, of any of its representations, warranties, covenants or agreements contained herein and such breach would, if not cured, cause any of the conditions contained in Article VII or Article VIII, as applicable, not to be satisfied and such breach has not been cured to the reasonable satisfaction of the other Party within thirty (30) days after the breaching Party receives written notice thereof.

11.02 Termination Fee. If this Agreement is terminated by either Party at any time and, prior to such termination, (a) each Party approved the pricing of the Qualified Public Offering and (b) SunPower did not obtain the “Specified Consent” (as defined in Schedule 5.05 of the SP Disclosure Schedules) on or prior to the first (1st) Business Day following such pricing, SunPower agrees to pay to First Solar, within five (5) Business Days of such termination, an amount equal to the aggregate amount of direct fees and expenses incurred by First Solar or its Affiliates in connection with the negotiation and execution of this Agreement and the preparation of a Qualified Public Offering, but in no event in excess of $10,000,000.

11.03 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, all rights and obligations of the Parties under this Agreement will terminate without any Liability on the part of any Party, except that (a) Section 6.03(b), Section 6.05(c), Section 6.07, Section 6.08, Section 6.09, Article IX, Article XI and Article XII will continue in effect and (b) nothing in this Section 11.03 will relieve the defaulting or breaching Party from Liability to the other Party for any breach of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto (including the 8point3 Entities), and no Person other than (a) the Parties hereto and their respective successors and permitted assigns and (b) the Indemnified Parties, to the extent such Indemnified Parties are expressly granted certain rights of indemnification in this Agreement, will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

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12.02 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

12.03 Notices. Unless otherwise specified herein, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than (1) any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy and (2) notices delivered by email pursuant to Section 2.02(b), Section 2.02(c)(i), Section 2.02(c)(ii), Section 3.04(a) or Section 3.04(b)):

If to First Solar:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:        Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Email: lance.brasher@skadden.com

            andrea.nicolas@skadden.com

Attention:        Lance Brasher; Andrea Nicolas

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If to SunPower:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boyton, Chief Financial Officer

with copies to:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention:        Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1527

Email: joshua.davidson@bakerbotts.com;

            gerald.spedale@bakerbotts.com

Attention:        Joshua Davidson; Gerald Spedale

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

12.04 Waiver; Remedies. No delay on the part of First Solar or SunPower in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of First Solar or SunPower of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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12.05 Captions. All Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

12.06 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

12.07 Governing Law. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

12.08 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE

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STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.09 Entire Agreement. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

12.10 Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by First Solar and SunPower.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST SOLAR, INC.

By:	/s/ Mark R. Widmar
Name: Mark R. Widmar
Title: Chief Financial Officer

SUNPOWER CORPORATION

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

[Master Formation Agreement]

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT A-1

Form of Holdings Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 HOLDING COMPANY, LLC

A Delaware Limited Liability Company

Dated as of

[            ], 2015

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

i

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

ii

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

iii

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 HOLDING COMPANY, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 HOLDING COMPANY, LLC dated as of [            ], 2015, is adopted, executed and agreed to, for good and valuable consideration, by SunPower YC Holdings, LLC, a Delaware limited liability company, and First Solar 8point3 Holdings, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“AAA” means the American Arbitration Association and any successor organization.

“Acceptable Project” means a Project, or an interest in a Project, that:

(a) is photovoltaic,

(b) is located in Australia, Canada, Chile, France, Germany, Japan, Mexico, South Africa, the United Kingdom or the United States,

(c) is (i) with respect to Utility Scale Projects, contracted at a fixed price for at least 80% of the output of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that have Investment Grade Credit Ratings, (ii) with respect to C&I Projects, contracted at a fixed price for at least 80% of the output or the modeled revenue of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that (A) have Investment Grade Credit Ratings, or (B) so long as at least 70% of the C&I Projects sold or contributed to the Operating Company by the offering Sponsor have Investment Grade Credit Ratings at such time, meet the Minimum Commercial Requirements, or (iii) with respect to Residential Projects, composed of Residential Systems each of which is contracted with a homeowner at a fixed price for at least 80% of the output or the modeled revenue of such Residential System with a minimum of ten years remaining on the term of such contract at the time

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

of sale or contribution of the Residential Project to the Operating Company; provided, however, that the average FICO Score of the homeowners party to such contracts shall be at least 700, no more than 20% of such homeowners shall have FICO Scores less than 680 and no more than 0.5% of such homeowners shall have FICO Scores less than 650 (the FICO Score of each homeowner being measured at the time such contract was executed),

(d) is at or past its Commercial Operation Date, unless such Project is a Tax Beneficial Project, in which case the Project may be contributed no more than three months prior to the Tax Beneficial Date, and

(e) to the extent such Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.

Notwithstanding the foregoing, (i) each of the El Pelicano Project, the La Huella Project and Luz Del Norte Project shall each be deemed to be an Acceptable Project as long as each Project is contracted for a minimum of 65% of its output and otherwise meets the requirements of an Acceptable Project and (ii) a Project that is a Utility Project Site on which a Utility Scale Project is situated which qualifies as an Acceptable Project or is otherwise approved by a Majority Interest shall be an Acceptable Project.

“Accounting Member” means that Member whose Affiliate provides accounting services to the Company pursuant to a Management Services Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Economic Member, the deficit balance, if any, in such Economic Member’s Capital Account as of the end of the relevant tax year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Economic Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Amount” means, with respect to any Member, the sum of (i) to the extent the Distribution Adjustment Amount for such Fiscal Year is negative, 50% of such Distribution Adjustment Amount plus (ii) a negative amount equal to any Shortfall owed by such Member from the prior Fiscal Year plus (iii) a positive amount equal to any Shortfall owed to such Member.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Adjustment Percentage” means, with respect to any Member, the percentage calculated by dividing (i) the aggregate of (x) all Distributed Cash generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates plus (y) 50% of the Distributed Cash generated during the Adjustment Period by the Projects acquired by the Operating Company from any Person other than a Member or its Affiliates by (ii) the Aggregate Distributed Cash generated during the Adjustment Period.

“Adjustment Period” means, as of any date, the period beginning on the Closing Date and ending on the last day of the most recent Quarter ending on or prior to such date.

“Affected Member” has the meaning set forth in Section 6.3(a).

“Affected Project” has the meaning set forth in Section 6.3(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, SP Member and its Affiliates (other than the Company, the YieldCo General Partner or any Group Member), on the one hand, and FS Member and its Affiliates (other than the Company, the YieldCo General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the YieldCo General Partner or any Affiliate of any Group Member or the YieldCo General Partner.

“Aggregate Distributed Cash” means the cumulative amount of Distributed Cash for all Projects owned directly or indirectly by the Operating Company in a given period.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be amended, modified, supplemented or restated from time to time.

“Allocation Year” means (a) the Company’s taxable year for United States federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for United States federal income tax purposes.

“Annual Calculations” has the meaning set forth in Section 3.2(b).

“Annual Minimum Offer” has the meaning set forth in Section 6.2.

“Annual Offer Schedule” has the meaning set forth in Section 6.2.

“Appraiser” has the meaning set forth in Section 8.5(c)(ix).

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Auction Buyer” has the meaning set forth in Section 8.5(c)(iii).

“Auction Initiator” has the meaning set forth in Section 8.5(c)(v).

“Auction Period” has the meaning set forth in Section 8.5(c)(v).

“Auction Price” has the meaning set forth in Section 8.5(c)(v).

“Auction Price Allocation Opinion” has the meaning set forth in Section 8.5(c)(ix).

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company on hand at the end of such Quarter; and

(ii) all cash and cash equivalents of the Company actually received by the date of determination of Available Cash with respect to such Quarter by the Company from distributions by the Operating Company made with respect to such Quarter subsequent to the end of such Quarter, less;

(b) the amount of any cash reserves established by a Majority Interest to:

(i) provide for the proper conduct of the business of the Company subsequent to such Quarter; and

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject;

provided, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if a Majority Interest so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Binding Agreement” has the meaning set forth in Section 8.5(c)(v).

“Board Member Option” has the meaning set forth in Section 9.1(d)(iii).

“Board of Directors” means the Board of Directors of the YieldCo General Partner.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Buyout Option” means a purchase option provided to a counterparty in a power purchase agreement or lease for a Project or Group Member Agreement.

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Capital Account” means the capital account determined and maintained for each Economic Member in accordance with Section 5.4, Section 7.2 and Section 7.3.

“Capital Contribution” means (a) any cash, cash equivalents or the fair market value of Contributed Property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member, net of any Liabilities either assumed by the Company upon such contribution or to which such property or other consideration is subject when contributed or (b) current distributions that a Member is entitled to receive but otherwise waives.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.6, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means, with respect to a Project, the date on which such Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity from such Project or Residential System.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” has the meaning set forth in the Operating Company Limited Liability Company Agreement.

“Company” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” means all documents, materials, data or other information with respect to the Parties, their Affiliates, the Company, the YieldCo General Partner, any Group Member or any Joint Venture which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Contributed Companies” means the Project Companies contributed or sold to the Operating Company by FS Member or its Affiliates or SP Member or its Affiliates, respectively.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.

“Deadlock” has the meaning set forth in Section 8.5(a).

“Deadlock Notice” has the meaning set forth in Section 8.5(a).

“Deadlock Response” has the meaning set forth in Section 8.5(a).

“Deficit Economic Member” has the meaning set forth in Section 7.1(c)(i).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by a Majority Interest.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Director” or “Directors” means a member or members of the Board of Directors.

“Dispute Accountant” has the meaning set forth in Section 3.2(c)(ii).

“Disclosing Party” has the meaning set forth in Section 14.6.

“Disputing Member” has the meaning set forth in Section 3.2(c)(i).

“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of cash distributed to the Operating Company from such Project Company during a given period; provided that in calculating such Project Company’s Distributed Cash, any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company. Notwithstanding the foregoing, Extraordinary Proceeds distributed to the Operating Company shall not be treated as Distributed Cash unless agreed by a Majority Interest.

“Distributed Cash Calculation” has the meaning set forth in Section 3.2(b).

“Distribution Adjustment Amount” means, with respect to any Member, the amount calculated at the end of each Fiscal Year by subtracting (i) the Modeled Distributed Cash projected to be generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates from (ii) the aggregate of all Distributed Cash generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates; provided that if the Distribution Adjustment Amount for any Fiscal Year is less than 1% of the Modeled Distributed Cash for such Fiscal Year, the Distribution Adjustment Amount for such Fiscal Year shall equal zero.

“EBITDA” means earnings before interest, tax, depreciation and amortization, each as determined in accordance with U.S. GAAP.

“Economic Member” has the meaning set forth in Section 3.1(a).

“Economic Units” has the meaning set forth in Section 3.1(a).

“El Pelicano Project” means the 100 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Electricity” means electric energy, measured in kWh.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“Event of Eminent Domain” means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.

“Event of Loss” means an event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use, other than an Event of Eminent Domain.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Extraordinary Event” means, with regard to any Project, any cause or event which results in the reduction of the remaining Forecasted Distributed Cash from such Project, including the following causes and events:

(a) any sale (including due to the exercise of a Buyout Option) or incurrence of Indebtedness;

(b) acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods and washouts;

(c) arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military;

(d) any application of government conservation or curtailment rules and regulations;

(e) any property or other tax increase;

(f) explosions, sabotage, breakage, malfunction, degradation, accidents, casualty or condemnation to or underperformance for any reason of equipment, machinery, transmission systems, plants or facilities;

(g) loss or nonperformance of contractual rights or permits; and

(h) compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Extraordinary Proceeds” means:

(a) the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture;

(b) any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and

(c) the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any complete or partial Event of Loss or Event of Eminent Domain.

“Fair Value” means the fair market value of a subject asset at the time of determination.

“FERC” means the Federal Energy Regulatory Commission.

“FICO Score” means a credit score created by Fair Isaac Corporation.

“Final Calculation” has the meaning set forth in Section 3.2(d).

“Fiscal Year” has the meaning set forth in Section 12.2.

“Forecasted Distributed Cash” means, with respect to any Project, the average Distributed Cash projected to be generated by such Project per year for the ensuing 10 year period.

“Forecasted Project Value” means, with respect to any Project, the net present value of all Distributed Cash projected to be generated by such Project through its remaining useful life including any residual value of the Project, which amount shall be determined based on the Valuation Criteria (as defined in the Master Formation Agreement).

“FS Contributed Company” means any Project Company contributed or sold to the Operating Company by FS Member or its Affiliates.

“FS Director” has the meaning set forth in Section 9.1(a)(ii).

“FS Member” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“FS Parent” means First Solar, Inc., a Delaware corporation.

“Gaining Management Member” has the meaning set forth in Section 9.1(d)(iii).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Economic Member to the Company shall be the gross fair market value of the asset;

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Economic Units by any new or existing Economic Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to an Economic Member of more than a de minimis amount of property other than money as consideration for Economic Units; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any Company asset distributed to any Economic Member shall be the gross fair market value of such asset on the date of distribution; and

(d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Group Member or Joint Venture that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (e) all obligations of such Person to pay the deferred purchase price of assets or services, (f) all indebtedness of a second Person secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

seller or lender under such agreement may be limited to repossession or sale of such property), (h) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments and/or (i) all indebtedness of others guaranteed directly or indirectly by such Person; provided that the definition of “Indebtedness” shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

“Indemnitee” means (a) any Member, (b) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Company or any Member, (c) any Person who is or was serving at the request of a Member as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Company or any Group Member or any Joint Venture; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member, (e) any Person who is or was providing services at the request of the Company pursuant to a Management Services Agreement and (f) any Person a Majority Interest designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the NASDAQ Stock Market LLC or any other national securities exchange upon which the limited partner or other Equity Interests of the Partnership are listed or are to be listed and the independence, qualification and experience requirements of Section 10A-(3) of the Exchange Act (or any successor law) and the rules and regulations of the Commission and any other applicable law.

“Investment Grade Credit Rating” means, with respect to any Person, having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“La Huella Project” means the 60 to 88 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means the date of dissolution of the Company pursuant to Section 13.1.

“Liquidation Percentage” means, with respect to any Economic Member, the percentage arrived at by dividing (i) the aggregate of (x) all Forecasted Project Values for the Projects contributed or sold to the Operating Company by such Economic Member and its Affiliates plus (y) 50% of the Forecasted Project Values for the Projects acquired by the Operating Company from any Person other than an Economic Member or its Affiliates by (ii) the Forecasted Project Values for all Projects. At all times, the Liquidation Percentage of all Economic Members shall aggregate to 100%.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Liquidator” means one or more Persons selected by the Members to perform the functions described in Section 13.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Losing Management Member” has the meaning set forth in Section 9.1(d)(i).

“Luz Del Norte Project” means the approximately 141 Megawatt (AC) solar power project located near Copiapó, Chile to being built by an Affiliate of FS Member.

“Majority Interest” means Management Members holding greater than 50% of the outstanding Management Units.

“Majority Management Member” means a Majority Option Management Member that has exercised the Management Unit Transfer in accordance with Section 3.3.

“Majority Option Management Member” has the meaning set forth in Section 3.3(a).

“Management Member” has the meaning set forth in Section 3.1(a).

“Management Unit Transfer” has the meaning set forth in Section 3.3(a).

“Management Units” has the meaning set forth in Section 3.1(a).

“Management Services Agreement” means either (a) the Management Services Agreement, dated as of [            ], 2015, among First Solar 8point3 Management Services, LLC, the Company, the YieldCo General Partner, the Partnership and the Operating Company, or (b) the Management Services Agreement, dated as of [            ], 2015, among SunPower Capital Services, LLC, the Company, the YieldCo General Partner, the Partnership and the Operating Company.

“Master Formation Agreement” means that certain Master Formation Agreement dated as of [            ], 2015 among SP Parent and FS Parent, as it may be further amended, supplemented or restated from time to time.

“Member” means any Person executing this Agreement as of the Closing Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company. A Member may be an Economic Member, a Management Member or both an Economic Member and a Management Member.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Membership Interest” means the ownership interest of a Member in the Company, which may be evidenced by an Economic Unit, Management Unit or other Equity Interest or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Minimum Commercial Requirements” means (a) with respect to for-profit counterparties, a Person that has been in business for a minimum of five years with current annual revenue of at least $5 million per 1 MW of capacity of the applicable C&I Project, a maximum EBITDA to debt service ratio of 1.2x and a maximum debt to equity ratio of 4x and, (b) with respect to not-for-profit counterparties, a Person that has been operating for a minimum of five years and has, in its audited financial statements or unaudited financial statements prepared by an independent accounting firm covering the current fiscal year-to-date and the previous two complete fiscal years, recorded ratios of change in net unrestricted assets before interest, depreciation and amortization to debt service and change in net total assets before interest, depreciation, and amortization to debt service of at least 1.2x during each complete or year-to-date fiscal period.

“Minority Option Management Member” has the meaning set forth in Section 3.3(a).

“Minority Management Member” means a Minority Option Management Member after exercise of the Management Unit Transfer in accordance with Section 3.3.

“Modeled Distributed Cash” means (i) with respect to any Project located in the United States that is held directly or indirectly by the Operating Company, the amount set forth, by Fiscal Year, under the heading “[Pre-Tax] Cash Available for Distribution” on the Master Project Model (as defined in the Master Formation Agreement) or on the project model related to such Project approved by the Conflicts Committee, as applicable, and (ii) with respect to any Project located outside the United States that is acquired directly or indirectly by the Operating Company, the amount set forth, by Fiscal Year, under the heading “Cash Available for Distribution” on the project model related to such Project approved by the Conflicts Committee; provided, however, that the “Modeled Distributed Cash” for any Project contributed to the Operating Company pursuant to Section 6.3(a) shall be deemed to equal zero.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“MU Exercise Period” has the meaning set forth in Section 3.3(a).

“MW” means megawatts.

“Net Adjustment Amount” has the meaning set forth in Section 7.1(c)(ii).

“Net Surplus Economic Member” has the meaning set forth in Section 7.1(c)(ii).

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Net Transferred Distribution Shortfall” has the meaning set forth in Section 7.1(c)(ii).

“Non-Offering Member” has the meaning set forth in Section 6.3(b)(i).

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Offered OpCo Units” has the meaning set forth in Section 4.3(c)(i).

“Offering OpCo Member” has the meaning set forth in Section 4.3(c)(i).

“Offering OpCo Member Notice” has the meaning set forth in Section 4.3(c)(ii).

“Omnibus Agreement” means that certain Omnibus Agreement dated the date hereof among SP Parent, FS Parent and the Operating Company, as it may be amended, supplemented or restated from time to time.

“OpCo Derivative Membership Interests” means “Derivative Membership Interests” as defined in the Operating Company Limited Liability Company Agreement.

“OpCo Managing Member” means 8point3 Energy Partners LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Operating Company as the managing member of the Operating Company, in its capacity as the managing member of the Operating Company. The OpCo Managing Member is the sole managing member of the Operating Company and the holder of the OpCo Managing Member Interest. For the avoidance of doubt, such Person shall be the OpCo Managing Member solely with respect to the OpCo Managing Member Interest and shall be an OpCo Non-Managing Member with respect to any OpCo Non-Managing Member Interests of such Person.

“OpCo Managing Member Interest” means a “Managing Member Interest” as defined in the Operating Company Limited Liability Company Agreement.

“OpCo Member” means an OpCo Managing Member or OpCo Non-Managing Member, as the context may require.

“OpCo Member ROFR Exercise Notice” has the meaning set forth in Section 4.3(c)(v)(A).

“OpCo Membership Interest” means the OpCo Managing Member Interest and any class or series of equity interest in the Operating Company, which shall include any OpCo Non-Managing Member Interests but shall exclude any OpCo Derivative Membership Interests.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“OpCo Non-Managing Member” means a “Non-Managing Member” as defined in the Operating Company Limited Liability Company Agreement.

“OpCo Non-Managing Member Interest” means a “Non-Managing Member Interest” as defined in the Operating Company Limited Liability Company Agreement.

“OpCo ROFO Agreements” means the certain Right of First Offer Agreements dated the date hereof between (a) SP Parent and the Operating Company and (b) FS Parent and the Operating Company, respectively, as they may be amended, supplemented or restated from time to time.

“OpCo ROFR Rightholder” means, in the case of a proposed transfer of Common Units and OpCo Subordinated Units and related Class B Shares, the Sponsor other than the Offering OpCo Member.

“OpCo ROFR Rightholder Option Period” has the meaning set forth in Section 4.3(c)(v)(A).

“OpCo Subordinated Unit” means a “Subordinated Unit” as defined in the Operating Company Limited Liability Company Agreement.

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Operating Company Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, to be dated as of [            ], 2015, as it may be further amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the General Counsel or other inside counsel of, the Company or any of its Affiliates) acceptable to a Majority Interest.

“Option Exercise Period” has the meaning set forth in Section 9.1(d)(iii).

“Option Member” has the meaning set forth in Section 6.3(b)(i).

“Ownership Percentage” means, at the date of any determination, with respect to an Economic Member, the percentage obtained by dividing (a) the number of Economic Units owned by such Economic Member by (b) the total number of outstanding Economic Units owned by all Economic Members.

“Parent” means FS Parent or SP Parent, as applicable.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, to be dated as of [            ], 2015, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” means, collectively, the Partnership and the Operating Company and each of their Subsidiaries.

“Party” or “Parties” means FS Member and SP Member, and any Person who shall be admitted to the Company as a Member effective immediately prior to the Transfer of a Membership Interest.

“Party Representatives” has the meaning set forth in Section 14.6.

“Permitted OpCo Transfer” means:

(a) with respect to the SP Parent, a transfer by such OpCo Member of an OpCo Membership Interest to a wholly owned Subsidiary of the SP Parent; and

(b) with respect to the FS Parent, a transfer by such OpCo Member of an OpCo Membership Interest to a wholly owned Subsidiary of the FS Parent provided that, in the case of (a) or (b) above, (i) with respect to Permitted OpCo Transfers by the SP Parent, the Subsidiary transferee remains a wholly owned Subsidiary of the SP Parent (or any successor Person), at all times following such transfer and (ii) with respect to Permitted OpCo Transfers by the FS Parent, the Subsidiary transferee remains a wholly owned Subsidiary of the FS Parent (or any successor Person), at all times following such transfer, it being acknowledged that any transfer resulting in the Subsidiary transferee no longer being wholly owned shall be deemed a transfer that is subject to the restrictions set forth in Article IV.

“Permitted Transfer” means:

(a) with respect to SP Member, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member to a wholly owned Subsidiary of SP Parent;

(b) with respect to FS Member, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member to a wholly owned Subsidiary of FS Parent; and

(c) with respect to either Party, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member upon (i) the other Member’s failure to offer, in good faith, Acceptable Projects for three consecutive Fiscal Years which are sufficient to meet such Member’s (A) obligations under the Annual Offer Schedules in effect for such Fiscal Years or (B) in the absence of an Annual Offer Schedule for any such Fiscal Year, Annual Minimum Offer for such Fiscal Year, (ii) the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member becoming unable, admitting in writing its

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

inability or failing generally to pay its debts as they become due, (iii) the commencement of an involuntary proceeding or the filing of an involuntary petition seeking (A) the liquidation, reorganization or other relief in respect of the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, or (iv) the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member (A) voluntarily commencing any proceeding or filing any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such Member or any guarantor or for a substantial part of its assets, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) making a general assignment for the benefit of creditors or (E) taking any action for the purpose of effecting any of the foregoing.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pledge” has the meaning set forth in Section 4.1(a).

“Profits” and “Losses” means, for each tax year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b), (c) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

(d) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such tax year or other period, computed in accordance with the definition of Depreciation hereof; and

(f) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Profits or Losses.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that a Majority Interest designates as a “Project.”

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company or, with respect to the fiscal quarter of the Company that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Receiving Party” has the meaning set forth in Section 14.6.

“Regain Board Member Option” has the meaning set forth in Section 9.1(e)(iii).

“Regain Option Exercise Period” has the meaning set forth in Section 9.1(e)(iii).

“Representative” has the meaning set forth in Section 8.8(a).

“Required Allocations” has the meaning set forth in Section 7.3(i).

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“Retained Chief Executive Officer” has the meaning set forth in Section 9.2(a)(i)(B).

“Retained Chief Financial Officer” has the meaning set forth in Section 9.2(a)(ii)(B).

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Retaining Management Member” has the meaning set forth in Section 9.2(a)(i)(B).

“ROFO Acceptance Notice” has the meaning set forth in Section 4.2(b).

“ROFO Non-Selling Member” has the meaning set forth in Section 4.2(a).

“ROFO Notice” has the meaning set forth in Section 4.2(a).

“ROFO Parties” has the meaning set forth in Section 4.2(a).

“ROFO Price” has the meaning set forth in Section 4.2(a).

“ROFO Seller” has the meaning set forth in Section 4.2(a).

“ROFO Units” has the meaning set forth in Section 4.2(a).

“ROFO Units Purchase Agreement” has the meaning set forth in Section 4.2(a).

“S&P” means Standard & Poor’s Ratings Group, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Service Provider” means the Service Provider under and as defined in the applicable Management Services Agreement.

“Shortfall” has the meaning set forth in Section 7.1(c)(ii).

“Shotgun Election” has the meaning set forth in Section 8.5(c)(iii).

“Shotgun Initiator” has the meaning set forth in Section 8.5(c)(i).

“Shotgun Notice” has the meaning set forth in Section 8.5(c)(i).

“Shotgun Price” has the meaning set forth in Section 8.5(c)(ii).

“Shotgun Recipient” has the meaning set forth in Section 8.5(c)(i).

“SP Contributed Company” means any Project Company contributed or sold to the Operating Company by SP Member or its Affiliates.

“SP Director” has the meaning set forth in Section 9.1(a)(i).

“SP Member” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“SP Parent” means SunPower Corporation, a Delaware corporation.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

“Sponsor” or “Sponsors” means SP Parent and FS Parent, individually or collectively, as applicable.

“Sponsor Director” has the meaning set forth in Section 9.1(a)(ii).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surplus Economic Member” has the meaning set forth in Section 7.1(c)(i).

“Target Distributed Cash Increase” means the targeted increase in Aggregate Distributed Cash for a Fiscal Year over the previous year.

“Target Distributed Cash Increase Range” means the range of Target Distributed Cash Increase for a Fiscal Year. The Target Distributed Cash Increase Range for each Fiscal Year shall be as set forth on the current Target Distributed Cash Increase Schedule unless modified pursuant to Section 6.2.

“Target Distributed Cash Increase Schedule” means a schedule approved by a Majority Interest which sets forth the Target Distributed Cash Increase Range for a period of ten Fiscal Years. The initial Target Distributed Cash Increase Schedule for Fiscal Years 2016 through 2025 is set forth on Exhibit D.

“Tax Beneficial Date” means, with respect to any Project, (i) in general, the last date upon which such Project may be transferred to the Operating Company without materially reducing the amount, or affecting the availability, of a material solar energy tax benefit to the Project or its direct or indirect owners on account of their interests in the Project, including (A) if such Project is eligible for the active solar energy system new construction exclusion from assessment for California property tax purposes, the day immediately preceding the date on which new construction is deemed completed with respect to the Project (or (I) in the case of a Residential Project, the first Residential System to be deemed complete within such Residential Project or (II) in the case of a C&I Project, the first solar generation system to be deemed complete within such C&I Project), within the meaning of California Revenue and Tax Code Section 75.12 and regulations adopted thereunder, and (B) if such Project is eligible for the energy credit determined under Section 48 of the Code, the day immediately preceding the date upon which the Project (or in the case of a Residential Project, the first Residential System within such Residential Project) is placed in service within the meaning of Section 48 of the

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Code, and (ii) if such Project is eligible for more than one material solar energy tax benefit, the date determined by calculating a tentative Tax Beneficial Date for each such material solar energy tax benefit with respect to such Project and selecting the earliest such date.

“Tax Beneficial Project” means a Project with a Tax Beneficial Date.

“Tax Matters Member” has the meaning set forth in Section 11.3(a).

“Tax Member” means that Member whose Affiliate provides tax services to the Company pursuant to a Management Services Agreement.

“Transfer” has the meaning set forth in Section 4.1(a).

“Transferee” means a Person who has received Units by means of a Transfer.

“Transferred Distribution” has the meaning set forth in Section 7.1(c)(i).

“Transferred Distribution Shortfall” has the meaning set forth in Section 7.1(c)(i).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Units” has the meaning set forth in Section 3.1(a).

“U.S. GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

“YieldCo General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC, to be dated as of [            ], 2015, as it may be further amended, supplemented or restated from time to time.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. FS Member and SP Member have formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and thereupon, each Member acquired 50% of all right, title and interest in the Company. The Members hereby amend and restate the original Limited Liability Company Agreement of 8point3 Holding Company, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the record owner thereof for all purposes.

Section 2.2 Name. The name of the Company shall be “8point3 Holding Company, LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by a Majority Interest. The words “limited liability company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. A Majority Interest may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by a Majority Interest, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware

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at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as a Majority Interest may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may maintain offices at such other place or places within or outside the State of Delaware as a Majority Interest determines to be necessary or appropriate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by a Majority Interest and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a Joint Venture. To the fullest extent permitted by law, no Member has any duty or obligation to the Company or any Member to propose or approve the conduct by the Company of any business and may decline to do so in its sole and absolute discretion free of any duty or obligation whatsoever.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof.

ARTICLE III

MEMBERSHIP INTERESTS; UNITS

Section 3.1 Membership Interests; Additional Members.

(a) The Members own Membership Interests in the Company that shall be represented by Economic Units (“Economic Units”) and Management Units (“Management Units”). Economic Units and Management Units are sometimes referred to collectively herein as “Units.” Holders of Economic Units and Management Units shall be referred to as “Economic Members” and “Management Members,” respectively. The Units shall be uncertificated, unless a Majority Interest determines to have the Company issue certificates for the Units. In exchange for each Economic Member’s

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Capital Contribution to the Company referred to in Section 5.1, the Company shall issue to each Economic Member the number of Economic Units set forth opposite such Economic Member’s name on Exhibit A. In addition, the Company shall issue to each Management Member the number of Management Units set forth opposite such Management Member’s name on Exhibit B.

(b) Economic Units shall represent an Economic Member’s interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement. Economic Members shall have no voting or designation rights with respect to their Economic Units.

(c) Management Units shall represent a Management Member’s right to vote on Company matters in accordance with the provisions of the Agreement and, subject to Section 4.1(e) and Section 9.1, designate Directors. Management Members shall have no interest in items of income, gain, loss or deduction of the Company or any right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement with respect to their Management Units.

(d) For the avoidance of doubt, the undersigned intend for the holders of Management Units to be considered managers and not members or partners for federal income tax purposes with respect to such Management Units. Therefore, if one hundred percent (100%) of the Economic Units are held by one tax owner, the Company will be treated, as of such time, as a disregarded entity for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(e) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as determined by a Majority Interest or, if required by Article VIII, the unanimous vote of the Management Members.

(f) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.1(e) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by a Majority Interest (or, if required by Article VIII, the unanimous vote of the Management Members), including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest; (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Ownership Percentage as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

(g) Subject to Article VIII, a Majority Interest shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.1, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.1, in each case including amending this Agreement and Exhibit A and Exhibit B hereof as necessary to reflect any such issuance. Subject to Article VIII, a Majority Interest shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. A Majority Interest shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

Section 3.2 Adjustment to Economic Units.

(a) From the Closing Date until November 30, 2019, the number of Economic Units held by each Economic Member shall be fixed at the number set forth opposite each Economic Member’s name on Exhibit A. Thereafter, the number of Economic Units held by each Economic Member will adjust annually according to the terms of this Section 3.2. Notwithstanding anything to the contrary set forth herein, the number of Economic Units shall at all times equal 1,000.

(b) No later than January 31 of each Fiscal Year commencing after November 30, 2019, the Members will cause the Accounting Member pursuant to its Management Services Agreement to deliver to the non-Accounting Member a calculation of the amount of Aggregate Distributed Cash for the current Adjustment Period (the “Distributed Cash Calculation”) and the calculation of each Economic Member’s Adjustment Percentage and Distribution Adjustment Amount for the current Fiscal Year based upon the Distributed Cash Calculation (collectively, the “Annual Calculations”).

(c) (i) Following receipt of the Annual Calculations, the non-Accounting Member will be afforded a period of 30 days to review the Annual Calculations, during which period the non-Accounting Member and its advisors shall have the right to inspect the work papers generated by the Accounting Member in preparation of the Annual Calculations and shall have reasonable access, during normal business hours, to the relevant personnel of the YieldCo General Partner and the Partnership Group and to information, books and records of the YieldCo General Partner, the Partnership Group and, to the extent permitted by the applicable Group Member Agreement, any Joint Venture. At or before the end of such 30-day review period, the non-Accounting Member will either (A) accept the Annual Calculations in their entirety, in which case, the Accounting Member’s calculations shall be final, conclusive and binding on such non-Accounting Member, or (B) deliver to the Accounting Member written notice and a written explanation of those items in the Annual Calculations which the non-Accounting

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Member (the “Disputing Member”) disputes and the proposed modification of such calculations, in which case only the items identified shall be deemed to be in dispute and the other items shall be deemed to be accepted with the effect set forth in (A) above. If a Member fails to accept or dispute the Annual Calculations before the end of the 30-day review period set forth above, such Annual Calculations shall be deemed to be final, conclusive and binding on such non-Accounting Member. Within a further period of ten days from the end of the aforementioned review period, the Members will attempt to resolve in good faith any disputed items.

(ii) Failing such resolution, either Member may refer the unresolved disputed items for final binding resolution to a nationally recognized firm of certified public accountants agreeable to both Members and having no significant preexisting relationship with either Member (the “Dispute Accountants”). In their review, the Dispute Accountants shall consider only those items or amounts in the Annual Calculations as to which the Disputing Member has disagreed and shall be instructed that they may not resolve any items in dispute such that the Disputing Member’s Adjustment Percentage or Distribution Adjustment Amount, as applicable, is greater than the greatest amount proposed by the Disputing Member or less than the least amount proposed by the Accounting Member. The Dispute Accountants shall deliver to the Members, within 30 days of reference of the matter to the Dispute Accountants, a report setting forth its calculations. The decision of such Dispute Accountants will be final, conclusive and binding on the Members. The cost of the Dispute Accountants’ review and report of any good faith dispute shall be paid entirely by the Company. The cost of the Dispute Accountants’ review and report of any dispute not made in good faith shall be paid entirely by the Disputing Member.

(iii) If the Members fail to mutually agree on the Dispute Accountants, the Members shall thereafter promptly cause the AAA to appoint the Dispute Accountants, and in making its determination with respect to such appointment, the AAA shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with any Member or their respective Affiliates. The fees and expenses of the AAA and the Dispute Accountants shall be apportioned in the same manner as described in Section 3.2(c)(ii).

(d) Upon the final, conclusive and binding determination of the Distributed Cash Calculation and the calculations of the Adjustment Percentages for each Member (collectively, the “Final Calculation”) for such Fiscal Year, the number of Economic Units held by each Economic Member will adjust for such Fiscal Year so that each Economic Member’s Ownership Percentage equals its Adjustment Percentage and the Company shall amend Exhibit A to reflect such adjustment.

Section 3.3 Adjustment to Management Units.

(a) After the Final Calculation for a Fiscal Year, in the event that a Management Member holds, and has held for at least the prior two consecutive Fiscal

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Years, at least [70]% of the Economic Units, then such Management Member (the “Majority Option Management Member”) shall have the option, to be exercised prior to the earlier of 30 days after any Final Calculation and the end of the fiscal quarter of the Majority Option Management Member in which the Final Calculation is made (the “MU Exercise Period”), to require the other Management Member (the “Minority Option Management Member”) to Transfer to it, at no cost, a percentage of the aggregate outstanding Management Units owned by the Minority Option Management Member so that after giving effect to such Transfer the percentage of Management Units held by the Minority Option Management Member equals the percentage of Economic Units then held by the Minority Option Management Member (the “Management Unit Transfer”). To exercise the right to the Management Unit Transfer, the Majority Option Management Member shall deliver to the Company and the Minority Option Management Member written notice of its election to exercise such right before the expiration of the MU Exercise Period. Upon the Company’s receipt of such notice, the Majority Option Management Member shall succeed to all rights, title and interest in and to such Management Units and the Company shall amend Exhibit B to reflect such Transfer. Notwithstanding the foregoing, in the event that a Management Member waives for a given Fiscal Year its right to exercise the right to the Management Unit Transfer, or fails to exercise the right to the Management Unit Transfer during the MU Exercise Period, such waiver shall only apply to such Fiscal Year and shall not prevent a Management Member that subsequently qualifies as a Majority Option Management Member from exercising the right to the Management Unit Transfer in any subsequent Fiscal Year.

(b) Upon the completion of the Management Unit Transfer in accordance with Section 3.3(a), no Minority Management Member shall have the right, upon subsequently regaining a certain Economic Unit Ownership Percentage or becoming the Majority Option Management Member, to exercise the right to the Management Unit Transfer or otherwise reacquire the Management Units it Transferred pursuant to Section 3.3(a).

Section 3.4 Limitation of Liability. To the fullest extent permitted by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any of such debts, obligations or liabilities of the Company solely by reason of being a Member.

Section 3.5 Withdrawal of Members. No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so Transferred, the Transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

Section 3.6 Record Holders. The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 3.7 No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

ARTICLE IV

TRANSFERS

Section 4.1 Membership Interests Generally.

(a) The term “Transfer,” means any direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise of such Membership Interest, excluding any direct or indirect pledge, grant of a security interest, encumbrance, hypothecation or mortgage of a Membership Interest (each, a “Pledge”) but including any Transfer upon foreclosure of any Pledge; provided, however, that any direct or indirect Transfer of ownership interests in SP Parent or FS Parent or, except with respect to Section 4.1(h), any consolidation, merger or direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise of all or substantially all of the assets of SP Parent or FS Parent shall not be a Transfer for purposes of this Section 4.1 and Section 4.2.

(b) No Member shall Transfer, Pledge or permit an indirect Transfer or Pledge by its direct or indirect owners of its Membership Interest, in whole or in part, except for (i) a Permitted Transfer, (ii) Transfers or Pledges in accordance with the applicable provisions of this Article IV or (iii) Transfers or Pledges by a Majority Management Member or by its direct or indirect owners.

(c) Except for a Permitted Transfer or a Transfer by a Majority Management Member or a direct or indirect Transfer in a Majority Management Member, no Member may Transfer or permit the indirect Transfer by its direct or indirect owners of less than all of the Membership Interests held by such Member and its Affiliates.

(d) No direct or indirect Transfer or Pledge of any Membership Interests shall be made if such Transfer or Pledge would (i) not be in compliance with all applicable laws and regulations in all respects, including the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer or Pledge, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), unless the Member making such Transfer or Pledge is the Majority Management Member and unanimous approval is not

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

required pursuant to Section 8.4(b), (iv) constitute a breach or violation of, or a prohibited change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company, the YieldCo General Partner, any Group Member or any Joint Venture, unless a consent is received waiving such breach, violation, change of control or default, (v) cause the Company or any Group Member to be in violation in any material respect of or default under the Certificate of Formation, this Agreement, any governmental approval to which any Group Member is subject or any other agreement or instrument to which it is a party or by which it or its property is bound or subject, (vi) subject the Company to registration under the Investment Company Act of 1940 or require that the Company register as an investment advisor under the Investment Advisors Act of 1940, (vii) be consummated without obtaining any required approval of any public authority or regulatory body, the failure of which could reasonably be expected to have a material adverse effect on the Company, the YieldCo General Partner or any Group Member, or (viii) to the extent applicable, impair the ability of a Project Company to sell electricity at market-based rates regulated by FERC. Any direct or indirect Transfer, Pledge or purported Transfer or Pledge of a Membership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void, and the Company shall have no obligation to recognize any such Transfer, Pledge or purported Transfer or Pledge.

(e) Notwithstanding any other provision of this Agreement, a Management Member’s right to designate Directors, as provided in Section 9.1, shall not be Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee of all of the Member’s Units.

(f) No Member shall Transfer its Membership Interest (including a Permitted Transfer) unless and until the following have occurred: (i) the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Company its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by a Majority Interest, (ii) the Member proposing to make such Transfer shall have delivered to the Company an Opinion of Counsel (reasonably acceptable to the Company as to form, substance and identity of counsel) that no registration under the Securities Act is required in connection with such Transfer (unless the requirement of an opinion is waived by a Majority Interest) and (iii) the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both the Transferring Member and Transferee, together with a written agreement of the Transferee (if not already a Member at the time of such Transfer) to become a party to and be bound by the provisions of this Agreement as a Member, which shall be in form and substance reasonably satisfactory to the Company.

(g) By acceptance of the Transfer of any Membership Interest in accordance with this Article IV, the Transferee of a Membership Interest shall be admitted as a Member with respect to the Membership Interests so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company.

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(h) Each Member making a Transfer or Pledge or which is the subject of a direct or indirect Transfer or Pledge by its direct or indirect owners shall be obligated to pay all expenses incurred in connection with such Transfer or Pledge, and the Company shall not have any obligation with respect thereto. Each Member making a Transfer or Pledge or which is the subject of a direct or indirect Transfer or Pledge by its direct or indirect owners shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with such Transfer or Pledge and the admission of the Transferee as a Member, if applicable, including the legal fees incurred in connection with the legal opinions referred to in Section 4.1(f).

Section 4.2 Membership Interest Right of First Offer.

(a) Except for a Permitted Transfer or a Transfer by a Majority Management Member or by its direct or indirect owners, no Member shall Transfer or permit an indirect Transfer by its direct or indirect owners of its Membership Interest except in compliance with the provisions of this Section 4.2. If such Member (the “ROFO Seller”) or any of its direct or indirect owners wishes to solicit proposals from third parties to acquire the ROFO Seller’s Units or the direct or indirect interests in such ROFO Seller, the ROFO Seller shall first provide a notice (the “ROFO Notice”) to the other Member (the “ROFO Non-Selling Member” and, together with the ROFO Seller, the “ROFO Parties”), with a copy to the Company, containing a request for the ROFO Non-Selling Member to provide an agreement (the “ROFO Units Purchase Agreement”) specifying the purchase price (the “ROFO Price”) and other terms and conditions on which the ROFO Non-Selling Member is willing to purchase all but not less than all of the ROFO Seller’s Units (the “ROFO Units”).

(b) The ROFO Non-Selling Member may deliver the ROFO Units Purchase Agreement up to 30 days after receiving the ROFO Notice. If the ROFO Non-Selling Member submits a ROFO Units Purchase Agreement within the time period specified herein, the ROFO Seller shall have 15 days from the date the ROFO Seller received the ROFO Units Purchase Agreement to accept the ROFO Units Purchase Agreement by notice to the ROFO Non-Selling Member and the Company (the “ROFO Acceptance Notice”). Promptly after the delivery of the ROFO Acceptance Notice, the ROFO Parties shall execute the ROFO Units Purchase Agreement and deliver a copy to the Company. If the ROFO Seller does not deliver a ROFO Acceptance Notice within such 15 day period, the ROFO Parties shall, for a period of 60 days from the date the ROFO Seller received the ROFO Units Purchase Agreement (or such shorter period as they agree), negotiate in good faith the terms of the ROFO Units Purchase Agreement. Upon agreement by the ROFO Parties, the ROFO Parties shall execute the ROFO Units Purchase Agreement and deliver a copy to the Company. If the ROFO Non-Selling Member fails to deliver the ROFO Units Purchase Agreement within the time period set forth above, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee or permit the indirect Transfer of the ROFO Units by the direct or indirect owners of the ROFO Seller (i) subject to the applicable terms and restrictions of this Agreement, including this Article IV and (ii) subject to the ROFO Non-Selling Member’s approval of the Transferee or the transferee of such indirect interest, such approval not to be unreasonably withheld.

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(c) If a ROFO Units Purchase Agreement is executed, the ROFO Seller shall sell and the ROFO Non-Selling Member must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in such ROFO Units Purchase Agreement. If the Members do not execute a ROFO Units Purchase Agreement within 60 days from the date the ROFO Seller received the ROFO Units Purchase Agreement, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee or permit the indirect Transfer of the ROFO Units by the direct or indirect owners of the ROFO Seller (i) at a purchase price not less than 105% of the ROFO Price and upon terms no more favorable, taken as a whole, to the proposed Transferee or transferee of such indirect interest than those specified in the ROFO Units Purchase Agreement, (ii) subject to the applicable terms and restrictions of this Agreement, including this Article IV and (iii) subject to the ROFO Non-Selling Member’s approval of the Transferee or the transferee of such indirect interest, such approval not to be unreasonably withheld.

(d) Sales of the ROFO Units to the ROFO Non-Selling Member pursuant to this Section 4.2 shall be made at the offices of the Company within 60 days of the execution of the ROFO Units Purchase Agreement or on such other date as the Members may agree. Such sales shall be effected by the ROFO Seller’s delivery of the ROFO Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFO Non-Selling Member, against payment to the ROFO Seller of the ROFO Price by the ROFO Non-Selling Member and on the terms and conditions specified in the ROFO Units Purchase Agreement.

Section 4.3 OpCo Transfer Generally.

(a) The term “transfer,” when used in this Section 4.3 shall mean a transaction by which the holder of an OpCo Membership Interest assigns all or any part of such OpCo Membership Interest to another Person who is or becomes an OpCo Member as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) Except as provided in Section 4.3(c), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the OpCo Managing Member or any OpCo Non-Managing Member of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the OpCo Managing Member or such OpCo Non-Managing Member and the term “transfer” in this Section 4.3 shall not include any such disposition.

(c) Right of First Refusal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, except with respect to Permitted OpCo Transfers, if a Sponsor (the “Offering OpCo Member”) receives a bona fide offer that the Offering OpCo

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Member has decided to accept to transfer all or any portion of its Common Units and OpCo Subordinated Units and the number of Class B Shares equal thereto (collectively, the “Offered OpCo Units”), the OpCo ROFR Rightholder will have a right of first refusal to acquire the Offered OpCo Units in accordance with the following provisions of this Section 4.3(c).

(ii) The Offering OpCo Member will, within five Business Days of receipt of any transfer offer that the Offering OpCo Member has decided to accept, give written notice (the “Offering OpCo Member Notice”) to the Company and the OpCo ROFR Rightholder stating that it has received a bona fide offer for a transfer of the Offered OpCo Units and specifying:

(A) the number of Offered OpCo Units proposed to be transferred by the Offering OpCo Member;

(B) the proposed date, time and location of the closing of the transfer, which will not be less than 60 days from the date of the Offering OpCo Member Notice;

(C) the purchase price per Offered OpCo Unit (which will be payable solely in cash) and the other material terms and conditions of the transfer; and

(D) the name of the Person who has offered to purchase such Offered OpCo Units.

(iii) The Offering OpCo Member Notice will constitute the Offering OpCo Member’s offer to transfer the Offered OpCo Units to the OpCo ROFR Rightholder, which offer will be irrevocable until the end of the OpCo ROFR Rightholder Option Period described in Section 4.3(c)(v)(A).

(iv) By delivering the Offering OpCo Member Notice, the Offering OpCo Member will be deemed, without the necessity of further action, to represent and warrant to the OpCo ROFR Rightholder that:

(A) the Offering OpCo Member has full right, title and interest in and to the Offered OpCo Units;

(B) the Offering OpCo Member has all the necessary power and authority and has taken all necessary action to transfer such Offered OpCo Units as contemplated by this Section 4.3(c); and

(C) the Offered OpCo Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

(v) Exercise of the Right of First Refusal.

(A) The OpCo ROFR Rightholder will have the right to elect irrevocably to purchase all and not less than all of the Offered OpCo Units for a period of 15 Business Days following the receipt of the applicable Offering OpCo Member Notice (such period, the “OpCo ROFR Rightholder Option Period”), by delivering a written notice to the Offering OpCo Member (an “OpCo Member ROFR Exercise Notice”) specifying its desire to purchase all of the Offered OpCo Units, on the terms and for the purchase price set forth in the Offering OpCo Member Notice. Any OpCo Member ROFR Exercise Notice will be binding upon delivery and irrevocable by the OpCo ROFR Rightholder.

(B) The failure of the OpCo ROFR Rightholder to deliver an OpCo Member ROFR Exercise Notice by the end of the OpCo ROFR Rightholder Option Period, will constitute both a waiver of its rights of first refusal under this Section 4.3(c) with respect to the transfer of Offered OpCo Units and an election to purchase none of the Offered OpCo Units, but will not affect its respective rights with respect to any future transfers.

(vi) In the event that the OpCo ROFR Rightholder has exercised its right to purchase all and not less than all of the Offered OpCo Units, then the Offering OpCo Member will sell such Offered OpCo Units to the OpCo ROFR Rightholder, and the OpCo ROFR Rightholder will purchase such Offered OpCo Units, on the terms set forth in the Offering OpCo Member Notice within 60 days following the expiration of the OpCo ROFR Rightholder Option Period (which period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain required approvals or consents from any governmental authority). Each OpCo Member will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.3(c)(vi), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.3(c)(vi), the Offering OpCo Member will deliver to the OpCo ROFR Rightholder certificates (if any) representing the Offered OpCo Units to be sold, free and clear of any Encumbrances (other than those contained in this Agreement and the Operating Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the OpCo ROFR Rightholder by certified or official bank check or by wire transfer of immediately available funds.

(vii) In the event that the OpCo ROFR Rightholder does not elect to purchase all of the Offered OpCo Units, then, provided the Offering OpCo Member has also complied with the provisions of this Section 4.3(c), to the extent applicable, the Offering OpCo Member may transfer all of such Offered OpCo Units, at a price per Offered OpCo Unit not less than the amount specified in the Offering OpCo Member Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those

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specified in the Offering OpCo Member Notice, but only to the extent that such transfer occurs within 90 days after expiration of the OpCo ROFR Rightholder Option Period. Any Offered OpCo Units not transferred within such 90-day period will be subject to the provisions of this Section 4.3(c) upon subsequent transfer.

(d) Notwithstanding anything to the contrary set forth in this Agreement, neither Sponsor may, without the prior written consent of the other Sponsor, transfer (which, for purposes of this Section 4.3(d), includes any indirect transfer of such OpCo Membership Interest) or exchange all or any portion of its Common Units and OpCo Subordinated Units or any related Class B Shares if, as a result of such transfer or exchange, such Sponsor will own, on a fully diluted basis, less than 17% of the “Percentage Interest” (as defined in the Partnership Agreement) of the OpCo Managing Member; provided, that this Section 4.3(d) shall not apply to a transfer or exchange of Common Units, OpCo Subordinated Units or any related Class B Shares (i) which occurs after the fifth anniversary of the date hereof if such Sponsor also transfers all, but not less than all, of its ownership interest in the Company in such transaction or (ii) if such Sponsor also makes a Permitted Transfer of all, but not less than all, of its ownership interest in the Company in such transaction.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions. Prior to the date hereof, capital contributions totaling $1,000 were made to the Company and 1,000 Economic Units were issued in consideration therefor as set forth in Exhibit A. As of the date hereof, the Economic Members agree that the respective Capital Contributions of the Economic Members and Economic Units of the Economic Members are as set forth on Exhibit A.

Section 5.2 Additional Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company; provided, however, that each Member shall pay or cause to be paid 50% of any amount owed by the Company to any Service Provider under any Management Service Agreement.

Section 5.3 Return of Contributions. Except as expressly provided herein, no Economic Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Economic Member. An Economic Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Economic Member’s Capital Contributions.

Section 5.4 Capital Accounts. A separate capital account (“Capital Account”) shall be established, determined and maintained for each Economic Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

(a) increased by (i) the amount of money contributed by the Economic Member to the Company; (ii) the fair market value of any property contributed by the Economic Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Economic Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

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(b) decreased by (i) the amount of money distributed to the Economic Member by the Company; (ii) the fair market value of any property distributed to the Economic Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Economic Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Economic Member of Company loss and deduction (or items thereof).

In the case of a termination of an Economic Unit or an additional Capital Contribution by an existing or newly admitted Economic Member, the Capital Accounts of the Economic Members shall be adjusted as of the date of such termination or the date of the Capital Contribution, as the case may be.

ARTICLE VI

PROJECT OFFERS TO THE OPERATING COMPANY

Section 6.1 General. Each Member and its Affiliates shall have the right to offer to sell Projects to the Operating Company in accordance with this Article VI; provided, however, that no Member shall be obligated to make any offers or sales to the Operating Company. Notwithstanding anything to the contrary set forth herein, each Project offered by a Member or its Affiliates to the Operating Company must, absent approval of a Majority Interest, qualify as an Acceptable Project.

Section 6.2 Offer Schedule. At least three months prior to the beginning of each Fiscal Year, a Majority Interest shall determine (i) whether the Target Distributed Cash Increase Range for the upcoming Fiscal Year should be altered from the amount provided on the Target Distributed Cash Increase Schedule and (ii) a schedule of expected Project offers by each Member to meet the Target Distributed Cash Increase Range for such Fiscal Year (each, an “Annual Offer Schedule”). The Annual Offer Schedule shall control each Member’s right to offer Projects to the Operating Company and shall set forth, at a minimum, the maximum amount of Target Distributed Cash Increase that each Member shall be permitted to offer to the Operating Company, the Projects that each Member contemplates offering to achieve such Target Distributed Cash Increase, any restrictions on the timing of such offers and agreements of the Management Members with respect to the Annual Offer Schedule. The Annual Offer Schedule may set forth alternative Projects proposed to be offered by a Member to the Operating Company. Subject to Section 6.3, in the absence of an Annual Offer Schedule, each Fiscal Year, each Member will have the right to offer to the Operating Company, at a minimum, Projects with Forecasted Distributed Cash of 50% of the bottom of the Target Distributed Cash Increase Range for such Fiscal Year set forth on the Target Cash Distribution Increase Schedule (each, an “Annual Minimum Offer”). Subject to the Annual Offer Schedule, Section 6.3 or approval of a Majority Interest, no Member or its Affiliates may offer Projects to the Operating Company with

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Forecasted Distributed Cash which exceeds 50% of the uppermost point of the Target Distributed Cash Increase Range for such Fiscal Year set forth on the Target Cash Distribution Increase Schedule. The Members acknowledge that the OpCo ROFO Agreements do not impose an obligation on the parties thereto to sell any Project to the Operating Company but instead require the parties thereto to allow the Operating Company to make a first offer to purchase the Projects specified therein as provided therein.

Section 6.3 Increased Offer Rights.

(a) Extraordinary Events. (i) Subject to Section 6.3(a)(ii), in the event that a Project (the “Affected Project”) contributed or sold to the Operating Company by a Member (the “Affected Member”) experiences an Extraordinary Event, whether or not it results in the receipt of Extraordinary Proceeds by the applicable Project Company, (A) the Annual Offer Schedule for the following year shall provide for the offer of one or more additional Projects by the Affected Member or (B) in the absence of Annual Offer Schedules for such year, the Annual Minimum Offer of the Affected Member for such year will be increased to allow for the offer of one or more additional Projects by the Affected Member, in each case that in the aggregate have Forecasted Distributed Cash that, together with the remaining Forecasted Distributed Cash of the Affected Project, if any, is not greater than 105% of the Forecasted Distributed Cash of the Affected Project immediately prior to the Extraordinary Event.

(ii) If the Operating Company or applicable Project Company receives Extraordinary Proceeds, the Affected Member shall have the right to cause the repair of the Affected Project with the Extraordinary Proceeds or offer to the Operating Company additional Projects pursuant to Section 6.3(a)(i) with a purchase price less than or equal to the amount of such Extraordinary Proceeds. If the Affected Project is not so repaired and the Affected Member and the Operating Company are unable to consummate such sale, the Members shall cause the Operating Company or applicable Project Company, as the case may be, to use such proceeds to acquire Common Units or, if a Majority Interest determines, the Members shall cause the Operating Company to distribute such proceeds. If the Operating Company or the applicable Project Company does not receive proceeds from an Extraordinary Event or the proceeds of the Extraordinary Event are insufficient to acquire additional Projects to replace the Distributed Cash lost in the Extraordinary Event or repair the Affected Project, the Affected Member may contribute additional Projects to the Operating Company without charge to the Operating Company or applicable Project Company or, at the election of the Affected Member, the Members shall cause the applicable Project Company to allow the Affected Member to repair the Affected Project without charge to any Group Member or the Project Company.

(b) Failure to Offer. (i) In the event that a Member (the “Non-Offering Member”) (1) notifies the other Member (the “Option Member”) that it will not make an offer as set forth the Annual Offer Schedule or an offer for an alternative Project of equivalent or less Forecasted Distributed Cash, or (2) fails to offer a Project within six months of the date set forth in the Annual Offer Schedule for such offer and fails during

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

such period to make an offer for an alternative Project of equivalent or less Forecasted Distributed Cash, the Option Member shall have the right to offer additional Projects within three months of such notification or failure (but not prior to the beginning of Fiscal Year to which such Annual Offer Schedule applies) which have Forecasted Distributed Cash that is not greater than 105% of the Forecasted Distributed Cash that is not being satisfied by the Non-Offering Member.

(ii) If there is no Annual Offer Schedule for a Fiscal Year and a Non-Offering Member (1) notifies the Option Member that it will not offer Projects projected to meet its Annual Minimum Offer for such Fiscal Year or (2) fails to offer Projects before the end of a Fiscal Year that in the aggregate meet its Annual Minimum Offer for such Fiscal Year, the Option Member shall have the right to offer additional Projects within three months of such notification or, if no notification, during the first quarter of the next Fiscal Year which, when the Forecasted Distributed Cash of such Projects are aggregated with the Forecasted Distributed Cash of the other Projects contributed to the Operating Company during the year in which the Non-Offering Member failed to offer Projects, are sufficient to meet the Target Distributed Cash Increase Range for the year in which the Non-Offering Member failed to offer Projects.

(iii) Upon occurrence of a failure of the Non-Offering Member described in Section 6.3(b)(i) or (ii) and the corresponding contribution or sale of additional Projects by the Option Member, the Management Members shall modify the Annual Offer Schedule for the next Fiscal Year to (A) provide that the Non-Offering Member may offer Projects in addition to those permitted under Section 6.2 which produce the amount of additional Forecasted Distributed Cash that the Option Member contributed or sold in the prior year pursuant to Section 6.3(b)(i) or (ii) and (B) correspondingly reduce the amount of Forecasted Distributed Cash the Option Member may offer. If there is no Annual Offer Schedule for the next Fiscal Year, the Non-Offering Member shall have the opportunity to offer a larger percentage of the Projects required to meet the Annual Minimum Offer of both Members, so that the aggregate Forecasted Distributed Cash produced by the Projects contributed by (A) the Non-Offering Member is increased above that permitted under Section 6.2 to produce the amount of additional Forecasted Distributed Cash that the Option Member contributed or sold in the prior year pursuant to Section 6.3(b)(i) or (ii) and (B) the Option Member is correspondingly reduced. If the Non-Offering Member cannot offer the additional Projects in such subsequent year, it will lose the right to cure such failed offer.

Section 6.4 Conflicts Committee Approval. The terms and conditions of the agreement pursuant to which the Operating Company would acquire a Project from a Member must be approved by the Conflicts Committee prior to consummation of such acquisition.

Section 6.5 Future Target Distributed Cash Increase Schedule. At least three months prior to the beginning of each Fiscal Year, a Majority Interest shall determine the Target Distributed Cash Increase Schedule for the subsequent 10 Fiscal Years. To the extent a Majority

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Interest cannot agree on such modified Target Distributed Cash Increase Schedule, the existing Target Distributed Cash Increase Schedule shall remain in effect pending such determination, provided that the Target Distributed Cash Increase for the 10th Fiscal Year of the schedule shall remain the same as the preceding Fiscal Year.

Section 6.6 Delivery of Final Project Model. Any Member that sells or contributes a Project to the Operating Company pursuant to this Article VI shall deliver the final project model for such Project to the Company for consideration 30 days prior to the acquisition of such Project by the Operating Company.

ARTICLE VII

DISTRIBUTIONS AND ALLOCATIONS

Section 7.1 Distributions.

(a) Except as otherwise provided in Section 13.3 or as otherwise set forth herein, within 50 days following the end of each Quarter commencing with the Quarter ending on [            ], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VII to all Economic Members simultaneously, pro rata in accordance with each Economic Member’s Ownership Percentage; provided that no distributions for any Fiscal Year beginning after November 30, 2019 will be made until after the Final Calculation for such Fiscal Year. Notwithstanding the foregoing, in the event that any Adjustment Percentages of the Members are in dispute in accordance with Section 3.2 at the time that a distribution is due, the Company shall distribute to each Economic Member only the amount of such distribution that is not being contested and the Company shall not distribute the remainder of such distribution until the Adjustment Percentages are determined to be final, binding and conclusive in accordance with Section 3.2.

(b) Each distribution in respect of an Economic Unit shall be paid by the Company only to the holder of record of such Economic Unit as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(c) Annual Adjustment to Distributions.

(i) In the event that there is a negative Adjustment Amount with respect to one Economic Member (a “Deficit Economic Member”) and the Adjustment Amount with respect to the other Economic Member is greater than or equal to zero (a “Surplus Economic Member”), all distributions due on the Deficit Economic Member’s Economic Units (the “Transferred Distribution”) shall be paid to the Surplus Economic Member, until such time as the Surplus Economic Member has received Transferred Distributions for such Fiscal Year equal to the Adjustment Amount. Thereafter, any remaining Available Cash shall be distributed in accordance with Section 7.1(a). In the event the Transferred Distributions paid in a Fiscal Year are insufficient to satisfy the Adjustment

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Amount, the difference between the Adjustment Amount and the Transferred Distributions (the “Transferred Distribution Shortfall”) shall accrue for the next Fiscal Year.

(ii) In the event that both Economic Members are Deficit Economic Members, the Adjustment Amounts for both Members shall be netted (the “Net Adjustment Amount”) and a Transferred Distribution shall be made from the Deficit Economic Member with the larger Adjustment Amount to the Deficit Economic Member with the smaller Adjustment Amount (the “Net Surplus Economic Member”) until such time as the Net Surplus Economic Member has received Transferred Distributions in such Fiscal Year equal to the Net Adjustment Amount. Thereafter, any remaining Available Cash shall be distributed in accordance with Section 7.1(a). In the event the Transferred Distributions received in such Fiscal Year are insufficient satisfy the Net Adjustment Amount, the difference between the Net Adjustment Amount and the Transferred Distribution (the “Net Transferred Distribution Shortfall” and, together with the Transferred Distribution Shortfall, the “Shortfall”) shall accrue for the next Fiscal Year.

(iii) In the event that both Economic Members are Surplus Economic Members, no adjustment to the distributions of Available Cash shall be made pursuant to this Section 7.1(c) and Available Cash shall be distributed in accordance with Section 7.1(a).

Section 7.2 Allocations. After giving effect to the allocations set forth in Section 7.3, the Company shall allocate Profits and Losses for any Allocation Year among the Economic Members in the manner that causes the balance of the Capital Account of each Economic Member to be equal to the amount which would have been distributed to such Economic Member pursuant to Section 7.1 if all of the assets of the Company had been sold on the last day of the Allocation Year for their Gross Asset Values (except that any Company asset that is sold in such Allocation Year shall be treated as if sold for an amount of cash equal to the sum of (x) the amount of any net cash proceeds actually received by the Company in connection with such disposition and (y) the Gross Asset Values of any property actually received by the Company in connection with such disposition).

Section 7.3 Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Allocation Year, each Economic Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 7.3(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Year, any Economic Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 7.3(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Economic Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Economic Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the Adjusted Capital Account Deficit, if any, created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit as adjusted after all other allocations provided for in Section 7.2 and this Section 7.3 have been tentatively made as if this Section 7.3(c) and Section 7.3(d) were not in this Agreement.

(d) In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Economic Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Article VII have been tentatively made as if Section 7.3(c) and this Section 7.3(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Allocation Year shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.

(f) Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Economic Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Economic Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Economic Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Economic Members in accordance with the ratios in which they share such economic risk of loss.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

(g) For purposes of Treasury Regulation Section 1.752-3(a)(3), the Economic Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Economic Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i) Notwithstanding any other provision of this Section 7.3, the allocations set forth in Sections 7.3(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Economic Member pursuant to Section 7.2 and Section 7.3, together, shall be equal to the net amount of such items that would have been allocated to each such Economic Member under Section 7.2 and Section 7.3 had the Required Allocations and this Section 7.3(i) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(j) Items of income, gain, loss and deduction realized in any taxable year that includes a dissolution event shall be allocated in a manner that will cause, to the extent possible, the ratio of each Economic Member’s Capital Account to the sum of all Economic Members’ Capital Accounts to be equal to such Economic Member’s Ownership Percentage. Upon a dissolution event, if any property is distributed in kind, any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously shall be allocated among the Economic Members as if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

(k) The allocations in Section 7.2, this Section 7.3 and Section 7.5, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulation Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Management Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Economic Members under this Agreement.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 7.4 Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Economic Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by a Majority Interest in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Economic Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 7.5 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Economic Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Economic Member’s Ownership Percentage, the Economic Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by a Majority Interest to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Economic Members’ varying Ownership Percentages.

Section 7.6 Withheld Taxes. All amounts withheld pursuant to the Code or any provision of any state, local or non-U.S. tax law with respect to any payment, distribution or allocation to the Company or the Economic Members shall be treated as amounts distributed to the Economic Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Economic Members and to pay over to any federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or non-U.S. law and shall allocate such amounts to those Economic Members with respect to which such amounts were withheld.

Section 7.7 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

ARTICLE VIII

MANAGEMENT MEMBERS

Section 8.1 Management by Management Members.

(a) The Management Members, by a Majority Interest, shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of each Member to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Company shall be exclusively vested in the Management Members and no other Member shall have any management power over the business and affairs of the Company.

(b) No Economic Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2 Meetings. Subject to the provisions of this Agreement, including Section 8.1, any actions to be taken hereunder shall be taken in the manner provided in this Article VIII. Meetings of the Management Members shall be called by any Management Member. Such Management Member may designate any place as the place of meeting for any meeting of the Management Members.

Section 8.3 Notice of Meeting. Written notice of meetings of the Management Members shall be given to all Management Members at least ten days prior to the meeting. All notices and other communications to be given to Management Members shall be given in accordance with Section 14.4. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Members need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Management Members are present or if those not present waive notice of the meeting either before or after such meeting. Attendance of a Management Member at a meeting shall constitute a waiver of notice of such meeting, except where a Management Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 8.4 Quorum; Voting Requirement.

(a) The presence, in person or by proxy or participating in accordance with Section 8.6, of a Majority Interest shall constitute a quorum for the transaction of business by the Management Members. Unless otherwise provided in Section 8.4(b) or by the Delaware Act, the affirmative vote of a Majority Interest present at a meeting at which a quorum is present shall constitute a valid decision of the Management Members.

(b) At all times when there is a Minority Management Member, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the YieldCo General Partner, the Group Members and, to the extent it has rights to do so under the applicable Group Member Agreements, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of the YieldCo General Partner, any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document if any such alteration, repeal, amendment or adoption would have an adverse effect on the rights or preferences of the Minority Management Member;

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

(ii) merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership) if any such merger consolidation or conversion would have a disproportionate adverse effect on the Minority Management Member;

(iii) voluntarily liquidate, wind-up or dissolve the Company, the YieldCo General Partner or the Partnership if any such liquidation, wind-up or dissolution would have a disproportionate adverse effect on the Minority Management Member; or

(iv) change the classification of the Company or any Group Member or any Joint Venture for United States federal income tax purposes or take any action that would otherwise change the tax status of the Company or any Group Member or any Joint Venture if any such change would have an adverse effect on the Minority Management Member.

(c) Without first receiving the prior written consent of the affected Management Member, the Company shall not, and shall cause the YieldCo General Partner, the Group Members and, to the extent it has rights to do so under the applicable Group Member Agreements, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of the YieldCo General Partner, any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, enter into or approve any transaction containing any restriction on direct or indirect Transfers of ownership interests in the Company, the Partnership or the Operating Company by such Management Member or its Affiliates or any consolidations, mergers or direct or indirect sales, assignments, gifts, exchanges or any other dispositions by law or otherwise of all or substantially all of the assets of its Affiliated Sponsor.

Section 8.5 Management Member Deadlock.

(a) In the event that a Management Member is unable to obtain the requisite vote under Section 8.4 for the approval of any matter (such event, a “Deadlock”), either Management Member may give the other Management Member notice (a “Deadlock Notice”) that such matter has not been so approved. Within five days after receipt of the Deadlock Notice, the receiving Management Member shall submit to the other Management Member a written response (a “Deadlock Response”). The Deadlock Notice and the Deadlock Response shall each include (i) a statement setting forth the position of the Management Member giving the Deadlock Notice or Deadlock Response,

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

as applicable, and a summary of arguments supporting such position and (ii) the name and title of a senior representative of such Management Member who has authority to settle the Deadlock. Within five days of the delivery of the Deadlock Response, the senior representatives of both Management Members named in the Deadlock Notice and Deadlock Response shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate to the resolve the Deadlock.

(b) If such Deadlock has not been resolved, for any reason, within 30 days following delivery of the Deadlock Response, then each Management Member agrees to have the Chief Executive Officer of the Sponsor to which it is Affiliated meet or communicate by telephone with the Chief Executive Officer of the Sponsor to which the other Management Member is Affiliated at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate to resolve the Deadlock.

(c) (i) If such Deadlock has not been resolved, for any reason, within 90 days following delivery of the Deadlock Response, then either Management Member (the “Shotgun Initiator”) may deliver to the other Management Member (the “Shotgun Recipient”) a notice of its intention to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Recipient (the “Shotgun Notice”).

(ii) To be effective, the Shotgun Notice must: (A) be signed by the Shotgun Initiator; (B) contain an irrevocable offer to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Recipient for a cash price (the “Shotgun Price”); (C) contain a valuation by a nationally recognized investment banking firm attesting that the Shotgun Price represents the Fair Value of the applicable Membership Interests and OpCo Subordinated Units; and (D) constitute a valid, legally binding and enforceable offer for the sale and purchase of such Membership Interests and OpCo Subordinated Units containing no representations or warranties other than with respect to ownership of title to the Membership Interests and OpCo Subordinated Units free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and the Operating Company and securities laws). Upon the delivery of a Shotgun Notice, no additional Shotgun Notices may be delivered by either Member.

(iii) Within 30 days of the Shotgun Recipient receiving the Shotgun Notice, the Shotgun Recipient shall irrevocably elect one of the following options, by delivering to the Shotgun Initiator a written election notice (such notice, a “Shotgun Election”): (A) accept the Shotgun Initiator’s offer to purchase the Shotgun Recipient’s Membership Interests and OpCo Subordinated Units, (B) propose a counteroffer to purchase the Shotgun Initiator’s Membership Interests and OpCo Subordinated Units at a price it reasonably considers equal to the Fair Value of such Membership Interests and OpCo Subordinated Units, which election shall meet the requirements of an effective Shotgun Notice under Section 8.5(c)(ii)

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

above, or (C) the Shotgun Recipient may irrevocably elect to have a nationally recognized investment banking firm conduct an auction process pursuant to Section 8.5(c)(v) to solicit offers from Persons, including the Sponsors and their Affiliates (each such Person, an “Auction Buyer”), with the objective of obtaining the highest price for the purchase for cash of all, but not less than all, of the outstanding Membership Interests in the Company and OpCo Subordinated Units of the Shotgun Initiator and the Shotgun Recipient, such purchase to occur on terms no less favorable than the non-price terms set forth in the Shotgun Notice. If the Shotgun Recipient does not irrevocably elect any of the foregoing options within the time allotted, then the Shotgun Recipient shall be deemed to have irrevocably elected to accept the offer for the Shotgun Initiator to purchase all of the Shotgun Recipient’s Membership Interests and OpCo Subordinated Units.

(iv) In the event that the Shotgun Recipient proposes a counteroffer pursuant to Section 8.5(c)(iii)(B), the Shotgun Initiator shall, within 30 days of receiving the Shotgun Election, irrevocably elect to (A) accept the Shotgun Recipient’s counteroffer set forth in the Shotgun Election, or (B) have a nationally recognized investment banking firm conduct an auction process pursuant to Section 8.5(c)(v) to solicit offers from Auction Buyers with the objective of obtaining the highest price for the purchase for cash of all, but not less than all, of the outstanding Membership Interests and OpCo Subordinated Units of the Shotgun Initiator and the Shotgun Recipient, such purchase to occur on terms no less favorable than the non-price terms set forth in the Shotgun Election. If the Shotgun Initiator does not irrevocably elect any of the foregoing options within the time allotted, then the Shotgun Initiator shall be deemed to have irrevocably elected to accept the counteroffer for the Shotgun Recipient to purchase all of the Shotgun Initiator’s Membership Interests and OpCo Subordinated Units.

(v) In the event of the initiation of an auction process as provided above, the Management Member that has elected to initiate the auction process (the “Auction Initiator”) shall be entitled, within 180 days after the later of the date of the Shotgun Notice or Shotgun Election that resulted in the auction process (or any longer period to which the non-Auction Initiator consents in writing) (such period, the “Auction Period”), to execute and deliver a binding, definitive purchase and sale agreement with an Auction Buyer, pursuant to which such Auction Buyer shall purchase all, but not less than all, of the outstanding Membership Interests and OpCo Subordinated Units of the Shotgun Initiator and Shotgun Recipient for a price in cash (such price, the “Auction Price”) (such agreement, the “Binding Agreement”).

(vi) In the event that a Binding Agreement is executed and delivered by the Auction Initiator within the Auction Period and the rights and obligations of the Members are the same therein in all material respects, then the non-Auction Initiator shall be obligated to execute and deliver a counterpart to such Binding Agreement. Upon such execution and delivery by the non-Auction Initiator, the Shotgun Initiator and the Shotgun Recipient shall be obligated to sell all, but not

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

less than all, of their outstanding Membership Interests and their OpCo Subordinated Units to the Auction Buyer pursuant to such Binding Agreement at the Auction Price and upon the same terms and subject to the same conditions.

(vii) In the event that the Shotgun Recipient initiates an auction process under Section 8.5(c)(iii) above, but a Binding Agreement is not delivered within the Auction Period, then the Shotgun Initiator may elect to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Recipient at the price and on the terms initially offered in the Shotgun Notice with a five percent (5%) discount and an additional deduction equal to the amount of the costs of the auction process borne by the Company or the Shotgun Initiator.

(viii) In the event that the Shotgun Initiator initiates an auction process under Section 8.5(c)(iv) above, but a Binding Agreement is not delivered within the Auction Period, then the Shotgun Recipient may elect to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Initiator at the price and on the terms initially offered in the Shotgun Election with a five percent (5%) discount and an additional deduction equal to the amount of the costs of the auction process borne by the Company or the Shotgun Recipient.

(ix) In the event that an auction process is conducted and a Binding Agreement is executed and delivered and such transaction is consummated, the Auction Price shall be allocated between the Management Members in accordance with the relative Fair Values of their Membership Interests and OpCo Subordinated Units. Within 15 days of the date of consummation of the auction process, each Management Member shall deliver in writing to the other Management Member its proposed allocation of the Auction Price, with an opinion from an impartial senior employee or partner at a nationally recognized investment banking firm attesting to the Fair Value of the Membership Interests and OpCo Subordinated Units of each Member and that such allocation represents the fair allocation of the Auction Price based on the Fair Value of such Membership Interests and OpCo Subordinated Units (each an “Auction Price Allocation Opinion”). If either Management Member fails to timely deliver an Auction Price Allocation Opinion, then the allocation of the Auction Price set forth in the other Management Member’s Auction Price Allocation Opinion shall be the final allocation of the Auction Price between the parties. The Management Members shall attempt to amicably determine the allocation of the Auction Price after delivery of the second Auction Price Allocation Opinion. In the event that, for any reason, the Management Members cannot agree in writing on the allocation of the Auction Price within 15 days of the date of the delivery of the second Auction Price Allocation Opinion, then the allocation of the Auction Price shall be submitted for a final and binding determination by an impartial senior employee or partner at a nationally recognized investment banking firm jointly appointed by the Management Members, which shall not be an investment banking firm that has otherwise given an opinion or attestation in this Section 8.5(c)

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(the “Appraiser”). In the event the Appraiser is not, for any reason, jointly appointed by the Managing Members within 30 days of the date of delivery of the second Auction Price Allocation Opinion, the Appraiser shall be appointed by the AAA on the written request of any party. The Appraiser shall be provided with the two Auction Price Allocation Opinions, and, using the information contained therein and such other materials as it may reasonably request from either Management Member, determine the Fair Value of the Membership Interests and OpCo Subordinated Units of each Member and the fair allocation of the Auction Price based on the Fair Value of such Membership Interests and OpCo Subordinated Units. The final allocation of the Auction Price shall thereafter be the average of (A) the allocation set forth by the Appraiser, and (B) the allocation set forth in an Auction Price Allocation Opinion which is closest to the allocation set forth by the Appraiser; provided, that in the event the allocation set forth by the Appraiser is in the mid-point between the allocations set forth by both Auction Price Allocation Opinions, the allocation shall be as set forth by the Appraiser. For the avoidance of doubt, the Appraiser shall act as an expert, and not as an arbitrator; and this submission to the determination of the Appraiser, and the determination of the Appraiser, shall not be governed by and construed by the Federal Arbitration Act or any state arbitration statute or law.

(x) Sales of the Membership Interests and OpCo Subordinated Units pursuant to this Section 8.5(c) shall be made at the offices of the Company within 60 days of the acceptance of any offer under Section 8.5(c)(iii) or Section 8.5(c)(iv) above, or if later the execution of a Binding Agreement, or on such other date as the Members may agree. Such sales shall be effected by the applicable Member’s delivery of the Membership Interests and OpCo Subordinated Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and the Operating Company and securities laws), to the other Member, against payment to the selling Member(s) of the Shotgun Price, as applicable, and on the terms and conditions specified in the Shotgun Election or Binding Agreement, as applicable.

(d) Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Management Member agrees to continue to perform its obligations under this Agreement and to cause its directors, officers, Affiliates and agents to continue to perform their obligations under this Agreement.

Section 8.6 Conference Telephone Meetings. Management Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 8.7 Action by Consent of Members. Any action that may be taken at a meeting of the Management Members may be taken without a meeting if an approval in writing setting forth such action is signed by Management Members holding a Majority Interest.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 8.8 Representatives.

(a) Each Management Member shall appoint one representative (a “Representative”), which may be a Director of the YieldCo General Partner, who shall be deemed to have the authority to act on behalf of such Management Member to take any and all actions and make any and all decisions required under this Agreement, including with respect to making any determination with respect to those matters requiring unanimous approval of the Management Member set forth in Section 8.4(b). The initial Representative of each Management Member is set forth on Exhibit F.

(b) Any Management Member may change its Representative by providing written notice of a new Representative to the Company and the other Management Member, such change to be effective upon receipt of such notice pursuant to Section 14.4. Any action or omission of a Representative will be deemed to be effective hereunder, and may be relied on by the Company or the other Management Member, until such notice of a replacement Representative is so received.

Section 8.9 Affiliate Contracts.

(a) All contracts or other arrangements between the Company, the YieldCo General Partner, any Group Member or any Joint Venture on the one hand and any Affiliate of any Member on the other hand that is entered into on or after the date of this Agreement, except to the extent otherwise expressly approved by the Board of Directors or a committee thereof, shall (i) be in writing, (ii) contain market-based terms, and (iii) be administered on an arm’s length basis.

(b) No later than 30 days following the end of each Quarter, each of SP Member and FS Member shall cause SP Parent and FS Parent, respectively, to deliver to the other Member a certificate from an authorized officer certifying that, with respect to all contracts or other arrangements between the Company, the YieldCo General Partner or any Group Member (but not any Joint Venture) on the one hand and any Affiliate of any Member on the other hand, there is no material breach or default on the part of SP Parent or FS Parent, respectively, or any Affiliate thereof under any such contract or other arrangement; provided, that in the event there is such a breach or default, the certificate shall identify such breach or default, set out any losses or costs incurred or other consequences resulting from such breach or default and set forth a plan to remedy such breach or default, recover such losses or costs and rectify any consequences of such breach or default as soon as practicable.

Section 8.10 Notices. The Company and the Management Members shall promptly provide or cause to be provided to each Management Member copies of all official notices and reasonably pertinent business correspondence sent by or on behalf of, or addressed to, the Company, the YieldCo General Partner, the Partnership, the Operating Company or any Management Member on behalf of any of the foregoing, in each case to the extent any such official notice or correspondence is not addressed to any such Management Member.

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ARTICLE IX

MANAGEMENT OF THE YIELDCO GENERAL PARTNER

Section 9.1 Right to Appoint Members of the Board of Directors.

(a) Subject to this Section 9.1, the Management Members shall designate the Directors as follows:

(i) SP Member shall be entitled to designate two natural persons to serve on the Board of Directors (any such Director designated by SP Member, an “SP Director”). The initial SP Directors as of the Closing Date are set forth on Exhibit C.

(ii) FS Member shall be entitled to designate two natural persons to serve on the Board of Directors (any such Director designated by FS Member, an “FS Director” and collectively with the SP Directors, the “Sponsor Directors”). The initial FS Directors as of the Closing Date are set forth on Exhibit C.

(iii) A Majority Interest shall designate any other Directors, including three Independent Directors, to serve on the Board of Directors. The initial Independent Director(s) as of the Closing Date are set forth on Exhibit C. Unless otherwise agreed by a Majority Interest, each Independent Director shall hold office for a two-year term, or until the earlier removal, death or resignation of such Independent Director. For the avoidance of doubt, Independent Directors shall not be precluded from serving consecutive terms.

(b) The Chief Executive Officer of the YieldCo General Partner shall be the Chairman of the Board of Directors.

(c) If any Management Member elects to transfer its right to designate its Directors in accordance with the terms of this Agreement (including the requirements set forth in Section 4.1(e)), then (1) each Director designated by such Management Member shall be automatically removed from all positions such individual holds with the Company without any further action as of the close of business on the date of such transfer, (2) each vacancy in the Board of Directors created by such removal shall be filled by the Transferee of such transfer, (3) such Management Member shall no longer be permitted to designate any Directors pursuant to this Agreement and (4), subject to Section 9.1(d) and Section 9.1(e), the Transferee of such transfer shall become entitled to designate Directors under this Agreement as of the close of business on the date of transfer.

(d) (i) In the event the Adjustment Percentage of a Management Member is below [40]% in each of the three previous Fiscal Years or if, in each of such three Fiscal Years, the Distributed Cash generated by the Projects contributed by a Management Member or its Affiliates during such Fiscal Year is less than [40]% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year, such Management Member (the “Losing Management Member”) shall lose the right to appoint one Director.

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(ii) In the event the Adjustment Percentage of a Losing Management Member is below [30]% in each of the three previous Fiscal Years or if, in each of such three Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is less than [30]% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year, the Losing Management Member shall lose the right to appoint both Directors.

(iii) Upon the Losing Management Member’s loss of the right to appoint one or more Directors pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii), the other Management Member (the “Gaining Management Member”) shall have the right to, within the earlier of 30 days of the applicable Final Calculation under Section 3.2(d) or the end of the fiscal quarter of the Gaining Management Member in which such loss occurs (the “Option Exercise Period”), elect to remove a Director, or two Directors, as applicable, appointed by the Losing Management Member and appoint a new Director, or two Directors, as applicable (in each case, a “Board Member Option”); provided that in the event that the Losing Management Member has only lost the right to appoint one Director under Section 9.1(d)(i), the Losing Management Member shall have the right to choose which Director is removed upon the exercise of the Board Member Option by the Gaining Management Member. To exercise a Board Member Option, the Gaining Management Member shall deliver to the Company and the Losing Management Member written notice of its election to exercise the Board Member Option before the expiration of the Option Exercise Period. Upon the Company’s receipt of such notice, the Company shall cause, and the Management Members agree to take all actions required to cause, the Director(s) appointed by the Losing Management Member to be removed and the Director(s) being appointed by the Gaining Management Member to be appointed. Notwithstanding the foregoing, in the event that a Gaining Management Member waives its right to exercise a Board Member Option upon the Losing Management Member’s loss, or fails to exercise the Board Member Option during the Option Exercise Period, such waiver shall only apply to the current Fiscal Year and shall not prevent a Gaining Management Member that qualifies as a Gaining Management Member at the beginning of any subsequent Fiscal Year from exercising the Board Member Option in any subsequent Fiscal Year.

(e) (i) In the event a Losing Management Member has lost the right to appoint both Directors in accordance with Section 9.1(d)(ii), the right to appoint one Director shall be regained when (x) such Losing Management Member’s Adjustment Percentage for the previous Fiscal Year is at least [30]% and (y) in any of the three previous Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is at least [30]% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year.

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(ii) In the event a Losing Management Member has lost the right to appoint one or both Directors in accordance with Section 9.1(d)(i) or (ii), the right to appoint two Directors shall be regained when (A) such Losing Management Member’s Adjustment Percentage for the previous Fiscal Year is at least [40]% and (B) in any of the three previous Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is at least [40]% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year.

(iii) Upon the Losing Management Member regaining the right to appoint one or more Directors pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii), the Losing Management Member shall have the right to, within the earlier of 30 days of the applicable Final Calculation under Section 3.2(d) or the end of the fiscal quarter of the Losing Management Member in which such regain occurs (the “Regain Option Exercise Period”), elect to remove a Director appointed by the Gaining Management Member and appoint a new Director (in each case, a “Regain Board Member Option”); provided that the Gaining Management Member shall have the right to choose which Director(s) is removed upon the exercise of the Regain Board Member Option by the Losing Management Member. To exercise a Regain Board Member Option, the Losing Management Member shall deliver to the Company and the Gaining Management Member written notice of its election to exercise the Regain Board Member Option before the expiration of the Regain Option Exercise Period. Upon the Company’s receipt of such notice, the Company shall cause, and the Management Members agree to take all actions required to cause, the Director(s) appointed by the Gaining Management Member to be removed and the Director(s) being appointed by the Losing Management Member to be appointed. Notwithstanding the foregoing, in the event that a Losing Management Member waives its right to exercise a Regain Board Member Option upon the Losing Management Member’s regain, or fails to exercise the Regain Board Member Option during the Regain Option Exercise Period, such waiver shall only apply to the current Fiscal Year and shall not prevent such Losing Management Member, if it still qualifies, from exercising the Regain Board Member Option at the beginning of any subsequent Fiscal Year.

(f) For purposes of Section 9.1(d) and Section 9.1(e), all determinations of Adjustment Percentages and Distributed Cash shall be made in accordance with Section 3.2. Any changes in rights effected pursuant to Sections 9.1(d) and (e), shall be effective upon the final, conclusive determination of the last required Adjustment Percentage or Distributed Cash Calculation.

(g) Unless a committee is required to only have Independent Directors in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time or a Majority Interest otherwise determines, any committee of the Board Directors of YieldCo General Partner shall comprise at least two Sponsor

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Directors, at least one of which shall be an FS Director and one of which shall be an SP Director, provided that the Company has designated at least one of each of such Sponsor Directors.

Section 9.2 Right to Appoint Officers of the YieldCo General Partner.

(a) Subject to Section 9.2(d), the Management Members shall use reasonable best efforts to cause the Board of Directors to designate the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Vice Presidents of Operations and General Counsel/Secretary of the YieldCo General Partner as follows:

(i) Chief Executive Officer. (A) SP Member shall select the initial Chief Executive Officer of the YieldCo General Partner for approval by the Board of Directors. The Management Member that did not select the initial Chief Executive Officer shall select the successor to the initial Chief Executive Officer for approval by the Board of Directors. Subject to Section 9.2(a)(i)(B), the rights to select the Chief Executive Officer as described above shall alternate between SP Member and FS Member (or any other party to whom any such Management Member transfers its rights to designate Directors). The term of the initial Chief Executive Officer shall end on the second anniversary of the Closing Date. Each successor Chief Executive Officer shall serve for a two-year term.

(B) In the event that a Management Member (the “Retaining Management Member”) elects to retain the Chief Executive Officer previously selected by the other Management Member (the “Retained Chief Executive Officer”) instead of exercising its right to select a new Chief Executive Officer for approval by the Board of Directors, then the Retaining Management Member shall retain the right to select a new Chief Executive Officer for approval by the Board of Directors until such time as it exercises the right to select a new Chief Executive Officer for approval by the Board of Directors.

(ii) Chief Financial Officer. (A) FS Member shall select the initial Chief Financial Officer of the YieldCo General Partner for approval by the Board of Directors. The Management Member that did not select the initial Chief Financial Officer will select the successor to the initial Chief Financial Officer for approval by the Board of Directors. Subject to Section 9.2(a)(ii)(B), the rights to select the Chief Financial Officer as described above shall alternate between SP Member and FS Member (or any other party to whom any such Management Member transfers its rights to designate Directors). The term of the initial Chief Financial Officer shall end on the second anniversary of the Closing Date. Each successor Chief Financial Officer shall serve for a two-year term.

(B) In the event that a Retaining Management Member elects to retain the Chief Executive Officer in accordance with Section 9.2(a)(i)(B), the Retaining Management Member shall

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

have the right to retain the current Chief Financial Officer (a “Retained Chief Financial Officer”) or select a new Chief Financial Officer for approval by the Board of Directors until such time as it exercises the right to select a new Chief Executive Officer for approval by the Board of Directors.

(iii) Chief Accounting Officer. A Majority Interest shall select the Chief Accounting Officer of the YieldCo General Partner for approval by the Board of Directors. The Chief Accounting Officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.

(iv) Vice Presidents of Operations. Unless a Majority Interest otherwise determines, each Management Member shall select one Vice President of Operations for approval by the Board of Directors. Each Vice President of Operations shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.

(v) General Counsel/Secretary. The Chief Financial Officer shall select the General Counsel/Secretary of the YieldCo General Partner for approval by the Board of Directors. The General Counsel/Secretary shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.

(b) Removal. (i) The Management Member that appointed the Chief Executive Officer, Chief Financial Officer or Vice President of Operations or, in the case of a Retained Chief Executive Officer or Retained Chief Financial Officer, retained him or her, may, at any time, with or without cause, request that the Board of Directors remove such officer and replace such officer with a person nominated by such Management Member. In such event, the Management Member who is requesting removal of an officer it appointed shall promptly notify the Board of Directors and the other Management Members of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the Chief Executive Officer, Chief Financial Officer or Vice President of Operations may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, the Management Member that appointed such officer or, in the case of a Retained Chief Executive Officer or Retained Chief Financial Officer, retained him or her shall have the right to select a replacement officer, as applicable, for approval by the Board of Directors to complete such officer’s current term.

(ii) A Majority Interest may, at any time, with or without cause, request that the Board of Directors remove the Chief Accounting Officer and replace such Chief Accounting Officer with a person nominated by a Majority

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Interest. In such event, a Majority Interest shall promptly notify the Board of Directors of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the Chief Accounting Officer may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, a Majority Interest shall have the right to select a new Chief Accounting Officer for approval by the Board of Directors.

(iii) The Chief Financial Officer may, at any time, with or without cause, request that the Board of Directors remove the General Counsel/Secretary and replace such General Counsel/Secretary with a person nominated by the Chief Financial Officer. In such event, the Chief Financial Officer shall promptly notify the Board of Directors of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the General Counsel/Secretary may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, the Chief Financial Officer shall have the right to select a new General Counsel/Secretary for approval by the Board of Directors.

(c) Subject to Section 9.2(d), in no event shall the Chief Executive Officer and Chief Financial Officer be selected by the same Management Member, without the prior consent of the other Management Member.

(d) In the event that a Management Member has lost the right to select one or both Director(s) in accordance with Section 9.1(d), such Management Member shall lose its right to select the Chief Executive Officer or Chief Financial Officer, as applicable, and the other Management Member shall gain the right to select both the Chief Executive Officer and the Chief Financial Officer until such Management Member has regained its right to select both Directors in accordance with Section 9.1(e)(ii).

(e) Unless a Majority Interest determines otherwise, no Person designated by FS Member as an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of a Person designated by SP Member as an officer of the YieldCo General Partner, and no Person designated by SP Member as an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without approval of a Person designated by FS Member as an officer of the YieldCo General Partner.

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Section 9.3 Right to Appoint Officers and Directors of Contributed Companies.

(a) Unless a Majority Interest determines otherwise, the Vice Presidents of Operations of the YieldCo General Partner shall elect the officers and directors of the Contributed Companies and have the right to remove and replace such officers and directors.

(b) Unless a Majority Interest determines otherwise, the Chief Executive Officer shall elect (and remove and replace) the officers and directors of any Project Company that are not selected for election pursuant to Section 9.3(a).

(c) Except to the extent any decision, contractual commitment or payment approval has been approved by a Majority Interest or the Board of Directors, no Person employed by FS Member who is an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of a Person employed by SP Member who is an officer of the YieldCo General Partner, and no Person employed by SP Member who is an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without approval of a Person employed by FS Member who is an officer of the YieldCo General Partner.

ARTICLE X

DUTIES; EXCULPATION AND INDEMNIFICATION

Section 10.1 Duties.

(a) Whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company or any Member, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination, in its sole discretion, solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement, the Members, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Member or manager of the Company to the Company, any Member of the Company or any other Person, notwithstanding anything to the contrary existing at law, in equity or otherwise. In furtherance of the foregoing to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations under this Agreement, shall (i) owe no duty (including fiduciary duties) or obligation whatsoever to the Company or any Member (other than the Management Member

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designating such Representative) or any other Person, and (ii) be entitled to act or omit to act at the direction of the Management Member that designated such Representative, in such Management Member’s sole discretion, considering only such factors, including the separate interests of the Management Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not constitute a breach of any duty on the part of such Representative or Member to the Company or any other Representative or Member of the Company.

(c) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Member or its Representative otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such Member or its Representative. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to serve, in the absence of this Section 10.1, and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Delaware Act.

Section 10.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee acting (or omitting or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement to the extent that there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 10.2 shall be available to any Indemnitee (other than a Group Member or Joint Venture) with respect to any such Indemnitee’s obligations pursuant to the Master Formation Agreement (other than obligations incurred by such Member on behalf of the Company). Any indemnification pursuant to this Section 10.2 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

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(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is entitled to indemnification pursuant to this Section 10.2 in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.2, the Indemnitee is not entitled to be indemnified upon written request by such Indemnitee and receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.2.

(c) The indemnification provided by this Section 10.2 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of a Majority Interest, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance (or reimburse the Management Members or their Affiliates for the cost of), on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 10.2: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.2(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

(h) The provisions of this Section 10.2 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 10.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 10.2(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 10.2 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 10.3 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members or any other Persons, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless and to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) Any amendment, modification or repeal of this Section 10.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 10.4 Corporate Opportunities. Except as otherwise provided in the Omnibus Agreement or any other agreement or contract to which the Company or any Group Member is a party, (i) each Member and its respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses

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engaged in or anticipated to be engaged in by the Company, the YieldCo General Partner, any Group Member or any Joint Venture, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, the YieldCo General Partner, any Group Member or any Joint Venture, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Group Member or any Member, and (ii) neither of the Company, any Member or any other Person shall have, and each of them hereby waive, any rights or expectation by virtue of this Agreement, the Partnership Agreement, any Group Member Agreement, or the business relationship established hereby in any business ventures of any Member and its respective Affiliates.

ARTICLE XI

TAXES

Section 11.1 Tax Returns. The Tax Member shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 11.2 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt as the Company’s taxable year the calendar year, or such other taxable year as the Company may from time to time be required to use under Section 706 of the Code and the regulations thereunder;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a Transfer of an Economic Unit as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election a Majority Interest may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 11.3 Tax Matters Member.

(a) FS Member shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 15th Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If a Majority Interest consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member 90 days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

ARTICLE XII

BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 12.1 Records and Accounting. The Accounting Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the register and all other books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 12.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the period from December 1 of each year through November 30 of the following year (unless otherwise required by law) unless a different period is specified by a Majority Interest.

Section 12.3 Reports. With respect to each tax year, the Tax Member shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules (including any information necessary for unrelated business taxable income calculations by any Member) as shall be necessary for the preparation by each Member on or before July 15 following the end of each tax year of its income tax return with respect to such year, provided, however, that the Tax Member, as applicable, shall also cause the Company to prepare and deliver, or cause to be prepared and delivered, at any time, such other information with respect to taxes as is reasonably requested by a Member at the cost of such Member.

Section 12.4 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by a Majority Interest. All withdrawals from any such depository shall be made only as authorized by a Majority Interest and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.1 Dissolution. The Company shall not be dissolved by the admission of additional Member in accordance with the terms of this Agreement. The Company shall dissolve, and (subject to Section 13.3) its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the affirmative vote of a Majority Interest or, if required by Section 8.4(b) the unanimous vote of the Management Members;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 13.2 Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article XIII, a Majority Interest shall select one or more Persons to act as Liquidator. The Liquidator (if other than a Member) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator (if other than a Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Parties hereto, all of the powers conferred upon a Majority Interest under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 13.3 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Economic Members on such terms as the Liquidator and such Economic Member or Economic Members may agree. If any property is distributed in kind, the Economic Member receiving the property shall be deemed for purposes of Section 13.3(c) to have received cash equal to its fair market value, net of Liabilities; and contemporaneously therewith, appropriate cash distributions must be made to the other Economic Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 13.2) and amounts to Economic Members otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

(c) Notwithstanding Section 7.2, any items of income, gain, loss or deduction for the taxable year during which the Company dissolves pursuant to this Section 13.3 will be allocated among the Economic Members in a manner that ensures, to the maximum extent possible, distributions pursuant to the Economic Members Capital Accounts will be in accordance with the Economic Members’ Liquidation Percentages.

(d) After taking into account the allocation set forth in Section 13.3(c), all property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 13.3(b) shall be distributed to the Economic Members pro rata in accordance with the Economic Member’s Liquidation Percentages.

(e) For purposes of this Section 13.3, the Liquidation Percentages shall be determined using Forecasted Project Values calculated as of the date of any disposition of the assets of the Company, discharge of its liabilities, or such other action as may be taken in connection with the winding up of its affairs, in each case taking into account the then current facts and circumstances and other current information.

Section 13.4 Certificate of Cancellation. Upon the completion of the distribution of Company cash and property as provided in Section 13.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 13.5 Return of Contributions. No Member shall be personally liable for, and each Member shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 13.6 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 13.7 Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Offset. Whenever the Company is to pay any sum to any Economic Member, including distributions pursuant to Article VII, any amounts that Economic Member owes the Company, as determined by a Majority Interest, may be deducted from that sum before payment.

Section 14.2 Specific Performance. The Members acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Agreement and any such breach would cause the non-breaching Member irreparable harm. Accordingly, the Members agree that, in the event of any breach or threatened breach of this Agreement by a Member, the other Member, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided that a requirement for a Member seeking equitable relief to post a bond or other security shall not be waived if such Member is in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Members.

Section 14.3 Amendment. Subject to Section 8.4(b)(i), this Agreement shall not be altered modified or changed except by a written instrument approved by a Majority Interest.

Section 14.4 Addresses and Notices; Written Communication.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number of such Member at the address set forth on Exhibit E; provided, that to be effective any such notice sent originally by facsimile or email must be followed within two Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy).

(b) If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.4 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 14.5 Further Action. In connection with this Agreement and the transactions contemplated hereby, the Parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

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Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 14.6 Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of Confidential Information of the other Party, the Company, the YieldCo General Partner, any Group Member or any Joint Venture (each, a “Disclosing Party”) shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors, and any officer or director of the YieldCo General Partner, any Group Member or any Joint Venture appointed by it and any other representatives (the “Party Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by such Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Party Representatives or except as required by applicable law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Party Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

Section 14.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 14.8 Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 14.9 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 14.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

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Exhibit A-1 – Form of Holdings A&R LLC Agreement

Section 14.11 Third-Party Beneficiaries. Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 14.12 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 14.13 Applicable Law; Forum and Venue.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(b) Subject to Section 8.5(c), any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.

Section 14.14 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 14.15 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

SUNPOWER YC HOLDINGS, LLC

By:
Name:
Title:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT A

ECONOMIC UNITS

Economic Member	Capital Contribution	Capital Account Balance	Economic Units	Ownership Percentage
SP Member	$500.00	$500.00	500	50%
FS Member	500.00	500.00	500	50%

Total:	$1,000.00	$1,000.00	1,000	100.00%

A-1

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT B

MANAGEMENT UNITS

Management Member	Management Units	Percentage Ownership
SP Member	500	50%
FS Member	500	50%

Total:	1,000	100.00%

B-1

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT C

INITIAL DIRECTORS OF THE YIELDCO GENERAL PARTNER

Charles D. Boynton	SP Director

SP Director

Mark R. Widmar	FS Director

FS Director

Independent Director[1]

[1]	Note: Additional Independent Directors to be named here if Sponsors elect to add additional independent directors prior to IPO.

C-1

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT D

TARGET DISTRIBUTED CASH INCREASE SCHEDULE

[To Come.]

D-1

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT E

MEMBERS’ ADDRESS FOR NOTICE

SP Member

SunPower YC Holdings, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

SunPower YC Holdings, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention:        Lisa Bodensteiner, General Counsel

FS Member

First Solar 8point3 Holdings, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

with copies, which shall not constitute notice, to:

First Solar 8point3 Holdings, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:        Paul Kaleta, General Counsel

E-1

Master Formation Agreement

Exhibit A-1 – Form of Holdings A&R LLC Agreement

EXHIBIT F

REPRESENTATIVES

SP Member’s Initial Representative: [                    ]

FS Member’s Initial Representative: [                    ]

F-1

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

EXHIBIT A-2

Form of Yieldco Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 GENERAL PARTNER, LLC

A Delaware Limited Liability Company

Dated as of

[            ], 2015

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

i

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

ii

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 GENERAL PARTNER, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 GENERAL PARTNER, LLC dated as of [            ], 2015, is adopted, executed and agreed to, for good and valuable consideration, by 8point3 Holding Company, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Acceptable Project” means a Project, or an interest in a Project, that:

(a) is photovoltaic,

(b) is located in Australia, Canada, Chile, France, Germany, Japan, Mexico, South Africa, the United Kingdom or the United States,

(c) is (i) with respect to Utility Scale Projects, contracted at a fixed price for at least 80% of the output of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that have Investment Grade Credit Ratings, (ii) with respect to C&I Projects, contracted at a fixed price for at least 80% of the output or the modeled revenue of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that (A) have Investment Grade Credit Ratings, or (B) so long as at least 70% of the C&I Projects sold or contributed to the Operating Company by the offering Sponsor have Investment Grade Credit Ratings at such time, meet the Minimum Commercial Requirements, or (iii) with respect to Residential Projects, composed of Residential Systems each of which is contracted with a homeowner at a fixed price for at least 80% of the output or the modeled revenue of such Residential System with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of the Residential Project to the Operating Company; provided, however, that the average FICO Score of the homeowners party to such contracts shall be at least 700, no more than 20% of such homeowners shall have FICO Scores less than

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

680 and no more than 0.5% of such homeowners shall have FICO Scores less than 650 (the FICO Score of each homeowner being measured at the time such contract was executed),

(d) is at or past its Commercial Operation Date, unless such Project is a Tax Beneficial Project, in which case the Project may be contributed no more than three months prior to the Tax Beneficial Date, and

(e) to the extent such Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.

Notwithstanding the foregoing, (i) each of the El Pelicano Project, the La Huella Project and Luz Del Norte Project shall each be deemed to be an Acceptable Project as long as each Project is contracted for a minimum of 65% of its output and otherwise meets the requirements of an Acceptable Project and (ii) a Project that is a Utility Project Site on which a Utility Scale Project is situated which qualifies as an Acceptable Project or is otherwise approved by the Sole Member shall be an Acceptable Project.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the Company and the Sole Member. Notwithstanding anything in the foregoing to the contrary, SP Member and its Affiliates (other than the Company or any Group Member), on the one hand, and FS Member and its Affiliates (other than the Company or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the Company or any Affiliate of any Group Member or the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC, as it may be amended, modified, supplemented or restated from time to time.

“Annual Budget” means a budget covering the operations of the Partnership Group (other than the Project Companies) for a Fiscal Year, setting forth reasonable line item detail regarding anticipated expenditures, including: (a) estimated operating expenditures; (b) estimated capital expenditures; (c) proposed financing plans for such expenditures; and (d) such other items as the Board of Directors may deem appropriate.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Audit Committee” has the meaning set forth in Section 5.10(b).

“Audit Committee Independent Director” means an Independent Director who meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed.

“Board of Directors” has the meaning set forth in Section 5.1(b).

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Capital Contribution” means (a) any cash, cash equivalents or the fair market value of Contributed Property that the Sole Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of the Sole Member, net of any Liabilities either assumed by the Company upon such contribution or to which such property or other consideration is subject when contributed or (b) current distributions that the Sole Member is entitled to receive but otherwise waives.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.6, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means, with respect to a Project, the date on which such Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity from such Project or Residential System.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Commission” means the United States Securities and Exchange Commission.

“Company” means 8point3 General Partner, LLC, a Delaware limited liability company.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Contributed Company” means any FS Contributed Company or SP Contributed Company, as the context may require.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” or “Directors” has the meaning set forth in Section 5.2(a)(i).

“EBITDA” means earnings before interest, tax, depreciation and amortization, each as determined in accordance with U.S. GAAP.

“El Pelicano Project” means the 100 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Electricity” means electric energy, measured in kWh.

“Emergency Expenditure” means an expense that is not included in any Project Annual Budget or any permitted variance therefrom and which is incurred in good faith to avoid or to mitigate a material risk of imminent physical injury to any person, an imminent material financial loss or damage to any Group Member, Joint Venture or Project or an imminent violation of applicable law by any such Person.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“Event of Eminent Domain” means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.

“Event of Loss” means an event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use, other than an Event of Eminent Domain.

4

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Extraordinary Proceeds” means:

(a) the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture;

(b) any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and

(c) the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any complete or partial Event of Loss or Event of Eminent Domain.

“FICO Score” means a credit score created by Fair Isaac Corporation.

“Fiscal Year” has the meaning set forth in Section 9.2.

“FS Contributed Company” means any Project Company contributed or sold to the Operating Company by FS Member or its Affiliates.

“FS Director” has the meaning set forth in Section 5.2(b)(i).

“FS Member” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“FS Officer” means an officer of the Company designated as an FS Officer pursuant to Section 6.2(d).

“FS Parent” means First Solar, Inc., a Delaware corporation.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Group Member or Joint Venture that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

agreements or similar instruments, or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (e) all obligations of such Person to pay the deferred purchase price of assets or services (f) all indebtedness of a second Person secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement may be limited to repossession or sale of such property), (h) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (i) all indebtedness of others guaranteed directly or indirectly by such Person; provided that the definition of “Indebtedness” shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

“Indemnitee” means (a) the Sole Member, (b) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the Company or the Sole Member or (ii) any Affiliate of any Group Member, the Company or the Sole Member, (c) any Person who is or was serving at the request of the Sole Member, the Company or any Group Member as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Sole Member, the Company or any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any member of the Sole Member and (e) any Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the NASDAQ Stock Market LLC or any other national securities exchange upon which the limited partner or other Equity Interests of the Partnership are listed or are to be listed and the independence, qualification and experience requirements of Section 10A-(3) of the Exchange Act (or any successor law) and the rules and regulations of the Commission and any other applicable law.

“Investment Grade Credit Rating” means, with respect to any Person, having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“La Huella Project” means the 60 to 88 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Listing Date” means the first day upon which the Class A Shares are listed or admitted to trading on the NASDAQ Stock Market LLC or another national securities exchange.

“Liquidator” means one or more Persons selected by the Sole Member to perform the functions described in Section 10.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Luz Del Norte Project” means the approximately 141 Megawatt (AC) solar power project located near Copiapó, Chile to being built by an Affiliate of FS Member.

“Management Services Agreement” means either (a) the Management Services Agreement, dated as of [            ], 2015, among First Solar 8point3 Management Services, LLC, the Sole Member, the Company, the Partnership and the Operating Company, or (b) the Management Services Agreement, dated as of [            ], 2015, among SunPower Capital Services, LLC, the Sole Member, the Company, the Partnership and the Operating Company.

“Master Formation Agreement” means that certain Master Formation Agreement dated as of [            ], 2015 among SP Parent and FS Parent, as it may be further amended, supplemented or restated from time to time.

“Material Contract” means (a) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note, line of credit and similar document in each case relating to any Indebtedness of the Company, any Group Member or any Joint Venture for amounts in excess of $10,000,000; (b) any swap, option, trade option, derivative, hedging, futures or other similar agreement or contract that result in an aggregate exposure to any of the Company, the Partnership, the Operating Company or any Project Holding Company in excess of $10,000,000; (c) any real property lease calling for payments by any of the Company, the Partnership, the Operating Company or any Project Holding Company of amounts greater than $10,000,000 per year; (d) any partnership or joint venture agreement; (e) any contract limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area; (f) any contract relating to any outstanding commitment for capital expenditures by the Company, the Partnership, the Operating Company or any Project Holding Company in excess of $10,000,000, unless such capital expenditure is included in an approved Annual Budget; (g) any contract to which any of the Company, the Partnership, the Operating Company or any Project Holding Company is a party with any labor union or organization; (h) any contract not entered into in the ordinary course of the business of the Partnership Group other than those that are not material to the applicable Group Member and those that are included in an approved Annual Budget; (i) any contract that prohibits any Group Member from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity or customary restrictions under project financing agreements for a Project; (j) any material amendment or waiver to any of the foregoing and (k) any indemnity by the Company, the Partnership, the Operating Company or any Project Holding Company arising outside of the contracts described in (a)-(j) above and expected to exceed $10,000,000.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Membership Interest” means the ownership interest of the Sole Member in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.

“Minimum Commercial Requirements” means (a) with respect to for-profit counterparties, a Person that has been in business for a minimum of five years with current annual revenue of at least $5 million per 1 MW of capacity of the applicable C&I Project, a maximum EBITDA to debt service ratio of 1.2x and a maximum debt to equity ratio of 4x and, (b) with respect to not-for-profit counterparties, a Person that has been operating for a minimum of five years and has, in its audited financial statements or unaudited financial statements prepared by an independent accounting firm covering the current fiscal year-to-date and the previous two complete fiscal years, recorded ratios of change in net unrestricted assets before interest, depreciation and amortization to debt service and change in net total assets before interest, depreciation, and amortization to debt service of at least 1.2x during each complete or year-to-date fiscal period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“MW” means megawatts.

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, to be dated as of [            ], 2015, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“POC Material Contract” means (a) any power purchase agreement, offtake agreement or other agreement for the sale of energy, capacity or ancillary services related to any Project with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (b) any engineering, procurement and construction agreement, construction agreement or equipment supply agreement related to any Utility Scale Project or C&I Project, but excluding any subcontracts thereof, with revenues of at least $10,000,000 per year and, with respect to a Residential Project, any engineering, procurement and construction agreement, construction agreement or equipment supply agreement with revenues of at least $5,000,000 per year; (c) any transmission agreement or interconnection agreement relating to any Project with revenues of at

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (d) any operation and maintenance agreement, administrative services agreement and other services agreement in each case related to any Project, but excluding any subcontracts thereof, with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (e) any swap, option, trade option, derivative, hedging, futures or other similar agreement or contract that result in an aggregate exposure to any Project in excess of $10,000,000, or in the case of a Residential Project, $5,000,000; (f) any real property lease related to any Project with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (g) any contract relating to any outstanding commitment for capital expenditures of any Project Company in excess of $10,000,000, unless such capital expenditure is included in an approved Project Annual Budget; (h) any contract of any Project Company with any labor union or organization; (i) any contract not entered into in the ordinary course of the business of the Partnership Group or any Joint Venture other than those that are not material to the applicable Group Member or Joint Venture and those that are included in an approved Project Annual Budget; (j) any contract that prohibits any Group Member or Joint Venture from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity; (k) any contract for the sale of renewable energy credits, “green” tags or other like environmental credits or benefits with revenues of at least $10,000,000 per year; (l) any material amendment or waiver to any of the foregoing; and (m) any indemnity by any Project Company arising outside of the contracts described in (a)-(l) above and expected to exceed $10,000,000.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site and any other asset or project that the Sole Member designates as a “Project.”

“Project Annual Budget” means a budget of anticipated revenues and anticipated expenditures of the Project Company, such budget to include:

(a) all projected income and cash revenues received by the Project Company from the ownership or operation of the Project (or in the case of a Residential Project, Residential Systems), including (i) any payments due under the applicable power purchase agreement and all other income derived from the sale or use of electric energy, capacity and ancillary services generated by the Project or Residential Systems, (ii) all interest earned on permitted investments, (iii) payments due to the Project Company (or refunds received by the Project Company) under any POC Material Contract and (iv) all other operating income, however earned or received, by the Project Company during such period;

(b) with respect to any debt at the Project Company or Project, an amount equal to all principal scheduled to become due and payable including, without duplication, all amounts overdue and not paid from any prior period, any interest and fees that will accrue and become due and payable, ordinary course settlement amounts payable by the Project Company under any interest rate agreements (net of ordinary course settlement amounts received by the Project Company thereunder during the relevant period);

(c) scheduled and proposed distributions; and

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(d) maintenance, repair and operation expenses (including reasonable allowance for contingencies), including (i) expenses for operating the Project or Residential System and maintaining the Project or Residential Systems in good repair and operating condition during such period, including payments to the counterparties to the Material Contracts, (ii) management and other fees payable under the operations and maintenance agreement and the asset management agreement, (iii) insurance costs of the Project during such period, (iv) applicable sales and excise taxes, franchise taxes, property taxes or other direct taxes (if any) during such period, (v) costs and fees attendant to the obtaining and maintaining in effect the permits projected during such period and (vi) legal, accounting and other professional fees attendant to any of the foregoing items projected during such period.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Project Holding Company” means a Project Company that directly or indirectly owns interests in more than one Project other than through a Joint Venture.

“Project Operations Committee” has the meaning set forth in Section 5.10(d).

“Project Services Agreement” means an operating and management agreement or an administrative services agreement entered into by a Project Company which provides for the operations and maintenance and asset management of the Project.

“Removed Sponsor” has the meaning set forth in Section 5.12(c)(iii).

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“S&P” means Standard & Poor’s Ratings Group, or any successor thereto.

“Service Provider” means the Service Provider under and as defined in the applicable Management Services Agreement.

“SP Contributed Company” means any Project Company contributed or sold to the Operating Company by SP Member or its Affiliates.

“SP Director” has the meaning set forth in Section 5.2(b)(i).

“SP Member” means SunPower YC Holdings, LLC, a Delaware limited liability company.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“SP Officer” means an officer of the Company designated as an SP Officer pursuant to Section 6.2(d).

“SP Parent” means SunPower Corporation, a Delaware corporation.

“Shareholders” has the meaning set forth in the Partnership Agreement.

“Sole Member” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Sponsor” or “Sponsors” means SP Parent and FS Parent, individually or collectively, as applicable.

“Sponsor Director” has the meaning set forth in Section 5.2(b)(i).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Beneficial Date” means, with respect to any Project, (i) in general, the last date upon which such Project may be transferred to the Operating Company without materially reducing the amount, or affecting the availability, of a material solar energy tax benefit to the Project or its direct or indirect owners on account of their interests in the Project, including (A) if such Project is eligible for the active solar energy system new construction exclusion from assessment for California property tax purposes, the day immediately preceding the date on which new construction is deemed completed with respect to the Project (or (I) in the case of a Residential Project, the first Residential System to be deemed complete within such Residential Project or (II) in the case of a C&I Project, the first solar generation system to be deemed complete within such C&I Project), within the meaning of California Revenue and Tax Code Section 75.12 and regulations adopted thereunder, and (B) if such Project is eligible for the energy credit determined under Section 48 of the Code, the day immediately preceding the date upon which the Project (or in the case of a Residential Project, the first Residential System within such Residential Project) is placed in service within the meaning of Section 48 of the Code and (ii) if such Project is eligible for more than one material solar energy tax benefit, the date determined by calculating a tentative Tax Beneficial Date for each such material solar energy tax benefit with respect to such Project and selecting the earliest such date.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

“Tax Beneficial Project” means a Project with a Tax Beneficial Date.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“U.S. GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. The Sole Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Sole Member and any action taken pursuant thereto and any determination made by the Sole Member in good faith shall, in each case, be conclusive and binding on all record holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Sole Member has formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amends and restates the original Limited Liability Company Agreement of 8point3 General Partner, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Sole Member and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the record owner thereof for all purposes.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 2.2 Name. The name of the Company shall be “8point3 General Partner, LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Board of Directors or the Sole Member, including the name of the Sole Member. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors or the Sole Member may change the name of the Company at any time and from time to time.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors or the Sole Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as the Board of Directors or the Sole Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors or the Sole Member determines to be necessary or appropriate. The address of the Sole Member shall be 77 Rio Robles, San Jose, California 95134 or such other place as the Board of Directors or the Sole Member may from time to time designate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) act as the general partner of, and to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership interests and related rights in, the Partnership as described in the Partnership Agreement, (b) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors or the Sole Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a Joint Venture. To the fullest extent permitted by law, the Sole Member has no duty or obligation to the Company to propose or approve the conduct by the Company of any business and may decline to do so in its sole and absolute discretion free of any duty or obligation whatsoever.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

until the dissolution of the Company in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership interest in such assets of the Company or any portion thereof.

ARTICLE III

RIGHTS OF SOLE MEMBER

Section 3.1 Management. Unless otherwise granted to the Board of Directors by this Agreement and, to the extent permitted, further delegated by the Board of Directors, the management of the Company is fully reserved to the Sole Member, and the Company shall not have “managers” as that term is used in the Delaware Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who, except as expressly granted to the Board of Directors by this Agreement and, to the extent permitted, further delegated by the Board of Directors, shall make all decisions and take all actions for the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.2 Distribution. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.

Section 3.3 Limitation of Liability. To the fullest extent permitted by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any of such debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Initial Capital Contributions. At the time of the formation of the Company, the Sole Member, as the initial or organizational member of the Company, made a Capital Contribution in the amount of $1,000 in exchange for all of the Membership Interests in the Company.

Section 4.2 Additional Capital Contributions. The Sole Member shall not be obligated to make any additional Capital Contributions to the Company.

Section 4.3 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article IV shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 4.4 Loans. If the Company does not have sufficient cash to pay its obligations, the Sole Member, if it so elects, may advance all or part of the needed funds to or on behalf of the Company. Any advance described in this Section 4.4 will constitute a loan from the Sole Member to the Company, will bear interest at a lawful rate determined by the Sole Member from the date of the advance until the date of payment and will not be a Capital Contribution.

Section 4.5 Return of Contributions. Except as expressly provided herein, the Sole Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company.

ARTICLE V

MANAGEMENT

Section 5.1 Management by Board of Directors.

(a) The Sole Member shall have the power and authority to delegate to one or more other persons the rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Sole Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(b) Except to the extent specifically reserved to the Sole Member hereunder, the Sole Member hereby delegates to the Board of Directors of the Company (the “Board of Directors”) all power and authority related to the Company’s management of the business and affairs of the Partnership.

Section 5.2 Board of Directors Composition.

(a) General.

(i) On the date hereof, the Board of Directors shall be composed of [five] members, and shall automatically increase, up to seven members, as additional Independent Directors are elected in accordance with Section 5.2(b)(ii) (or such other number of directors as permitted in accordance with Section 5.3) who shall be natural persons (the “Directors” and each such person, a “Director”). Each Director shall be elected by the Sole Member and, except as set forth in Section 5.2(b)(ii), shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. A Director need not be a resident of the State of Delaware or an officer of the Company.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(ii) Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to a Director acting through the Board of Directors, and to such other committees of the Board of Directors, and officers and agents of the Company, as designated by the Board of Directors.

(iii) The Chairman of the Board of Directors shall be the Chief Executive Officer and shall set the agenda, incorporating input from the Chief Financial Officer and the Vice Presidents of Operations, for and preside at all meetings of the Board of Directors. The initial Chairman of the Board of Directors as of the Closing Date is set forth on Exhibit A.

(b) Designation of Directors.

(i) Sponsor Directors. The Sole Member shall designate four Directors as “FS Directors” or as “SP Directors” or any combination thereof (collectively, the “Sponsor Directors”). The initial Sponsor Directors in office at the Closing Date and their classification as SP Directors or FS Directors are set forth on Exhibit A hereto. The Chief Executive Officer shall be one of the Sponsor Directors.

(ii) Independent Directors. The Sole Member will designate at least one Independent Director as of the Listing Date, at least two Independent Directors within 90 days of the Listing Date and at least three Independent Directors within one year of the Listing Date, all of whom shall also be Audit Committee Independent Directors. Thereafter, and as long as the Company is the general partner of the Partnership, at least three of the Directors shall be Independent Directors, all of whom shall also be Audit Committee Independent Directors. At least two of the Independent Directors shall meet the requirements to serve as a Conflicts Committee Independent Director. The initial Independent Director(s) in office at the Closing Date are set forth on Exhibit A hereto. Each Independent Director shall hold office for a two-year term or until the earlier removal, death or resignation of such Independent Director. For the avoidance of doubt, Independent Directors shall not be precluded from serving consecutive terms.

(c) Removal. Any Director or the entire Board of Directors may be removed at any time, with or without cause, by the Sole Member. In addition, any Independent Director may be removed at any time, with or without cause, by the majority vote of the Board of Directors.

(d) Resignation. A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 5.3 Increases in the Number of Directors; Vacancies. Subject to Section 5.2(a)(i), the number of Directors constituting the full Board of Directors may be increased or decreased from time to time pursuant to a resolution adopted by the Sole Member. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Sole Member. Except as set forth in Section 5.2(b)(ii), any Director so appointed shall hold office until his removal in accordance with the provisions of this Agreement or until his earlier death or resignation.

Section 5.4 Board of Directors Meetings. The Board of Directors shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board of Directors), with the participation of such officers of the Company as any Director may request.

Section 5.5 Special Meetings. Special meetings of the Board of Directors, to be held at the offices of the Company (or such other place as shall be determined by the Board of Directors), shall be called at the direction of any one Director.

Section 5.6 Notice. Oral, telegraphic or written notice of all meetings of the Board of Directors must be given to all Directors at least five days prior to any meeting of the Board of Directors, provided that a shorter notice period of not less than 24 hours shall be permitted in the event that circumstances do not reasonably permit such advance notice. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 5.7 Action by Written Consent of Board of Directors. To the extent permitted by applicable law, the Board of Directors, or any committee of the Board of Directors, may act without a meeting so long as a majority of the Directors or members of such committee, including at least one SP Director and one FS Director, unless, the membership of the Board of Directors or such committee does not include both an SP Director and an FS Director, shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 5.8 Conference Telephone Meetings. Directors or members of any committee of the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.9 Quorum. As long as one SP Director and one FS Director are present, a majority of all Directors, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business, but if at any meeting of the Board of

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Notwithstanding the foregoing, in the event that (i) neither SP Director is present at a meeting of the Board of Directors duly noticed in accordance with Section 5.6, then a quorum for the next meeting of the Board of Directors duly noticed in accordance with Section 5.6 shall not require an SP Director to be present and (ii) neither FS Director is present at a meeting of the Board of Directors duly noticed in accordance with Section 5.6, then a quorum for the next meeting of the Board of Directors duly noticed in accordance with Section 5.6 shall not require an FS Director to be present, but in each case only to the extent the agenda is unchanged for such next meeting. Notwithstanding the foregoing, in the event that the Sole Member does not designate any Sponsor Director as either an SP Director or an FS Director, a majority of all Directors, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.

Section 5.10 Committees.

(a) The Board of Directors may establish committees of the Board of Directors and may delegate any of its responsibilities to such committees, except as prohibited by applicable law.

(b) On or before the Listing Date, the Board of Directors shall have an audit committee (the “Audit Committee”) comprised of at least three Directors. At least one such Director shall be an Audit Committee Independent Director as of the Listing Date; at least two such Directors shall be Audit Committee Independent Directors within 90 days of the Listing Date; and at least three such Directors shall be Audit Committee Independent Directors within one year of the Listing Date. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee. Without limiting Article V of the Management Services Agreement (including the ability of the Service Provider to replace such Person), any person providing internal audit services pursuant to a Management Services Agreement shall report directly to the Audit Committee.

(c) The Board of Directors may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board of Directors or any Director to the Company or the Sole Member.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(d) The Board of Directors shall establish a committee of the Board of Directors consisting of two Sponsor Directors, one from each Sponsor, if applicable (the “Project Operations Committee”). Unless otherwise prescribed by the Board of Directors or delegated to the officers of the Company, the Board of Directors delegates to the Project Operations Committee all power and authority to make the decisions and to perform the duties reserved to the Project Operations Committee in this Agreement. Any action of the Project Operations Committee shall require the consent of both Sponsor Directors appointed to the Project Operations Committee. If both Sponsor Directors do not unanimously agree on any matter before the Project Operations Committee after having met in an attempt to resolve such disagreement, either such Sponsor Director may refer the matter to the Board of Directors for decision.

(e) Unless a committee is required to only have Independent Directors in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, (i) unless the Sole Member otherwise determines, each committee shall comprise at least two Sponsor Directors, at least one of which shall be an FS Director and one of which shall be an SP Director, provided that the Sole Member has designated at least one of each of such Sponsor Directors, and (ii) for any committee comprising at least one SP Director and one FS Director, as long as one SP Director and one FS Director are present, a majority of any committee, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business of such committee. Notwithstanding the foregoing, with respect to committees which have at least one SP Director and one FS Director, in the event that (i) no SP Director is present at a committee meeting duly noticed in accordance with Section 5.6, then a quorum for the next meeting of such committee duly noticed in accordance with Section 5.6 shall not require an SP Director to be present and (ii) no FS Director is present at a committee meeting duly noticed in accordance with Section 5.6, then a quorum for the next meeting of such committee duly noticed in accordance with Section 5.6 shall not require an FS Director to be present, but in each case only to the extent the agenda is unchanged for such next meeting. In the event that a committee does not include at least one SP Director and one FS Director, a majority of such committee, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.6. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 5.11 Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board of Directors, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board of Directors meetings at rates of compensation as from time to time established by the Board of Directors or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

Section 5.12 Responsibility and Authority of the Board of Directors; Voting; Project Operations Committee; Extraordinary Matters.

(a) General. Except as otherwise provided in this Agreement, the relative authority, duties and functions of the Board of Directors, on the one hand, and the officers of the Company, on the other hand, shall be identical to the relative authority, duties and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided that any authority or function of the Board of Directors may be delegated, to the extent permitted by the Delaware Act, by the Board of Directors to the officers. The officers shall be vested with such powers and duties as are set forth in Article VI hereof and as are specified by the Board of Directors from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board of Directors by this Agreement, the Board of Directors may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Delaware Act or applicable law. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board of Directors in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board of Directors or any Director to the Company or the Sole Member.

(b) Majority Voting. Each Director shall be entitled to one vote. On all matters requiring the vote or action of the Board of Directors, any action undertaken by the Board of Directors must be authorized by the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.

(c) Actions Requiring Approval of the Board of Directors. Except for such actions as the Board of Directors may from time to time delegate to the officers of the Company that may be taken without approval of the Board of Directors, including the

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

delegation of the authority set forth in Section 6.1, and subject to the Sole Member decisions set forth in Section 5.12(f), the Company shall not, and shall cause the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any non-ministerial action, including the following actions without the approval of the Board of Directors:

(i) approving the Annual Budget and any annual expense exceeding the amounts contemplated in the Annual Budget by greater than 10% in the aggregate;

(ii) approving any transaction in excess of $1,000,000 between any Group Member or Joint Venture, on the one hand, and the Company, the Sole Member or any of their Affiliates (other than any Group Member) or any officer, director or employee of the Company, the Sole Member or any of their Affiliates (other than any Group Member), on the other hand, including entering into agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as general partner of the Partnership;

(iii) removing a Sponsor (the “Removed Sponsor”) or its Affiliate as the service provider under any Project Services Agreement, any Management Services Agreement or any other agreement for the performance of services for the Company, any Group Member or any Project Company (A) for cause (as defined under such Project Services Agreement, Management Services Agreement or other agreement) or (B) without cause (as defined under such Project Services Agreement, Management Services Agreement or other agreement); provided that, to exercise such authority, the affirmative vote of a majority of the Directors, excluding the Sponsor Directors of the Removed Sponsor, shall be required;

(iv) administering and enforcing, other than on an arms-length basis, any agreement between a Project Company (other than a Joint Venture) and an Affiliate of a Sponsor, to the extent that both Sponsor Directors on the Project Operations Committee failed to unanimously agree on such administration or enforcement and such matter was subsequently referred to the Board of Directors pursuant to Section 5.10(d); provided that, to exercise such authority, the affirmative vote of a majority of the Directors, excluding the Sponsor Directors of the Sponsor to whom such Affiliate of the Sole Member is Affiliated, shall be required;

(v) pledging all or substantially all of the properties or assets of the Company or any Group Member or Joint Venture in a single transaction or series of related transactions;

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(vi) subject to Section 5.12(e), lending or borrowing money, assuming or guaranteeing, or other contracting for, Indebtedness, issuing evidences of Indebtedness of any of the Company, any Group Member or Joint Venture, including Indebtedness that is convertible into or exchangeable for Partnership Interests, in each case in excess of $10,000,000;

(vii) making tax, regulatory and other filings by the Company, the Partnership, the Operating Company or any Project Holding Company, or rendering periodic or other reports regarding the Company, the Partnership, the Operating Company or any Project Holding Company to governmental or other agencies having jurisdiction over the business or assets of the Partnership, in each case other than filings with the Commission;

(viii) using the assets directly held by the Partnership or the Operating Company or any Project Holding Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including financing the conduct of the business or operations of the Partnership Group or any Joint Venture, whether through a Subsidiary or an entity in which a Group Member owns an equity interest; subject to Section 4.4, lending funds to other Persons (including other Group Members); repaying or guaranteeing obligations of any Group Member; and making capital contributions to any Group Member, in each case in excess of $10,000,000;

(ix) (A) executing and performing any Material Contracts to which the Company, the Partnership, the Operating Company or any Project Holding Company is a party, or (B) authorizing the execution or performance of any agreement to which any Project Company will be a party or by which the assets of any Project Company will be bound, for any payment, indemnity or other liability of any Project Company exceeding $20,000,000;

(x) distributing cash held by the Operating Company or the Partnership;

(xi) removing the Chief Executive Officer, Chief Financial Officer or any other officer of the Company;

(xii) approving an insurance plan for the benefit of the business or operations of any Project Holding Company, the Operating Company, the Partnership, the Company, Shareholders and Indemnitees and maintaining any insurance not consistent with such plan;

(xiii) forming or acquiring an interest in, and contributing assets and making loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including acquiring interests in, and contributing assets to, any Group Member from time to time), including acquiring an interest in any Project;

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(xiv) controlling any matters affecting the rights and obligations of the Company, any Group Member or Joint Venture, including bringing and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and incurring legal expense and settling claims and litigation, in each case in excess of $10,000,000, or in the case of a Project Company (other than a Project Holding Company), $20,000,000;

(xv) utilizing Extraordinary Proceeds in excess of $10,000,000;

(xvi) entering into listing agreements with any national securities exchange regarding some or all of the Class A Shares or other securities issued by a Group Member or delisting such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under the Partnership Agreement); and

(xvii) retaining an independent outside auditor.

(d) Actions Requiring Approval of the Projects Operations Committee. Subject to the Board of Director decisions set forth in, and delegations pursuant to, Section 5.12(c) and Sole Member decisions set forth in Section 5.12(f), the Company shall not, and shall cause the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any non-ministerial action, including the following actions without the approval of the Project Operations Committee:

(i) approving each Project Annual Budget and any annual expenses exceeding the amounts contemplated in the Project Annual Budget by greater than 25% of the corresponding amount set forth with respect to any category in the applicable Project Annual Budget or 10% in the aggregate in the applicable Project Annual Budget for such year other than for Emergency Expenditures;

(ii) approving any transaction not in excess of $1,000,000 between any Group Member or Joint Venture, on the one hand, and the Company, the Sole Member or any of their Affiliates (other than any Group Member) or any officer, director or employee of the Company, the Sole Member or any of their Affiliates (other than any Group Member), on the other hand, including entering into agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as general partner of the Partnership;

(iii) subject to Section 5.12(e), lending or borrowing money, assuming or guaranteeing, or other contracting for, Indebtedness, issuing evidences of Indebtedness, including Indebtedness that is convertible into or exchangeable for interests in any Project Company, in each case not greater than $10,000,000;

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(iv) making tax or regulatory filings by any Project Company, or rendering periodic or other reports by any Project Company to governmental agencies having jurisdiction over the business or assets of such Project Company, in each case other than filings with the Commission;

(v) using the assets of any Project Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including financing the conduct of the business or operations of any Project Company, whether through a Subsidiary or an entity in which a Group Member owns an equity interest; subject to Section 4.4, lending funds to other Persons (including other Group Members); repaying or guaranteeing obligations of any Group Member or Joint Venture; and making capital contributions to any Group Member or Joint Venture, in each case in excess of $10,000,000;

(vi) executing and performing any POC Material Contracts;

(vii) approving an insurance plan for the benefit of the business or operations of any Project Company in excess of $10,000,000 and maintaining any insurance not consistent with such plan;

(viii) administering and enforcing other than on an arms-length basis any agreement between a Project Company (other than a Joint Venture) and an Affiliate of the Sole Member; and

(ix) bringing and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and settling claims and litigation of any Project Company and involving claims not in excess of $20,000,000.

(e) Sole Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, without approval of the Sole Member, the Board of Directors shall not, and shall cause the Company and the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, take any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document;

(ii) change the classification of the Company or any Group Member or any Joint Venture for United States federal income tax purposes or take any action that would otherwise change the tax status of the Company or any Group Member;

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(iii) purchase or otherwise acquire an asset in excess of $10,000,000 from a Person, other than the Sponsors and their Affiliates, or acquire any Project which is not an Acceptable Project;

(iv) select a substitute service provider under a Project Services Agreement after the service provider is removed pursuant to Section 5.12(c)(iii);

(v) issue equity interests in the Company or any Group Member, other than equity issuances to a Sponsor in connection with the acquisition of an Acceptable Project;

(vi) repurchase equity interests of the Company, the Partnership or the Operating Company;

(vii) enter into a line of business other than the acquisition and operation of Utility Scale Projects, C&I Projects, Residential Projects and Utility Project Sites;

(viii) sell, lease, transfer or otherwise dispose of an asset of the Company or a Group Member or Joint Venture with a fair market value in excess of $10,000,000 outside the ordinary course of business;

(ix) merge, consolidate or convert with or into any other Person;

(x) sell, lease, transfer, or otherwise dispose of all or substantially all of the properties and assets of the Company and the Group Members, taken as a whole, in a single transaction or a series of related transactions;

(xi) pledge all or substantially all of the properties or assets of the Company and the Group Members, taken as a whole, in a single transaction or series of related transactions outside the ordinary course of business;

(xii) voluntarily liquidate, wind-up or dissolve the Company or the Partnership;

(xiii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally; or

(xiv) hire employees of the Company, Partnership and Operating Company, if there were no employees thereof immediately prior to such hiring.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(f) Sole Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company (excluding the assets of any Group Member), (iv) the decision to amend, modify or waive any rights relating to the assets of the Company and (v) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.

In addition, the Sole Member may delegate the authority to the Board of Directors, except as such delegation may be hereafter revoked or restricted by resolution adopted by the Sole Member and subject to Section 5.12(b), to cause the Company to exercise the rights of the Company where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.

Section 5.13 Minutes. All decisions and resolutions of the Board of Directors shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Directors shall be kept at the principal office of the Company.

Section 5.14 Other Business of Sole Member, Directors and Affiliates.

(a) Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b) Business Opportunities. None of the Sole Member, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company or the Sole Member for breach of any

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Sole Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Persons.

Section 5.15 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any officer of the Company authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such officer as if it were the Company’s sole party in interest, both legally and beneficially. The Sole Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such officer in connection with any such dealing. In no event shall any Person dealing with any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VI

OFFICERS

Section 6.1 Elected Officers. The executive officers of the Company shall serve at the pleasure of the Board of Directors. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board of Directors from time to time. The elected officers of the Company shall include a Chief Executive Officer, Chief Financial Officer, and such officers (including, without limitation, a Chief Accounting Officer, General Counsel/Secretary, and Vice Presidents), as the Board of Directors from time to time may deem proper. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board of Directors or such committee, as the case may be. Unless otherwise prescribed by the Board of Directors and except for those matters described in Section 5.12(f) and expressly enumerated in Sections 5.12(c)(i) through Section 5.12(c)(xvii), Section 5.12(d)(i) through Section 5.12(d)(ix) and Section 5.12(e)(i) through Section 5.12(e)(xiv), the officers elected by the Board of Directors shall have and are hereby given the general unlimited authority to make decisions, sign all contractual commitments and approve payments related to the operation of any Group Member or Joint Venture; provided,

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

however, that no FS Officer shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of an SP Officer and no SP Officer shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without the approval of an FS Officer.

Section 6.2 Election and Term of Office.

(a) Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel/Secretary and Vice Presidents of Operations. The Sole Member shall, subject to the approval of the Board of Directors, appoint the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and two Vice Presidents of Operations. The Chief Financial Officer shall appoint the General Counsel/Secretary. The term of the initial Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary shall end on the second anniversary of the Closing Date. Each successor Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary shall serve for a two-year term. The initial Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel/Secretary and Vice Presidents of Operations as of the Closing Date are set forth on Exhibit B.

(b) Other Officers. All other officers of the Company shall be nominated from time to time by the mutual agreement of the Chief Executive Officer and the Chief Financial Officer and approved by the Board of Directors.

(c) Term. Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 6.8.

(d) FS Officers and SP Officers. The Sole Member shall be permitted to designate any officer of the Company as either an FS Officer or an SP Officer.

Section 6.3 Chief Executive Officer. The Chief Executive Officer shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board of Directors from time to time.

Section 6.4 Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board of Directors, in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall oversee the functions of the Chief Accounting Officer, including the receipt and deposit of all monies and other valuables belonging to the Company in the name and to the credit of the Company and the disbursement thereof in such manner as the Board of Directors may from time to time determine. The Chief Financial Officer shall render to the Board of Directors and the Chief Executive Officer, whenever either of them request it, an account of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time.

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 6.5 Vice Presidents. Any Vice President, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the Chief Executive Officer by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time. The Vice Presidents of Operations shall collectively (or as they may otherwise delegate) oversee all Projects contributed by or sold to the Operating Company by any Sponsor or its Affiliates, elect officers and directors of the Project Companies and make recommendations to the Project Operations Committee, the Board of Directors and the Sole Member regarding matters relating to those Projects and Projects proposed by any Sponsor to be sold or contributed to the Operating Company.

Section 6.6 Chief Accounting Officer. The Chief Accounting Officer shall interact with the service providers under the Management Services Agreements, and pursuant thereto shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors or the Chief Executive Officer. The Chief Accounting Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company. The Chief Accounting Officer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or Chief Financial Officer or as may be prescribed by the Board of Directors from time to time.

Section 6.7 General Counsel/Secretary. The General Counsel/Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the Sponsors. The General Counsel/Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of General Counsel/Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time.

Section 6.8 Removal. Any officer may be removed, with or without cause, by the Board of Directors whenever, in the Board of Directors’ judgment, as applicable, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 6.9 Vacancies. Except as otherwise set forth herein or in resolutions of the Board of Directors creating a new office, a newly created elected office and a vacancy in any elected office, other than the offices of the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, because of death, resignation or removal may be filled as set forth in Section 6.2(b) for the unexpired portion of the term.

ARTICLE VII

DUTIES; EXCULPATION AND INDEMNIFICATION

Section 7.1 Duties.

(a) Whenever the Sole Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the Sole Member, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Sole Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company, and the Sole Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of the Sole Member that the Sole Member or any such Affiliate, in its capacity as the Sole Member, shall have the right to make such determination, in its sole discretion, solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement and the Partnership Agreement, the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Director of the Company to the Company, the Sole Member or any other Person, notwithstanding anything to the contrary existing at law, in equity or otherwise. In furtherance of and subject to the foregoing, to the fullest extent permitted by the Delaware Act and other applicable law, (i) a Sponsor Director shall only owe duties to the Sponsor who designated such Director, and shall be permitted to act solely in the best interests of such Sponsor and not the Sole Member or the Company and its Subsidiaries and (ii) a Director who is not a Sponsor Director shall only owe fiduciary duties to the Sole Member, and shall be permitted to act solely in the best interests of the Sole Member and not the Company and its Subsidiaries. To the fullest extent permitted by Section 18-1101(c) of the Delaware Act, (i) a Sponsor Director, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Sponsor who designated such Director, in such Sponsor’s sole discretion, considering only such factors, including the separate interests of the designating Sponsor, as such Director or the designating Sponsor chooses to consider, and any action of such Director or failure to act, taken or omitted in good faith

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty on the part of such Director or designating Sponsor to the Sole Member, the Company or any other Director and (ii) a Director who is not a Sponsor Director, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Sole Member, in such Sole Member’s sole discretion, considering only such factors as such Director or the Sole Member chooses to consider, and any action of such Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty on the part of such Director or the Sole Member to the Company or any other Director.

(c) To the extent that the officers (in their capacities as such), make a determination or cause the Company to take or decline to take any other action, then unless another express standard is provided for in this Agreement or any Group Member Agreement, the officers shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is in, or not adverse to, the best interest of the Company and, to the fullest extent permitted by law, shall not otherwise be subject to any other or different standards or duties imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other applicable law or in equity.

(d) No Director or officer shall have any liability to the Company or the Sole Member for any losses sustained or liabilities incurred as a result of any act or omission of such Director or officer in connection with the conduct of the business of the Company if (a) in the case of an officer, the officer acted in a manner he or she reasonably believed to be not adverse to the best interests of the Company and to be within the scope of his or her authority and (b) in the case of a Director or officer, the conduct did not constitute bad faith, fraud, gross negligence or willful misconduct. Except as required by the Delaware Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any officer or Director shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being the Sole Member or an officer or Director. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Director or officer otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Sole Member to replace such duties and liabilities of such Director or officer.

Section 7.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee acting (or omitting or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement to the extent that there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.2 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is entitled to indemnification pursuant to this Section 7.2 in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.2, the Indemnitee is not entitled to be indemnified upon written request by such Indemnitee and receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.2.

(c) The indemnification provided by this Section 7.2 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance (or reimburse the Sole Member or its Affiliates for the cost of), on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.2: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

applicable law shall constitute “fines” within the meaning of Section 7.2(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.2 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 7.2(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.2 ARE INTENDED BY THE SOLE MEMBER TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 7.3 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company or the Sole Member for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless and to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

(b) The Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(c) Any amendment, modification or repeal of this Section 7.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII

TAXES

Section 8.1 Taxes. The Company and the Sole Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the Membership Interests in the Company are owned by the Sole Member.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 9.1 Records and Accounting. The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the register and all other books and records necessary to provide to the Sole Member any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 9.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the period from December 1 of each year through November 30 of the following year (unless otherwise required by law) unless a different period is specified by the Board of Directors.

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Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 9.3 Reports. The Board of Directors shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.

Section 9.4 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE X

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 10.1 Dissolution. The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon the election to dissolve the Company by the Sole Member. No other event shall cause a dissolution of the Company.

Section 10.2 Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article X, the Sole Member shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Sole Member) shall be entitled to receive such compensation for its services as may be approved by the Sole Member. The Liquidator (if other than the Sole Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the Sole Member. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Sole Member. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article X, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of the Sole Member, all of the powers conferred upon the Sole Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 10.3 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to the Sole Member on such terms as the Liquidator and the Sole Member may agree. If any property is distributed in kind, the Sole Member shall be deemed for purposes of Section 10.3(c) to have received cash equal to its fair market value, net of Liabilities. The Liquidator may defer liquidation or distribution of the Company’s assets

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Sole Member. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Sole Member.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 10.2) and amounts to the Sole Member otherwise than in respect of its rights to distribution under Section 3.2. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 10.3(b) shall be distributed to the Sole Member, and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 10.4 Certificate of Cancellation. Upon the completion of the distribution of Company cash and property as provided in this Article X in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 10.5 Return of Contributions. The Sole Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Sole Member, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 10.6 Waiver of Partition. To the maximum extent permitted by law, the Sole Member hereby waives any right to partition of the Company property.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Amendment. This Agreement shall not be altered, modified or changed except by written instrument executed by the Sole Member.

Section 11.2 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to the Sole Member or the Company under this Agreement shall be in writing and shall be deemed given or made when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail,

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

return receipt requested, with appropriate postage prepaid, delivery by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number of the Sole Member or the Company at the address set forth on Exhibit C; provided, that to be effective any such notice sent originally by facsimile or email must be followed within two Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy).

(b) If the Sole Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 11.2 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) The Company may rely and shall be protected in relying on any notice or other document from the Sole Member or other Person if believed by it to be genuine.

(d) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 11.3 Further Action. In connection with this Agreement and the transactions contemplated hereby, the Sole Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.5 Integration. This Agreement constitutes the entire agreement of the Sole Member hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.6 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 11.7 Waiver. No failure by the Sole Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 11.8 Third-Party Beneficiaries. The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

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Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

Section 11.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. The Sole Member shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 11.10 Applicable Law; Forum and Venue.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(b) Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.

Section 11.11 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 11.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

[Signature page follows.]

38

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first set forth above.

SOLE MEMBER:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

EXHIBIT A

INITIAL DIRECTORS

Charles D. Boynton	Sponsor Director SP Director Chairman of the Board of Directors

Sponsor Director SP Director

Mark R. Widmar	Sponsor Director FS Director

Sponsor Director FS Director

Independent Director[1]

[1]	Note: Additional Independent Directors to be named here if Sponsors elect to add additional independent directors prior to IPO.

A-1

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

EXHIBIT B

INITIAL OFFICERS

Charles D. Boynton	Chief Executive Officer

Mark R. Widmar	Chief Financial Officer

Mandy Yang	Chief Accounting Officer

Jason E. Dymbort	General Counsel/Secretary

Vice President of Operations

Natalie Jackson	Vice President of Operations

B-1

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

EXHIBIT C

ADDRESS FOR NOTICE

The Company

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:        Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

The Sole Member

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boynton, Chief Financial Officer

C-1

Master Formation Agreement

Exhibit A-2 – Form of YieldCo GP A&R LLC Agreement

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:        Paul Kaleta, General Counsel

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention:        Lisa Bodensteiner, General Counsel

C-2

EXHIBIT A-3

Form of Amended and Restated Agreement of Limited Partnership of the Partnership

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

8POINT3 ENERGY PARTNERS LP

A Delaware Limited Partnership

Dated as of

[            ], 2015

i

ii

iii

iv

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

8POINT3 ENERGY PARTNERS LP

A Delaware Limited Partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF 8POINT3 ENERGY PARTNERS LP, dated as of [            ], 2015, is entered into by and between 8POINT3 GENERAL PARTNER, LLC, a Delaware limited liability company, as the General Partner and the Initial Shareholders (as defined herein), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the General Partner. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than the General Partner or any Group Member), on the one hand, and First Solar and its Affiliates (other than the General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner or any Affiliate of any Group Member or the General Partner.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as it may be amended, modified, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at

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least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) all cash and cash equivalents of the Partnership received by the Partnership from distributions on OpCo Common Units by the Operating Company made with respect to such Quarter subsequent to the end of such Quarter and prior to the date of distribution of Available Cash; less

(b) the amount of any cash reserves established by the General Partner to:

(i) provide for the proper conduct of the business of the Partnership subsequent to such Quarter, including reserves for anticipated future debt service requirements and the payment of taxes or general, administrative or other expenses by the Partnership;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; or

(iii) provide funds for future distributions to the Operating Company’s members in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish (or cause the Operating Company to establish) cash reserves pursuant to clause (b)(iii) above if the effect of such reserves would be that the Operating Company is unable to distribute the Minimum Quarterly Distribution (as defined in the OpCo Limited Liability Company Agreement) on all of the OpCo Common Units, plus any arrearages on all OpCo Common Units for such Quarter; and provided further, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

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“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Shareholder for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner and issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for the Class A Shares is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class A Share” means a limited partner interest in the Partnership having the rights and obligations specified with respect to Class A Shares in this Agreement. A Class B Share is not a Class A Share.

“Class B Share” means a limited partner interest in the Partnership having the rights and obligations specified with respect to Class B Shares in this Agreement. For the avoidance of doubt, holders of Class B Shares, in their capacity as such, shall not have any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Closing Price” means, in respect of any class of Shares, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Shares, or, if on any such day such Shares are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Shares selected by the General Partner, or if on any such day no market maker is making a market in such Shares, the fair value of such Shares on such day as determined by the General Partner.

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“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning set forth in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Class A Shares and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Class A Shares are listed or admitted to trading (or if the Class A Shares are not listed or admitted to trading, the New York Stock Exchange).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of [            ], 2015, among the Partnership, the General Partner, the Operating Company and First Solar, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Current Market Price” means, as of any date, for any class of Shares, the average of the daily Closing Prices per Share of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

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“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Event of Withdrawal” has the meaning set forth in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means the Exchange Agreement, dated as of [            ], 2015, among the Partnership, the General Partner, the Sponsors and the Operating Company.

“First Solar” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Shares held by it), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

5

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Incentive Distribution Right” has the meaning set forth in the OpCo Limited Liability Company Agreement.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Shareholders” means the Sponsors and the IPO Underwriters upon the issuance by the Partnership of Class A Shares as described in Section 5.1 in connection with the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Class A Shares to the public (including the offer and sale of Class A Shares pursuant to the Underwriters’ Option), as described in the IPO Registration Statement.

“IPO Closing Date” means the first date on which Class A Shares are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-[            ]) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule A to the Underwriting Agreement who purchases Class A Shares pursuant thereto.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

6

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Management Services Agreements” means, collectively, (i) the Management Services Agreement, dated as of [            ], 2015, among the Operating Company, the Partnership, the General Partner, Holdings and SunPower Capital Services, LLC and (ii) the Management Services Agreement, dated as of [            ], 2015, among the Operating Company, the Partnership, the General Partner, Holdings and First Solar 8point3 Management Services, LLC.

“Merger Agreement” has the meaning set forth in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, with respect to any property or asset, the fair market value of that property or asset, as determined by the General Partner in good faith, reduced by any Liabilities either assumed by the Partnership upon the contribution of such property or asset or other consideration is subject when contributed.

“Notice of Election to Purchase” has the meaning set forth in Section 15.1(b).

“OpCo Common Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to a “Common Unit” in the OpCo Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“OpCo Limited Liability Company Agreement” means the limited liability company agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“OpCo Subordinated Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to a “Subordinated Unit” in the OpCo Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

7

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by or for the benefit of such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Shareholders to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding indirectly from a Person or Group described in clause (i) provided, however, that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Partners” means the General Partner and the Shareholders.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and the Operating Company and each of their Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Shares and General Partner Interest but shall exclude any Derivative Partnership Interests.

“Percentage Interest” means, as of any date of determination, (a) as to any Shareholder with respect to Shares, the quotient obtained by dividing (A) the number of Shares held by such Shareholder by (B) the total number of Outstanding Shares. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.1.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

8

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Shares of a certain class (other than Shares owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Shareholders or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of, any lawful action of Shareholders (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.

“Register” has the meaning set forth in Section 4.5(a).

“ROFO Agreement” means, collectively, (i) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Operating Company and SunPower Corporation and (ii) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Operating Company and First Solar, Inc.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share” means a Partnership Interest that is designated by the General Partner as a “Share” and shall include Class A Shares and Class B Shares but shall not include the General Partner Interest.

“Shareholders” means the Record Holders of Shares.

“Share Majority” means (i) during the Subordination Period, a majority of the Outstanding Class A Shares (excluding Class A Shares owned by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Class B Shares, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsors” means SunPower and First Solar, individually or collectively, as applicable.

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“Subordination Period” has the meaning set forth in the OpCo Limited Liability Company Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“SunPower” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Surviving Business Entity” has the meaning set forth in Section 14.2(b)(ii).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning set forth in Section 7.1(b).

“transfer” has the meaning set forth in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Underwriters’ Option” means the option to purchase additional Class A Shares granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

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“Underwriters’ Option Closing Date” means the date or dates on which any Class A Shares are sold by the Partnership to the IPO Underwriters upon exercise of the Underwriters’ Option.

“Underwriting Agreement” means the Underwriting Agreement, dated as of [            ], 2015, among the IPO Underwriters, the Partnership, the General Partner and the Sponsors, providing for the purchase of Class A Shares by the IPO Underwriters.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates from time to time as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning set forth in Section 11.1(b).

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and SunPower have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and First Solar has become a Shareholder. The Sponsors and the General Partner hereby amend and restate the original Agreement of Limited Partnership of 8point3 Energy Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.

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Section 2.2 Name. The name of the Partnership shall be “8point3 Energy Partners LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Shareholders of such change in the next regular communication to the Shareholders.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 77 Rio Robles, San Jose, California 95134 or such place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 77 Rio Robles, San Jose, California 95134 or such other place as the General Partner may from time to time designate by notice to the Shareholders.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership or the Shareholders to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business in its sole discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership

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interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III

RIGHTS OF SHAREHOLDERS

Section 3.1 Limitation of Liability. The Shareholders shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Shareholder, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Shareholders under this Agreement.

Section 3.3 Outside Activities of the Shareholders. Subject to Section 7.6 and the ROFO Agreement, each Shareholder shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Shareholder.

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Section 3.4 Rights of Shareholders.

(a) Each Shareholder shall have the right, for a purpose reasonably related to such Shareholder’s interest as a Shareholder in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Shareholder’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Shareholder in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Shareholders pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Shareholders, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential.

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

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ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner, on behalf of the Partnership, shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

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(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Shareholder fails to notify the General Partner within a reasonable period of time after such Shareholder has notice of the loss, destruction or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Shareholder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Shareholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person or Group on the other, such representative Person shall be the Shareholder with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

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Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns all or any part of such Partnership Interest to another Person who is or becomes a Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Shareholder of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Shareholder and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Shares.

(a) The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b) or (c), the registration and transfer of Shares, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).

(b) The General Partner shall not recognize any transfer of Shares evidenced by Certificates until the Certificates evidencing such Shares are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Shares evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Shares for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

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(c) Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

(d) By acceptance of any Shares pursuant to a transfer in accordance with this Article IV, each transferee of a Share (including any nominee, or agent or representative acquiring such Shares for the account of another Person or Group) acknowledges and agrees to the provisions of Section 10.1(c).

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Shares, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Shareholder and (vi) provisions of applicable law, including the Securities Act, Shares shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Class A Shares to one or more Persons, provided each Sponsor may not transfer its Class B Shares to any Person other than to an Affiliate of such Sponsor to which such Sponsor has also transferred the same number of its OpCo Common Units or OpCo Subordinated Units in accordance with the OpCo Limited Liability Company Agreement.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b), the General Partner may transfer all or any part of its General Partner Interest without the approval of any Shareholder or any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Shareholder under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state

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securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Operating Company or the Operating Company’s Subsidiaries becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Shares (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Shares on the principal National Securities Exchange on which such class of Shares is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Shares of such class.

(c) Except for Section 4.7(a), nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner and each Sponsor made an initial Capital Contribution to the Partnership in the amount of $[        ] and was admitted as a Shareholder of the Partnership. As of the Closing Date, the interests of the Sponsors will be redeemed as provided in the Contribution Agreements and the initial Capital Contributions of the Sponsors shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Sponsors.

(a) On the IPO Closing Date, the interests of First Solar and SunPower in the Partnership were converted into Class B Shares.

(b) On the IPO Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Class A Shares to each IPO Underwriter, all as set forth in the Underwriting Agreement.

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(c) On the IPO Closing Date, the Partnership made a capital contribution to the Operating Company in the amount of $[        ], in exchange for [            ] OpCo Common Units.

(d) Upon the exercise, if any, of the Underwriters’ Option, each IPO Underwriter shall contribute cash to the Partnership on the Underwriters’ Option Closing Date in exchange for the issuance by the Partnership of Class A Shares to each IPO Underwriter, all as set forth in the Underwriting Agreement, and the Partnership will use such cash to make a contribution to the Operating Company in exchange for OpCo Common Units.

(e) No Partnership Interests will be issued or issuable as of or at the IPO Closing Date other than the Class A Shares and Class B Shares issued to the IPO Underwriters, First Solar and SunPower under Section 5.1.

(f) No Shareholder will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.2 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.3 Issuances and Cancellations of Class B Shares.

(a) On the date of this Agreement the Partnership shall issue a number of Class B Shares to each Sponsor equal to the total number of OpCo Common Units and OpCo Subordinated Units held of record by such Sponsor.

(b) In the event that a Sponsor becomes the record holder of an additional OpCo Common Unit or OpCo Subordinated Unit or ceases to be the record holder of any OpCo Common Unit or OpCo Subordinated Unit, the Partnership shall issue Class B Shares to such Sponsor or cancel Class B Shares held by such Sponsor such that the number of Class B Shares held by such Sponsor is equal to the number of OpCo Common Units and OpCo Subordinated Units held by such Sponsor; provided that no Class B Shares shall be cancelled in connection with a transfer of Class B Shares by a Sponsor to an Affiliate in accordance with Section 4.5(f). The determination of the General Partner as to the number of OpCo Common Units and OpCo Subordinated Units held of record by each Sponsor and the number of Class B Shares held by each Sponsor shall be made by the General Partner.

Section 5.4 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to

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such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Partner; provided, however, that the Partnership shall not issue any additional Class A Shares unless the Partnership contributes the cash proceeds or other consideration received from the issuance of such additional Class A Shares to the Operating Company in exchange for an equivalent number of OpCo Common Units. Notwithstanding the foregoing, the Partnership may issue Class A Shares (a) pursuant to employee benefit plans or pursuant to the Exchange Agreement or (b) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares pursuant to Section 5.7.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest into Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Shareholders in the Register as the Record Holders of such Shares and Derivative Partnership Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Partnership Interests and Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest into Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.

(d) No fractional Shares shall be issued by the Partnership.

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Section 5.5 OpCo Common Unit Exchanges. Upon any exchange of OpCo Common Units and Class B Shares for Class A Shares pursuant to the Exchange Agreement, the Partnership shall issue to the exchanging holder of such OpCo Common Units and Class B Shares a number of Class A Shares equal to the number of OpCo Common Units forfeited in connection with such exchange. The Class B Shares involved in such exchange shall automatically be cancelled and shall cease to be outstanding

Section 5.6 Limited Preemptive Right. Except as provided in this Section 5.6 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination of the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

Section 5.7 Splits and Combinations.

(a) Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted, provided, however, that the Partnership may not effect a subdivision or combination of Partnership Interests described in this Section 5.7(a) unless (i) the Operating Company also effects an equivalent subdivision or combination pursuant to the OpCo Limited Liability Company Agreement and (ii) any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares pursuant to this Agreement. This provision shall not be amended unless corresponding changes are made to the OpCo Limited Liability Company Agreement.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

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(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.4(d) and this Section 5.7(d), each fractional Share shall be rounded to the nearest whole Share (with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share).

Section 5.8 Fully Paid and Non-Assessable Nature of Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Shares in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on [            ], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) The Partnership will make distributions to all Record Holders of Class A Shares, Pro Rata. The Record Holders of Class B Shares are not entitled to any distributions.

(c) Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

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ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Shareholder in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the business or operations of the Partnership Group, whether through a Subsidiary or a Joint Venture; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of

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the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract having no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange regarding some or all of the Shares or other securities issued by a Group Member or the delisting of such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member or Joint Venture;

(xv) subject to Section 7.4, the undertaking of any action in connection with the Partnership’s participation and management of the Operating Company as the Operating Company’s Managing Member or a common unitholder in the

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Operating Company, including any modification, amendment, waiver or other action affecting the incentive distribution rights provided for in the OpCo Limited Liability Company Agreement; and

(xvi) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Management Services Agreements, the Underwriting Agreement, the Exchange Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement and to which the Partnership is a party (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded by Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Shareholders or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware

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as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Shareholder.

Section 7.4 Restrictions on the General Partner’s Authority.

(a) Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

(b) Notwithstanding any other provision of this Agreement, whenever any action is taken by the Partnership under the OpCo Limited Liability Company Agreement as a holder of OpCo Common Units (and not as Managing Member of the Operating Company), including approving amendments of the OpCo Limited Liability Company Agreement that require approval by holders of a “Unit Majority” (as defined therein) or a specified percentage of the OpCo Common Units or OpCo Common Units and OpCo Subordinated Units, voting together as a single class, the General Partner shall call an annual or special meeting or solicit proxies from the holders of Class A Shares, in each case in accordance with Article XIII, for the purpose of submitting such action to a vote of the holders of Class A Shares and cause the Partnership to vote (or refrain from voting) the OpCo Common Units it holds in the same manner as the holders of Class A Shares have voted (or refrained from voting) their Class A Shares on the matter.

Section 7.5 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.5, the Management Services Agreements and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

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(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group) and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c) The General Partner, without the approval of the Shareholders (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

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Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons or (D) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Subject to the terms of Section 7.6(c) and the ROFO Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Shareholder or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Shareholder or any other Person bound by this Agreement for breach of any duty existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Shares or other Partnership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Shares and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

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Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Shares, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitee and such other Persons as the General Partner shall determine,

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against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Partnership or any of its Affiliates, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7: (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Shareholders to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Partnership, the Partners, or any other Persons who have acquired interests in Partnership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or

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Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in bad faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners or to any other Persons who have acquired a Partnership Interest or are otherwise bound by this Agreement, the General Partner and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, the Shareholders, or any other Persons who have acquired interests in the Partnership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Class A Shares (excluding Class A Shares and Class B Shares owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be

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particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek or not to seek Shareholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Shareholder, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought, and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Shareholder or by or on behalf of such Shareholder or any other Shareholder or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption, in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b) Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all

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purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Shareholder, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option” or “the General Partner in its sole discretion” or some variation of such phrases, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

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(f) Except as expressly set forth in this Agreement or expressly required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Shareholder and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) The Shareholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or

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otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Shareholder, each other Person who acquires an interest in a Membership Interest and each other party who becomes bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Shareholders any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall end on November 30 of each year.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any

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reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Characterizations, Elections and Information.

(a) The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) The General Partner shall determine whether the Partnership shall make any other tax elections permitted by the Code or state, local or foreign tax law.

(c) The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and Treasury Regulations thereunder.

Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.

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ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Shareholders.

(a) Upon the issuance by the Partnership of Class B Shares to the Sponsors on the IPO Closing Date, each Sponsor shall, by acceptance of the Class B Shares, and upon becoming the Record Holder of such Class B Shares, be admitted to the Partnership as an Initial Shareholder in respect of the Class B Shares issued to it.

(b) Upon the issuance by the Partnership of Class A Shares to the IPO Underwriters on the IPO Closing Date, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Shareholders in respect of the Class A Shares issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(c) By acceptance of any Shares transferred in accordance with Article IV or acceptance of any Shares issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Share (including any nominee, agent or representative acquiring such Shares for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(d)) (i) shall be admitted to the Partnership as a Shareholder with respect to the Shares so transferred or issued to such Person when such Person becomes the Record Holder of the Shares so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Shares and the admission of any new Shareholder shall not constitute an amendment to this Agreement. A Person may become a Shareholder without the consent or approval of any of the Partners. A Person may not become a Shareholder without acquiring a Share and becoming the Record Holder of such Share.

(d) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Shareholder in respect of such Shares, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Shareholder by virtue of being the Record Holder of such Shares in accordance with the direction of the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(d) are subject to the provisions of Section 4.3.

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(e) The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(f) Any transfer of a Share shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Shareholder pursuant to Section 10.1(c).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under

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Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the General Partner is a natural person, his death or adjudication of incompetency.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), or (C) occurs, the withdrawing General Partner shall give notice to the Shareholders within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Shareholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Share Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General

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Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Shareholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Shareholder or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the holders of a Share Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Shares, voting together as a single class, to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Shares under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Shareholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1

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or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert that is selected by the Departing General Partner and its successor and that, in turn, may rely on other experts, and the determination by which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then-current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Combined Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Shareholder and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Shareholder. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class A Shares will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class A Shares.

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(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the fair market value of the Combined Interest.

Section 11.4 Withdrawal of Shareholders. No Shareholder shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Shareholder’s Share becomes a Record Holder of the Share so transferred, such transferring Shareholder shall cease to be a Shareholder with respect to the Share so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Shareholders or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Shareholders, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

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(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Shareholder under the Delaware Act and (y) no Group Member (excluding the Partnership) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership in accordance with the provisions of this Article XII, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

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Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Net Agreed Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with the priorities for distributions set forth in Section 6.1(b), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Shareholders or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

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ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE; VOTING

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Shareholders have limited liability under the laws of any state or to ensure that the Operating Company and the Operating Company’s Subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Shareholders considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares (including the division of any class or classes of Outstanding Shares into different classes to facilitate uniformity of tax consequences within such classes of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as

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amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d) or (e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Shareholder or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

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Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Class A Shares and Class B Shares, voting together as a single class, whose aggregate Outstanding Class A Shares and Class B Shares, voting together as a single class, constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 66 2/3% of the Outstanding Shares or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Shares.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Shareholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Shareholder under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

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Section 13.4 Special Meetings. All acts of Shareholders to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Shareholders may be called by the General Partner or by Shareholders owning 20% or more of the Outstanding Shares of the class or classes for which a meeting is proposed. Shareholders shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Shareholders wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Shares for which the meeting is proposed. No business may be brought by any Shareholder before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Shareholders or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Shareholders. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Shareholders shall not be permitted to vote on matters that would cause the Shareholders to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Shareholders’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by the law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Shareholders’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Shareholders who are Record Holders of the class or classes of Shares entitled to notice of or to vote at a meeting of the Shareholders or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Shareholders are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Shareholders entitled to notice of or to vote at a meeting of the Shareholders shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Shareholders entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

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Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Shareholders is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Shareholder entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Shareholders may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Shareholders shall be required for any adjournment. A meeting of Shareholders may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII. At any adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.

Section 13.8 Waiver of Notice; Approval of Meeting. The transaction of business at any meeting of Shareholders, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Shareholder at a meeting shall constitute a waiver of notice of the meeting, except when the Shareholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Shares of the class or classes for which a meeting has been called (including Outstanding Shares deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Shareholders of such class or classes unless any such action by the Shareholders requires approval by holders of a different percentage of such Shares, in which case the quorum shall be such different percentage. At any meeting of the Shareholders duly called and held in accordance with this Agreement at which a quorum is present, the act of Shareholders holding Outstanding Shares that in the aggregate represent a majority of the Outstanding Shares entitled to vote at such meeting shall be deemed to constitute the act of all Shareholders, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Shareholders holding Outstanding Shares that in the aggregate represent at least such different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Shareholders present at a duly called or held meeting at which a

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quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Shares specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Shareholders or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Shareholders or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Shareholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Shareholders owning not less than the minimum percentage of the Outstanding Shares (including Shares deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Shareholders were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Shareholders who have not approved in writing. The General Partner may specify that any written ballot submitted to Shareholders for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Shares held by such Shareholders, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Shares that were not voted. If approval of the taking of any permitted action by the Shareholders is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Shareholders to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Shareholders’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

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Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Shareholders or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares.

(b) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Class B Shares. Each of the Partners and each other Person who may acquire Partnership Interests agrees that the holders of Class B Shares shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the Partners on an pro rata basis as, and treating such Persons for all purposes as if they are, Shareholders holding Class A Shares, including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other applicable law, rule or regulation, except as otherwise explicitly provided hereunder, including in respect of votes requiring approval by holders of a Share Majority during the Subordination Period. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class shall be required to alter, amend or repeal this Section 13.13 or to adopt any provision inconsistent therewith.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

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Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

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(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Shareholders.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Shareholders, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written

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consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Shareholders, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Shareholders, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Shareholder approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Shareholder as compared to its limited liability under the Delaware Act or cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Shareholders and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Shareholder approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Shareholder under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act

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or cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Share outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

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(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE SHARES

Section 15.1 Right to Acquire Shares.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the sum of (i) the number of Class A Shares then Outstanding and (ii) the number of Class B Shares equal to the number of OpCo Common Units held by the Sponsors and their Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Shares of such class (and treating the Class A Shares and Class B Shares as a single class of Shares) then Outstanding held by Persons

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other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Share of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Shares granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Shares of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Shares are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Shares will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Shares, upon surrender of Certificates representing such Shares, in the case of Shares evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent, as applicable, may specify, or as may be required by any National Securities Exchange on which such Shares are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Shares at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Shares to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Shares subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Shares (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Shares therefor, without interest, upon surrender to the Transfer Agent or the exchange agent of the Certificates representing such Shares, in the case of Shares evidenced by Certificates, or instructions agreeing to such redemption, and such Shares shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Shares from and after the Purchase Date and shall have all rights as the Record Holder of such Shares (including all rights as owner of such Shares pursuant to Article IV, Article V, Article VI, and Article XII).

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(c) In the case of Shares evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Share subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Share to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

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Section 16.2 Further Action. In connection with this Agreement and the transactions contemplated hereby, the parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

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(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

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Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Class A Shares is expressly permitted by this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

SPONSORS:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:
Name:
Title:

SUNPOWER YC HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Agreement of Limited Partnership

EXHIBIT A

to the Amended and Restated Agreement of Limited Partnership of

8point3 Energy Partners LP

CERTIFICATE EVIDENCING CLASS A SHARES

REPRESENTING LIMITED PARTNER INTERESTS IN

8POINT3 ENERGY PARTNERS LP

No.	Class A Shares

In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of Class A Shares representing limited partner interests in the Partnership (the “Class A Shares”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class A Shares are set forth in, and this Certificate and the Class A Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at [77 Rio Robles, San Jose, California 95134]. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF 8POINT3 ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF 8POINT3 ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Shareholder and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all

A-1

right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:	8point3 Energy Partners LP

	By:	8point3 General Partner, LLC

By:

By:

Countersigned and Registered by:

as Transfer Agent and Registrar

By:
Authorized Signature

A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT—as tenants by the entireties		Custodian

JT TEN—as joint tenants with right of survivorship and not as tenants in common	(Cust)		(Minor)
under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

A-3

ASSIGNMENT OF CLASS A SHARES OF

8POINT3 ENERGY PARTNERS LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Class A Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of 8point3 Energy Partners LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Class A Shares evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class A Shares to be transferred is surrendered for registration or transfer.

A-4

EXHIBIT A-4

Form of Operating Company Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 OPERATING COMPANY, LLC

A Delaware Limited Liability Company

Dated as of

[            ], 2015

i

ii

iii

iv

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 OPERATING COMPANY, LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 OPERATING COMPANY, LLC, dated as of [                    ], 2015, is entered into by and between 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership, SUNPOWER YC HOLDINGS, LLC, a Delaware limited liability company, FIRST SOLAR 8POINT3 HOLDINGS, LLC, a Delaware limited liability company, and 8POINT3 HOLDING COMPANY, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Company’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account at the end of each taxable period of the Company, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Adjusted Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b)(i) the amount of any net increase in Working Capital Borrowings (or the Company’s share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Company’s share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c)(i) the amount of any net decrease in Working Capital Borrowings (or the Company’s share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net increase in cash reserves (or the Company’s share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the Managing Member. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than the Managing Member or any Group Member), on the one hand, and First Solar and its Affiliates (other than the Managing Member or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner, the Managing Member or any Affiliate of any Group Member or the Managing Member.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.12(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Members.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or other consideration at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as it may be amended, modified, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter;

(ii) all cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) resulting from dividends or distributions received after the end of such Quarter from equity interests in any Person other than a Subsidiary in respect of operations conducted by such Person during such Quarter; and

(iii) if the Managing Member so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the Managing Member (or the Company’s share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group, including reserves for anticipated future debt service requirements, future capital expenditures and future acquisitions, subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the Managing Member may not establish cash reserves pursuant to subclause (b)(iii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative

Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing Member so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or board of managers of the Managing Member, as applicable, if the Managing Member is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the Managing Member, if the Managing Member is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.3. The “Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member (including in the case of an underwritten offering of Class A Shares, the amount of any underwriting discounts and commissions) or (b) current distributions that a Member is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by a Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement, improvement or expansion of existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing capital assets by such Person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d), from the operating capacity or operating income of the Company Group or such Person, as the case may be, existing immediately prior to such acquisition, construction, development, replacement, improvement, expansion or Capital Contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Surplus” means Available Cash distributed by the Company in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Members’ Capital Accounts in respect of such property and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing Member liable to the Company or any Non-Managing Member for actual fraud or willful misconduct in its capacity as a managing member of the Company.

“Certificate” means a certificate, in such form as may be adopted by the Managing Member, issued by the Company evidencing ownership of one or more classes of Membership Interests. The initial form of certificate approved by the Managing Member for the Common Units is attached as Exhibit A to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Closing Price” means, in respect of Class A Shares or the Common Units, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which such Class A Shares are listed or admitted to trading or, if such Class A Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Class A Shares, or, if on any such day such Class A Shares are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Class A Shares selected by the Board of Directors, or if on any such day no market maker is making a market in such Class A Shares, the fair value of such Class A Shares on such day as determined by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning set forth in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following completion of acquisition, construction, development, replacement, improvement, addition or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a limited liability company interest in the Company having the rights and obligations specified with respect to “Common Units” in this Agreement. The term Common Unit does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Company Employee” means any employee of a Group Member, the Managing Member or the General Partner.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) paid in respect of Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity and incremental Incentive Distributions in respect thereof. Construction Equity does not include equity issued in connection with the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xi).

“Current Market Price” means, as of any date, for the Class A Shares or the Common Units, the average of the daily Closing Prices per Class A Share for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means (i) the issuance by the Company of a number of additional Common Units that is equal to the excess, if any, of (a) the number of Class A Shares subject to the Underwriters’ Option over (b) the number of Common Units equal to the aggregate number, if any, of Class A Shares actually purchased by and issued to the IPO Underwriters pursuant to the Underwriters’ Option on one or more dates and (ii) the distribution by the Company in an amount equal to the aggregate amount of cash, if any, contributed to the Company by the Partnership upon exercise of the Underwriters’ Option.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Managing Member” means a former Managing Member from and after the effective date of any withdrawal or removal of such former Managing Member pursuant to Section 11.1 or Section 11.2.

“Derivative Membership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Membership Interests.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than an (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Disposed of Adjusted Property” has the meaning set forth in Section 6.1(c)(xiii)(B).

“Distribution Forbearance Period” means the period beginning on the IPO Closing Date and ending on the first business day of any Quarter commencing on or after March 1, 2016 that the Board of Directors, with the concurrence of the Conflicts Committee, determines that (a) the Company will be able to make aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to equal to or exceeding the sum of the Minimum Quarterly Distribution on such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such Quarter and the successive Quarter and (b) the Adjusted Operating Surplus for such Quarter and the successive Quarter will equal or exceed the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units that are Outstanding on the first day of the first Quarter (and treating all Common Units and Subordinated Units as Outstanding, notwithstanding the proviso to the definition thereof).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Equity Plan” means any unit or equity purchase plan, restricted unit or equity plan or other similar equity compensation plan now or hereafter adopted by the Managing Member or the General Partner.

“Estimated Incremental Quarterly Tax Amount” has the meaning set forth in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Class A Shares pursuant to a public offering and solely for cash, the price paid for such Class A Shares or (ii) in the case of any other Revaluation Event, the Closing Price of the Class A Shares on the date of such Revaluation Event or, if the Managing Member determines that a value for the Class A Shares other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the Managing Member.

“Event of Withdrawal” has the meaning set forth in Section 11.1(a).

“Excess Distribution” has the meaning set forth in Section 6.1(c)(iii)(A).

“Excess Distribution Unit” has the meaning set forth in Section 6.1(c)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means the Exchange Agreement, dated as of [            ], 2015, among the Managing Member, the General Partner, SunPower, First Solar and the Company.

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees paid in respect of the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Managing Member shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning given such term in Section 6.1(c)(x)(A).

“First Liquidation Target Amount” has the meaning set forth in Section 6.1(b)(i)(D).

“First Solar” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“First Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.12, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted-average number of Outstanding Units during such period plus (2) all Membership Interests and Derivative Membership Interests (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.5, such Membership Interests and Derivative Membership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Managing Member as general partner of the Managing Member, in their capacity as general partner of the Managing Member (except as the context otherwise requires).

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Membership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Membership Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group

Member that is a limited liability company, other than the Company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, commodity prices or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of [            ], 2015, as the same may be amended, supplemented or restated from time to time.

“IDR Reset Common Units” has the meaning set forth in Section 5.12(a).

“IDR Reset Election” has the meaning set forth in Section 5.12(a).

“Incentive Distribution Right” means a Membership Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Membership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii), and Sections 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning set forth in Section 6.9.

“Indemnitee” means (a) the Managing Member, (b) any Departing Managing Member, (c) any Person who is or was an Affiliate of the Managing Member or any Departing Managing Member, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the Managing Member or any Departing Managing Member or (ii) any Affiliate of any Group Member, the Managing Member or any Departing Managing Member, (e) any Person who is or was serving at the request of the Managing Member or any Departing Managing Member or any Affiliate of the Managing Member or any Departing Managing Member as a manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company Group’s business and affairs.

“Initial Common Units” means the Common Units outstanding on the IPO Closing Date.

“Initial Public Offering” means the initial offering and sale of Class A Shares to the public (including the offer and sale of Class A Shares pursuant to the Underwriters’ Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Class A Share at which the Class A Shares were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Managing Member, in each case adjusted as the Managing Member determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money (other than Working Capital Borrowings) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member to anyone other than a Group Member; (c) sales or other dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) Capital Contributions received by the Company Group.

“Investment Capital Expenditures” means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.

“IPO Closing Date” means the first date on which Class A Shares are sold by the Managing Member to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [            ], 2015 and filed by the Managing Member with the Commission pursuant to Rule 424 under the Securities Act on [            ], 2015.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. [    ]) as it has been or as it may be amended or supplemented from time to time, filed by the Managing Member with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule A to the Underwriting Agreement who purchases Class A Shares pursuant thereto.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Company has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Managing Member to perform the functions described in Section 12.4 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by any Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement, improvement or expansion of existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d), as the operating capacity or operating income of the Company Group or such Person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures.

“Management Services Agreements” means, collectively, (i) the Management Services Agreement, dated as of [            ], 2015, among the Company, the Managing Member, the General Partner, Holdings and SunPower Capital Services, LLC and (ii) the Management Services Agreement, dated as of [            ], 2015, among the Company, the Managing Member, the General Partner, Holdings and First Solar 8point3 Management Services, LLC.

“Managing Member” means 8point3 Energy Partners LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company. The Managing Member is the sole managing member of the Company and the holder of the Managing Member Interest. For the avoidance of doubt, such Person shall be the Managing Member solely with respect to the Managing Member Interest and shall be a Non-Managing Member with respect to any Non-Managing Member Interests of such Person.

“Managing Member Interest” means the non-economic management interest of the Managing Member in the Company (in its capacity as managing member without reference to any Membership Interest), which includes any and all rights, powers and benefits to which the Managing Member is entitled as provided in this Agreement, together with all obligations of the Managing Member to comply with the terms and provisions of this Agreement. The Managing Member Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Company.

“Member” means any of the Managing Member and the Non-Managing Members; provided, however, that, for purposes of the provisions of this Agreement relating to the maintenance of Capital Accounts and the allocation of items of income, gain, loss, deduction, or credit, the term “Members” shall not include the Managing Member for so long as the Managing Member’s sole interest in the Company is a non-economic interest.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Membership Interest” means the Managing Member Interest and any class or series of equity interest in the Company, which shall include any Non-Managing Member Interests but shall exclude any Derivative Membership Interests.

“Merger Agreement” has the meaning set forth in Section 14.1.

“Minimum Quarterly Distribution” means $[—] per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Company upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)) at the time such property is distributed, reduced by any Liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(c); provided, however, that the determination of the items that have been specially allocated under Section 6.1(c) shall be made without regard to any reversal of such items under Section 6.1(c)(xiii).

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(c); provided, however, that the determination of the items that have been specially allocated under Section 6.1(c) shall be made without regard to any reversal of such items under Section 6.1(c)(xiii).

“Net Positive Adjustment” means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3(b)) that are recognized by the Company (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Company pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(c).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3(b)) that are recognized by the Company (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Company pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(c).

“Non-Managing Member” means the Sponsors, Holdings, each additional Person that becomes a Non-Managing Member pursuant to the terms of this Agreement and any Departing Managing Member upon the change of its status from Managing Member to Non-Managing Member pursuant to Section 11.3, in each case, in such Person’s capacity as a Non-Managing Member. Non-Managing Members may include custodians, nominees or any other individual or entity in its own or any representative capacity. For the avoidance of doubt, the Managing Member shall be a Non-Managing Member for all purposes of this Agreement with respect to any Non-Managing Member Interest.

“Non-Managing Member Interest” means an interest of a Non-Managing Member in the Company, which may be evidenced by Common Units or other Membership Interests (other than a Managing Member Interest) or a combination thereof (but excluding Derivative Membership Interests), and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member pursuant to the terms and provisions of this Agreement.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Operating Expenditures” means (i) all Company Group cash expenditures (or the Company’s share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made under any Hedge Contracts, and (ii) all cash expenditures of the Managing Member, including reimbursement of expenses of the General Partner and its Affiliates, other than federal income taxes payable by the Managing Member, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Members, or (iv) repurchases of Membership Interests, including repurchases or redemptions of Membership Interests under the Exchange Agreement, other than repurchases of Membership Interests by the Company to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Membership Interests by the General Partner to satisfy obligations under employee benefit plans; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

Where capital expenditures consist of both (y) Maintenance Capital Expenditures and (z) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $[—], (ii) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the IPO Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) resulting from dividends or distributions received after the end of such period from equity interests held by the Company in any Person other than a Subsidiary in respect of operations conducted by such Person during such period but excluding cash receipts from Interim Capital Transactions by such Persons, (iv) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (v) the amount of cash distributions paid in respect of the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

(b) the sum of (i) Operating Expenditures for the period beginning on the IPO Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Company’s share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner, the Managing Member or the boards of any Subsidiaries of the Company to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Managing Member so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Company, the Managing Member or the General Partner or any of its Affiliates) acceptable to the Managing Member or to such other person selecting such counsel or obtaining such opinion.

“Optionee” means a Person to whom a unit option is granted under any Unit Option Plan.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding in the Register as of the date of determination; provided, that during the Distribution Forbearance Period, the Common Units and Subordinated Units owned by the Sponsors shall be deemed to not be Outstanding for purposes of Section 6.3, Section 6.4 and Section 6.5 and for purposes of determining whether the tests set forth in the definition of Subordination Period have been met.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Managing Member, dated as of [            ], 2015, as the same may be amended, supplemented or restated from time to time.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying the Units held by the Managing Member.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, as the case may be, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to the Managing Member Interest and the Incentive Distribution Rights shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the fiscal quarter of the Company that includes the IPO Closing Date, the portion of such fiscal quarter from the IPO Closing Date.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing Member or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Non-Managing Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of, any lawful action of Non-Managing Members (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name any Membership Interest is registered in the Register as of the Company’s close of business on a particular Business Day.

“Register” has the meaning set forth in Section 4.5(a).

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c).

“Reset MQD” has the meaning set forth in Section 5.12(d).

“Reset Notice” has the meaning set forth in Section 5.12(b).

“Retained Converted Subordinated Units” has the meaning set forth in Section 5.3(c)(ii).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Company property pursuant to Section 5.3(d).

“ROFO Agreement” means, collectively, (i) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Company and SunPower Corporation and (ii) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Company and First Solar, Inc.

“Second Liquidation Target Amount” has the meaning set forth in Section 6.1(b)(i)(E).

“Second Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.12, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Members holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Members holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsor” or “Sponsors” means SunPower and First Solar, individually or collectively, as applicable.

“Subordinated Unit” means a Membership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the IPO Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Members pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending on             , 2018, in respect of which (i)(A) aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units and in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the first Business Day following the distribution of Available Cash to Members pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending on             , 2016 in respect of which (i)(A) aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four consecutive-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for such period equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, controls such partnership on the date of determination; (c) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person[; or (d) any other Person formed by such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, and a third party investor in order to utilize various federal income tax incentives for the development of solar or other renewable projects that meet the following criteria: (i) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has less than a majority ownership interest in such other Person or less than the power to elect or direct the election of a majority of the directors or other governing body of such other Person; (ii) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has, directly or indirectly, at the date of determination, at least a [49]% [ownership interest] in such other Person; (iii) the Partnership accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis; (iv) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has, directly or indirectly, material negative control rights regarding such other Person, including such Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person; and (v) such other Person is obligated under its constituent documents or as a result of unanimous agreement of its owners, to distribute to its owners all of its distributable cash on at least a semiannual basis (less any cash reserves that are approved by such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof)].

“SunPower” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Surviving Business Entity” has the meaning set forth in Section 14.2(b)(ii).

“Target Distributions” means, collectively, the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.12, 6.6 and 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the Class A Shares or the referenced Membership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Class A Shares or such Membership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning set forth in Section 7.1(b).

“transfer” has the meaning set forth in Section 4.4(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Underwriters’ Option” means the option to purchase additional Class A Shares granted to the IPO Underwriters by the Managing Member pursuant to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of [            ], 2015, among the IPO Underwriters, the Managing Member, the General Partner and the Sponsors providing for the purchase of Class A Shares by the IPO Underwriters.

“Unit” means a Membership Interest that is designated by the Managing Member as a “Unit” and shall include Common Units and Subordinated Units but shall not include Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, with respect to the subject vote, controlled by the General Partner or its Affiliates, other than the Managing Member, through ownership or otherwise), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unit Option Plan” means any unit option plan now or hereafter adopted by the Company, the Managing Member or the General Partner.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning set forth in Section 6.1(b)(i)(B).

“Unrealized Gain” means, as of any date of determination, the excess, if any, attributable to any item of Company property, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” means, as of any date of determination, the excess, if any, attributable to any item of Company property, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Managing Member determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a Managing Member or any Departing Managing Member or any Affiliate of any Group Member, a Managing Member or any Departing Managing Member and (d) any Person the Managing Member designates from time to time as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Members; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Managing Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Managing Member and any action taken pursuant thereto and any determination made by the Managing Member in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. SunPower has formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amends and restates the original Limited Liability Company Agreement of 8point3 Operating Company, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Company shall be “8point3 Operating Company, LLC”. Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Managing Member, including the name of the Managing Member. The words “limited liability company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Non-Managing Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 77 Rio Robles, San Jose, California 95134 or such place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member determines to be necessary or appropriate. The address of the Managing Member shall be 77 Rio Robles, San Jose, California 95134 or such other place as the Managing Member may from time to time designate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the Managing Member shall not cause the Company to engage, directly or indirectly, in any business activity that the Managing Member determines would be reasonably likely to cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The Managing Member has no obligation or duty (including any fiduciary duty) to the Company or the Members to propose or approve, and may decline to propose or approve, the conduct by the Company of any business in its sole discretion.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Title to any or all assets of the

Company may be held in the name of the Company, the Managing Member, one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates, as the Managing Member may determine. The Managing Member hereby declares and warrants that any assets of the Company for which record title is held in the name of the Managing Member or one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates shall be held by the Managing Member or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Managing Member shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing Member determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing Member or as soon thereafter as practicable, the Managing Member shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor Managing Member. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such assets of the Company is held.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1 Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. Other than the Managing Member, no Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3 Outside Activities of Members. Subject to the provisions of Section 7.6 and the ROFO Agreement, each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4 Rights of Members.

(a) Each Member shall have the right, upon written request and at such Member’s own expense to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto.

(b) Each of the Members and each other Person or Group who acquires an interest in Membership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Members to receive any information either pursuant to Section 18-305(a) of the Delaware Act or otherwise except for the right to obtain a copy of this Agreement and the Certificate of Formation set forth in Section 3.4(a).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

Section 4.1 Certificates. Owners of Membership Interests and, where appropriate, Derivative Membership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the Managing Member shall determine otherwise in respect of some or all of any or all classes of Membership Interests and Derivative Membership Interests, Membership Interests and Derivative Membership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Membership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer at the date of its issuance. Subject to Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.5, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Membership Interests that are represented by physical certificates, the Managing Member may determine that such Membership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Membership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Membership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The Managing Member shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Company, the appropriate officers of the General Partner on behalf of the Company shall execute and deliver in exchange therefor, a new Certificate evidencing the same number and type of Membership Interests or Derivative Membership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner, on behalf of the Company, shall execute and deliver a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Managing Member, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Managing Member has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Managing Member, delivers to the Managing Member a bond, in form and substance satisfactory to the Managing Member, with surety or sureties and with fixed or open penalty as the Managing Member may direct to indemnify the Company, the Members and the Managing Member against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Managing Member.

If a Member fails to notify the Managing Member within a reasonable period of time after such Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Non-Managing Member Interests represented by the Certificate is registered before the Company or the Managing Member receives such notification, to the fullest extent permitted by law, the Member shall be precluded from making any claim against the Company or the Managing Member for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Managing Member may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Membership Interests for all purposes. The Company and the Managing Member shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person or Group, regardless of whether the Company or the Managing Member shall have actual or other notice thereof, except as otherwise provided by law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Person or Group on the other, such representative Person shall be the Member with respect to such Membership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Member hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction by which the holder of a Membership Interest assigns all or any part of such Membership Interest to another Person who is or becomes a Member as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c) Except as provided in Section 4.4(b), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the Managing Member or any Non-Managing Member of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the Managing Member or such Non-Managing Member and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Non-Managing Member Interests.

(a) The Managing Member shall keep one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Non-Managing Member Interests, and any Derivative Membership Interests as applicable, shall be recorded (the “Register”).

(b) The Managing Member shall not recognize any transfer of Non-Managing Member Interests evidenced by Certificates until the Certificates evidencing such Non-Managing Member Interests are surrendered for registration of transfer. No charge shall be imposed by the Managing Member for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Managing Member may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Non-Managing Member Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Company shall execute and deliver in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Non-Managing Member Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c) Upon the receipt by the Managing Member of proper transfer instructions from the Record Holder of uncertificated Membership Interests, such transfer shall be recorded in the Register.

(d) By acceptance of any Non-Managing Member Interests pursuant to a transfer in accordance with this Article IV, each transferee of Non-Managing Member Interests (including any nominee, or agent or representative acquiring such Non-Managing Member Interests for the account of another Person or Group) shall be admitted as a Member pursuant to the provisions of Section 10.1(b).

(e) Subject to (i) the provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Non-Managing Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Non-Managing Member and (vi) provisions of applicable law, including the Securities Act, Non-Managing Member Interests shall be freely transferable.

Section 4.6 Transfer of the Managing Member’s Managing Member Interest.

(a) Subject to Section 4.6(b), the Managing Member may transfer all or any part of its Managing Member Interest without Unitholder approval or the approval of any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the Managing Member of all or any part of its Managing Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Non-Managing Member under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as the Managing Member effective immediately prior to the transfer of the Managing Member Interest, and the business of the Company shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, (i) no transfer (which, for purposes of subclause (D) hereof, includes any indirect transfer of such Membership Interest to the extent such indirect transfer could result in a transfer of a Membership Interest for purposes of Code Section 708) of any Membership Interests shall be made if such transfer would (A) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (B) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation; (C) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); or (D) result in a termination of the Company under Code Section 708 unless, prior to such transfer, the transferring Member agrees to indemnify the Company and the other Members for any adverse tax consequences caused as a result of such termination and (ii) any transfer of a Membership Interest to a Disqualified Person will be void ab initio.

(b) The Managing Member may impose restrictions on the transfer of Membership Interests, including by requiring the Managing Member’s prior written consent for any transfer (which consent may be withheld in the discretion of the Managing Member), if it receives written advice of counsel that such restrictions are necessary or advisable to (i) avoid a significant risk of the Company’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Non-Managing Member Interests (or any class or classes thereof). The Managing Member may impose such restrictions by amending this Agreement.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.12 shall be subject to the restrictions imposed by Section 6.8(b) and Section 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Company under the Delaware Act, SunPower made an initial Capital Contribution to the Company in the amount of $[—]. As of the IPO Closing Date, the interest of SunPower shall be redeemed and the initial Capital Contribution of SunPower shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to SunPower.

(a) Prior to the IPO Closing Date, SunPower contributed assets to the Company with respect to its 100% ownership interest in the Company.

(b) On the IPO Closing Date, the Managing Member contributed to the Company $[—] in exchange for [—] Common Units and the Managing Member Interest.

(c) On the IPO Closing Date, all of the Incentive Distribution Rights of the Company were issued to Holdings.

(d) On the IPO Closing Date, First Solar contributed assets to the Company in exchange for (i) [            ] Common Units, (ii) [            ] Subordinated Units, (iii) $[            ] in cash and (iv) the right to receive one-half of the Deferred Issuance and Distribution.

(e) On the IPO Closing Date, the equity interest in the Company held by SunPower described above was recapitalized as (i) [            ] Common Units, (ii) [            ] Subordinated Units, (iii) $[            ] in cash and (iv) the right to receive one-half of the Deferred Issuance and Distribution.

(f) No Non-Managing Member Interests will be issued or issuable as of or at the IPO Closing Date other than (i) the Common Units issued to the Managing Member under Section 5.1(b), (ii) the Incentive Distribution Rights issued to Holdings under Section 5.1(c), (iii) the Common Units and Subordinated Units issued to First Solar under Section 5.1(d), and (iv) the Common Units and Subordinated Units issued to SunPower under Section 5.1(e). Neither the Managing Member nor any Non-Managing Member will be required to make any additional Capital Contribution to the Company pursuant to this Agreement.

Section 5.2 Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.3 Capital Accounts.

(a) The Company shall maintain for each Member (or a beneficial owner of Membership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such beneficial owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing Member) owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account shall in respect of each such Membership Interest be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Membership Interest (including the amount paid to the Company for any Noncompensatory Option) and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest and (y) all items of Company deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Company shall be treated as owning directly its share (as determined by the Managing Member based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Company and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Company property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(vii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Company).

(c) (i) Except as otherwise provided in this Section 5.3(c), a transferee of a Membership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.5 by a holder thereof (other than a transfer to an Affiliate unless the Managing Member elects to have this subparagraph 5.3(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the Managing Member elects to have this subparagraph (iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the issuance of Membership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.12, or the conversion of the Managing Member’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Member and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property; provided, however, that in the event of an issuance of Membership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Membership Interests as consideration for the provision of services, the Managing Member may determine that such adjustments are unnecessary for the proper administration of the Company. If upon the occurrence of a Revaluation Event described in this Section 5.3(d), a Noncompensatory Option of the Company is outstanding, the Company shall adjust the Carrying Value of each Company property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Membership Interests (or, in the case of an issuance of a Noncompensatory Option, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the Managing Member using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the Managing Member may first determine an aggregate value for the assets of the Company that takes into account the current trading price of the Class A Shares, the fair market value of the Membership Interests at such time and the amount of Company Liabilities. The Managing Member may allocate such aggregate value among the individual properties of the Company (in such manner as it determines appropriate). Absent a contrary determination by the Managing Member, the aggregate fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4 Issuances of Additional Membership Interests.

(a) The Company may issue additional Membership Interests and Derivative Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of any Non-Managing Members.

(b) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Managing Member, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including sinking fund provision); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c) The Managing Member shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and Derivative Membership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.12, (iv) reflecting admission of such additional Non-Managing Members in the Register as the Record Holders of such Non-Managing Member Interests and (v) all additional issuances of Membership Interests and Derivative Membership Interests. The Managing Member shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests or

Derivative Membership Interests being so issued. The Managing Member shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or Derivative Membership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Class A Shares or other Membership Interests are listed or admitted to trading.

(d) No additional Common Units shall be issued to the Managing Member unless (i) the additional Common Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units, (ii) (a) the additional Common Units are Common Units issued in connection with an issuance of Class A Shares and (b) the Managing Member contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such Class A Shares, (iii) the additional Common Units are issued upon the conversion, redemption or exchange of other securities issued by the Company or (iv) the additional Common Units are issued pursuant to Section 5.6.

(e) No fractional Units shall be issued by the Company.

Section 5.5 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.6 Issuances of Securities by the Managing Member. The Managing Member shall not issue any additional Class A Shares unless the Managing Member contributes the cash proceeds or other consideration received from the issuance of such additional Class A Shares in exchange for an equivalent number of Common Units; provided, however, that notwithstanding the foregoing, the Managing Member may issue Class A Shares (a) pursuant to the Exchange Agreement or (b) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares. In the event that the Managing Member issues any additional Class A Shares and contributes the cash proceeds or other consideration received from the issuance thereof to the Company, the Company is authorized to issue a number of Common Units equal to the number of Class A Shares so issued without any further act, approval or vote of any Member or any other Persons.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 and in Section 5.12 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests. The determination of the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity. In the event of a Sponsor’s exercise of the rights under this Section 5.7 to acquire additional Common Units, the Managing Member shall issue a number of Class B Shares equal to the number of Common Units to such exercising Sponsor.

Section 5.8 Splits and Combinations.

(a) Subject to Sections 5.8(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted, provided, however, that the Company may not effect a subdivision or combination of Membership Interests described in this Section 5.8(a) unless the Managing Member also effects an equivalent subdivision or combination, as determined by the Managing Member.

(b) Whenever such a distribution, subdivision or combination of Membership Interests is declared, the Managing Member shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Managing Member may issue Certificates or uncertificated Membership Interests to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Managing Member may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of Membership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(e)

and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.9 Redemption, Repurchase or Forfeiture of Class A Shares. If, at any time, any Class A Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by the Managing Member, then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Managing Member equal to the number of Class A Shares so redeemed, repurchased or acquired, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit as such Class A Shares that are redeemed, repurchased or acquired.

Section 5.10 Issuance of Class B Shares. In the event that the Company issues Common Units or Subordinated Units to, or cancels Common Units or Subordinated Units held by, any Person other than the Managing Member, the Managing Member shall issue Class B Shares to such Person or cancel Class B Shares held by such Person such that the number of Class B Shares held by such Person is equal to the number of Common Units and Subordinated Units held by such Person.

Section 5.11 Fully Paid and Non-Assessable Nature of Non-Managing Member Interests. All Non-Managing Member Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Non-Managing Member Interests in the Company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act.

Section 5.12 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.12, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Company has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the aggregate amounts distributed in respect of such four-Quarter period did not exceed Adjusted Operating Surplus for such four-Quarter period, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.12(d) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of cash distributions made by the Company for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.12(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Company in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the

“Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election Holdings and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the Managing Member that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.12 shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.12(d) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the Managing Member or the Unitholders other than as set forth in this Section 5.12(a), at the time specified in Section 5.12(c).

(b) To exercise the right specified in Section 5.12(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Company. Within 10 Business Days after the receipt by the Company of such Reset Notice, the Company shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Company’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the 15th Business Day after receipt by the Company of the Reset Notice.

(d) The Target Distributions, shall be adjusted at the time of the issuance of IDR Reset Common Units pursuant to this Section 5.12 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Company’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 150% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 175% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 200% of the Reset MQD.

(e) Upon the issuance of IDR Reset Common Units pursuant to Section 5.12(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.12(e), the IDR Reset Common Units shall be subject to Sections 6.1(c)(x)(B) and (C).

Section 5.13 Unit Option Plans.

(a) If at any time or from time to time, in connection with any Unit Option Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised:

(i) The Managing Member, shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Managing Member by such exercising party in connection with the exercise of such unit option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 5.13(a)(i), the Managing Member shall be deemed to have contributed to the Managing Member as a Capital Contribution an amount equal to the Current Market Price of a Class A Share as of the date of exercise multiplied by the number of Class A Shares then being issued in connection with the exercise of such unit option. In exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Managing Member equal to the number of Class A Shares issued in connection with the exercise of such unit option.

(b) If at any time or from time to time, in connection with any Unit Option Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised:

(i) The Managing Member shall sell to the Company, and the Company shall purchase from the Managing Member, the number of Class A Shares as to which such unit option is being exercised. The purchase price per Class A Share for such sale of Class A Shares to the Company shall be the Current Market Price of a Class A Share as of the date of exercise of such unit option.

(ii) The Company shall sell to the Optionee (or if the Optionee is an employee of a Group Member other than the Company, the Company shall sell to such Group Member, which in turn shall sell to the Optionee), for a cash price per share equal to the Current Market Price of a Class A Share at the time of the exercise, the number of Class A Shares equal to (a) the exercise price paid to the Managing Member by the exercising party in connection with the exercise of such unit option divided by (b) the Current Market Price of a Class A Share at the time of such exercise.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of another Group Member, the Company shall transfer to such Group Member, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 5.13(b)(i) less the number of Class A Shares described in Section 5.13(b)(ii) hereof.

(iv) The Managing Member shall, as soon as practicable after such exercise, make a Capital Contribution to the Company of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Managing Member in connection with the exercise of such unit option. In exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Managing Member equal to the number of Class A Shares issued in connection with the exercise of such unit option.

(c) Restricted Units Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Unit Option Plan), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event such Company Employee terminates his employment by the Company or another Group Member) in consideration for services performed for the Company or such other Group Member:

(i) The Managing Member shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(ii) The following events will be deemed to have occurred: (a) the Managing Member shall be deemed to have sold such Class A Shares to the Company (or if the Company Employee is an employee or other service provider of another Group Member, to such Group Member) for a purchase price equal to the Current Market Price of such Class A Shares, (b) the Company (or such Group Member) shall be deemed to have delivered the Class A Shares to the Company Employee, (c) the Managing Member shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (d) in the case where the Company Employee is an employee of another Group Member, the Company shall be deemed to have contributed such amount to the capital of such Group Member; and

(iii) The Company shall issue to the Managing Member a number of Common Units equal to the number of newly issued Class A Shares in consideration for a deemed Capital Contribution in an amount equal to (x) the number of newly issued Common Units, multiplied by the Current Market Price of a Class A Share at such time.

(d) Restricted Units Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Unit Option Plan), any Class A Shares are issued to a Person other than a Company Employee in consideration for services performed for Managing Member, the General Partner or a Group Member:

(i) The Managing Member shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan; and

(ii) The Managing Member shall be deemed to have contributed the Current Market Price of such Class A Shares to the Company as a Capital Contribution, and the Company shall issue to the Managing Member a number of newly issued Common Units equal to the number of newly issued Class A Shares divided.

(e) Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member or the General Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or the General Partner or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member or the General Partner, amendments to this Section 5.13 may become necessary or advisable and that any approval or consent to any such amendments requested by the Managing Member shall be deemed granted.

(f) The Company is expressly authorized to issue Common Units in the numbers specified in this Section 5.13 without any further act, approval or vote of any Member or any other Persons.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, and credit (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Members as provided herein below.

(a) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Income and Net Loss for such taxable period shall be allocated as follows:

(i) Net Income. Net Income for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Income for such taxable period shall be allocated as follows:

(A) First, to the Managing Member until the aggregate of the Net Income allocated to the Managing Member pursuant to this Section 6.1(a)(i)(A) and the Net Termination Gain allocated to the Managing Member pursuant to Section 6.1(b)(i)(A) or Section 6.1(b)(iv)(A) for the current and all previous taxable periods is equal to the aggregate Net Losses allocated to the Managing Member pursuant to Section 6.1(a)(ii)(B) for all previous taxable periods and the Net Termination Loss allocated to the Managing Member pursuant to Section 6.1(b)(ii)(C) or Section 6.1(b)(iii)(C) for the current and all previous taxable periods; and

(B) The balance, if any, to all Unitholders, Pro Rata.

(ii) Net Loss. Net Loss for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(A) First, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(a)(ii)(A) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(B) The balance, if any, to the Managing Member.

(b) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(c), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(b). All allocations under this Section 6.1(b) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(b), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(b)(iv) and Section 6.1(b)(v), and subject to the provisions set forth in the last sentence of this Section 6.1(b)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then-existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then-existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(b)(i), the Managing Member may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(b)(i) if the Capital Accounts with respect to all Membership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Company property were equal to zero.

(ii) Except as otherwise provided by Section 6.1(b)(iii) or Section 6.1(b)(v), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero; and

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, to the Managing Member.

(iii) Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value;

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, to the Managing Member.

(iv) If Net Termination Loss has been allocated pursuant to Section 6.1(b)(iii), any subsequent Net Termination Gain recognized as a result of a Revaluation Event prior to the Liquidation Date shall be allocated:

(A) First, to all Unitholders, Pro Rata until the aggregate Net Termination Gain allocated to all Unitholders, Pro Rata pursuant to this Section 6.1(b)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(b)(iii)(C);

(B) Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(b)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(b)(iii)(B); and

(C) Third, the balance, if any, pursuant to the provisions of Section 6.1(b)(i).

(v) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(b)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(b)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the Managing Member and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable.

(c) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(vi) and Section 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(i), Section 6.1(c)(vi) and Section 6.1(c)(vii)). This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(c)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(c)(iii)(A), all or any portion of the remaining items of Company gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this

Section 6.1(c)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the IPO Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement. This Section 6.1(c)(iv) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(c)(iv) and this Section 6.1(c)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members Pro Rata. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Member in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Managing Member in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.3, and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the Managing Member with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Company’s gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(c)(iii), shall be allocated 100% to each Member holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Member to the total number of Final Subordinated Units then Outstanding, until each such Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Member and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the Managing Member and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the Managing Member only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.3(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Company property pursuant to Section 5.3(d) during any taxable period of the Company ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.12, after the application of Section 6.1(c)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Members in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.12 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Company gross income or gain for such taxable period shall be allocated 100% to the transferor Member of such transferred IDR Reset Common Unit until such transferor Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Company and for the preservation of uniformity of the Non-Managing Member Interests (or any class or classes thereof), the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Non-Managing Member Interests (or any class or classes thereof). The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Non-Managing Member Interests issued and Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Noncompensatory Option. Any Member who has received its interest pursuant to the exercise of a Noncompensatory Option shall be allocated gain or loss or reallocated capital from other Members’ Capital Accounts as necessary to comply with Treasury Regulations Section 1.704-1(b)(2)(iv)(5).

(xii) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Company Minimum Gain and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(c)(xii)(A), the Managing Member may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(c)(xii)(A) shall only be made with respect to Required Allocations to the extent the Managing Member determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 6.1(c)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing Member determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(c)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(xii)(A) among the Members in a manner that is likely to minimize such economic distortions.

(xiii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The Managing Member shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(b).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the Managing Member shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(c)(xiii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(c)(xiii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Members). Any allocation made pursuant to this Section 6.1(c)(xiii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(c)(xiii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the Managing Member, that to the extent possible, the Capital Account balances of the Members will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(b) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(c)(xiii)(C), the Managing Member shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Company’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Company Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(b)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(b)(i)).

(D) In making the allocations required under this Section 6.1(c)(xiii), the Managing Member may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(c)(xiii). Without limiting the foregoing, if an Adjusted Property is contributed by the Company to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the Managing Member may make allocations similar to those described in Section 6.1(c)(xiii)(A) through Section 6.1(c)(xiii)(C) to the extent the Managing Member determines such allocations are necessary to account for the Company’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(c)(xiii).

(xiv) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(b)(iii) and Section 6.1(b)(v) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among the Managing Member and all Unitholders in a manner determined appropriate by the Managing Member so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Managing Member and Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Managing Member and Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law for the filing of the Company’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(c)(xiv) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the Managing Member and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(c)(xiv), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the Managing Member (taking into account the Managing Member’s discretion under Section 6.1(c)(x)(D)); provided, that the Managing Member shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The Managing Member may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the Managing Member determines that such reporting position cannot reasonably be taken, the Managing Member may adopt depreciation and amortization conventions under which all purchasers acquiring Membership Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Managing Member chooses not to utilize such aggregate method, the Managing Member may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Membership Interests, so long as such conventions would not have a material adverse effect on the Members or the Record Holders of any class or classes of Membership Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Managing Member) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Company income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and the Managing Member shall prorate and allocate such items to the Members in a manner permitted by Section 706 of the Code and the regulations and rulings promulgated thereunder.

(g) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within [45] days following the end of each Quarter commencing with the Quarter ending on [            ], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Company to the Members as of the Record Date selected by the Managing Member; provided, that our Sponsors shall not receive distributions on their Units with respect to the Distribution Forbearance Period. After the date on which the Distribution Forbearance Period ends, distributions will be made to the Sponsors in accordance with this Article VII. All amounts of Available Cash distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the IPO Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Managing Member on such date shall, except as otherwise provided in

Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Company, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The Managing Member may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members as determined appropriate under the circumstances by the Managing Member.

(d) Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter or portion thereof wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, 100% to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.12 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.5, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.3(c)(ii), 6.1(c)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.5 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.3(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.5 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the Managing Member determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the Managing Member may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.3(c)(ii), 6.1(c)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Non-Managing Member pursuant to Article III and Article VII and (y) have a Capital Account as a Non-Managing Member pursuant to Section 5.3 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Section 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that, for the avoidance of doubt, the foregoing shall not preclude the Company from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.3(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the Managing Member determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the Managing Member may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.3(c)(iii), Section 6.1(c)(x)(B), or Section 6.1(c)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the Managing Member may, at its option, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing Member, in the manner provided in this Section 6.9. If the Managing Member elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the Managing Member shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided, however, that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the Managing Member, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Managing Member. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The Managing Member shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the Managing Member to delegate its rights and power to other Persons, all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, and no Non-Managing Member in its capacity as such shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted to a managing member of a limited liability company under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Membership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including (A) the financing of the conduct of the business or operations of the Company Group, whether through a Subsidiary or a Joint Venture; (B) the lending of funds to other Persons (including other Group Members); (C) the repayment or guarantee of obligations of any Group Member; and (D) the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the

Managing Member or its assets other than its interest in the Company, even if the same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi) the distribution of cash held by the Company;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Company Group, the Members and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of Derivative Membership Interests;

(xiii) the undertaking of any action in connection with the Company’s participation in the management of any Group Member or Joint Venture; and

(xiv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as Managing Member of the Company.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Membership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Management Services Agreements, the Underwriting Agreement, the Exchange Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the Managing Member (on its own or on behalf of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Membership Interests or otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Managing Member, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the Managing Member of any duty or any other obligation of any type whatsoever that the Managing Member may owe the Company or the Non-Managing Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the Managing Member or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Member, to any Person who acquires an interest in a Membership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Company, each of the Members, each other Person who acquires an interest in a Membership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Formation. The Managing Member has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents that the Managing Member determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Managing Member determines such action to be necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Non-Managing Member.

Section 7.4 Restrictions on the Managing Member’s Authority to Sell Assets of the Company Group. Except as provided in Article XII and Article XIV, the Managing Member may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Company’s Subsidiaries) without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the Managing Member’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the Managing Member.

(a) Except as provided in this Section 7.5, the Management Services Agreements and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Managing Member, to perform services for the Company Group or for the Managing Member in the discharge of its duties to the Company Group), and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Managing Member or its Affiliates in connection with managing and operating the Company Group’s business and affairs (including expenses allocated to Managing Member by its Affiliates). The Managing Member shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the Managing Member and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c) The Managing Member, without the approval of any Member, may propose and adopt on behalf of the Company benefit plans, programs and practices (including plans, programs and practices involving the issuance of Membership Interests or Derivative Membership Interests), or cause the Company to issue Membership Interests or Derivative Membership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the Managing Member or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of officers, employees, consultants and directors of the Managing Member or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Managing Member or any of its Affiliates any Membership Interests or Derivative Membership Interests that the Managing Member or such Affiliates are obligated to provide to any officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the Managing Member in connection with any such plans, programs and practices (including the net cost to the Managing Member or such Affiliates of Membership Interests or Derivative Membership Interests purchased by the Managing Member or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b).

Any and all obligations of the Managing Member under any benefit plans, programs or practices adopted by the Managing Member as permitted by this Section 7.5(c) shall constitute obligations of the Managing Member hereunder and shall be assumed by any successor Managing Member approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the Managing Member’s Managing Member Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) Subject to the terms of Section 7.6(c) and the ROFO Agreement, each Unrestricted Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Member. None of any Group Member, any Non-Managing Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(b) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the Managing Member). No Unrestricted Person (including the Managing Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person (including the Managing Member) shall not be liable to the Company, to any Member or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the Managing Member) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(c) The Managing Member and each of its Affiliates may acquire Units or other Membership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Membership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the Managing Member shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Non-Managing Member Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Managing Member, its Affiliates, the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Non-Managing Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in Membership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or

Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member if such appointment was not made in bad faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members or to any other Persons who have acquired a Membership Interest or are otherwise bound by this Agreement, the Managing Member and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Company’s business or affairs shall not be liable to the Company, the Non-Managing Members, or any other Persons who have acquired interests in the Membership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Managing Member or any of its Affiliates, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action by the Managing Member or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Class A Shares (excluding Class A Shares owned by the Managing Member and its Affiliates, other than the Managing Member), (iii) determined by the Board of Directors of the General Partner to

be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Managing Member shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or approval by the holders of Class A Shares of such resolution, and the Managing Member may also adopt a resolution or course of action that has not received Special Approval or the approval by the holders of Class A Shares. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the Managing Member makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval or to seek or not to seek approval by the holders of the Class A Shares, then the Managing Member shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member, and the Managing Member shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Managing Member in making such determination shall be permitted to do so in its sole discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought, the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption; in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or any such duty.

(b) Whenever the Managing Member or the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the Managing Member causes the Managing Member to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the Managing Member, such Board of Directors or such committee or such Affiliates causing the

Managing Member to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Company Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.

(c) Whenever the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) causes the Managing Member to make a determination or to take or decline to take any action makes a determination or takes or declines to take any other action, or any Affiliate of the Managing Member causes the Managing Member to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Managing Member, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member, and the Managing Member, or the Board of Directors or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action or causing such determination to be made or such action to be taken or declined to be taken shall be permitted to do so in their sole discretion. By way of illustration and not of limitation, whenever the phrase, “the Managing Member at its option” or “the Managing Member, in its sole discretion,” or some variation of such phrases, is used in this Agreement, it indicates that the Managing Member is acting in its individual capacity. For the avoidance of doubt, whenever the Managing Member votes or transfers its Membership Interests, or refrains from voting or transferring its Membership Interests, it shall be acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the

Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement or required by the Delaware Act, neither the Managing Member nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managing Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managing Member or such other Indemnitee.

(f) The Unitholders hereby authorize the Managing Member, on behalf of the Company as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing Member pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the Managing Member.

(a) The Managing Member and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing Member and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Managing Member or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any duly authorized officers of the General Partner, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company or any Group Member.

Section 7.11 Purchase or Sale of Membership Interests. The Managing Member may cause the Company to purchase or otherwise acquire Membership Interests or Derivative Membership Interests; provided that, the Managing Member may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Managing Member or any Affiliate of the Managing Member may also purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member and any officer of the General Partner authorized by the Managing Member to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Non-Managing Member, each other Person who acquires an interest in a Membership Interest and each other party who becomes bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing Member or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the Register. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the Register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis and Managing Member shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Managing Member determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Company shall end on November 30 of each year.

Section 8.3 Reports. The Managing Member shall cause to be prepared and delivered to the Members such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the taxable period or year that it is required by law to adopt, from time to time, as determined by the Managing Member. In the event the Company is required to use a taxable period other than a year ending on December 31, the Managing Member shall use reasonable efforts to change the taxable period of the Company to a year ending on December 31. The tax information reasonably required by Members for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within [90] days of the close of the calendar year in which the Company’s taxable period ends. In addition, the Company shall furnish to each Non-Managing Member any additional tax information reasonably requested by such Non-Managing Member in order to comply with its organizational documents, including additional detail regarding the source of any items of income, gain, loss, deduction, or credit allocated to such Non-Managing Member to the extent not otherwise reflected in the information provided to the Members under the preceding sentence.

Section 9.2 Tax Characterization. Unless otherwise determined by the Managing Member, the Company shall be treated as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes, and the Members and the Company shall not take any action that would cause the Company to be treated as a corporation for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 9.3 Tax Elections.

(a) The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing Member’s determination that such revocation is in the best interests of the Non-Managing Members.

(b) The Company shall make the election under Section 6231(a)(1)(B)(ii) of the Code to have the provisions of Sections 6221 through 6234 of the Code apply to the Company.

(c) Except as otherwise provided herein, the Managing Member shall determine whether the Company should make any other elections permitted by the Code.

Section 9.4 Tax Controversies. Subject to the provisions hereof, the Managing Member is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with [the Managing Member] and to do or refrain from doing any or all things reasonably required by [the Managing Member] to conduct such proceedings.

Section 9.5 Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member may treat the amount withheld as a distribution of cash pursuant to Article VI or Section 12.4(c) in the amount of such withholding from such Member. To the extent such amount exceeds the amount of distributions to which the Member is otherwise entitled under Article VI, such amounts withheld shall constitute a loan by the Company to such Member, which loan shall be repaid upon demand of the Managing Member, and the Managing Member may offset any future distributions to which such Member is otherwise entitled by the unpaid amount of such loan.

Section 9.6 Disqualified Person. No Member will become a Disqualified Person.

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1 Admission of Non-Managing Members.

(a) Upon the issuance by the Company of Common Units, Subordinated Units and Incentive Distribution Rights to SunPower, First Solar, Holdings and the Managing Member prior to and on the IPO Closing Date, such Persons shall, by acceptance of such Membership Interests, and upon becoming the Record Holders of such Membership Interests, be admitted to the Membership as Members in respect of the Common Units, Subordinated Units and Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Non-Managing Member Interests transferred in accordance with Article IV or acceptance of any Non-Managing Member Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Non-Managing Member Interest (including any nominee, agent or representative acquiring such Non-Managing Member Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Company as a Non-Managing Member with respect to the Non-Managing Member Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Non-Managing Member Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Managing Member Interests and the admission of any new Non-Managing Member shall not constitute an amendment to this Agreement. A Person may become a Non-Managing Member without the consent or approval of any of the Members. A Person may not become a Non-Managing Member without acquiring a Non-Managing Member Interest and becoming the Record Holder of such Non-Managing Member Interest.

(c) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Non-Managing Member in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Non-Managing Member by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Company shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

(d) The name and mailing address of each Record Holder shall be listed in the Register. The Managing Member shall update the Register from time to time as necessary to reflect accurately the information therein.

(e) Any transfer of a Non-Managing Member Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Non-Managing Member pursuant to Section 10.1(b).

Section 10.2 Admission of Successor Managing Member. A successor Managing Member approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the Managing Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member, effective immediately prior to the withdrawal or removal of the predecessor or transferring Managing Member, pursuant to Section 11.1 or Section 11.2 or the transfer of the Managing Member Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Company until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Company Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Formation. To effect the admission to the Company of any Member, the Managing Member shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing Member shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1 Withdrawal of the Managing Member.

(a) The Managing Member shall be deemed to have withdrawn as the managing member of the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The Managing Member voluntarily withdraws as the managing member of the Company by giving written notice to the other Members pursuant to Section 11.1(b);

(ii) The Managing Member transfers all of its Managing Member Interest pursuant to Section 4.6;

(iii) The Managing Member is removed as the managing member of the Company pursuant to Section 11.2;

(iv) The Managing Member (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing Member in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Managing Member or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing Member; or

(vi) (A) if the Managing Member is a corporation, a certificate of dissolution or its equivalent is filed for the Managing Member, or 90 days expire after the date of notice to the Managing Member of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the Managing Member is a partnership or a limited liability company, the dissolution and commencement of winding up of the Managing Member; (C) if the Managing Member is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the Managing Member is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the Managing Member.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing Managing Member shall give notice to the Non-Managing

Members within 30 days after such occurrence. The Members hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Managing Member from the Company.

(b) Withdrawal of the Managing Member as the managing member of the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) (A) the General Partner has withdrawn or has been removed from Managing Member and (B) the Managing Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the Managing Member ceases to be the Managing Member pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the Managing Member as the managing member of the Company upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing Member as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the Managing Member gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing Member. The Person so elected as successor Managing Member shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. Any successor Managing Member elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the Managing Member. The Managing Member may not be removed as the managing member of the Company unless the General Partner is removed as a general partner of the Managing Member in accordance with the Partnership Agreement. The removal of the Managing Member as the managing member of the Company shall also automatically constitute the removal of the Managing Member as general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. If a Person is elected as a successor Managing Member in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. Any successor Managing Member elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing Managing Member and Successor Managing Member.

(a) In the event of (i) withdrawal of the Managing Member under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Managing Member by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing Managing Member shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Managing Member, to require its successor to purchase its Managing Member

Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the Managing Member is removed by the Unitholders under circumstances where Cause exists or if the Managing Member withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Managing Member is not the former Managing Member), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Managing Member (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Managing Member shall be entitled to receive all reimbursements due such Departing Managing Member pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Managing Member or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Managing Member and its successor or, failing agreement within 30 days after the effective date of such Departing Managing Member’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing Managing Member and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing Managing Member shall designate an independent investment banking firm or other independent expert, the Departing Managing Member’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of the Class A Shares on any National Securities Exchange on which the Class A Shares are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing Managing Member, the value of the Incentive Distribution Rights and the Managing Member Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Managing Member (or its transferee) shall become a Non-Managing Member and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Membership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor Managing Member shall indemnify the Departing Managing Member (or its transferee) as to all debts and liabilities of the Company arising on or after the date on which the Departing Managing Member (or its transferee) becomes a Non-Managing Member. For purposes of this Agreement, conversion of the Combined Interest of the Departing Managing Member to Common Units will be characterized as if the Departing Managing Member (or its transferee) contributed its Combined Interest to the Company in exchange for the newly issued Common Units.

(c) If a successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Managing Member is not the former Managing Member) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor Managing Member shall be admitted to the Company and receive the Combined Interest.

Section 11.4 Conversion of Subordinated Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Managing Member under circumstances where “Cause” (as defined in the Partnership Agreement) does not exist Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its “Shares” (as defined in the Partnership Agreement) in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner, provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.3(c)(ii), Section 6.1(c)(x), Section 6.7(b) and Section 6.7(d).

Section 11.5 Withdrawal of Non-Managing Members. No Non-Managing Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Non-Managing Member’s Non-Managing Member Interest becomes a Record Holder of the Non-Managing Member Interest so transferred, such transferring Non-Managing Member shall cease to be a Non-Managing Member with respect to the Non-Managing Member Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Company shall not be dissolved by the admission of additional Non-Managing Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Managing Member, if a successor Managing Member is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Company shall not be dissolved and such successor Managing Member shall continue the business of the Company. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the Managing Member as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 12.2 and such successor is admitted to the Company pursuant to Section 10.2;

(b) an election to dissolve the Company by the Managing Member that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Company After Dissolution. Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the Managing Member as provided in Section 11.1(a)(i) or (iii) and the failure of the Members to select a successor to such Departing Managing Member pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing as a successor Managing Member a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor Managing Member is not the former Managing Member, then the interest of the former Managing Member shall be treated in the manner provided in Section 11.3; and

(iii) the successor Managing Member shall be admitted to the Company as Managing Member, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor Managing Member and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Non-Managing Member under the Delaware Act and (y) neither the Company nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of the right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Company in accordance with the provisions of Article XII, unless the business of the Company is continued pursuant to Section 12.2, the Managing Member shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing Member) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the Managing Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Net Agreed Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6 Return of Contributions. The Managing Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 12.8 Capital Account Restoration. No Non-Managing Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company. The Managing Member shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Company by the end of the taxable year of the Company during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT;

MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the Managing Member. Each Member agrees that the Managing Member, without the approval of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal office of the Company, the registered agent of the Company or the registered office of the Company;

(b) admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c) a change that the Managing Member determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or an entity in which the Non-Managing Members have limited liability under the laws of any state or to ensure that the Group Members (other than the Company) will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the Managing Member determines (i) does not adversely affect the Non-Managing Members considered as a whole or any particular class of Membership Interests as compared to other classes of Membership Interests in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary or appropriate in connection with action taken by the Managing Member pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the Managing Member or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Membership Interests or Derivative Membership Interests pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the Managing Member acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the Managing Member determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(c) or (d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Non-Managing Member or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Managing Member in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the Managing Member and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing Member shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing Member shall notify all Record Holders upon final adoption of any amendments. The Managing Member shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Company’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Managing Member) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 13.4, reducing such percentage or (ii) in the case of Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, or (y) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Managing Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing Member or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the class affected. If the Managing Member determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(a), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Non-Managing Member under applicable partnership law of the state under whose laws the Company is organized.

(e) Except as provided in Section 13.1, Section 11.2 and this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Non-Managing Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Non-Managing Members may be called by (i) the Managing Member, (ii) the Board of Directors, or (iii) the President or Secretary of the General Partner upon request of Non-Managing Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Within a reasonable amount of time after receipt of such a call from Non-Managing Members, the Managing Member shall send a notice of the meeting to the Non-Managing Members either directly or indirectly. A meeting shall be held at a time and place determined by the Managing Member on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 15.1.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication

Section 13.6 Record Date. For purposes of determining the Non-Managing Members who are Record Holders of the class or classes of Non-Managing Member Interests entitled to notice of or to vote at a meeting of the Non-Managing Members or to give approvals without a meeting as provided in Section 13.11, the Managing Member shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting or (b) in the event that approvals are sought without a meeting, the date by which such Non-Managing Members are requested in writing by the Managing Member to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Non-Managing Members is to be held, the Managing Member may postpone such meeting one or more times for any reason by giving notice to each Non-Managing Members entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed. Any meeting of Non-Managing Members may be adjourned by the Managing Member one or more times for any reason and no vote of the Non-Managing Members shall be required for any adjournment. A meeting of Non-Managing Members may be adjourned by the Managing Member as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Non-Managing Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Non-Managing Member at a meeting shall constitute a waiver of notice of the meeting, except when the Non-Managing Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Managing Member and its Affiliates) shall constitute a quorum at a meeting of Non-Managing Members of such class or classes unless any such action by the Non-Managing Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Managing Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Managing Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Non-Managing Members, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Non-Managing Members holding Outstanding Units that in the aggregate represent at least such different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Members (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Non-Managing Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Non-Managing Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10 Conduct of a Meeting. The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Non-Managing Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Managing Member. The Managing Member may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Managing Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the Managing Member, any action that may be taken at a meeting of the Non-Managing Members may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Non-Managing Members owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the Managing Member and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Non-Managing Members were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Non-Managing Members who have not approved in writing. The Managing Member may specify that any written ballot submitted to Non-Managing Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Managing Member. If a ballot returned to the Company does not vote all of the Outstanding Units held by such Non-Managing Members, the Company shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Non-Managing Members is solicited by any Person other than by or on behalf of the Managing Member, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Company in care of the Managing Member and (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Company and is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Members.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Non-Managing Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Managing Member shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the approval of the Managing Member; provided, however, that, to the fullest extent permitted by law, the Managing Member, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the Managing Member shall determine to consent to the merger or consolidation, the Managing Member shall approve the Merger Agreement, which shall set forth:

(i) name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Managing Member determines to be necessary or appropriate.

(c) If the Managing Member shall determine to consent to the conversion, the Managing Member shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the Certificate of Formation of the Company;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the Managing Member determines to be necessary or appropriate.

Section 14.3 Approval by Non-Managing Members. Except as provided in Section 14.3(c) and (d), the Managing Member, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Non-Managing Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(a) Except as provided in Section 14.3(c) and (d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Non-Managing Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(b) Except as provided in Section 14.3(c) and (d), after such approval by vote or consent of the Non-Managing Members, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(c) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if

(i) the Managing Member has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Non-Managing Member as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the Managing Member determines that the governing instruments of the new entity provide the Non-Managing Members and the Managing Member with substantially the same rights and obligations as are herein contained.

(d) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to merge or consolidate the Company with or into another limited liability entity if (i) the Managing Member has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Non-Managing Member under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (v) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Membership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(e) Pursuant to Section 18-209(f) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new limited liability company agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the Managing Member and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Members without any need for substitution of parties; and

(vi) the Membership Interests that are to be converted into membership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices; Written Communication.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Members under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Members at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to the Members hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the record holder of such Membership Interests at his address as shown in the register, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) the Members shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the Managing Member or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a record holder at the address of such record holder appearing in the register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such record holder or another Person notifies the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.3. The Managing Member may rely and shall be protected in relying on any notice or other document from any Member or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 15.2 Further Action. In connection with this Agreement and the transactions contemplated hereby, the parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7 Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring Membership Interests, pursuant to Section 10.1(b) without execution hereof.

Section 15.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person or Group holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Company or the General Partner, or owed by the Managing Member, to the Company or the Non-Managing Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 15.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 15.11 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members and each Member shall be bound by the results of such action.

Section 15.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SUNPOWER YC HOLDINGS, LLC

By:

Name:
Title:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:

Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:	8POINT3 GENERAL PARTNER, LLC, its general partner

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement

EXHIBIT A

to the Amended and Restated Limited Liability Company Agreement of

8point3 Operating Company, LLC

CERTIFICATE EVIDENCING COMMON UNITS

REPRESENTING LIMITED LIABILITY COMPANY INTERESTS IN

8POINT3 OPERATING COMPANY, LLC

No.	Common Units

In accordance with Section 4.1 of the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as amended, supplemented or restated from time to time (the “Limited Liability Company Agreement”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Company”), hereby certifies that              (the “Holder”) is the registered owner of Common Units representing membership interests in the Company (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Limited Liability Company Agreement. Copies of the Limited Liability Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 77 Rio Robles, San Jose, California 95134. Capitalized terms used herein but not defined shall have the meanings given them in the Limited Liability Company Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF 8POINT3 OPERATING COMPANY, LLC THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE LIMITED LIABILITY COMPANY AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF 8POINT3 OPERATING COMPANY, LLC UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE 8POINT3 OPERATING COMPANY, LLC TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED), OR (D) RESULT IN A TERMINATION OF THE COMPANY UNDER INTERNAL REVENUE CODE OF 1986, AS AMENDED, SECTION 708 UNLESS, PRIOR TO SUCH TRANSFER, THE TRANSFERRING MEMBER AGREES TO INDEMNIFY THE COMPANY AND THE OTHER MEMBERS FOR ANY ADVERSE TAX CONSEQUENCES CAUSED AS A RESULT OF SUCH TERMINATION. THE MANAGING MEMBER OF 8POINT3 OPERATING COMPANY, LLC MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE

NECESSARY TO AVOID A SIGNIFICANT RISK OF 8POINT3 OPERATING COMPANY, LLC BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE MANAGING MEMBER AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Non-Managing Member and to have agreed to comply with and be bound by and to have executed the Limited Liability Company Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Limited Liability Company Agreement, and (iii) made the waivers and given the consents and approvals contained in the Limited Liability Company Agreement.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	8point3 Operating Company, LLC

	By:	8point3 Energy Partners LP

By:

By:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT—as tenants by the entireties		Custodian

JT TEN—as joint tenants with right of survivorship and not as tenants in common	(Cust)		(Minor)
under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

8POINT3 OPERATING COMPANY, LLC

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

             Common Units representing limited liability company interests evidenced by this Certificate, subject to the Limited Liability Company Agreement, and does hereby irrevocably constitute and appoint              as its attorney-in-fact with full power of substitution to transfer the same on the books of 8point3 Operating Company, LLC.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Master Formation Agreement

Exhibit C – Omnibus Agreement

EXHIBIT C

Form of Omnibus Agreement

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is made and entered into as of the [    ] day of [            ], 2015 (the “Effective Date”), by and among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”). The above-named entities are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SunPower and First Solar have entered into that certain Master Formation Agreement, dated as of [            ] [—], 2015 (the “Master Formation Agreement”) and it is a condition to the consummation of the transactions contemplated by the Master Formation Agreement that the Parties enter into this Agreement;

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to (i) the provision of certain services to the Contributed Companies, and (ii) the construction, completion, commission, testing and start-up of any Project owned, directly or indirectly, by a Contributed Company;

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of each of First Solar and SunPower; and

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to certain additional matters.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

Master Formation Agreement

Exhibit C – Omnibus Agreement

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Actual Project Capacity” means, with respect to each Project, the actual capacity (in MW) of such Project as measured by the most recent capacity test performed under such Project’s construction contract, as confirmed (a) by an Independent Engineer or (b) to the extent the Project Company that directly owns such Project is a Joint Venture, by such Project Company (pursuant to such construction contract).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, no Sponsor will be deemed to constitute an Affiliate of Holdings, the YieldCo General Partner or any Group Member. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than Holdings, the YieldCo General Partner or any Group Member), on the one hand, and First Solar and its Affiliates (other than Holdings, the YieldCo General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the YieldCo General Partner or any Affiliate of any Group Member or the YieldCo General Partner.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the Holdings Limited Liability Company Agreement.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capacity Buy-Down Amount” means, for each Project listed on Schedule I attached hereto, the “Capacity Buy-Down Amount” set forth on Schedule I in respect of such Project.

“Capacity Buy-Down Damages” has the meaning set forth in Section 2.2(c)(ii).

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

2

Master Formation Agreement

Exhibit C – Omnibus Agreement

“Closing” means the consummation of the transactions contemplated by the Master Formation Agreement.

“Closing Date” means the date on which the Closing has occurred.

“Closing Project Value” means, for each Project listed on Schedule I attached hereto, the “Closing Project Value” set forth on Schedule I in respect of such Project.

“COD” means, with respect to a Project, the date on which such Project achieves Commercial Operation.

“COD Delay Damages” has the meaning set forth in Section 2.2(b).

“Commercial Operation” means, with respect to any Project, (a) the achievement of EPC Completion and (b) the achievement of PPA Completion, in each case, as confirmed (i) by an Independent Engineer or (ii) to the extent the Project Company that directly owns such Project is a Joint Venture, by such Project Company pursuant to such Project’s construction contract or interconnection agreement and power purchase agreement, lease or hedging agreement, as applicable.

“Confidential Information” means all documents, materials, data or other information with respect to the Parties and their Affiliates (including any Joint Venture) which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Contracts” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Contributed Company” means (a) with respect to First Solar, the Project Companies which constitute “FS Contributed Companies” (as defined in the Master Formation Agreement) and (b) with respect to SunPower, the Project Companies which constitute “SP Contributed Companies” (as defined in the Master Formation Agreement).

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing (a) shall be payable pursuant to a Third Party Claim or (b) shall constitute lost profits, which would have been available for distribution by the Operating Company, resulting from a failure by any Contributed Company to realize revenues under a Contract to which it is a party.

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“Delaware Courts” has the meaning set forth in Section 5.9.

“Disclosing Party” has the meaning set forth in Section 4.1.

“Distributed Cash” has the meaning set forth in the Holdings Limited Liability Company Agreement.

“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of cash distributed to the Operating Company from such Project Company during a given period; provided that in calculating such Project Company’s Distributed Cash, any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company. Notwithstanding the foregoing, Extraordinary Proceeds distributed to the Operating Company shall not be treated as Distributed Cash unless agreed by the Operating Company.

“Distributed Cash Shortfall” means, with respect to each Sponsor, the positive difference (if any) calculated in respect of any Fiscal Year of (a) the Modeled Distributed Cash projected to be generated during such Fiscal Year by the Projects owned, in whole or in part, by such Sponsor’s Contributed Companies less (b) the aggregate amount of all Distributed Cash generated during such Fiscal Year by such Projects. For purposes of calculating Distributed Cash Shortfall with respect to a Sponsor, Distributed Cash generated by the Projects owned, in whole or in part, by such Sponsor’s Contributed Companies shall include Distributed Cash distributed from Projects contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate thereof in accordance Section 6.3(a) of the Holdings Limited Liability Company Agreement, solely to the extent such Distributed Cash was intended to make-up a shortfall in Distributed Cash from a Project owned, in whole or in part, by any of such Sponsor’s Contributed Companies, and which shortfall resulted from such Extraordinary Event.

“Effective Date” has the meaning set forth in the preamble.

“Electricity” means electric energy, measured in kWh.

“EPC Completion” means, with respect to each Project (or in the case of a C&I Project, all of the solar generation systems within such C&I Project), substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System.

“Extraordinary Event” means, with regard to any Project, any cause or event which results in the reduction of the remaining Forecasted Distributed Cash from such Project, including the following causes and events: (a) any sale or incurrence of Indebtedness; (b) acts of

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God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods and washouts; (c) arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military; (d) any application of government conservation or curtailment rules and regulations; (e) any property or other tax increase; (f) explosions, sabotage, breakage, malfunction, degradation, accidents, casualty or condemnation to or underperformance for any reason of equipment, machinery, transmission systems, plants or facilities; (g) loss or nonperformance of contractual rights or permits; and (h) compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction.

“Extraordinary Proceeds” means: (a) the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture; (b) any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and (c) the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any (i) event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use or (ii) compulsory transfer or taking, or transfer under threat of compulsory transfer or taking, of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“First Solar” has the meaning set forth in the preamble.

“Fiscal Year” has the meaning set forth in the Holdings Limited Liability Company Agreement.

“FS Project Model” means the financial model for the Contributed Companies of First Solar, which is included in the “Closing Master Project Model” (as defined in the Master Formation Agreement).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable party or the Projects.

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Exhibit C – Omnibus Agreement

“Guaranteed Project Capacity” means, for each Project listed on Schedule I attached hereto, the minimum quantity of capacity (in MW) of such Project that is required to achieve substantial completion or similar milestone under the construction contracts for the construction of such Project.

“Group Member” means a member of the YieldCo Group.

“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Joint Venture or Group Member that is a joint venture and the governing, organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such documents may be amended, supplemented or restated from time to time.

“Holdings” has the meaning set forth in the preamble.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be further amended, modified, supplemented or restated from time to time.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnifiable Tax Equity Payment” means any payment by a Contributed Company or a member of the YieldCo Group under any Tax Equity Financing agreement that is made as the result of, or any distribution to any other Person of cash to which the Operating Company would have been entitled but for, any inaccuracy or breach of any representation, warranty, covenant or similar provision of such agreement, including any payment made as the result of a change in the allocation of U.S. federal income tax credits; provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of the Operating Company or the Partnership following Closing be considered included in this definition of Indemnifiable Tax Equity Payment.

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Exhibit C – Omnibus Agreement

“Indemnified Party” means any Person that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Independent Engineer” means a nationally-recognized independent engineering firm which, in the case of any matter required to be confirmed by such Independent Engineer in respect of a Project owned by a Contributed Company, shall be reasonably acceptable to the Sponsor other than such Contributed Company’s Sponsor, and the cost of which shall be borne by such Contributed Company’s Sponsor. Each Sponsor agrees that the “Independent Engineer” may be the engineering firm acting as the “Lender’s Engineer” or “Investor’s Engineer” (or similar role) in connection with a debt or tax equity financing in connection with such Project to the extent such firm acknowledges (in writing) the ability of such Sponsor to rely thereon for purposes of such confirmation.

“Joint Venture” means a joint venture that is not a Subsidiary and through which the Operating Company or any Project Company conducts its business and operations and in which the Operating Company or any such Project Company, as applicable, owns an equity interest.

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising. For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Master Formation Agreement” has the meaning set forth in the recitals.

“Minimum Project Capacity” means for each Project listed on Schedule I attached hereto, the “Minimum Project Capacity” set forth on Schedule I in respect of such Project.

“Modeled Distributed Cash” means (i) with respect to any Project located in the United States that is held directly or indirectly by the Operating Company, the amount set forth under the heading “Pre-Tax Cash Available for Distribution” on the Closing Master Project Model (as

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Exhibit C – Omnibus Agreement

defined in the Master Formation Agreement) or on the project model related to such Project approved by the Conflicts Committee, as applicable, and (ii) with respect to any Project located outside the United States that is acquired directly or indirectly by the Operating Company, the amount set forth under the heading “Cash Available for Distribution” on the project model related to such Project approved by the Conflicts Committee; provided, however, that the “Modeled Distributed Cash” for any Project contributed to the Operating Company by a Sponsor or any Affiliate thereof pursuant to Section 6.3(a) of the Holdings Limited Liability Company Agreement shall be deemed to equal zero.

“MW” means megawatts.

“Operating and Administrative Agreements” means a Project’s operations and maintenance agreements, administrative services agreements and other operations, maintenance and administrative agreements, as well as any agreements for construction, engineering, design or procurement services in connection with such Project.

“Operating Company” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as it may be further amended, supplemented or restated from time to time.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PPA Completion” means, with respect to each Project, Commercial Operation or similar milestone under each interconnection agreement and power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that is designated as a “Project” pursuant to the Holdings Limited Liability Company Agreement.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Projected Distributed Cash” means, with respect to any Project Company, the aggregate amount of cash projected to be distributed to the Operating Company by such Project Company during a given period, as determined by the most recent financial model of such Project; provided that in calculating such amounts, any expenses expected to be incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not projected to be reimbursed by the Project Company during such period, shall be deducted from the amount of cash projected to be distributed by such Project Company.

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Master Formation Agreement

Exhibit C – Omnibus Agreement

“Receiving Party” has the meaning set forth in Section 4.1.

“Representatives” has the meaning set forth in Section 4.1.

“Recoveries” has the meaning set forth in Section 3.4(d).

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

“Residential System” means any ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“Scheduled COD” means for each Project listed on Schedule I attached hereto, the “Scheduled COD” set forth on Schedule I in respect of such Project.

“SP Project Model” means the financial model for the Contributed Companies of SunPower, which is included in the “Closing Master Project Model” (as defined in the Master Formation Agreement.

“Specified Services” means, with respect to any Project owned, directly or indirectly, by a Contributed Company or any other Project Company contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate of such Sponsor, (a) all construction, engineering, design and procurement services, and any equipment supply services, provided in connection with or arising out of any expansion or upgrade of such Project, and (b) any operation and maintenance services and administrative services, in each case, not otherwise provided pursuant to any Operating and Administrative Agreement then in effect (other than any such services previously provided to a Project by a Person Affiliated with a Sponsor pursuant to an Operating and Administrative Agreement that was terminated prior to the expiration thereof).

“Sponsor” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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Exhibit C – Omnibus Agreement

“SunPower” has the meaning set forth in the preamble.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Breach” means (a) with respect to First Solar, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to any Contributed Company of First Solar, and (b) with respect to SunPower, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to any Contributed Company of SunPower.

“Tax Equity Financing” means (a) in the case of First Solar, those transactions described in Part A of Schedule II, and (b) in the case of SunPower, those transactions described in Part B of Schedule II.

“Third Party Claim” has the meaning set forth in Section 3.3(a).

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

“YieldCo General Partner” has the meaning set forth in the preamble.

“YieldCo Group” means, collectively, the Partnership and its Subsidiaries.

Section 1.2 Construction; Interpretation.

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Schedule is a reference to an Article, Section, clause or Schedule of this Agreement, unless otherwise specified. The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including Schedules I and II).

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Exhibit C – Omnibus Agreement

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No person will be required to take any action, or fail to take any action, if to do so would violate any Law.

ARTICLE II

SPECIFIED SERVICES; COMMERCIAL OPERATIONS

Section 2.1 Specified Services. Subject to this Section 2.1, to the extent permitted under any applicable Group Member Agreement, each Sponsor shall have the exclusive right to perform, itself or through one or more designees, Specified Services on behalf of such Sponsor’s Contributed Companies or any other Project Company contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate thereof. If any Contributed

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Company or other Project Company desires to obtain Specified Services, the Operating Company shall notify the applicable Sponsor thereof. If such Sponsor elects, no later than thirty (30) days after receipt of such notice, to perform such Specified Services, such Sponsor and such Contributed Company or other Project Company (as applicable) shall enter into a definitive agreement with respect to such Specified Services, which agreement, unless otherwise expressly approved by the Board of Directors or a committee thereof, shall (a) be in writing, (b) contain market-based terms and (c) be administered on an arm’s length basis. Notwithstanding anything herein to the contrary, this Section 2.1 shall cease to apply to any Sponsor that does not own, directly or indirectly, at least fifty percent (50%) of the “Management Units” (as defined in the Holdings Limited Liability Company Agreement).

Section 2.2 Commercial Operation.

(a) To the extent any Project listed on Schedule I has not achieved Commercial Operation, such Contributed Company’s Sponsor shall, and shall cause its Affiliates to, take all actions necessary for such Project to achieve Commercial Operation on or prior to its Scheduled COD (or on such other schedule as mutually agreed in writing by each Sponsor and the Operating Company). Such Sponsor or its Affiliates shall pay or, to the extent paid by the Operating Company or any Affiliate of the Operating Company, reimburse the Operating Company for any and all costs required for such Project to achieve Commercial Operation (including the cost of providing any credit support), except to the extent any such costs arise out of any action by the Operating Company or its Affiliates which was not taken at the direction of such Sponsor. Such costs shall be payable by the applicable Sponsor, or its Affiliate, within ten (10) Business Days following receipt of an invoice from the Operating Company setting forth any such amounts.

(b) To the extent any Project listed on Schedule I fails to achieve Commercial Operation on or prior to such Project’s Scheduled COD, the Sponsor that contributed such Project to the Operating Company shall pay to the Operating Company an amount equal to the Projected Distributed Cash for such Project during the period beginning on such Project’s Scheduled COD until such Project’s COD less the amount of Distributed Cash attributable to such Project during such period (such amounts, “COD Delay Damages”). COD Delay Damages shall be paid quarterly by each Sponsor (as applicable), in arrears, no later than the 45th day after the last day of the applicable quarter.

(c) To the extent any Project listed on Schedule I has not achieved Commercial Operation on or prior to the day that is one (1) year after such Project’s Scheduled COD:

(i) the Sponsor that contributed such Project to the Operating Company shall have no obligations (A) to incur further costs required for such Project to achieve Commercial Operation, under Section 2.2(a), or (B) to pay COD Delay Damages, under Section 2.2(b), in each case, with respect to any period on or after the first (1st) anniversary of such Project’s Scheduled COD; and

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Exhibit C – Omnibus Agreement

(ii) no later than the 45th day after the last day of the quarter in which such first (1st) anniversary occurs, such Sponsor shall pay to the Operating Company an amount equal to:

(A) in the event (I) such Project’s Actual Project Capacity fails to equal the Minimum Project Capacity for such Project, or (II) such Project has not yet achieved PPA Completion, the product of (x) the Guaranteed Project Capacity for such Project multiplied by (y) the Capacity Buy-Down Amount for such Project; or

(B) in all other cases, the product of (x) the positive difference (measured in MW) of (1) the Guaranteed Project Capacity for such Project less (2) such Project’s Actual Project Capacity, multiplied by (y) the Capacity Buy-Down Amount for such Project;

less, in the case of either clause (ii)(A) or (ii)(B) above, the amount of any “capacity liquidated damages” (1) paid by the contractor to the applicable Contributed Company under the construction contract for such Project and (2) which constitute Distributed Cash (the result of the calculation in clause (ii)(A) or (ii)(B) of this Section 2.2(c), “Capacity Buy-Down Damages”).

(d) If a Sponsor pays Capacity Buy-Down Damages in respect of a Project pursuant to clause (ii)(A) of Section 2.2(c), such Sponsor shall have the right to repurchase such Project from the Operating Company. Any such repurchase (i) shall be effected pursuant to an assignment of the equity of the applicable Contributed Company, (ii) shall be on an “as is, where is” basis, without any representations or warranties on the part of the Operating Company and (iii) following receipt by the Operating Company of the Capacity Buy-Down Damages, shall not require payment of any additional consideration.

(e) The Parties agree that the Operating Company’s actual damages in the event that any Project listed on Schedule I fails to achieve Commercial Operation on or prior to such Project’s Scheduled COD would be extremely difficult or impracticable to determine. The Parties agree that the COD Delay Damages and Capacity Buy-Down Damages are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that the Operating Company would incur as a result of any such failure, and do not represent a penalty.

ARTICLE III

TAX INDEMNIFICATION

Section 3.1 Indemnification by First Solar.

(a) Subject to the other terms and limitations set forth in this Article III, First Solar shall indemnify, defend and hold harmless the Operating Company from and against any and all Damages incurred or sustained by the YieldCo Group to the extent arising out of, relating to or resulting from:

(i) with respect to any Contributed Company of First Solar, (A) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (I) base of, or (II) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the FS

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Project Model, or (B) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the FS Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (1) any action of the Operating Company or the Partnership following Closing (excluding the Partnership acquiring fifty percent (50%) or more of the Operating Company), or (2) any change in Laws following Closing; and

(ii) any Tax Equity Breach with respect to any Contributed Company of First Solar.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) First Solar shall have no indemnification obligations with respect to any claim pursuant to Section 3.1(a) unless First Solar receives notice of such claim, in compliance with Section 3.3, from the Operating Company no later than the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto);

(ii) with respect to each Project owned, in whole or in part, by a First Solar Contributed Company, the maximum Damages payable by First Solar with respect to the indemnification of claims regarding such Project pursuant to Section 3.1(a) shall be the Closing Project Value thereof; and

(iii) the maximum Damages payable by First Solar under Section 3.1(a) with respect to all claims for Damages incurred or sustained by the YieldCo Group during any Fiscal Year shall not exceed the Distributed Cash Shortfall for First Solar in respect of such Fiscal Year.

Section 3.2 Indemnification by SunPower.

(a) Subject to the other terms and limitations set forth in this Article III, SunPower shall indemnify, defend and hold harmless the Operating Company from and against any and all Damages incurred or sustained by the YieldCo Group to the extent arising out of, relating to or resulting from:

(i) with respect to any Contributed Company of SunPower, (A) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (I) base of, or (II) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the SP Project Model, or (B) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the SP Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (1) any action of the Operating Company or the Partnership following Closing (excluding the Partnership acquiring fifty percent (50%) or more of the Operating Company), or (2) any change in Laws following Closing; and

(ii) any Tax Equity Breach with respect to any Contributed Company of SunPower.

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(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) SunPower shall have no indemnification obligations with respect to any claim pursuant to Section 3.2(a) unless SunPower receives notice of such claim, in compliance with Section 3.3, from the Operating Company no later than the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto);

(ii) with respect to each Project owned, in whole or in part, by a SunPower Contributed Company, the maximum Damages payable by SunPower with respect to the indemnification of claims regarding such Project pursuant to Section 3.2(a) shall be the Closing Project Value thereof; provided that, with respect to any C&I Project owned, in whole or in part, by a SunPower Contributed Company, the maximum Damages payable by SunPower with respect to the indemnification of claims regarding such Project pursuant to Section 3.2(a)(i) shall be no more than an amount equal to five and one-half percent (5.5%) of the Closing Project Value of such Project; provided, further, SunPower shall have no indemnification obligation pursuant to Section 3.2(a)(i) with respect to any Residential Project owned, in whole or in part, by a SunPower Contributed Company; and

(iii) the maximum Damages payable by SunPower pursuant to Section 3.2(a) with respect to all claims for Damages incurred or sustained by the YieldCo Group during any Fiscal Year shall not exceed the Distributed Cash Shortfall for SunPower in respect of such Fiscal Year.

Section 3.3 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party or any Subsidiary thereof with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article III, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any

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Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party. In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 3.3(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 3.3(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

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(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

Section 3.4 Certain Indemnification Matters.

(a) This Article III shall not limit the rights and obligations of each Sponsor under Article IX or Article X of the Master Formation Agreement (except as expressly set forth therein).

(b) Any liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 3.4(c) shall not limit any Indemnified Party’s remedies under this Article III except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 3.4(c).

(d) If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article III, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) reasonably incurred by the Indemnified Party in seeking such Recoveries.

(e) Amounts payable pursuant to claims under Section 3.1(a) or Section 3.2(a) shall be paid by the Indemnifying Party to the Subsidiary of the Operating Company that incurred or sustained the Damages giving rise to such claim or, if there is no such Subsidiary, directly to the Operating Company.

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ARTICLE IV

CONFIDENTIALITY; USE OF NAME AND INSIGNIA

Section 4.1 Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of any other Party’s (each, a “Disclosing Party”) Confidential Information shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors and other representatives (the “Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by the Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable Law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable Law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

Section 4.2 Use of Names and Insignia. The Partnership agrees that from and after the Closing Date, without the prior written consent of, and in accordance with the reasonable quality control requirements imposed by, the applicable Sponsor, the Partnership will not, and shall cause the YieldCo Group not to, directly or indirectly use or otherwise exploit, in connection with any business activities, any service marks, trademarks, trade names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo confusingly similar thereto, containing the words “First Solar” or “SunPower” or any abbreviations or derivations thereof.

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Exhibit C – Omnibus Agreement

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Partnership:

8point3 Energy Partners LP
c/o 8point3 General Partner, LLC
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: jdymbort@firstsolar.com
Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention: Mark Widmar, Chief Financial Officer

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If to First Solar:

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention: Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 427-2925
Email: generalcounsel@firstsolar.com
Attention: Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue NW
Washington, D.C. 20005
Tel: (202) 371-7402
Email: lance.brasher@skadden.com
andrea.nicolas@skadden.com
Attention: Lance Brasher; Andrea Nicolas

If to SunPower:

SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boyton, Chief Financial Officer

with copies to:

SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: lisa.bodensteiner@sunpower.com
Attention: Lisa Bodensteiner, General Counsel

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Master Formation Agreement

Exhibit C – Omnibus Agreement

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Tel: (713) 229-1527
Email: joshua.davidson@bakerbotts.com;
gerald.spedale@bakerbotts.com
Attention: Joshua Davidson; Gerald Spedale

If to the YieldCo General Partner:

8point3 General Partner, LLC
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 427-2925
Email: jdymbort@firstsolar.com
Attention: Jason Dymbort, General Counsel

8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention: Mark Widmar, Chief Financial Officer

If to Operating Company:

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boynton, Chief Executive Officer

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Master Formation Agreement

Exhibit C – Omnibus Agreement

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 427-2925
Email: jdymbort@firstsolar.com
Attention:	Jason Dymbort, General Counsel

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention:	Mark Widmar, Chief Financial Officer

If to Holdings:

8point3 Holding Company, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention:	Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention:	Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 427-2925
Email: generalcounsel@firstsolar.com
Attention:	Paul Kaleta, General Counsel

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Master Formation Agreement

Exhibit C – Omnibus Agreement

and

8point3 Holding Company, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: lisa.bodensteiner@sunpower.com
Attention:	Lisa Bodensteiner, General Counsel

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 5.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 5.3 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.

Section 5.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

23

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Section 5.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 5.6 Captions. All Section titles or captions contained in this Agreement or in any Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 5.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 5.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 5.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by applicable Law, that service of process

24

Master Formation Agreement

Exhibit C – Omnibus Agreement

may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

Section 5.11 Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

Section 5.12 Waiver; Remedies. No delay on the part of First Solar or SunPower in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of First Solar or SunPower of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 5.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Exhibit C – Omnibus Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8POINT3 ENERGY PARTNERS LP

By:	8POINT3 GENERAL PARTNER, LLC
Its General Partner

By:
Name:
Title:

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

FIRST SOLAR, INC.

By:
Name:
Title:

Master Formation Agreement

Exhibit C – Omnibus Agreement

SUNPOWER CORPORATION

By:
Name:
Title:

EXHIBIT D-1

Form of FS ROFO Agreement

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and entered into as of the [    ] day of [    ], 2015 (the “Effective Date”), by and between 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”) and First Solar, Inc., a Delaware corporation (the “Sponsor”), each a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Sponsor and SunPower Corporation, a Delaware corporation (the “Other Sponsor”) have created 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”) to own, operate and acquire contracted clean-energy projects with stable, long-term cash flows through the Partnership’s ownership interests in the Operating Company;

WHEREAS, the Partnership expects to grow its business and its cash available for distributions through selective acquisitions of additional assets, including assets acquired from the Sponsor and the Other Sponsor; and

WHEREAS, the Sponsor desires to grant to the Operating Company an exclusive right of first offer to acquire the ROFO Assets (as hereinafter defined) owned by the Sponsor and certain of its Affiliates on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“8point3 Entity” means each of Holdings, the YieldCo General Partner, the Partnership and the Operating Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) neither the Sponsor nor the Other Sponsor will be deemed to constitute an Affiliate of any 8point3 Entity, and (b) the Sponsor and its Affiliates (other than any 8point3 Entity), on the one hand, and the Other Sponsor and its Affiliates (other than any 8point3 Entity), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any 8point3 Entity or any Affiliate of any 8point3 Entity.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Confidential Information” means all documents, materials, data or other information with respect to the Parties and their Affiliates (including any Joint Venture) which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.

“Delaware Courts” has the meaning set forth in Section 6.9.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of cash distributed to the Operating Company from such Project Company during a given period; provided that in calculating such Project Company’s Distributed Cash, any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company.

“Effective Date” has the meaning set forth in the preamble.

“Electricity” means electric energy, measured in kWh.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

2

“Forecasted Distributed Cash” means, with respect to any Project, the average Distributed Cash projected to be generated by such Project per year for the ensuing ten (10) year period.

“Forecasted Distributed Cash Calculation” has the meaning set forth in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable party or the Projects.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be further amended, modified, supplemented or restated from time to time.

“Independent Valuation Expert” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or another nationally recognized investment banking firm of similar quality.

“Joint Venture” means a joint venture that is not a Subsidiary and through which the applicable Party conducts its business and operations and in which such applicable Party, owns an equity interest.

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity

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which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Negotiation Period” has the meaning set forth in Section 2.1.

“Non-ROFO Asset” means any Project that is (a) owned, directly or indirectly, by the Sponsor, (b) not a ROFO Asset and (c) not otherwise owned, directly or indirectly, by the Operating Company.

“Operating Company” has the meaning set forth in the preamble.

“Other Sponsor” has the meaning set forth in the recitals.

“Partnership” has the meaning set forth in the recitals.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of 8point3 Energy Partners LP, as it may be further amended, modified, supplemented or restated from time to time.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that is designated as a “Project” pursuant to the Holdings Limited Liability Company Agreement.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Receiving Party” has the meaning set forth in Section 5.1.

“Removal Notice” has the meaning set forth in Section 3.2(a).

“Removal Request” has the meaning set forth in Section 3.2(a).

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“Representatives” has the meaning set forth in Section 5.1.

“Residential Project” means any ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“Resolution Period” has the meaning set forth in Section 3.2(b).

“ROFO Asset” means, subject to the removal or replacement rights set forth in Section 3.1, the assets set forth on Annex A, as further described therein.

“Sale” means, other than in connection with any granting of Liens permitted under any indebtedness (including any tax equity financing) in respect of any ROFO Asset that is incurred from time to time and any disposition of assets resulting from the enforcement of such Liens, any direct or indirect sale by the Sponsor or any Affiliate thereof of all or any portion of the equity interest in, or all or substantially all of the assets of, any ROFO Asset; provided, that a “Sale” shall not include any (i) merger or consolidation of the Sponsor with or into, or sale of all or substantially all of the Sponsor’s assets to, a Third Party, (ii) direct or indirect sale of a ROFO Asset that is a Utility Scale Project (or any of its assets), resulting in, among other things, the monetization of tax incentives associated with such ROFO Asset, so long as, following the consummation of such sale, the Sponsor directly or indirectly holds interests that entitle it to at least forty-nine percent (49%) of the cash distributions of such ROFO Asset, or (iii) direct or indirect sale of a ROFO Asset or any of its assets in connection with a tax equity investment in such ROFO Asset, including any partnership flip transaction, sale leaseback transaction or pass-through lease transaction; provided, that the terms of any such sale referred to in clauses (ii) or (iii) above will not impair or delay the ability of the Operating Company to acquire such ROFO Asset from the Sponsor or its Affiliate in accordance with the terms of this Agreement if and when the Sponsor elects to sell, transfer or otherwise dispose of such ROFO Asset to a Third Party. The term “Sold” has the corresponding meaning.

“Sponsor” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other Governing Body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other Governing Body of such Person.

“Term” has the meaning set forth in Section 4.1.

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“Termination Event” means the occurrence of any of the following:

(a) the withdrawal of the YieldCo General Partner as general partner of the Partnership in accordance with Section 11.1 of the Partnership Agreement;

(b) the removal of the YieldCo General Partner as general partner of the Partnership in accordance with Section 11.2 of the Partnership Agreement, if no Shares (as defined in the Partnership Agreement) held by the Sponsor, the Other Sponsor or their Affiliates voted in favor of such removal; and

(c) the failure of the Sponsor to own, directly or indirectly, at least fifty percent (50%) of the Management Units (as defined in the Holdings Limited Liability Company Agreement).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Sale Period” has the meaning set forth in Section 2.1.

“Transaction Notice” has the meaning set forth in Section 2.1.

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

Section 1.2 Construction; Interpretation.

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Annex is a reference to an Article, Section, clause or Annex of this Agreement, unless otherwise specified. The Annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including Annex A).

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

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(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

ARTICLE II

RIGHT OF FIRST OFFER ON ROFO ASSETS

Section 2.1 Notice of Transaction Related to ROFO Assets and Negotiation of Definitive Terms for Transaction. Prior to engaging in any negotiation with a Third Party regarding any proposed Sale of a ROFO Asset (or any portion thereof), the Sponsor shall deliver a written notice to the Operating Company setting forth in reasonable detail the material terms and conditions of the proposed Sale transaction (such notice, a “Transaction Notice”). In the event the Operating Company elects to engage in negotiations to purchase such ROFO Asset, for the next forty-five (45) days (the “Negotiation Period”) the Operating Company and the Sponsor shall engage in non-binding discussions and negotiations in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Sale of the applicable ROFO Asset to the Operating Company or any of its Subsidiaries. If, by the end of the Negotiation Period, the Parties have not agreed to definitive terms for the Sale of such ROFO Asset to the Operating Company or one of its Subsidiaries, the Sponsor will have the right, within the one hundred eighty (180) days following such Negotiation Period (the “Third Party Sale Period”), to consummate a Sale of such ROFO Asset to a Third Party (or agree in writing to undertake such Sale to a Third Party) in accordance with the terms of Section 2.2.

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Section 2.2 Negotiations with Third Parties. Neither the Sponsor nor any of its representatives, agents or Affiliates shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Sale of any ROFO Asset (or any portion thereof) during the Negotiation Period, and, should the Parties agree on definitive terms during such Negotiation Period, prior to the consummation of such proposed Sale. The Operating Company agrees and acknowledges that during the Third Party Sale Period for any ROFO Asset and the applicable proposed Sale: (a) the Sponsor shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party for the Sale of such ROFO Asset, on terms in all material respects no less favorable to the Sponsor than those offered to the Operating Company, and (b) the Sponsor shall have no further obligation to negotiate with the Operating Company regarding, or offer the Operating Company the opportunity to acquire any interest in, such ROFO Asset; provided, that the price received by the Sponsor as consideration for the Sale of any ROFO Asset to a Third Party shall be no less than the price offered to the Operating Company in the Transaction Notice for the proposed Sale of such ROFO Asset; provided, further, that following any Third Party Sale Period for any ROFO Asset during which no Sale to a Third Party has occurred, the Sponsor shall comply with Section 2.1 (including by delivering a Transaction Notice and negotiating during the Negotiation Period) prior to any Sale of such ROFO Asset to a Third Party (or any entry into any agreement in writing to undertake such Sale).

ARTICLE III

REMOVAL OF ROFO ASSETS

Section 3.1 Removal Right. Commencing July 1, 2016, the Sponsor shall have the right, pursuant to this Article III to remove a ROFO Asset from the list set forth on Annex A if the Sponsor sells or contributes a Non-ROFO Asset to the Operating Company which has a Forecasted Distributed Cash equal to or greater than the Forecasted Distributed Cash of the ROFO Asset to be removed.

Section 3.2 Removal Process.

(a) Within ten (10) Business Days of the closing of a sale or contribution of a Non-ROFO Asset to the Operating Company, the Sponsor shall deliver to the Operating Company a notice (the “Removal Notice”) setting forth its formal request to remove a ROFO Asset from Annex A (the “Removal Request”), including the name of the ROFO Asset to be removed and a calculation of the Forecasted Distributed Cash of such ROFO Asset and of the Non-ROFO Asset previously contributed or sold to the Operating Company (together, the “Forecasted Distributed Cash Calculation”).

(b) If, based upon the Forecasted Distributed Cash Calculation, the Forecasted Distributed Cash of the Non-ROFO Asset is less than the Forecasted Distributed Cash of the ROFO Asset, the Removal Request shall be deemed to be immediately rejected. If, based upon the Forecasted Distributed Cash Calculation, the Forecasted Distributed Cash of the Non-ROFO

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Asset is greater than or equal to the Forecasted Distributed Cash of the ROFO Asset, the Operating Company will be afforded a period of thirty (30) days following the delivery of the Removal Notice to review the Forecasted Distributed Cash Calculation, during which period the Operating Company and its advisors shall have the right to inspect the work papers generated by the Sponsor in preparation of the Forecasted Distributed Cash Calculation and shall have reasonable access, during normal business hours, to the relevant personnel of the Sponsor and to information, books and records of the Sponsor, in each case, related to such Forecasted Distributed Cash Calculation. At or before the end of such thirty (30) day review period, the Operating Company will either (i) accept the Removal Request and execute an amendment to this Agreement removing the applicable ROFO Asset from Annex A, or (ii) deliver to the Sponsor a written explanation of those items in the Forecasted Distributed Cash Calculation that the Operating Company disputes. If the Operating Company fails to accept or dispute the Removal Request before the end of the thirty (30) day review period set forth above, the Removal Request shall be deemed to be accepted and the Operating Company shall be obligated to execute an amendment to this Agreement removing the applicable ROFO Asset from Annex A. Within a further period of ten (10) days from the end of the aforementioned review period, the Sponsor and the Operating Company will attempt to resolve in good faith any disputed items (the “Resolution Period”).

(c) Failing a resolution during the Resolution Period, the Sponsor may, for a period of ten (10) Business Days after the end of the Resolution Period, engage an Independent Valuation Expert to resolve the dispute. The Independent Valuation Expert shall promptly review the Forecasted Distributed Cash Calculation and any disputed items thereto and each Party shall provide the Independent Valuation Expert with additional information, including access to all relevant books and records, as the Independent Valuation Expert may reasonably request in order to analyze the Forecasted Distributed Cash Calculation. As promptly as practicable, but in no event later than ten (10) Business Days after its engagement, the Independent Valuation Expert shall deliver to the Parties a written notification, which shall set forth its decision regarding the Forecasted Distributed Cash Calculation. The decision of the Independent Valuation Expert with respect to the Forecasted Distributed Cash Calculation shall be final and binding on the Parties.

(d) Any costs and expenses of the Independent Valuation Expert shall be paid by the non-prevailing Party or as otherwise reasonably determined by the Independent Valuation Expert.

ARTICLE IV

TERM; TERMINATION RIGHTS

Section 4.1 Term. Unless earlier terminated in accordance with this Article IV, the term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect until 5:00 p.m. New York City time on the fifth anniversary of the date of this Agreement, at which time this Agreement shall terminate, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement; provided, that in the event the Term ends during any Negotiation Period, then the Term shall extend, and this Agreement shall remain in full force and effect, until the expiration of such Negotiation Period.

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Section 4.2 Termination Rights. The Sponsor or the Operating Company, as the case may be, shall have the right, upon written notice to the other Party, (a) to terminate this Agreement if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or (b) to terminate this Agreement with respect to any ROFO Asset if the other Party materially breaches or defaults in the performance of its obligations under any transaction agreement for the Sale of such ROFO Asset to the Operating Company or one of its Subsidiaries; provided, that in each case such breach or default is continuing for thirty (30) days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.” The Sponsor also shall have the right to terminate this Agreement at any time after a Termination Event by delivering written notice of termination to the Operating Company, and such termination shall become effective immediately upon the Operating Company’s receipt of such notice. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination hereof this Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of any other Party’s (each, a “Disclosing Party”) Confidential Information shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors and other representatives (the “Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by such Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable Law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable Law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

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ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

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with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Fax: (202) 661-8259

Email: lance.brasher@skadden.com

Attention: Lance Brasher

If to First Solar:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Email: lance.brasher@skadden.com

            andrea.nicolas@skadden.com

Attention: Lance Brasher; Andrea Nicolas

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand,

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if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 6.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 6.3 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.

Section 6.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 6.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 6.6 Captions. All Section titles or captions contained in this Agreement or in any Annex referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

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Section 6.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 6.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 6.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by applicable Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO

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EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

Section 6.11 Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by the Operating Company and the Sponsor.

Section 6.12 Waiver; Remedies. No delay on the part of the Sponsor or the Operating Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of the Sponsor or the Operating Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 6.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

FIRST SOLAR, INC.

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

[ROFO Agreement Signature Page]

ANNEX A

ROFO ASSETS

[To come.]

EXHIBIT D-2

Form of SP ROFO Agreement

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and entered into as of the [    ] day of [        ], 2015 (the “Effective Date”), by and between 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”) and SunPower Corporation, a Delaware corporation (the “Sponsor”), each a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Sponsor and SunPower Corporation, a Delaware corporation (the “Other Sponsor”) have created 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”) to own, operate and acquire contracted clean-energy projects with stable, long-term cash flows through the Partnership’s ownership interests in the Operating Company;

WHEREAS, the Partnership expects to grow its business and its cash available for distributions through selective acquisitions of additional assets, including assets acquired from the Sponsor and the Other Sponsor; and

WHEREAS, the Sponsor desires to grant to the Operating Company an exclusive right of first offer to acquire the ROFO Assets (as hereinafter defined) owned by the Sponsor and certain of its Affiliates on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“8point3 Entity” means each of Holdings, the YieldCo General Partner, the Partnership and the Operating Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) neither the Sponsor nor the Other Sponsor will be deemed to constitute an Affiliate of any 8point3 Entity, and (b) the Sponsor and its Affiliates (other than any 8point3 Entity), on the one hand, and the Other Sponsor and its Affiliates (other than any 8point3 Entity), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any 8point3 Entity or any Affiliate of any 8point3 Entity.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Confidential Information” means all documents, materials, data or other information with respect to the Parties and their Affiliates (including any Joint Venture) which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.

“Delaware Courts” has the meaning set forth in Section 6.9.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of cash distributed to the Operating Company from such Project Company during a given period; provided that in calculating such Project Company’s Distributed Cash, any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company.

“Effective Date” has the meaning set forth in the preamble.

“Electricity” means electric energy, measured in kWh.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“Forecasted Distributed Cash” means, with respect to any Project, the average Distributed Cash projected to be generated by such Project per year for the ensuing ten (10) year period.

“Forecasted Distributed Cash Calculation” has the meaning set forth in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

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“Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable party or the Projects.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be further amended, modified, supplemented or restated from time to time.

“Independent Valuation Expert” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or another nationally recognized investment banking firm of similar quality.

“Joint Venture” means a joint venture that is not a Subsidiary and through which the applicable Party conducts its business and operations and in which such applicable Party, owns an equity interest.

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

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“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Negotiation Period” has the meaning set forth in Section 2.1.

“Non-ROFO Asset” means any Project that is (a) owned, directly or indirectly, by the Sponsor, (b) not a ROFO Asset and (c) not otherwise owned, directly or indirectly, by the Operating Company.

“Operating Company” has the meaning set forth in the preamble.

“Other Sponsor” has the meaning set forth in the recitals.

“Partnership” has the meaning set forth in the recitals.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of 8point3 Energy Partners LP, as it may be further amended, modified, supplemented or restated from time to time.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that is designated as a “Project” pursuant to the Holdings Limited Liability Company Agreement.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Receiving Party” has the meaning set forth in Section 5.1.

“Removal Notice” has the meaning set forth in Section 3.2(a).

“Removal Request” has the meaning set forth in Section 3.2(a).

“Representatives” has the meaning set forth in Section 5.1.

“Residential Project” means any ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

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“Resolution Period” has the meaning set forth in Section 3.2(b).

“ROFO Asset” means, subject to the removal or replacement rights set forth in Section 3.1, the assets set forth on Annex A, as further described therein.

“Sale” means, other than in connection with any granting of Liens permitted under any indebtedness (including any tax equity financing) in respect of any ROFO Asset that is incurred from time to time and any disposition of assets resulting from the enforcement of such Liens, any direct or indirect sale by the Sponsor or any Affiliate thereof of all or any portion of the equity interest in, or all or substantially all of the assets of, any ROFO Asset; provided, that a “Sale” shall not include any (i) merger or consolidation of the Sponsor with or into, or sale of all or substantially all of the Sponsor’s assets to, a Third Party, (ii) direct or indirect sale of a ROFO Asset that is a Utility Scale Project (or any of its assets), resulting in, among other things, (A) the monetization of tax incentives associated with such ROFO Asset or (B) with respect to such Projects located outside of the United States, the participation by development partners, in each case, so long as, following the consummation of such sale, the Sponsor directly or indirectly holds interests that entitle it to at least the percentage of the cash distributions of such ROFO Asset set forth on Annex A, or (iii) direct or indirect sale of a ROFO Asset or any of its assets in connection with a tax equity investment in such ROFO Asset, including any partnership flip transaction, sale leaseback transaction or pass-through lease transaction; provided, that the terms of any such sale referred to in clauses (ii) or (iii) above will not impair or delay the ability of the Operating Company to acquire such ROFO Asset from the Sponsor or its Affiliate in accordance with the terms of this Agreement if and when the Sponsor elects to sell, transfer or otherwise dispose of such ROFO Asset to a Third Party. The term “Sold” has the corresponding meaning.

“Sponsor” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other Governing Body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other Governing Body of such Person.

“Term” has the meaning set forth in Section 4.1.

“Termination Event” means the occurrence of any of the following:

(a) the withdrawal of the YieldCo General Partner as general partner of the Partnership in accordance with Section 11.1 of the Partnership Agreement;

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(b) the removal of the YieldCo General Partner as general partner of the Partnership in accordance with Section 11.2 of the Partnership Agreement, if no Shares (as defined in the Partnership Agreement) held by the Sponsor, the Other Sponsor or their Affiliates voted in favor of such removal; and

(c) the failure of the Sponsor to own, directly or indirectly, at least fifty percent (50%) of the Management Units (as defined in the Holdings Limited Liability Company Agreement).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Sale Period” has the meaning set forth in Section 2.1.

“Transaction Notice” has the meaning set forth in Section 2.1.

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

Section 1.2 Construction; Interpretation.

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Annex is a reference to an Article, Section, clause or Annex of this Agreement, unless otherwise specified. The Annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including Annex A).

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

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(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

ARTICLE II

RIGHT OF FIRST OFFER ON ROFO ASSETS

Section 2.1 Notice of Transaction Related to ROFO Assets and Negotiation of Definitive Terms for Transaction. Prior to engaging in any negotiation with a Third Party regarding any proposed Sale of a ROFO Asset (or any portion thereof), the Sponsor shall deliver a written notice to the Operating Company setting forth in reasonable detail the material terms and conditions of the proposed Sale transaction (such notice, a “Transaction Notice”). In the event the Operating Company elects to engage in negotiations to purchase such ROFO Asset, for the next forty-five (45) days (the “Negotiation Period”) the Operating Company and the Sponsor shall engage in non-binding discussions and negotiations in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Sale of the applicable ROFO Asset to the Operating Company or any of its Subsidiaries. If, by the end of the Negotiation Period, the Parties have not agreed to definitive terms for the Sale of such ROFO Asset to the Operating Company or one of its Subsidiaries, the Sponsor will have the right, within the one hundred eighty (180) days following such Negotiation Period (the “Third Party Sale Period”), to consummate a Sale of such ROFO Asset to a Third Party (or agree in writing to undertake such Sale to a Third Party) in accordance with the terms of Section 2.2.

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Section 2.2 Negotiations with Third Parties. Neither the Sponsor nor any of its representatives, agents or Affiliates shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Sale of any ROFO Asset (or any portion thereof) during the Negotiation Period, and, should the Parties agree on definitive terms during such Negotiation Period, prior to the consummation of such proposed Sale. The Operating Company agrees and acknowledges that during the Third Party Sale Period for any ROFO Asset and the applicable proposed Sale: (a) the Sponsor shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party for the Sale of such ROFO Asset, on terms in all material respects no less favorable to the Sponsor than those offered to the Operating Company, and (b) the Sponsor shall have no further obligation to negotiate with the Operating Company regarding, or offer the Operating Company the opportunity to acquire any interest in, such ROFO Asset; provided, that the price received by the Sponsor as consideration for the Sale of any ROFO Asset to a Third Party shall be no less than the price offered to the Operating Company in the Transaction Notice for the proposed Sale of such ROFO Asset; provided, further, that following any Third Party Sale Period for any ROFO Asset during which no Sale to a Third Party has occurred, the Sponsor shall comply with Section 2.1 (including by delivering a Transaction Notice and negotiating during the Negotiation Period) prior to any Sale of such ROFO Asset to a Third Party (or any entry into any agreement in writing to undertake such Sale).

ARTICLE III

REMOVAL OF ROFO ASSETS

Section 3.1 Removal Right. Commencing July 1, 2016, the Sponsor shall have the right, pursuant to this Article III to remove a ROFO Asset from the list set forth on Annex A if the Sponsor sells or contributes a Non-ROFO Asset to the Operating Company which has a Forecasted Distributed Cash equal to or greater than the Forecasted Distributed Cash of the ROFO Asset to be removed.

Section 3.2 Removal Process.

(a) Within ten (10) Business Days of the closing of a sale or contribution of a Non-ROFO Asset to the Operating Company, the Sponsor shall deliver to the Operating Company a notice (the “Removal Notice”) setting forth its formal request to remove a ROFO Asset from Annex A (the “Removal Request”), including the name of the ROFO Asset to be removed and a calculation of the Forecasted Distributed Cash of such ROFO Asset and of the Non-ROFO Asset previously contributed or sold to the Operating Company (together, the “Forecasted Distributed Cash Calculation”).

(b) If, based upon the Forecasted Distributed Cash Calculation, the Forecasted Distributed Cash of the Non-ROFO Asset is less than the Forecasted Distributed Cash of the ROFO Asset, the Removal Request shall be deemed to be immediately rejected. If, based upon the Forecasted Distributed Cash Calculation, the Forecasted Distributed Cash of the Non-ROFO Asset is greater than or equal to the Forecasted Distributed Cash of the ROFO Asset, the Operating Company will be afforded a period of thirty (30) days following the delivery of the Removal Notice to review the Forecasted Distributed Cash Calculation, during which period the

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Operating Company and its advisors shall have the right to inspect the work papers generated by the Sponsor in preparation of the Forecasted Distributed Cash Calculation and shall have reasonable access, during normal business hours, to the relevant personnel of the Sponsor and to information, books and records of the Sponsor, in each case, related to such Forecasted Distributed Cash Calculation. At or before the end of such thirty (30) day review period, the Operating Company will either (i) accept the Removal Request and execute an amendment to this Agreement removing the applicable ROFO Asset from Annex A, or (ii) deliver to the Sponsor a written explanation of those items in the Forecasted Distributed Cash Calculation that the Operating Company disputes. If the Operating Company fails to accept or dispute the Removal Request before the end of the thirty (30) day review period set forth above, the Removal Request shall be deemed to be accepted and the Operating Company shall be obligated to execute an amendment to this Agreement removing the applicable ROFO Asset from Annex A. Within a further period of ten (10) days from the end of the aforementioned review period, the Sponsor and the Operating Company will attempt to resolve in good faith any disputed items (the “Resolution Period”).

(c) Failing a resolution during the Resolution Period, the Sponsor may, for a period of ten (10) Business Days after the end of the Resolution Period, engage an Independent Valuation Expert to resolve the dispute. The Independent Valuation Expert shall promptly review the Forecasted Distributed Cash Calculation and any disputed items thereto and each Party shall provide the Independent Valuation Expert with additional information, including access to all relevant books and records, as the Independent Valuation Expert may reasonably request in order to analyze the Forecasted Distributed Cash Calculation. As promptly as practicable, but in no event later than ten (10) Business Days after its engagement, the Independent Valuation Expert shall deliver to the Parties a written notification, which shall set forth its decision regarding the Forecasted Distributed Cash Calculation. The decision of the Independent Valuation Expert with respect to the Forecasted Distributed Cash Calculation shall be final and binding on the Parties.

(d) Any costs and expenses of the Independent Valuation Expert shall be paid by the non-prevailing Party or as otherwise reasonably determined by the Independent Valuation Expert.

ARTICLE IV

TERM; TERMINATION RIGHTS

Section 4.1 Term. Unless earlier terminated in accordance with this Article IV, the term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect until 5:00 p.m. New York City time on the fifth anniversary of the date of this Agreement, at which time this Agreement shall terminate, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement; provided, that in the event the Term ends during any Negotiation Period, then the Term shall extend, and this Agreement shall remain in full force and effect, until the expiration of such Negotiation Period.

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Section 4.2 Termination Rights. The Sponsor or the Operating Company, as the case may be, shall have the right, upon written notice to the other Party, (a) to terminate this Agreement if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or (b) to terminate this Agreement with respect to any ROFO Asset if the other Party materially breaches or defaults in the performance of its obligations under any transaction agreement for the Sale of such ROFO Asset to the Operating Company or one of its Subsidiaries; provided, that in each case such breach or default is continuing for thirty (30) days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.” The Sponsor also shall have the right to terminate this Agreement at any time after a Termination Event by delivering written notice of termination to the Operating Company, and such termination shall become effective immediately upon the Operating Company’s receipt of such notice. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination hereof this Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of any other Party’s (each, a “Disclosing Party”) Confidential Information shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors and other representatives (the “Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by such Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable Law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable Law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

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ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to the Sponsor:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Chief Financial Officer

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with copies to:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1527

Fax: (202) 661-2727

Email: joshua.davidson@bakerbotts.com

Attention: Joshua Davidson

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 6.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 6.3 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this

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Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.

Section 6.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 6.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 6.6 Captions. All Section titles or captions contained in this Agreement or in any Annex referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 6.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 6.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent

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jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 6.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by applicable Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

Section 6.11 Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by the Operating Company and the Sponsor.

Section 6.12 Waiver; Remedies. No delay on the part of the Sponsor or the Operating Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of the Sponsor or the Operating Company of any right, power or

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privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 6.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

SUNPOWER CORPORATION

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

[ROFO Agreement Signature Page]

ANNEX A

ROFO ASSETS

[To come.]

EXHIBIT E

Form of Exchange Agreement

EXCHANGE AGREEMENT

BY AND AMONG

SUNPOWER YC HOLDINGS, LLC,

FIRST SOLAR 8POINT3 HOLDINGS, LLC,

8POINT3 OPERATING COMPANY, LLC,

8POINT3 GENERAL PARTNER, LLC

and

8POINT3 ENERGY PARTNERS LP

Dated as of [            ], 2015

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This EXCHANGE AGREEMENT (the “Agreement”), dated as of [            ], 2015, by and among 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 General Partner, LLC, a Delaware limited liability company (the “General Partner”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), SunPower YC Holdings, LLC, a Delaware limited liability company (“SunPower”), and First Solar 8point3 Holdings, LLC, a Delaware limited liability company (“First Solar” and, together with SunPower, the “Sponsors”). The above-named entities are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the parties hereto desire to provide for the possible future exchange by the Sponsors, of Common Units and Class B Shares for Class A Shares or cash, on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that an Exchange (as defined herein) consummated hereunder be treated for federal income tax purposes, to the extent permitted by law, as a taxable exchange of Common Units and Class B Shares by Sponsors;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Partnership Agreement (as defined below). As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” means a Person to whom a Membership Interest has been transferred in accordance with the Operating Company Limited Liability Company Agreement but who has not become Member.

“Applicable Percentage” has the meaning set forth in Section 2.1(b) hereof.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Amount” means an amount of cash equal to (i) the number of Tendered Units multiplied by (ii) the Current Market Price as of the date of determination.

“Cash Purchase Price” has the meaning set forth in Section 2.1(b).

“Class A Share” has the meaning set forth in the Partnership Agreement.

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“Class A Share Amount” means a number of Class A Shares equal to the number of Tendered Units.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Cut-Off Date” means the fifth (5th) Business Day after the Partnership’s receipt of a Notice of Redemption.

“Delaware Courts” has the meaning set forth in Section 3.8.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Exercise Notice” has the meaning set forth in Section 2.1(c).

“Exchange” means (i) a Redemption by the Operating Company of one or more Common Units for, at the election of the Operating Company, Class A Shares or the Cash Amount as described in Section 2.1(a) of this Agreement and (ii) the purchase of Tendered Units by the Partnership from a Sponsor for, at the election of the Partnership, the Share Purchase Price or the Cash Purchase Price.

“Exchange Right” means the rights of each Sponsor and the Partnership pursuant to Sections 2.1(a) and (b), respectively, of this Agreement.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“First Solar” has the meaning set forth in the preamble to this Agreement.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party.

“Holder” means either (a) a Member or (b) an Assignee that owns a Common Unit.

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any

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Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Notice of Redemption” has the meaning set forth in Section 2.1(a)(i).

“Operating Company” has the meaning set forth in the preamble to this Agreement.

“Operating Company Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, dated [            ], 2015, as may be amended from time to time.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, dated [            ], 2015, as may be amended from time to time.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Redemption” has the meaning set forth in Section 2.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated [            ], 2015, between the Partnership, First Solar and SunPower.

“Share Purchase Price” has the meaning set forth in Section 2.1(b).

“Specified Redemption Date” means the tenth (10th) Business Day after the receipt by the Operating Company of a Notice of Redemption (or an election to receive the Class A Share Amount in respect of Tendered Units subject to a deferral under Section 2(a)(ii)), subject to extension in accordance with Section 2(a)(ii) or as otherwise agreed to in writing by the parties hereto.

“Sponsor” has the meaning set forth in the preamble to this Agreement.

“SunPower” has the meaning set forth in the preamble to this Agreement.

“Tendered Units” has the meaning set forth in Section 2.1(a).

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Section 1.2 Gender. For the purposes of this Agreement, the words “it,” “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

EXCHANGE

Section 2.1 Redemption and Purchase Rights.

(a) Each Sponsor shall have the right (subject to the terms and conditions set forth herein) to require the Operating Company to redeem (each, a “Redemption”) all or a portion of the Common Units held by such Sponsor and an equal number of Class B Shares held by such Sponsor (one Common Unit and one Class B Share, a “Unit” and collectively “Units,” such Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) in exchange for, at the election of the Operating Company, on or before the Specified Redemption Date, (i) the Class A Share Amount or (ii) subject to the approval of the Conflicts Committee and Section 2(a)(ii), the Cash Amount.

(i) If a Sponsor desires to exercise its right to require a Redemption, it shall deliver a written notice to the Operating Company and the Partnership specifying its election to receive the Cash Amount or the Class A Share Amount and the number of Units such Sponsor desires to tender for redemption (the “Notice of Redemption”). Operating Company shall not be obligated to effect a Redemption until the Specified Redemption Date (it being understood that the Operating Company will not be required to consummate such Redemption with respect to any Tendered Units that are purchased by the Partnership pursuant to Section 2.1(b)).

(ii) If the Operating Company, subject to the approval of the Conflicts Committee, elects to exchange for the Cash Amount pursuant to a Notice of Redemption, the Cash Amount shall be delivered as a certified or bank check payable to such Sponsor or, in the Operating Company’s sole and absolute discretion, in immediately available funds, in each case on or before the Specified Redemption Date; provided, however, that the Operating Company shall only be required to deliver the Cash Amount pursuant to this Section 2.1(a)(ii) to the extent that it has received one or more capital contributions from the Partnership sufficient to fund the amount to be delivered, it being understood that the Partnership shall have no obligation hereunder to make any such capital contributions. The Specified Redemption Date in respect of the portion of the Cash Amount that is not so funded, if any, shall be deferred until such time that the Partnership actually receives one or more capital contributions from the Partnership sufficient to fund any remaining Cash Amount and the Operating Company will promptly notify the Sponsors of such deferral and the number of Tendered Units to which the deferral is applicable as determined by the Partnership in good faith. A Sponsor, at its option, may elect to receive the Class A Share Amount in respect of any Tendered Units subject to such deferral in accordance with Section 2(a)(iii).

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(iii) If a Sponsor elects to receive the Class A Share Amount whether pursuant to a Notice of Redemption or as a result of a deferral under Section 2(a)(ii), the Class A Share Amount shall be delivered by the Partnership on or before the Specified Redemption Date as duly authorized, validly issued, fully paid and non-assessable Class A Shares, free of any pledge, lien, encumbrance or restriction, other than the restrictions provided in the Partnership Agreement, the Securities Act and relevant state securities or “blue sky” laws. Neither a Sponsor, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Partnership to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 2.1(a)(iii), with the Commission, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Partnership and any such Person (including, without limitation, the Registration Rights Agreement). Notwithstanding any delay in such delivery, a Sponsor shall be deemed the owner of such Class A Shares for all purposes, including, without limitation, rights to vote and consent, receive distributions, and exercise rights, as of the Specified Redemption Date. Class A Shares issued upon a purchase of the Tendered Units by the Partnership pursuant to this Section 2.1(a) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Partnership in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(b) In lieu of the Redemption described in Section 2.1(a), the Partnership may, in its sole and absolute discretion, elect to purchase some or all of the Tendered Units (such amount, expressed as a percentage of the total number of Tendered Units rounded up to the nearest Unit, being referred to as the “Applicable Percentage”) from the Sponsors by delivering a written notice of such election on or before the close of business on the Cut-Off Date. If the Partnership so elects, on the Specified Redemption Date, the Sponsors shall sell such number of the Tendered Units to the Partnership in exchange for, at the election of such Sponsor, (i) a number of Class A Shares equal to the product of the Class A Share Amount and the Applicable Percentage (the “Share Purchase Price”) or (ii) subject to the approval of the Conflicts Committee, a cash sum (the “Cash Purchase Price”) equal to the product of the Cash Amount and the Applicable Percentage.

(i) If a Sponsor elects, subject to the approval of the Conflicts Committee, to receive the Cash Purchase Price, the Cash Purchase Price shall be delivered as a certified or bank check payable to such Sponsor or, in such Sponsor’s sole and absolute discretion, in immediately available funds, in each case on or before the Specified Redemption Date.

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(ii) If a Sponsor elects to receive the Share Purchase Price, the Share Purchase Price shall be delivered by the Partnership as duly authorized, validly issued, fully paid and non-assessable Class A Shares, free of any pledge, lien, encumbrance or restriction, other than the restrictions provided in the Partnership Agreement, the Securities Act and relevant state securities or “blue sky” laws. Neither the Sponsors, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Partnership to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 2.1(b), with the Commission, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Partnership and any such Person (including, without limitation, the Registration Rights Agreement). Notwithstanding any delay in such delivery, a Sponsor shall be deemed the owner of such Class A Shares for all purposes, including, without limitation, rights to vote or consent, receive distributions, and exercise rights, as of the Specified Redemption Date. Class A Shares issued upon a purchase of the Tendered Units by the Partnership pursuant to this Section 2.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Partnership in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(c) In the event the Partnership elects to exercise its rights pursuant to Section 2.1(b), the Partnership shall provide a notice of its intent to exercise its rights under Section 2.1(b) (an “Exercise Notice”) to the Operating Company and each Sponsor on or before the close of business on the Cut-Off Date. The failure of the Partnership to provide an Exercise Notice by the close of business on the Cut-Off Date shall be deemed to be an election by the Partnership not to purchase the Tendered Units.

(d) Without limiting the remedies of a Sponsor, if (A) the Operating Company, subject to the approval of the Conflicts Committee, elects to exchange for the Cash Amount under Section 2.1 (a) and the Cash Amount is not paid on or before the Specified Redemption Date, or (B) such Sponsor elects to exchange the Tendered Units under Section 2.1(b) for the Cash Purchase Price and the Cash Purchase Price is not paid on or before the Specified Redemption Date (subject to deferral as set forth in Section 2(a)(ii), interest shall accrue with respect to the Cash Amount or Cash Purchase Price, as applicable, from the day after the Specified Redemption Date to and including the date on which the Cash Amount or Cash Purchase Price, as applicable, is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the United States Internal Revenue Service.

(e) Notwithstanding the provisions of Section 2.1(a) and Section 2.1(b) hereof, if the Partnership’s purchase of Tendered Units in accordance with Section 2.1(b) would be prohibited under the Partnership Agreement or the Operating Company Limited Liability Company Agreement, then (i) the Partnership shall not elect to purchase such Tendered Units and (ii) the Operating Company shall not be obligated to effect a Redemption of such Tendered Units.

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(f) Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to Section 2.1(a), or any tender of Units for purchase by the Partnership if the Tendered Units are purchased by the Partnership pursuant to Section 2.1(b) hereof:

(i) Without the consent of the Partnership, a Sponsor may not effect a Redemption for less than [two thousand] ([2,000]) Units or, if such Sponsor holds less than [two thousand] ([2,000]) Units, all of the Units held by such Sponsor.

(ii) If (A) a Sponsor surrenders Tendered Units during the period after the Record Date with respect to a distribution payable to Holders of Common Units, and before the record date established by the Partnership for a distribution to its unitholders of some or all of its portion of such Operating Company distribution, and (B) the Partnership elects to purchase any of such Tendered Units pursuant to Section 2.1(b), then such Sponsor shall pay to the Partnership on the Specified Redemption Date an amount in cash equal to the Operating Company distribution paid or payable in respect of such Tendered Units.

(iii) Notwithstanding anything to the contrary herein, the consummation of such Redemption pursuant to Section 2.1(a) hereof or a purchase of Tendered Units by the Partnership pursuant to Section 2.1(b) hereof, as the case may be, shall not be permitted to the extent the Partnership determines that such Redemption or purchase (A) would be prohibited by applicable law or regulation (including, without limitation, the Securities Act, the Delaware Act or the Delaware LP Act) or (B) would not be permitted under any other agreements to which the Partnership or the Operating Company may be party or any written policies of the Partnership related to unlawful or improper trading (including, without limitation, the policies of the Partnership relating to insider trading).

(g) The Partnership, the Operating Company and each Sponsor shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Operating Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Shares are to be delivered in a name other than that of a Sponsor, then such Sponsor and/or the person in whose name such shares are to be delivered shall pay to the Operating Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Partnership that such tax has been paid or is not payable.

Section 2.2 Expiration. In the event that the Operating Company is dissolved pursuant to the Operating Company Limited Liability Company Agreement, any Exchange Right pursuant to Section 2.1 of this Agreement shall terminate upon final distribution of the assets of the Operating Company pursuant to the terms and conditions of the Operating Company Limited Liability Company Agreement.

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Section 2.3 Adjustment. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Units, Class A Shares or Class B Shares, as applicable, are converted or changed into another security, securities or other property, then upon any subsequent Exchange, each Sponsor shall be entitled to receive the amount of such security, securities or other property that such Sponsor would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Units, Class A Shares or Class B Shares, as applicable, are converted or changed into another security, securities or other property, this Section 2.3 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Common Units,” “Class A Shares” or “Class B Shares” shall be deemed to include, any security, securities or other property of the Operating Company or the Partnership, as applicable, which may be issued in respect of, in exchange for or in substitution of the Common Units, Class A Shares or Class B Shares, as applicable, by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service:

If to the Partnership:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Fax: [—]

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

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with copies to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Fax: [—]

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Fax: [—]

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to First Solar:

First Solar 8point3 Holdings, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Fax: [—]

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

with copies to:

First Solar 8point3 Holdings, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

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Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Fax: (202) 661-8259

Email: lance.brasher@skadden.com

Attention: Lance Brasher

If to SunPower:

SunPower YC Holdings, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Fax: [—]

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies to:

SunPower YC Holdings, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas

Tel: (713) 229-1527

Fax: (713) 229-2727

Email: joshua.davidson@bakerbotts.com

Attention: Joshua Davidson

If to the General Partner:

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Fax: [—]

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

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with copies to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Fax: [—]

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Fax: [—]

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Fax: [—]

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

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Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 3.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 3.3 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Parties hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Parties will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.

Section 3.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 3.5 Captions. All Section titles or captions contained in this Agreement or in the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 3.6 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN

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ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 3.7 Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 3.8 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by applicable Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C)

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ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 3.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

Section 3.10 Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

Section 3.11 Waiver; Remedies. No delay on the part of First Solar or SunPower in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of First Solar or SunPower of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 3.12 Facsimile; Counterparts. Except as contemplated by Section 3.3, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 3.13 Tax Matters.

(a) If the Partnership or the Operating Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Partnership or the Operating Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, without limitation, at its option withholding from, and paying over to the appropriate taxing authority, any consideration otherwise payable to a Sponsor under this Agreement, and any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, each of the Partnership and the Operating Company may, at its own discretion, require as a condition to the effectiveness of an Exchange that an exchanging holder of Tendered Units deliver to the Partnership or the Operating Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b).

(b) This Agreement shall be treated as part of the Operating Company Limited Liability Company Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:	8point3 General Partner, LLC, its general partner

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

SUNPOWER YC HOLDINGS, LLC

By:
Name:
Title:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:
Name:
Title:

Signature Page to the Exchange Agreement

EXHIBIT F

Form of Registration Rights Agreement

8POINT3 ENERGY PARTNERS LP

REGISTRATION RIGHTS AGREEMENT

[—], 2015

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8POINT3 ENERGY PARTNERS LP

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [—], 2015, by and among 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar 8point3 Holdings, LLC, a Delaware limited liability company (“First Solar”), and SunPower YC Holdings, LLC, a Delaware limited liability company (“SunPower” and together with First Solar, each together with its respective Affiliates (as defined below), a “Sponsor” and collectively, the “Sponsors”). Except as otherwise specified herein, all capitalized terms in this Agreement are defined in Section 1. This Agreement shall become effective (the “Effective Time”) upon completion of the initial public offering of the Partnership’s Class A Shares representing limited partner interests (the “Class A Shares”).

WHEREAS, each Sponsor holds Class B Shares of the Partnership representing limited partner interests (the “Class B Shares”) that are exchangeable, together with common units of the Operating Company (as defined below), for Class A Shares;

WHEREAS, each Sponsor may from time to time acquire additional Class A Shares or Class B Shares; and

WHEREAS, the Partnership has agreed to grant each Sponsor rights to the registration of the Registrable Securities (as defined below) under the Securities Act (as defined below) held by each Sponsor as of the Effective Time or thereafter and according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which the parties to this Agreement hereby acknowledge, these parties agree that:

Section 1.	Definitions.

The following terms shall have the meanings below:

“Affiliate” of any Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person; provided that the Partnership and its Subsidiaries shall not be deemed to be Affiliates of any Holder (as defined below). As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning in the recitals.

“Automatic Shelf Registration Statement” has the meaning in Section 2(a).

“Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights (including conversion and exchange rights) and options to purchase any of the foregoing.

“Class A Shares” has the meaning in the preamble.

“Class B Shares” has the meaning in the recitals.

“Demand Registrations” has the meaning in Section 2(a).

“End of Suspension Notice” has the meaning in Section 2(f)(ii).

“Effective Time” has the meaning in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Exchange Agreement” means the agreement, dated as of [—], 2015, by and among the Partnership, the Operating Company, 8point3 General Partner, LLC, First Solar and SunPower, under which each Sponsor can tender common units of the Operating Company, together with Class B Shares, in exchange for Class A Shares;

“First Solar” has the meaning in the preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 in the Securities Act.

“Holder” means a holder of Registrable Securities.

“Indemnified Parties” has the meaning in Section 7(a).

“Joinder” has the meaning in Section 9.

“Long-Form Registrations” has the meaning in Section 2(a).

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of the Partnership.

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“Partnership” has the meaning in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning in Section 3(a).

“Public Offering” means any sale, distribution or resale by the Partnership and/or Holders to the public of Class A Shares pursuant to an effective registration statement under the Securities Act, other than the initial public offering of the Partnership.

“Registrable Securities” means (i) any Class A Shares acquired or that may be acquired by each Sponsor in accordance with the Exchange Agreement, (ii) any Capital Stock of the Partnership or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (iii) any other Class A Shares held by each Sponsor from time to time. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (a) sold or distributed in a Public Offering, (b) sold in compliance with Rule 144 following the Effective Time, or (c) repurchased by the Partnership or a Subsidiary of the Partnership, including in accordance with the Exchange Agreement. For purposes of this Agreement, a Person shall be deemed to be a Holder, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a Holder hereunder; provided that a Holder may only request that Registrable Securities in the form of Capital Stock of the Partnership registered or to be registered as a class under Section 12 of the Exchange Act be registered under this Agreement.

“Registration Expenses” has the meaning in Section 6(a).

“Rule 144,” “Rule 158,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning in Section 2(d)(ii).

“Shelf Offering Notice” has the meaning in Section 2(d)(ii).

“Shelf Offering Request” has the meaning in Section 2(d)(ii).

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“Shelf Registrable Securities” has the meaning in Section 2(d)(ii).

“Shelf Registration” has the meaning in Section 2(a).

“Shelf Registration Statement” has the meaning in Section 2(d)(i).

“Short-Form Registrations” has the meaning in Section 2(a).

“Subordination Period” has the meaning given such term in the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of [—], 2015,

“Subsidiary” means, with respect to the Partnership, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Partnership or one or more of the other Subsidiaries of the Partnership or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Partnership or one or more Subsidiaries of the Partnership or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“SunPower” has the meaning in the preamble.

“Suspension Event” has the meaning in Section 2(f)(ii).

“Suspension Notice” has the meaning in Section 2(f)(ii).

“Suspension Period” has the meaning in Section 2(f)(i).

“Underwritten Takedown” has the meaning in Section 2(d)(ii).

“Violation” has the meaning in Section 7(a).

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

Section 2.	Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Agreement, at any time following the date that is one hundred eighty days after the Effective Time, each Sponsor may request registration under the Securities Act of all or any portion of

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their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”), and each Sponsor may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available; provided, however, that the Partnership shall not be required to effect the registration of Registrable Securities pursuant to this Section 2 unless the Registrable Securities are offered at an aggregate proposed offering price of not less than $1 million at the time of the request. All registrations requested under this Section 2(a) are referred to herein as “Demand Registrations.” The Sponsor making a Demand Registration may request that the registration be made under Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Partnership is a WKSI at the time any request for a Demand Registration is submitted to the Partnership, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). The Partnership, in its sole discretion, will determine whether an Automatic Shelf Registration Statement is appropriate. Within ten days after the filing of the registration statement relating to the Demand Registration, the Partnership shall give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 2(e), shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within 15 days after the receipt of the Partnership’s notice. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Partnership until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(b) Long-Form Registrations. Each Sponsor shall be entitled to an unlimited number of Long-Form Registrations, in which the Partnership shall pay all Registration Expenses, whether or not any such registration is consummated. All Long-Form Registrations shall be underwritten registrations.

(c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 2(b), each Sponsor shall be entitled to an unlimited number of Short-Form Registrations, in which the Partnership shall pay all Registration Expenses. Demand Registrations shall be Short-Form Registrations whenever the Partnership is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. Following the Effective Time, the Partnership shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d) Shelf Registrations.

(i) Subject to the availability of required financial information, as promptly as practicable after the Partnership receives written notice of a request for a Shelf Registration, the Partnership shall file with the SEC a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”). The Partnership shall use its best efforts to cause any Shelf Registration Statement to be declared effective under the

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Securities Act as soon as practicable after filing, and once effective, the Partnership shall cause such Shelf Registration Statement to remain continuously effective for such time period as is specified in such request, but for no time period longer than the period ending on the earliest of (A) the third anniversary of the date of filing of such Shelf Registration, (B) the date on which all Registrable Securities covered by such Shelf Registration have been sold under the Shelf Registration, and (C) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration in existence.

(ii) In the event that a Shelf Registration Statement is effective, each Sponsor that holds Registrable Securities covered by such Shelf Registration Statement shall have the right at any time or from time to time to elect to sell in an offering (including an underwritten offering (an “Underwritten Takedown”)) Registrable Securities available for sale under such registration statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and the Partnership shall pay all Registration Expenses in connection therewith. Each Sponsor that holds Registrable Securities covered by such Shelf Registration Statement shall make such election by delivering to the Partnership a written request (a “Shelf Offering Request”) for such offering specifying the number of Shelf Registrable Securities that such Sponsor desires to sell in such offering (the “Shelf Offering”). As promptly as practicable, but no later than two Business Days after receipt of a Shelf Offering Request, the Partnership shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other holders of Shelf Registrable Securities. The Partnership, subject to Sections 2(e) and 8 hereof, shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Partnership for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within seven days after the receipt of the Shelf Offering Notice. The Partnership shall, as expeditiously as possible (and in any event within 20 days after the receipt of a Shelf Offering Request, unless a longer period is agreed to by the Sponsor holding a majority of the Registrable Securities that made the Shelf Offering Request), use its reasonable best efforts to facilitate such Shelf Offering. Each Holder agrees that such Holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in such Shelf Offering Notice without the prior written consent of the Partnership until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(iii) Notwithstanding the foregoing, if a Sponsor wishes to engage in an underwritten block trade off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Sponsor only needs to notify the Partnership of the block trade Shelf Offering two Business Days before the day such offering is to commence (unless a longer period is agreed to by such Sponsor) and the Partnership shall promptly notify other Holders and such other

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Holders must elect whether or not to participate by the next Business Day (i.e., one Business Day before the day such offering is to commence) (unless a longer period is agreed to by such Sponsor) and the Partnership shall as expeditiously as possible use its best efforts to facilitate such offering (which may close as early as three Business Days after the date it commences); provided that such Sponsor shall use commercially reasonable efforts to work with the Partnership and the underwriters before making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the underwritten block trade.

(iv) The Partnership shall, at the request of a Sponsor holding Registrable Securities covered by a Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Sponsor to effect such Shelf Offering.

(e) Priority on Demand Registrations and Shelf Offerings. The Partnership shall not include in any Demand Registration or Shelf Offering any securities that are not Registrable Securities without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration; provided, however, that the Partnership may include in any Demand Registration or Shelf Registration Capital Stock for sale for its own account. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Partnership in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Partnership shall include in such offering before the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder. Alternatively, if the number of Registrable Securities which can be included on a Shelf Registration Statement is otherwise limited by Instruction I.B.6 to Form S-3 (or any successor provision thereto), the Partnership shall include in such offering before the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which can be included on such Shelf Registration Statement in accordance with the requirements of Form S-3, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

(f) Restrictions on Demand Registration and Shelf Offerings.

(i) The Partnership may, with the consent of the holders of a majority of the Registrable Securities, postpone, for up to 60 days from the date of the request, the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement for up to 60 days from the date of the Suspension Notice

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(as defined below) and therefore suspend sales of the Shelf Registrable Securities (such period, the “Suspension Period”) by providing written notice to the Holders if (A) the board of directors of the Partnership’s general partner determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Partnership or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving the Partnership, (B) upon consultation with counsel, the sale of Registrable Securities under the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Partnership has a bona fide business purpose for preserving the confidentiality of such transaction or (y) disclosure would have a material adverse effect on the Partnership or the Partnership’s ability to consummate such transaction; provided that in such event, the Holders shall be entitled to withdraw such request for a Demand Registration or underwritten Shelf Offering and the Partnership shall pay all Registration Expenses in connection with such Demand Registration or Shelf Offering. The Partnership may delay a Demand Registration hereunder only once in any twelve-month period. The Partnership may extend the Suspension Period for any period of time with the consent of the holders of a majority of the Registrable Securities.

(ii) In the case of an event that causes the Partnership to suspend the use of a Shelf Registration Statement as described in paragraph (f)(i) above or under Section 5(a)(vi) (a “Suspension Event”), the Partnership shall give a notice to the Holders registered under such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A Holder shall not effect any sales of the Registrable Securities under such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Partnership and before receipt of an End of Suspension Notice (as defined below). Each Holder agrees that such Holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Partnership until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement. The Holders may recommence effecting sales of the Registrable Securities under the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Partnership, which End of Suspension Notice shall be given by the Partnership to the Holders promptly following the conclusion of any Suspension Event and its effect.

(iii) Notwithstanding any provision herein to the contrary, if the Partnership shall give a Suspension Notice with respect to any Shelf

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Registration Statement under this Section 2(f), the Partnership agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective under this Agreement by the number of days during the period from the date of receipt by the Holders of the Suspension Notice to and including the date of receipt by the Holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that there are no longer Registrable Securities covered by such Shelf Registration Statement.

(g) Selection of Underwriters. For any Demand Registration requested by a Sponsor, such Sponsor shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Partnership’s approval, which shall not be unreasonably withheld, conditioned or delayed. If any Shelf Offering is an underwritten offering, the holders of a majority of the Registrable Securities participating in such underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering relating to such Shelf Offering, subject to the Partnership’s approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, for any Public Offering that is an underwritten offering in which both Sponsors are participating with estimated aggregate gross proceeds to each Sponsor of at least $10 million, each Sponsor shall be permitted to select a co-lead managing underwriter and a co-book runner to administer such Shelf Offering, subject to the Partnership’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(h) Other Registration Rights. Except as provided in this Agreement, the Partnership shall not grant to any Persons the right to request the Partnership or any Subsidiary to register any Capital Stock of the Partnership or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities on a basis other [than pari passu with, or] expressly subordinate to the rights of, the Holders of Registrable Securities hereunder, without the prior written consent of each Sponsor holding at least [20]% of the Registrable Securities.

Section 3.	Piggyback Registrations.

(a) Right to Piggyback. Whenever the Partnership proposes to register any of its securities under the Securities Act (other than (i) under a Demand Registration or the registration of the Partnership’s securities in order to satisfy the Partnership’s or any Subsidiary’s obligation to deliver cash proceeds from the sale of such securities under the Exchange Agreement, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Partnership shall give prompt written notice (in any event within three Business Days) after its receipt of notice of any exercise of demand registration rights other than under this Agreement and, subject to the terms of Sections 3(c) and (d), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within 20 days after delivery of the Partnership’s notice.

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(b) Piggyback Expenses. The Registration Expenses of the Holders shall be paid by the Partnership in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Partnership, and the managing underwriters advise the Partnership in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Partnership shall include in such registration (i) first, the securities the Partnership proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of any holders of the Partnership’s securities other than the Holders, and the managing underwriters advise the Partnership in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Partnership shall include in such registration (i) first, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such securities on the basis of the number of securities owned by such Holder, and (ii) second, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by each Sponsor, to the extent its Registrable Securities are included in such Piggyback Registration. Such approval shall not be unreasonably withheld, conditioned or delayed.

(f) Right to Terminate Registration. The Partnership shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Partnership in accordance with Section 6.

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Section 4.	Lock-Up Agreements.

If requested by the Partnership, each Holder shall enter into lock-up agreements with the managing underwriters of an underwritten Public Offering in substantially the form agreed to by the Sponsors participating in such Public Offering. If requested by the managing underwriters in such Public Offering, the Partnership shall use best efforts to cause each of the directors and executive officers of the general partner of the Partnership and any holders of Class A Shares who beneficially own in excess of 1% of the total outstanding Class A Shares to enter into substantially similar lock-up agreements.

Section 5.	Registration Procedures.

(a) Whenever the Holders have requested that any Registrable Securities be registered under this Agreement or have initiated a Shelf Offering, (i) such Holders shall, if applicable, cause such Registrable Securities to be exchanged into Class A Shares in accordance with the terms of the Exchange Agreement before or substantially concurrently with the sale of such Registrable Securities and (ii) the Partnership shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof held by a Holder requesting registration, and pursuant thereto the Partnership shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Partnership shall furnish to counsel for each Sponsor holding Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Partnership or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by

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law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof in such registration statement;

(iv) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Partnership shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction;

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 2(f), at the request of any such seller, the Partnership shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Partnership are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA;

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(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a split or combination of Class A Shares, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition under such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Partnership as shall be necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors, employees, agents, representatives and independent accountants of the Partnership’s general partner to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi) take all reasonable actions to ensure that any Free Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Partnership’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(xiii) permit any of Registrable Securities which Holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Partnership, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide

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language for insertion therein, in form and substance satisfactory to the Partnership, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Class A Shares included in such registration statement for sale in any jurisdiction use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

(xvii) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to make available the executive officers of the general partner of the Partnership to participate with the Holders and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten offering, use its reasonable best efforts to obtain one or more cold comfort letters from the Partnership’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request;

(xx) in the case of any underwritten offering, use its reasonable best efforts to provide a legal opinion of the Partnership’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), the registration statement, each amendment and supplement thereto, the prospectus included therein (including the

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preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters and the Holders of such Registrable Securities;

(xxi) if the Partnership files an Automatic Shelf Registration Statement covering any Registrable Securities, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) with respect to such Automatic Shelf Registration Statement during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxii) if the Partnership does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiii) if the Automatic Shelf Registration Statement has been outstanding for at least three years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Partnership is required to re-evaluate its WKSI status the Partnership determines that it is not a WKSI, use its best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available and the Partnership is eligible to use Form S-1 for a delayed or continuous offering by the Holders, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) Any officer of the general partner of the Partnership who is a Holder agrees that if and for so long as he or she is employed by the Partnership or any Subsidiary thereof, he or she shall participate fully in the sale process in a manner customary for persons in like positions and consistent with his or her other duties with the Partnership, including the preparation of the registration statement and the preparation and presentation of any road shows.

(c) The Partnership may require each seller of Registrable Securities as to which any registration is being effected to furnish the Partnership such information regarding such seller and the distribution of such securities as the Partnership may from time to time reasonably request in writing.

(d) If a Sponsor seeks to effectuate an in-kind distribution of all or part of their respective Registrable Securities to their respective direct or indirect equityholders, the Partnership shall, subject to any applicable lock-ups, work with the foregoing persons in good faith to facilitate such in-kind distribution in the manner reasonably requested.

Section 6.	Registration Expenses.

(a) The Partnership’s Obligation. All expenses incident to the Partnership’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with securities or

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blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Partnership and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Partnership) (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Partnership shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of the officers and employees of its general partner performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Partnership are then listed. Each Person that sells securities under a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b) Counsel Fees and Disbursements. In connection with each Demand Registration, each Piggyback Registration and each Shelf Offering that is an underwritten Public Offering, the Partnership shall reimburse each Sponsor holding Registrable Securities and included in such registration or participating in such Shelf Offering for the reasonable fees and disbursements of such Sponsor’s counsel chosen by such Sponsor holding Registrable Securities included in such registration or participating in such Shelf Offering and disbursements of each additional counsel retained by any Holder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Demand Registration, Piggyback Registration or Shelf Offering.

Section 7.	Indemnification and Contribution.

(a) By the Partnership. The Partnership shall indemnify and hold harmless, to the extent permitted by law, each Holder, each Holder’s officers, directors, managers, employees, agents and representatives, and each Person who controls such Holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations (each a “Violation”) by the Partnership: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 7, collectively called an “application”) executed by or on behalf of the Partnership or based upon written information furnished by or on behalf of the Partnership filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Partnership of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Partnership and relating to action or inaction required of the Partnership in connection with any such registration, qualification or compliance. In addition, the Partnership shall reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such

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losses. Notwithstanding the foregoing, the Partnership shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Partnership by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Partnership has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Partnership shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b) By Each Security Holder. In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Partnership in writing such information as the Partnership reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Partnership and the officers, directors, managers, employees, agents and representatives of its general partner, and each Person who controls the Partnership (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder; provided that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities under such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

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(d) Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected under such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution under this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have under law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 8.	Underwritten Offerings.

(a) Participation. No Person may participate in any offering hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder

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to approve such arrangements (including, without limitation, under any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Each such Holder shall execute and deliver such other agreements as may be reasonably requested by the Partnership and the lead managing underwriters that are consistent with such Holder’s obligations under Sections 4, 5 and 8(a) or that are necessary to give further effect thereto. To the extent that any such agreement is entered into under, and consistent with, Sections 4 and 8(a), the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Partnership and the underwriters created under this Section 8(a).

(b) Price and Underwriting Discounts. In the case of an underwritten Demand Registration or Underwritten Takedown requested by Holders under this Agreement, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the Holders of a majority of the Registrable Securities included in such underwritten offering; provided that in any underwritten Demand Registration or Underwritten Takedown in which a Sponsor is participating with estimated aggregate gross proceeds to such Sponsor of at least $10 million, such determination will be subject to the approval of such Sponsor to the extent it does not otherwise hold a majority of the Registrable Securities included in such underwritten offering.

(c) Suspended Distributions. Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 5(a)(vi), shall immediately discontinue the disposition of its Registrable Securities under the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(a)(vi). In the event the Partnership has given any such notice, the applicable time period in Section 5(a)(ii) during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice under this Section 8(c) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(a)(vi).

Section 9.	Additional Parties; Joinder.

Subject to the prior written consent of each Sponsor, the Partnership may permit any Person who acquires Class A Shares or rights to acquire Class A Shares of such Person from the Partnership after the date hereof to become a party to this Agreement and to succeed to all of the rights and obligations of a Holder under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit A attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the Class A Shares shall constitute Registrable Securities and such Person shall be a Holder under this Agreement, and the Partnership shall add such Person’s name and address to the Schedule of Investors hereto and circulate such information to the parties to this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that a Sponsor no longer holds any Registrable

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Securities, any provision in this Agreement that requires the consent, determination or action of a Sponsor shall require the consent, determination or action of a holders of a majority of the then outstanding Registrable Securities.

Section 10.	Current Public Information.

At all times after the Partnership has filed a registration statement with the SEC under the requirements of either the Securities Act or the Exchange Act, the Partnership shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holder or Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities under Rule 144. Upon request, the Partnership shall deliver to any Holder a written statement as to whether it has complied with such requirements.

Section 11.	Subsidiary Public Offering.

If, after an initial Public Offering of the Capital Stock of one of its Subsidiaries, the Partnership distributes securities of such Subsidiary to its equity holders, then the rights and obligations of the Partnership under this Agreement shall apply, mutatis mutandis, to such Subsidiary, and the Partnership shall cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement.

Section 12.	Transfer of Registrable Securities.

(a) Restrictions on Transfers. Notwithstanding anything to the contrary contained herein, except in the case of (i) a transfer to the Partnership, (ii) transfers among a Sponsor and any of its Affiliates, (iii) a Public Offering, (iv) a sale under Rule 144 after the Effective Time or (v) a transfer in connection with a sale of the Partnership, before transferring any Registrable Securities to any Person (including, without limitation, by operation of law), the transferring Holder shall cause the prospective transferee to execute and deliver to the Partnership a Joinder agreeing to be bound by the terms of this Agreement. Any transfer or attempted transfer of any Registrable Securities in violation of any provision of this Agreement shall be void, and the Partnership shall not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose.

(b) Legend. Each certificate evidencing any Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF             , 2014, AMONG THE ISSUER OF SUCH SECURITIES (THE “PARTNERSHIP”) AND CERTAIN OF THE PARTNERSHIP’S SECURITYHOLDERS, AS AMENDED. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE PARTNERSHIP TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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The Partnership shall imprint such legend on certificates evidencing Registrable Securities outstanding before the date hereof. The legend above shall be removed from the certificates evidencing any securities that have ceased to be Registrable Securities.

Section 13.	General Provisions.

(a) Amendments and Waivers. No amendment to or waiver of any provision in this Agreement shall be effected without the written consent of each Sponsor, which consent shall not be unreasonably withheld, conditioned or delayed. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. This Agreement shall bind and inure to the benefit and be enforceable by the Partnership and its successors and assigns and the Holders and

21

their respective successors and assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders are also for the benefit of, and enforceable by, any subsequent Holder.

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Partnership at the address specified below and to any Holder or to any other party subject to this Agreement at such address as indicated on the Schedule of Investors hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Partnership’s address is:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Attn: Charles Boynton, Chief Executive Officer

Facsimile: [—]

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. The limited partnership law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Partnership and its equity holders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Partnership and each Holder agrees and acknowledges that no recourse under this Agreement, or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(m) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

23

(n) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q) No Inconsistent Agreements. The Partnership shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders in this Agreement.

*    *    *    *    *

24

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

8POINT3 ENERGY PARTNERS LP

By: 8POINT3 GENERAL PARTNER,
LLC, its general partner

By:
Name:
Title:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:
Name:
Title:

SUNPOWER YC HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE OF INVESTORS

First Solar 8point3 Holdings, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Attn: Mark Widmar, Chief Financial Officer

Facsimile: [—]

SunPower YC Holdings, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Attn: Charles Boynton, Chief Financial Officer

Facsimile: [—]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this Joinder under the Registration Rights Agreement dated as of [—], 2015 (as the same may hereafter be amended, the “Agreement”), by and among 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), and the other persons named as parties therein.

By executing and delivering this Joinder to the Partnership, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of             ,         .

Signature of Shareholder

Printed Name of Shareholder

Address:

Agreed and Accepted as of , .

8POINT3 ENERGY PARTNERS LP

Name:

Title:

A-1

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

EXHIBIT G-1

Form of FS Management Services Agreement

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

8POINT3 OPERATING COMPANY, LLC,

8POINT3 ENERGY PARTNERS LP,

8POINT3 GENERAL PARTNER, LLC,

8POINT3 HOLDING COMPANY, LLC

AND

FIRST SOLAR 8POINT3 MANAGEMENT SERVICES, LLC

Dated as of [            ] [—], 2015

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

ARTICLE I INTERPRETATION		1
1.1	Definitions	1
1.2	Construction; Interpretation	6
1.3	Actions by the Service Provider or the Service Recipients	7
ARTICLE II APPOINTMENT OF THE SERVICE PROVIDER		8
2.1	Appointment and Acceptance	8
2.2	Service Recipients	8
2.3	Subcontracting and Other Arrangements	8
2.4	Engaging Third-Party Service Providers	9
ARTICLE III SERVICES AND POWERS OF THE SERVICE PROVIDER		9
3.1	Services	9
3.2	Supervision of Service Provider’s Activities	10
3.3	Restrictions on the Service Provider	10
ARTICLE IV RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS		10
4.1	Other Activities	10
4.2	Exclusivity	11
4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship	11
ARTICLE V MANAGEMENT AND EMPLOYEES		11
ARTICLE VI INFORMATION AND RECORDS		12
6.1	Books and Records	12
6.2	Examination of Records by the Service Recipients	12
6.3	Access to Information by Service Provider Group	12
6.4	Additional Information	13
ARTICLE VII FEES AND EXPENSES		13
7.1	Management Fee	13
7.2	Expenses	13
7.3	Service Taxes	15
7.4	Computation and Payment of Expenses	15
7.5	Failure to Pay When Due	15
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES		16
8.1	Representations and Warranties of the Service Provider	16
8.2	Representations and Warranties of the YieldCo Parties	17
ARTICLE IX LIABILITY AND INDEMNIFICATION		17
9.1	Indemnity	17
9.2	Limitation of Liability	18
ARTICLE X TERM AND TERMINATION		20
10.1	Term	20
10.2	Termination by the Operating Company	21
10.3	Termination by the Service Provider	21
10.4	Survival upon Termination	21
10.5	Action upon Termination	21

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

ARTICLE XI GENERAL PROVISIONS		22
11.1	Notices	22
11.2	Time is of the Essence	25
11.3	Assignment	26
11.4	Parties in Interest	26
11.5	Other Activities	27
11.6	Captions	27
11.7	GOVERNING LAW	27
11.8	Severability	27
11.9	Consent to Jurisdiction	27
11.10	Entire Agreement	28
11.11	Amendment	28
11.12	Waiver; Remedies	28
11.13	Facsimile; Counterparts	29

SCHEDULE I	Service Recipients
SCHEDULE II	Services

ii

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of [            ] [—], 2015, by and among 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 Holding Company, LLC, a Delaware limited liability company, (“Holdings” and, together with the YieldCo General Partner, the Partnership and the Operating Company, the “YieldCo Parties”), and First Solar 8point3 Management Services, LLC a Delaware limited liability company, (the “Service Provider” and together with the YieldCo General Partner, the Partnership and the Operating Company, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the YieldCo General Partner is the general partner of the Partnership and the Partnership directly owns interests in the Operating Company;

WHEREAS, the YieldCo Parties wish to engage the Service Provider to provide or arrange for other members of the Service Provider Group (as defined below) to provide the services set forth in this Agreement to the Service Recipients (as defined below), subject to the terms and conditions of this Agreement, and the Service Provider wishes to accept such engagement; and

WHEREAS, in consideration of the services being provided by the Service Provider hereunder, the Service Provider will be entitled to receive certain costs, fees and expenses hereunder and certain payments from the Operating Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms will have the following meanings:

“Acquired Assets” means any asset acquired after the date hereof by any member of the YieldCo Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person,

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) the Sponsor will not be deemed to constitute an Affiliate of any member of the YieldCo Group, and (b) the Sponsor and its Affiliates (other than any member of the YieldCo Group), on the one hand, and the other sponsor and its Affiliates (other than any member of the YieldCo Group), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any member of the YieldCo Group or any Affiliate of any member of the YieldCo Group.

“Agreement” has the meaning set forth in the preamble.

“Approved Budget” means a budget and operations plan of the Service Recipients for the immediately following fiscal year in a format to be agreed upon by the Service Provider and the Operating Company and subject to the approval of the Operating Company.

“Board of Directors” has the meaning set forth in the Holdings LLC Agreement.

“Business” means the business carried on from time to time by the YieldCo Group.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cause” means, with respect to the Service Provider, if:

(a) the Service Provider defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the YieldCo Parties and such default continues for a period of sixty (60) days after written notice thereof is given to the Service Provider specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) the Sponsor (A) fails to control the Service Provider and (B) fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

“Claims” has the meaning set forth in Section 9.1(a).

“CPI” means, with respect to any relevant period, the “Consumer Price Index for All Urban Customers (CPI-U): U.S. city average (All Items)” as quoted from time to time by the United States Bureau of Labor Statistics for such period.

2

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

“Delaware Courts” has the meaning set forth in Section 11.6.

“Expense Statement” has the meaning set forth in Section 7.4.

“Expenses” has the meaning set forth in Section 7.2.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“Fiscal Year” means the fiscal year of the Partnership, which shall be the period from December 1 through November 30 of each year (unless otherwise required by law).

“GAAP” means United States generally accepted accounting principles.

“Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director.

“Governing Instruments” means (a) the certificate of incorporation and bylaws in the case of a corporation, (b) the certificate of formation and operating agreement in the case of a limited liability company, (c) the certificate of limited partnership and partnership agreement in the case of a partnership, and (d) any other similar governing document under which an entity was organized, formed or created and/or operates.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, including ISO/RTOs, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market).

“Holdings” has the meaning set forth in the preamble.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, dated as of [            ], 2015.

“Holdings Management Fee” means an annual amount equal to, for any Fiscal Year, [        ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning

3

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Holdings Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Holdings Management Fee in effect for such Fiscal Year .

“Holdings Monthly Fee Amount” means an amount equal to the quotient of (i) the Holdings Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Inflation Factor” means, at any time, the fraction obtained where the numerator is the CPI as of January 1 for the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available) and the denominator is the CPI in effect on January 1 of the year immediately preceding the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available), with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis.

“Interest Rate” mean, for any day, the annual rate of interest equal to [three and one quarter percent (3.25%)] plus the prime rate for that day or, if such day is not a Business Day, for the next preceding Business Day, as published in the Wall Street Journal or, if the Wall Street Journal ceases to be published, in another national U.S. financial publication selected by the Service Provider that surveys large U.S. banks and publishes a consensus prime rate.

“ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the YieldCo Group owns assets or operates.

“Joinder Agreement” has the meaning set forth in Section 2.2(c).

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liabilities” has the meaning set forth in Section 9.1(a).

“Management Fee” means an annual amount equal to, for any Fiscal Year, [        ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Management Fee in effect for such Fiscal Year.

4

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

“Operating and Administrative Agreements” means the operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements in effect as of the date hereof or entered into from time to time after the date hereof (including as amended, restated, modified, supplemented or replaced from time to time) by certain members of the YieldCo Group or the Project Companies for the operating, maintenance and administrative needs of such members of the YieldCo Group or such Project Company and, with respect to any Acquired Assets, any operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements between any of the members of the YieldCo Group or the Project Companies with respect to the Acquired Assets for the Acquired Assets’ operating, maintenance and administrative needs thereof. For the purpose of greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended, terminated or otherwise altered by this Agreement.

“Operating Company” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Group” means the YieldCo General Partner, the Partnership and the Operating Company.

“Partnership Group Management Fee” means the Management Fee less the Holdings Management Fee.

“Partnership Group Monthly Fee Amount” means an amount equal to the quotient of (i) the Partnership Group Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Party” has the meaning set forth in the preamble.

“Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Entity.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Project Company” has the meaning set forth in the Holdings LLC Agreement.

“Public Company Expenses” means all of the fees, costs and expenses that result from the Partnership being a publicly traded entity, including costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and filing, legal, advisory and consulting fees, director compensation and directors and officers liability insurance premiums.

“Service Provider” has the meaning set forth in the preamble.

5

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

“Service Provider Group” means the Service Provider, its Affiliates (other than any member of the YieldCo Group or any Project Company) and any other Person the Service Provider has subcontracted to provide the services provided for in this Agreement.

“Service Provider Indemnified Party” has the meaning set forth in Section 9.1(a).

“Service Recipients” means the YieldCo Parties and any of their Subsidiaries as listed on Schedule I attached hereto (as such Schedule may be amended from time to time in accordance with Section 2.2).

“Service Taxes” has the meaning set forth in Section 7.3.

“Services” has the meaning set forth in Section 3.1.

“Sponsor” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, no Project Company shall be considered a Subsidiary of any YieldCo Party for the purposes of this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.1(b).

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

“YieldCo Group” means the YieldCo Parties and their direct and indirect Subsidiaries.

“YieldCo Parties” has the meaning set forth in the preamble.

1.2	Construction; Interpretation

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Schedule is a reference to an Article, Section, clause or Schedule of this Agreement, unless otherwise specified.

6

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Schedules).

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made (provided that such date is before the date hereof), and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

1.3	Actions by the Service Provider or the Service Recipients

Unless otherwise specifically required by this Agreement, where the consent of or a determination is required by the Service Provider or any Service Recipient hereunder, the Parties shall be entitled to rely conclusively upon it having been given or taken, as applicable, if the Service Provider or such Service Recipient, as applicable, has communicated the same in writing.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

ARTICLE II

APPOINTMENT OF THE SERVICE PROVIDER

2.1	Appointment and Acceptance

(a) Subject to and in accordance with the terms, conditions and limitations in this Agreement, the YieldCo Parties hereby appoint the Service Provider to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients.

(b) The Service Provider hereby accepts the appointment provided forth in Section 2.1(a) and agrees to act in such capacity and to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2	Service Recipients

(a) The Service Recipients on the date hereof are the YieldCo Parties and each other Person set forth on Schedule I. The Parties agree that any Person that becomes a Subsidiary of any YieldCo Party after the date hereof may be added as a Service Recipient under this Agreement with the Service Provider prior written consent (not to be unreasonably withheld, conditioned or delayed). Within five (5) Business Days after the YieldCo Parties receive such consent, they shall deliver an amended Schedule I to the Service Provider that adds such Subsidiary as a Service Recipient.

(b) The YieldCo Parties shall cause the other Service Recipients to (i) abide by the terms of this Agreement and (ii) not take any action inconsistent with the terms of this Agreement.

(c) At the request of the Service Provider, the YieldCo Parties shall cause any Service Recipient specified by the Service Provider to execute an agreement in a form mutually acceptable to the Service Provider and the YieldCo Parties pursuant to which such Service Recipient shall become a party to this Agreement and shall be jointly and severally liable to the obligations of the YieldCo Parties to the extent such obligations relate to such Service Recipient (any such agreement, a “Joinder Agreement”).

(d) At the election of the YieldCo Parties, the YieldCo Parties shall be permitted to cause any Service Recipient to execute a Joinder Agreement.

2.3	Subcontracting and Other Arrangements

The Service Provider may subcontract to any other member of the Service Provider Group, or arrange for the provision of, any or all of the Services to be provided by it under this Agreement to the Service Recipients, and the YieldCo Parties hereby consent to any such subcontracting or arrangement; provided, that (i) such other member of the Service Provider Group shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such other members

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

of the Service Provider Group of any tier to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any of the Service Provider Affiliates, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.3, and (iv) such other members of the Service Provider Group shall demonstrate a creditworthiness appropriate to their respective scopes of work. Notwithstanding the foregoing, (A) no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement, and (B) in no case shall any YieldCo Party be deemed to have contractual privity with any other member of the Service Provider Group solely as a result of the engagement by the Service Provider of such other member of the Service Provider Group for the provision of Services.

2.4	Engaging Third-Party Service Providers

In the event the Service Provider requires the services of any third-party service provider (e.g., auditors, attorneys and filing agents) to provide services under this Agreement, the Service Provider may engage such third-party service providers to provide such Services to the Service Recipients, and the YieldCo Parties hereby consent to any such engagement or arrangement; provided, that (i) such third-party service providers shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such third-party service providers to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any third-party service providers, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.4 and the Service Provider shall use commercially reasonable efforts in negotiating any such agreement on behalf of the Service Recipients, (iv) such third-party service providers shall demonstrate a creditworthiness appropriate to their respective scopes of work, and (v) the Service Provider will use commercially reasonable efforts to require such third-party service providers to directly bill all Expenses (as defined below) to the Service Recipients. Notwithstanding the foregoing, no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement.

ARTICLE III

SERVICES AND POWERS OF THE SERVICE PROVIDER

3.1	Services

Commencing on the date hereof, the Service Provider will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the services set forth on Schedule II (the “Services”) to the Service Recipients. Upon the agreement of the Service Provider and the Service Recipients, the Parties may amend Schedule II at any time to add or delete Services to be provided by the Service Provider.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

3.2	Supervision of Service Provider’s Activities

The Service Provider shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and shall not provide or arrange for the provision of such Services as such Governing Body may decline to accept from time to time.

3.3	Restrictions on the Service Provider

(a) The Service Provider shall, and shall cause any other member of the Service Provider Group to, refrain from taking any action that (i) is not in compliance with or would violate any Laws, or (ii) otherwise would not be permitted by the Governing Instruments of the applicable Service Recipients, as provided to the Service Provider by such Service Recipient. If the Service Provider or any member of the Service Provider Group is instructed by a Service Recipient to take any action that is not in such compliance, to the extent such Person has knowledge of such non-compliance, such Person will promptly notify such Service Recipient of its judgment that such action would not comply with or would violate any such Laws or otherwise would not be permitted by such Governing Instrument.

(b) In performing its duties under this Agreement, each member of the Service Provider Group (i) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that any member of the Service Provider Group reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion, and (ii) shall be permitted to rely in good faith upon the direction of a Service Recipient to evidence any approvals or authorizations that are required under this Agreement.

(c) Each member of the Service Provider Group shall perform its duties under this Agreement in accordance with the Approved Budget, except as otherwise approved in writing by the YieldCo Parties. Notwithstanding anything to the contrary in this Agreement, no member of the Service Provider Group shall be under any obligation to provide or arrange for the provision of any Services to the extent such Services are not included in the Approved Budget or any variance thereof that has been approved by the YieldCo Parties.

ARTICLE IV

RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS

4.1	Other Activities

No member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

4.2	Exclusivity

Except as expressly provided for herein, the Service Provider shall have the exclusive right to provide the Services and any services comparable to the Services to the Service Recipients in accordance with Section 3.1. The YieldCo Parties shall not, and the YieldCo Parties shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services, without the prior written consent of the Service Provider, which may be withheld in the absolute discretion of the Service Provider.

4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship

The Parties acknowledge that the Service Provider is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Service Provider are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided that nothing herein will be construed so as to prohibit the Service Recipients and the Service Provider from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever. The Parties acknowledge that no fiduciary or advisory relationship between the Service Provider, on the one hand, and the Service Recipients, on the other, has been created by this Agreement. Each YieldCo Party waives, on its own behalf and on behalf of the other Service Recipients, to the fullest extent permitted by law, any claims they may have against the Service Provider for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Service Provider shall have no liability (whether direct or indirect) to the Service Recipients in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Service Recipients, including the owners, employees or creditors of the Service Recipients.

ARTICLE V

MANAGEMENT AND EMPLOYEES

(a) The Service Provider shall arrange, or shall arrange for another member of the Service Provider Group to arrange, for such qualified personnel and support staff to be available to carry out the Services for the Service Recipients. Such personnel and support staff shall devote such time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients. The Service Provider shall at all times and at its sole discretion have the right to remove or replace any such personnel or member of such support staff.

(b) Each YieldCo Party shall, and shall cause each of the other Service Recipients to, do all things reasonably necessary on its part as requested by any member of the Service Provider Group consistent with the terms of this Agreement to enable the members of the Service Provider Group to fulfill their obligations, covenants and responsibilities and to exercise

11

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

their rights pursuant to this Agreement, including making available to the Service Provider Group, and granting the Service Provider Group access to, the employees and contractors of the Service Recipients as any member of the Service Provider Group may from time to time reasonably request.

(c) The Service Provider covenants and agrees to, and to cause any other member of the Service Provider Group to, exercise the power and discharge the duties conferred under this Agreement diligently and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, in each case, in accordance with the terms hereof.

ARTICLE VI

INFORMATION AND RECORDS

6.1	Books and Records

The Service Provider shall, or shall cause any other member of the Service Provider Group to, as applicable, maintain proper books and records on behalf of each Service Recipient in conformity in all material respects with GAAP and all requirements of Laws and in the ordinary course of business consistent with past practice.

6.2	Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books and records required to be maintained under Section 6.1. For the avoidance of doubt, none of the members of the Service Provider Group shall have any obligation hereunder to provide data for costs, fees or expenses that are not paid or reimbursed pursuant to Section 7.3. Any examination of books and records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course.

6.3	Access to Information by Service Provider Group

Each YieldCo Party shall, and shall cause the other Service Recipients to:

(a) grant, or cause to be granted, to the Service Provider Group full access to all documentation and information reasonably necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including to enable the Service Provider Group to provide the Services; and

(b) provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions,

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

claims, proceedings or orders by or against any member of the YieldCo Group before any Governmental Entity, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records.

6.4	Additional Information

The Parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any member of the Service Provider Group or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the members of the Service Provider Group nor any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided that, in making any use of such additional information, the relevant member of the Service Provider Group will not, and will cause its Affiliates not to, do so in any manner that the member of the Service Provider Group or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE VII

FEES AND EXPENSES

7.1	Management Fee

(a) The Operating Company, on behalf of the Service Recipients (other than Holdings), hereby agrees to pay the Service Provider, during the term of this Agreement, the Partnership Group Management Fee. The Partnership Group Management Fee shall accrue commencing on the date of this Agreement and the Operating Company shall remit the Partnership Group Monthly Fee Amount to the Service Provider pursuant to Section 7.3.

(b) Holdings hereby agrees to pay the Service Provider, during the term of this Agreement, the Holdings Management Fee. The Holdings Management Fee shall accrue commencing on the date of this Agreement and Holdings shall remit the Holdings Monthly Fee Amount to the Service Provider pursuant to Section 7.4.

7.2	Expenses

(a) To the extent that any Expenses (as defined below) are not directly billed to the applicable Service Recipient pursuant to Section 2.4, then, in addition to payment of the Partnership Group Management Fee by the Operating Company and the Holdings Management Fee by Holdings in accordance with Section 7.1, each of the Operating Company, on behalf of the Partnership Group, and Holdings, on behalf of itself, shall reimburse the Service Provider pursuant to Section 7.4 for all out-of-pocket fees, costs and expenses, including those of any third party, incurred in connection with the provision of the Services for such Service Recipient or Service Recipients, as applicable (“Expenses”); provided, that if any Expenses arise in respect of goods or services that are shared with the Service Provider or any other member of the Service

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

Provider Group, the Service Provider shall in good faith determine the portion of such Expenses allocable to members of the Service Provider Group; provided, further, that the Service Provider shall obtain the prior written consent of the Operating Company or Holdings, as applicable, before incurring any expenses in excess of 110% of the amount included in the Approved Budget for such expense. With respect to the Service Provider and the Services provided thereby, Expenses are expected to include, among other things:

(i) Public Company Expenses (to the extent applicable to the Service Recipients);

(ii) fees, costs and expenses relating to any debt or equity financing (including the arrangement thereof) for any member of the YieldCo Group;

(iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of the Services;

(iv) amounts paid by the relevant member of the Service Provider Group under indemnification, contribution or similar arrangements;

(v) fees, costs and expenses relating to financial reporting, regulatory filings, investor relations and similar activities;

(vi) fees, costs and expenses of agents, advisors, consultants and other Persons who provide Services to or on behalf of a Service Recipient;

(vii) fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients; provided that, where the acquisition or proposed acquisition involves an investment that is made alongside one or more other Persons (including the Service Provider and the members of the Service Provider Group), the Service Provider shall allocate such fees, expenses and costs in proportion to the notional amount of the investment made (or that would have been made in the case of an unconsummated acquisition) among members of the YieldCo Group and such other Persons; and

(viii) premiums, deductibles and other costs, fees and expenses for insurance policies covering assets of the Service Recipients and other members of the YieldCo Group, together with other applicable insurance in respect of the members of the YieldCo Group against other risks.

Notwithstanding anything contained herein to the contrary, the Service Provider shall be under no obligation to (i) incur any Expenses pursuant to this Section 7.2 unless the Operating Company has undertaken to reimburse the Service Provider for such Expenses, or (ii) make any expenditures or disbursement of funds above the amounts specified in the Approved Budget or any variance thereof that has been approved by YieldCo General Partner.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

7.3	Service Taxes

Without limiting Section 7.1 above, the Operating Company, on behalf of the Partnership Group, and Holdings, on behalf of itself, shall pay or reimburse the applicable member of the Service Provider Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Service Taxes”) that are levied or imposed by any Governmental Entity by reason of this Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporate taxes, capital gains taxes or other similar taxes payable by any member of the Service Provider Group that are personal to such member of the Service Provider Group. Any failure by the Service Provider Group to collect monies on account of these Service Taxes shall not constitute a waiver of the right to do so.

7.4	Computation and Payment of Expenses

The Service Provider will prepare and deliver to the Operating Company or Holdings, as applicable, in no event later than the 15th day following the end of each month, a detailed invoice (each, an “Expense Statement”) showing, as applicable (a) the Partnership Group Monthly Fee Amount or the Holdings Monthly Fee Amount payable by the Operating Company or Holdings with respect to such preceding month, (b) all applicable Expenses incurred or paid by the Service Provider during such preceding month and (c) all applicable Service Taxes incurred or paid by the Service Provider during such preceding month; provided that, if the Service Provider fails to include any of the foregoing for any calendar month in the Expense Statement for such month, then the Service Provider shall be entitled to include such amount in a subsequent Expense Statement. As soon as practicable following delivery of any Expense Statement, but in no event later than the 30th day following the end of such month, the Operating Company or Holdings shall remit the Partnership Group Management Fee or the Holdings Management Fee, as applicable, all Expenses and all Service Taxes set forth on the Expense Statement due to the Service Provider. Within three (3) Business Days following the delivery of such Expense Statement to the Operating Company or Holdings, the Operating Company or Holdings, as applicable, may object to the Partnership Group Management Fee or the Holdings Management Fee, Expenses or Service Taxes set forth therein, or any portion of any such amount, in writing; provided that, any undisputed amount of the Partnership Group Management Fee or the Holdings Management Fee, Expenses and Service Taxes shall be paid by the Operating Company or Holdings, as applicable, in accordance with the foregoing sentence.

7.5	Failure to Pay When Due

Any amount payable by the Operating Company or Holdings to any member of the Service Provider Group hereunder that is not remitted when so due will remain due (whether on demand or otherwise), and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES

8.1	Representations and Warranties of the Service Provider

The Service Provider hereby represents and warrants to the YieldCo Parties that, as of the date hereof:

(a) it is validly organized and existing under the laws of the State of Delaware;

(b) it or another member of the Service Provider Group, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might no longer be valid;

(c) it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the Service Provider’s ability to perform its obligations under this Agreement;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

8.2	Representations and Warranties of the YieldCo Parties

Each YieldCo Party hereby represents and warrants to the Service Provider that, as of the date hereof:

(a) it (and, if applicable, its managing member or general partner) is validly organized and existing under the Laws governing its formation and organization;

(b) it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might no longer be valid;

(c) it (or, as applicable, its managing member or general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(d) it (or, as applicable, its managing member or general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it (or, as applicable, its managing member or general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member or general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default that would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member or general partner on its behalf) of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

9.1	Indemnity

(a) The YieldCo Parties hereby jointly and severally agree, to the fullest extent permitted by Laws, to indemnify and hold harmless, and to cause each other member of the YieldCo Group to indemnify and hold harmless, all members of the Service Provider Group, and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each such member of the Service Provider Group (each, a “Service Provider Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

(including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Entity or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Service Taxes contemplated by Section 7.3 hereof; provided that no Service Provider Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Service Provider Indemnified Party, to have resulted from such Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(b) If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a member of the YieldCo Group is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Service Provider Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Service Provider Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith, shall be paid by or on behalf of the YieldCo Parties as incurred, but shall be subject to recoupment by the YieldCo Parties if ultimately they are not liable to pay indemnification hereunder.

(c) The Service Provider shall, or shall cause the applicable Service Provider Indemnified Party to, promptly after the receipt of notice of the commencement of any Third Party Claim, notify the YieldCo Parties in writing of the commencement of such Third Party Claim (provided that any unintentional failure to provide any such notice will not prejudice the right of any such Service Provider Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Service Provider Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to the YieldCo Parties, to keep the YieldCo Parties apprised of the progress thereof and to discuss with the YieldCo Parties all significant actions proposed.

(d) The Parties expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the YieldCo Parties or any other member of the YieldCo Group in any particular case may have or of any other right to indemnity or contribution which any Service Provider Indemnified Party may have by statute or otherwise at law.

(e) The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

(a) Neither the Service Provider nor any other member of the Service Provider Group assumes any responsibility under this Agreement other than to render the Services in good faith to the Service Recipients, and no member of the Service Provider Group will be responsible for any action of a Service Recipient in following or declining to follow any advice or recommendations of the relevant member of the Service Provider Group.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

(b) No Service Provider Indemnified Party will be liable to any member of the YieldCo Group, any member of the YieldCo Group’s Governing Body (including, for greater certainty, a director or officer thereof or another individual with similar function or capacity) or any security holder or partner of a member of the YieldCo Group for any Liabilities that may occur as a result of any acts or omissions by the Service Provider Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER THE YIELDCO PARTIES NOR ANY SERVICE RECIPIENT ON THE ONE HAND NOR THE SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP ON THE OTHER HAND SHALL BE LIABLE TO ONE ANOTHER FOR LOSS OF PROFIT OR REVENUE, LOSS OF USE, LOSS OF POWER, COST OF REPLACEMENT POWER, COST OF CAPITAL, OR FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OF THE OBLIGATIONS HEREUNDER WHETHER OR NOT SUCH LIABILITY IS CLAIMED IN CONTRACT, EQUITY, TORT, WARRANTY, STRICT LIABILITY, OR OTHERWISE.

(d) THE SERVICE PROVIDER’S ENTIRE LIABILITY TO THE YIELDCO PARTIES AND THE SERVICE RECIPIENTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LIABILITY FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNT OF THE MANAGEMENT FEE RECEIVED BY THE SERVICE PROVIDER IN THE MOST RECENT CALENDAR YEAR OTHER THAN DUE TO LOSSES RESULTING FROM THE SERVICE PROVIDER’S FRAUD. THE YIELDCO PARTIES HEREBY EXPRESSLY WAIVE AND RELEASE THE SERVICE PROVIDER FROM ANY AND ALL LOSSES, DAMAGES OR REMEDIES IN EXCESS OF SUCH AMOUNTS.

(e) THE YIELDCO PARTIES SHALL INDEMNIFY THE SERVICE PROVIDER AGAINST ANY LOSSES, DAMAGES OR REMEDIES RESULTING FROM ANY CLAIM BROUGHT BY ANY SERVICE RECIPIENT AGAINST THE SERVICE PROVIDER TO THE EXTENT SUCH LOSSES, DAMAGES OR REMEDIES EXCEED THE LIMITATIONS OF THE SERVICE PROVIDER’S LIABILITY SET FORTH IN SECTION 9.2(d).

(f) The Service Provider’s liability to the Service Recipients arising out of, or with respect to, the performance of the Services hereunder shall terminate twelve (12) months following the expiration or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2(f) are intended to and shall survive termination of this Agreement.

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Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

(g) THE SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE (WHETHER IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE SERVICES OR ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SERVICE PROVIDER, AND ARE EXPRESSLY WAIVED BY THE YIELDCO PARTIES. THE SERVICE PROVIDER DOES NOT WARRANT UNDER THIS AGREEMENT ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, INCLUDING ANY SUBCONTRACTOR OR ANY AFFILIATE OF THE SERVICE PROVIDER.

(h) THE INDEMNITIES, RELEASES FROM LIABILITY, AND LIMITATIONS ON LIABILITY EXPRESSED IN THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE (IN WHOLE OR PART), STRICT LIABILITY, BREACH OF CONTRACT OR OTHERWISE OF THE PARTY INDEMNIFIED, RELEASED OR WHOSE LIABILITIES ARE LIMITED, AND SHALL EXTEND TO ITS RELATED OR AFFILIATED ENTITIES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

(i) To the extent remedies of the YieldCo Parties or the Service Recipients are set forth in this Agreement, such remedies are the YieldCo Parties’ and the Service Recipients’ sole and exclusive remedies and are accepted by the YieldCo Parties and the Service Recipients in lieu of any other remedies that might otherwise be available to the YieldCo Parties or the Service Recipients.

(j) The YieldCo Parties agree that any assignees or transferees of its interest in this Agreement will be bound by the releases and limitations of liability hereunder such that the total aggregate liability of the Service Provider to the YieldCo Parties and such assignees or transferees shall not exceed the limits of liability set forth in this Agreement.

ARTICLE X

TERM AND TERMINATION

10.1	Term

This Agreement shall continue in full force and effect until the fifth (5th) anniversary of the date hereof and shall be automatically renewed for each successive five-year period thereafter unless, no later than ninety (90) days prior to the date of any such renewal, the Operating Company or the Service Provider provides written notice to the other that it does not wish for this Agreement to be renewed; provided that this Agreement may be earlier terminated in accordance with Section 10.2 or Section 10.3.

20

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

10.2	Termination by the Operating Company

(a) On behalf of the Service Recipients, and subject to Section 10.2(b), the Operating Company may terminate this Agreement (i) with Cause effective upon thirty (30) days’ prior written notice of termination to the Service Provider without payment of any termination fee or (ii) without Cause effective upon ninety (90) days’ prior written notice of termination to the Service Provider without the payment of any termination fee.

(b) This Agreement may only be terminated pursuant to Section 10.2(a) above by the Operating Company with the prior written approval of the Board of Directors.

10.3	Termination by the Service Provider

The Service Provider may terminate this Agreement without payment of any termination fee, effective thirty (30) days after written notice of termination has been given to the YieldCo Parties:

(a) if any YieldCo Party defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to any member of the Service Provider Group and such default continues for a period of sixty (60) days after written notice thereof specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) if, with respect to any YieldCo Party and its Subsidiaries (but solely with respect to such YieldCo Party), such member makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) if the Service Provider fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

10.4	Survival upon Termination

If this Agreement is terminated pursuant to this Article X, such termination will be without any further liability or obligation of any Party hereto, except for any rights or obligations that accrued prior to such termination and except as provided in Section 6.4, Article VII, Article IX and this Article X.

10.5	Action upon Termination

(a) From and after the effective date of the termination of this Agreement (which for the avoidance of doubt shall be no earlier than the end of any required notice period), the Service Provider shall not be entitled to receive the Management Fee for further Services under this Agreement, but will be paid all compensation and reimbursements accruing up to and including the date of termination.

21

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

(b) Upon any termination of this Agreement, the Service Provider shall forthwith:

(i) deliver to the Service Recipients all property and documents of the Service Recipients then in the custody of the Service Provider Group (subject to the Service Provider’s right to retain a copy of each document for document retention purposes); and

(ii) reasonably cooperate with the Service Recipients during any transition period with respect to the Services following a termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Partnership:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:	Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:	Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:	Mark Widmar, Chief Financial Officer

22

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

If to YieldCo General Partner:

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:	Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:	Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:	Mark Widmar, Chief Financial Officer

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:	Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:	Jason Dymbort, General Counsel

23

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:	Mark Widmar, Chief Financial Officer

If to Holdings:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:	Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:	Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:	Paul Kaleta, General Counsel

24

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

If to the Service Provider:

First Solar 8point3 Management Services, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:	Jason Dymbort

with copies to:

First Solar 8point3 Holdings, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:	General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Fax: (202) 661-8259

Email: lance.brasher@skadden.com

Attention:	Lance Brasher

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

11.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

25

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

11.3 Assignment

(a) This Agreement shall not be assigned by the Service Provider without the prior written consent of the YieldCo General Partner (which shall not be unreasonably withheld), except (i) in the case of assignment to a Person that is the Service Provider’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, (ii) to an Affiliate of the Sponsor or a Person that, in the reasonable and good faith determination of the YieldCo General Partner’s board of directors and the conflicts committee thereof, is an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, or (iii) pursuant to Section 2.3 hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of the Service Provider’s rights, title and interest under this Agreement, including any amounts payable to the Service Provider under this Agreement, to a bona fide Financing Party as security for debt financing to the Service Provider or any other member of the Service Provider Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by the Service Provider or any other member of the Service Provider Group under financing agreements entered into with the Financing Parties.

(b) This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Service Provider, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of any YieldCo Party’s rights, title and interest under this Agreement, including any amounts payable to such YieldCo Party or any other member of the YieldCo Group under this Agreement, to a bona fide Financing Party as security for debt financing to such YieldCo Party or any other member of the YieldCo Group or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such YieldCo Party or any other member of the YieldCo Group under financing agreements entered into with the Financing Parties.

(c) Notwithstanding the provisions in Section 11.1(a) and Section 11.3(b), the Service Provider may assign its right to receive the Management Fee hereunder, in whole or in part, to any person without the consent of any other party hereto.

(d) Any purported assignment of this Agreement in violation of this Section 11.3 shall be null and void.

11.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is

26

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

11.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

11.6 Captions. All Section titles or captions contained in this Agreement or in any Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

11.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

11.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

11.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of

27

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto. For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.11 Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by the YieldCo General Partner, the Partnership, the Operating Company and the Service Provider.

11.12 Waiver; Remedies. No delay on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

28

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

11.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

29

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By: 8POINT3 GENERAL PARTNER, LLC, its General Partner

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

FIRST SOLAR 8POINT3 MANAGEMENT SERVICES, LLC

By:
Name:
Title:

[Management Services Agreement]

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

SCHEDULE I

SERVICE RECIPIENTS

1.	8point3 General Partner, LLC

2.	8point3 Energy Partners LP

3.	8point3 Operating Company, LLC

4.	8point3 Holding Company, LLC

Schedule I - 1

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

SCHEDULE II

SERVICES

A.	General Oversight; Supervision of the Service Recipients

i.	Provide advice with respect to the carrying out of all services to be delivered under the Management Services Agreement among SunPower Capital Services, LLC and the YieldCo Parties; and

ii.	Cause or supervise the carrying out of all day-to-day management of the below-referenced services.

B.	Taxes

i.	Supervise the preparation and filing of all federal, state, city and county tax returns of the Service Recipients (including any documents reasonably related to the preparation and filing of such returns (including, but not limited to, work papers, appendices, supplements, amendments and other similar documents));

ii.	Cause to be paid, at each Service Recipient’s cost, all taxes and other governmental charges shown to be due by such Service Recipient before the same becomes delinquent (in each case, at such Service Recipient’s sole expense); and

iii.	Perform tax-related matters (or cause such functions to be performed), including, but not limited to, the calculation of tax accounts for GAAP and local books where necessary (annually or quarterly, as applicable), the determination of any tax reserves for GAAP books, the determination of a tax rate for planning and forecasting purposes, the handling of tax audits or other examinations, investigations, appeals, litigation procedures or proceedings similar to any of the foregoing, as necessary, and any other action which may be necessary to determine the Service Recipient’s tax position and ensure compliance with any applicable tax Laws.

C.	Management Information Systems

i.	Advise and provide assistance related to development and maintenance of each Service Recipient’s information technology system applications, including creating, hosting and maintaining external website(s);

ii.	Advise and provide remote assistance to each Service Recipient related to the design, operation and maintenance of network infrastructure to be accessed by the Service Recipients (but which shall not include the provision of computers, network connections, telephones, cellular phones, pagers, data transmission lines, voice mail, facsimile machines or other hardware);

Schedule III - 1

Master Formation Agreement

Exhibit G-1 – Form of FS Management Services Agreement

iii.	Negotiate contracts with third-party vendors and suppliers of network infrastructure and local area network and wide area network communications support;

iv.	Advise and assist each Service Recipient related to the design, maintenance and operation of the computing environment, including business and network applications and other systems;

v.	Manage the purchase and maintenance of software and software services; and

vi.	Develop information technology processes and policies, including system procedures, business processes and other policies and procedures, and educate and train the user community with respect thereto.

D.	Internal Audit

i.	Provide internal audit, compliance and control services as may be required for each Service Recipient to comply with applicable law (including the Securities Act and Exchange Act), regulation (including regulations promulgated by the U.S. Securities and Exchange Commission) and the rules and requirements of NASDAQ and as otherwise determined by the Service Recipients from time to time (including by the Audit Committee (as such term is defined in the Limited Liability Company Agreement of YieldCo General Partner));

ii.	Perform internal audit of all entities in the YieldCo Group, including independent identification of risk factors and an evaluation of financial, managerial and operational controls throughout the business designed to address those risk factors;

iii.	Make recommendations to improve related processes and controls; and

iv.	Summarize all audit activities to the Audit Committee (as such term is defined in the Limited Liability Company Agreement of YieldCo General Partner) and provide such summaries secondarily to the internal audit department of the Sponsor.

Schedule III - 2

EXHIBIT G-2

Form of SP Management Services Agreement

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

8POINT3 OPERATING COMPANY, LLC,

8POINT3 ENERGY PARTNERS LP,

8POINT3 GENERAL PARTNER, LLC,

8POINT3 HOLDING COMPANY, LLC

AND

SUNPOWER CAPITAL SERVICES, LLC

Dated as of [            ] [—], 2015

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

ARTICLE I INTERPRETATION		1
1.1	Definitions	1
1.2	Construction; Interpretation	6
1.3	Actions by the Service Provider or the Service Recipients	7
ARTICLE II APPOINTMENT OF THE SERVICE PROVIDER		8
2.1	Appointment and Acceptance	8
2.2	Service Recipients	8
2.3	Subcontracting and Other Arrangements	8
2.4	Engaging Third-Party Service Providers	9
ARTICLE III SERVICES AND POWERS OF THE SERVICE PROVIDER		9
3.1	Services	9
3.2	Supervision of Service Provider’s Activities	10
3.3	Restrictions on the Service Provider	10
ARTICLE IV RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS		10
4.1	Other Activities	10
4.2	Exclusivity	11
4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship	11
ARTICLE V MANAGEMENT AND EMPLOYEES		11
ARTICLE VI INFORMATION AND RECORDS		12
6.1	Books and Records	12
6.2	Examination of Records by the Service Recipients	12
6.3	Access to Information by Service Provider Group	12
6.4	Additional Information	13
ARTICLE VII FEES AND EXPENSES		13
7.1	Management Fee	13
7.2	Expenses	13
7.3	Service Taxes	15
7.4	Computation and Payment of Expenses	15
7.5	Failure to Pay When Due	15
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES		16
8.1	Representations and Warranties of the Service Provider	16
8.2	Representations and Warranties of the YieldCo Parties	16
ARTICLE IX LIABILITY AND INDEMNIFICATION		17
9.1	Indemnity	17
9.2	Limitation of Liability	18
ARTICLE X TERM AND TERMINATION		20
10.1	Term	20
10.2	Termination by the Operating Company	21
10.3	Termination by the Service Provider	21
10.4	Survival upon Termination	21
10.5	Action upon Termination	21

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

ARTICLE XI GENERAL PROVISIONS		22
11.1	Notices	22
11.2	Time is of the Essence	25
11.3	Assignment	26
11.4	Parties in Interest	26
11.5	Other Activities	27
11.6	Captions	27
11.7	GOVERNING LAW	27
11.8	Severability	27
11.9	Consent to Jurisdiction	27
11.10	Entire Agreement	28
11.11	Amendment	28
11.12	Waiver; Remedies	28
11.13	Facsimile; Counterparts	28

SCHEDULE I	Service Recipients
SCHEDULE II	Services

ii

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of [            ] [—], 2015, by and among 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 Holding Company, LLC, a Delaware limited liability company, (“Holdings” and, together with the YieldCo General Partner, the Partnership and the Operating Company, the “YieldCo Parties”), and SunPower Capital Services, LLC, a Delaware limited liability company, (the “Service Provider” and together with the YieldCo General Partner, the Partnership and the Operating Company, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the YieldCo General Partner is the general partner of the Partnership and the Partnership directly owns interests in the Operating Company;

WHEREAS, the YieldCo Parties wish to engage the Service Provider to provide or arrange for other members of the Service Provider Group (as defined below) to provide the services set forth in this Agreement to the Service Recipients (as defined below), subject to the terms and conditions of this Agreement, and the Service Provider wishes to accept such engagement; and

WHEREAS, in consideration of the services being provided by the Service Provider hereunder, the Service Provider will be entitled to receive certain costs, fees and expenses hereunder and certain payments from the Operating Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms will have the following meanings:

“Acquired Assets” means any asset acquired after the date hereof by any member of the YieldCo Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person,

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) the Sponsor will not be deemed to constitute an Affiliate of any member of the YieldCo Group, and (b) the Sponsor and its Affiliates (other than any member of the YieldCo Group), on the one hand, and the other sponsor and its Affiliates (other than any member of the YieldCo Group), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any member of the YieldCo Group or any Affiliate of any member of the YieldCo Group.

“Agreement” has the meaning set forth in the preamble.

“Approved Budget” means a budget and operations plan of the Service Recipients for the immediately following fiscal year in a format to be agreed upon by the Service Provider and the Operating Company and subject to the approval of the Operating Company.

“Board of Directors” has the meaning set forth in the Holdings LLC Agreement.

“Business” means the business carried on from time to time by the YieldCo Group.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cause” means, with respect to the Service Provider, if:

(a) the Service Provider defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the YieldCo Parties and such default continues for a period of sixty (60) days after written notice thereof is given to the Service Provider specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) the Sponsor (A) fails to control the Service Provider and (B) fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

“Claims” has the meaning set forth in Section 9.1(a).

“CPI” means, with respect to any relevant period, the “Consumer Price Index for All Urban Customers (CPI-U): U.S. city average (All Items)” as quoted from time to time by the United States Bureau of Labor Statistics for such period.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

“Delaware Courts” has the meaning set forth in Section 11.6.

“Expense Statement” has the meaning set forth in Section 7.4.

“Expenses” has the meaning set forth in Section 7.2.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“Fiscal Year” means the fiscal year of the Partnership, which shall be the period from December 1 through November 30 of each year (unless otherwise required by law).

“GAAP” means United States generally accepted accounting principles.

“Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director.

“Governing Instruments” means (a) the certificate of incorporation and bylaws in the case of a corporation, (b) the certificate of formation and operating agreement in the case of a limited liability company, (c) the certificate of limited partnership and partnership agreement in the case of a partnership, and (d) any other similar governing document under which an entity was organized, formed or created and/or operates.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, including ISO/RTOs, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market).

“Holdings” has the meaning set forth in the preamble.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, dated as of [            ], 2015.

“Holdings Management Fee” means an annual amount equal to, for any Fiscal Year, [                ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Holdings Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Holdings Management Fee in effect for such Fiscal Year.

“Holdings Monthly Fee Amount” means an amount equal to the quotient of (i) the Holdings Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Inflation Factor” means, at any time, the fraction obtained where the numerator is the CPI as of January 1 for the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available) and the denominator is the CPI in effect on January 1 of the year immediately preceding the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available), with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis.

“Interest Rate” mean, for any day, the annual rate of interest equal to [three and one quarter percent (3.25%)] plus the prime rate for that day or, if such day is not a Business Day, for the next preceding Business Day, as published in the Wall Street Journal or, if the Wall Street Journal ceases to be published, in another national U.S. financial publication selected by the Service Provider that surveys large U.S. banks and publishes a consensus prime rate.

“ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the YieldCo Group owns assets or operates.

“Joinder Agreement” has the meaning set forth in Section 2.2(c).

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liabilities” has the meaning set forth in Section 9.1(a).

“Management Fee” means an annual amount equal to, for any Fiscal Year, [                    ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Management Fee in effect for such Fiscal Year.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

“Operating and Administrative Agreements” means the operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements in effect as of the date hereof or entered into from time to time after the date hereof (including as amended, restated, modified, supplemented or replaced from time to time) by certain members of the YieldCo Group or the Project Companies for the operating, maintenance and administrative needs of such members of the YieldCo Group or such Project Company and, with respect to any Acquired Assets, any operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements between any of the members of the YieldCo Group or the Project Companies with respect to the Acquired Assets for the Acquired Assets’ operating, maintenance and administrative needs thereof. For the purpose of greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended, terminated or otherwise altered by this Agreement.

“Operating Company” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Group” means the YieldCo General Partner, the Partnership and the Operating Company.

“Partnership Group Management Fee” means the Management Fee less the Holdings Management Fee.

“Partnership Group Monthly Fee Amount” means an amount equal to the quotient of (i) the Partnership Group Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Party” has the meaning set forth in the preamble.

“Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Entity.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Project Company” has the meaning set forth in the Holdings LLC Agreement.

“Public Company Expenses” means all of the fees, costs and expenses that result from the Partnership being a publicly traded entity, including costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and filing, legal, advisory and consulting fees, director compensation and directors and officers liability insurance premiums.

“Service Provider” has the meaning set forth in the preamble.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

“Service Provider Group” means the Service Provider, its Affiliates (other than any member of the YieldCo Group or any Project Company) and any other Person the Service Provider has subcontracted to provide the services provided for in this Agreement.

“Service Provider Indemnified Party” has the meaning set forth in Section 9.1(a).

“Service Recipients” means the YieldCo Parties and any of their Subsidiaries as listed on Schedule I attached hereto (as such Schedule may be amended from time to time in accordance with Section 2.2).

“Service Taxes” has the meaning set forth in Section 7.3.

“Services” has the meaning set forth in Section 3.1.

“Sponsor” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, no Project Company shall be considered a Subsidiary of any YieldCo Party for the purposes of this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.1(b).

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

“YieldCo Group” means the YieldCo Parties and their direct and indirect Subsidiaries.

“YieldCo Parties” has the meaning set forth in the preamble.

1.2	Construction; Interpretation

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Schedule is a reference to an Article, Section, clause or Schedule of this Agreement, unless otherwise specified. The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Schedules).

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made (provided that such date is before the date hereof), and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

1.3	Actions by the Service Provider or the Service Recipients

Unless otherwise specifically required by this Agreement, where the consent of or a determination is required by the Service Provider or any Service Recipient hereunder, the Parties shall be entitled to rely conclusively upon it having been given or taken, as applicable, if the Service Provider or such Service Recipient, as applicable, has communicated the same in writing.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

ARTICLE II

APPOINTMENT OF THE SERVICE PROVIDER

2.1	Appointment and Acceptance

(a) Subject to and in accordance with the terms, conditions and limitations in this Agreement, the YieldCo Parties hereby appoint the Service Provider to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients.

(b) The Service Provider hereby accepts the appointment provided forth in Section 2.1(a) and agrees to act in such capacity and to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2	Service Recipients

(a) The Service Recipients on the date hereof are the YieldCo Parties and each other Person set forth on Schedule I. The Parties agree that any Person that becomes a Subsidiary of any YieldCo Party after the date hereof may be added as a Service Recipient under this Agreement with the Service Provider prior written consent (not to be unreasonably withheld, conditioned or delayed). Within five (5) Business Days after the YieldCo Parties receive such consent, they shall deliver an amended Schedule I to the Service Provider that adds such Subsidiary as a Service Recipient.

(b) The YieldCo Parties shall cause the other Service Recipients to (i) abide by the terms of this Agreement and (ii) not take any action inconsistent with the terms of this Agreement.

(c) At the request of the Service Provider, the YieldCo Parties shall cause any Service Recipient specified by the Service Provider to execute an agreement in a form mutually acceptable to the Service Provider and the YieldCo Parties pursuant to which such Service Recipient shall become a party to this Agreement and shall be jointly and severally liable to the obligations of the YieldCo Parties to the extent such obligations relate to such Service Recipient (any such agreement, a “Joinder Agreement”).

(d) At the election of the YieldCo Parties, the YieldCo Parties shall be permitted to cause any Service Recipient to execute a Joinder Agreement.

2.3	Subcontracting and Other Arrangements

The Service Provider may subcontract to any other member of the Service Provider Group, or arrange for the provision of, any or all of the Services to be provided by it under this Agreement to the Service Recipients, and the YieldCo Parties hereby consent to any such subcontracting or arrangement; provided, that (i) such other member of the Service Provider Group shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such other members

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

of the Service Provider Group of any tier to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any of the Service Provider Affiliates, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.3, and (iv) such other members of the Service Provider Group shall demonstrate a creditworthiness appropriate to their respective scopes of work. Notwithstanding the foregoing, (A) no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement, and (B) in no case shall any YieldCo Party be deemed to have contractual privity with any other member of the Service Provider Group solely as a result of the engagement by the Service Provider of such other member of the Service Provider Group for the provision of Services.

2.4	Engaging Third-Party Service Providers

In the event the Service Provider requires the services of any third-party service provider (e.g., auditors, attorneys and filing agents) to provide services under this Agreement, the Service Provider may engage such third-party service providers to provide such Services to the Service Recipients, and the YieldCo Parties hereby consent to any such engagement or arrangement; provided, that (i) such third-party service providers shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such third-party service providers to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any third-party service providers, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.4 and the Service Provider shall use commercially reasonable efforts in negotiating any such agreement on behalf of the Service Recipients, (iv) such third-party service providers shall demonstrate a creditworthiness appropriate to their respective scopes of work, and (v) the Service Provider will use commercially reasonable efforts to require such third-party service providers to directly bill all Expenses (as defined below) to the Service Recipients. Notwithstanding the foregoing, no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement.

ARTICLE III

SERVICES AND POWERS OF THE SERVICE PROVIDER

3.1	Services

Commencing on the date hereof, the Service Provider will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the services set forth on Schedule II (the “Services”) to the Service Recipients. Upon the agreement of the Service Provider and the Service Recipients, the Parties may amend Schedule II at any time to add or delete Services to be provided by the Service Provider.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

3.2	Supervision of Service Provider’s Activities

The Service Provider shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and shall not provide or arrange for the provision of such Services as such Governing Body may decline to accept from time to time.

3.3	Restrictions on the Service Provider

(a) The Service Provider shall, and shall cause any other member of the Service Provider Group to, refrain from taking any action that (i) is not in compliance with or would violate any Laws, or (ii) otherwise would not be permitted by the Governing Instruments of the applicable Service Recipients, as provided to the Service Provider by such Service Recipient. If the Service Provider or any member of the Service Provider Group is instructed by a Service Recipient to take any action that is not in such compliance, to the extent such Person has knowledge of such non-compliance, such Person will promptly notify such Service Recipient of its judgment that such action would not comply with or would violate any such Laws or otherwise would not be permitted by such Governing Instrument.

(b) In performing its duties under this Agreement, each member of the Service Provider Group (i) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that any member of the Service Provider Group reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion, and (ii) shall be permitted to rely in good faith upon the direction of a Service Recipient to evidence any approvals or authorizations that are required under this Agreement.

(c) Each member of the Service Provider Group shall perform its duties under this Agreement in accordance with the Approved Budget, except as otherwise approved in writing by the YieldCo Parties. Notwithstanding anything to the contrary in this Agreement, no member of the Service Provider Group shall be under any obligation to provide or arrange for the provision of any Services to the extent such Services are not included in the Approved Budget or any variance thereof that has been approved by the YieldCo Parties.

ARTICLE IV

RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS

4.1	Other Activities

No member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

4.2	Exclusivity

Except as expressly provided for herein, the Service Provider shall have the exclusive right to provide the Services and any services comparable to the Services to the Service Recipients in accordance with Section 3.1. The YieldCo Parties shall not, and the YieldCo Parties shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services, without the prior written consent of the Service Provider, which may be withheld in the absolute discretion of the Service Provider.

4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship

The Parties acknowledge that the Service Provider is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Service Provider are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided that nothing herein will be construed so as to prohibit the Service Recipients and the Service Provider from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever. The Parties acknowledge that no fiduciary or advisory relationship between the Service Provider, on the one hand, and the Service Recipients, on the other, has been created by this Agreement. Each YieldCo Party waives, on its own behalf and on behalf of the other Service Recipients, to the fullest extent permitted by law, any claims they may have against the Service Provider for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Service Provider shall have no liability (whether direct or indirect) to the Service Recipients in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Service Recipients, including the owners, employees or creditors of the Service Recipients.

ARTICLE V

MANAGEMENT AND EMPLOYEES

(a) The Service Provider shall arrange, or shall arrange for another member of the Service Provider Group to arrange, for such qualified personnel and support staff to be available to carry out the Services for the Service Recipients. Such personnel and support staff shall devote such time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients. The Service Provider shall at all times and at its sole discretion have the right to remove or replace any such personnel or member of such support staff.

(b) Each YieldCo Party shall, and shall cause each of the other Service Recipients to, do all things reasonably necessary on its part as requested by any member of the Service Provider Group consistent with the terms of this Agreement to enable the members of the Service Provider Group to fulfill their obligations, covenants and responsibilities and to exercise

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

their rights pursuant to this Agreement, including making available to the Service Provider Group, and granting the Service Provider Group access to, the employees and contractors of the Service Recipients as any member of the Service Provider Group may from time to time reasonably request.

(c) The Service Provider covenants and agrees to, and to cause any other member of the Service Provider Group to, exercise the power and discharge the duties conferred under this Agreement diligently and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, in each case, in accordance with the terms hereof.

ARTICLE VI

INFORMATION AND RECORDS

6.1	Books and Records

The Service Provider shall, or shall cause any other member of the Service Provider Group to, as applicable, maintain proper books and records on behalf of each Service Recipient in conformity in all material respects with GAAP and all requirements of Laws and in the ordinary course of business consistent with past practice.

6.2	Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books and records required to be maintained under Section 6.1. For the avoidance of doubt, none of the members of the Service Provider Group shall have any obligation hereunder to provide data for costs, fees or expenses that are not paid or reimbursed pursuant to Section 7.3. Any examination of books and records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course.

6.3	Access to Information by Service Provider Group

Each YieldCo Party shall, and shall cause the other Service Recipients to:

(a) grant, or cause to be granted, to the Service Provider Group full access to all documentation and information reasonably necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including to enable the Service Provider Group to provide the Services; and

(b) provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions,

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Exhibit G-2 –Form of SP Management Services Agreement

claims, proceedings or orders by or against any member of the YieldCo Group before any Governmental Entity, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records.

6.4	Additional Information

The Parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any member of the Service Provider Group or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the members of the Service Provider Group nor any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided that, in making any use of such additional information, the relevant member of the Service Provider Group will not, and will cause its Affiliates not to, do so in any manner that the member of the Service Provider Group or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE VII

FEES AND EXPENSES

7.1	Management Fee

(a) The Operating Company, on behalf of the Service Recipients (other than Holdings), hereby agrees to pay the Service Provider, during the term of this Agreement, the Partnership Group Management Fee. The Partnership Group Management Fee shall accrue commencing on the date of this Agreement and the Operating Company shall remit the Partnership Group Monthly Fee Amount to the Service Provider pursuant to Section 7.3.

(b) Holdings hereby agrees to pay the Service Provider, during the term of this Agreement, the Holdings Management Fee. The Holdings Management Fee shall accrue commencing on the date of this Agreement and Holdings shall remit the Holdings Monthly Fee Amount to the Service Provider pursuant to Section 7.4.

7.2	Expenses

(a) To the extent that any Expenses (as defined below) are not directly billed to the applicable Service Recipient pursuant to Section 2.4, then, in addition to payment of the Partnership Group Management Fee by the Operating Company and the Holdings Management Fee by Holdings in accordance with Section 7.1, each of the Operating Company, on behalf of the Partnership Group, and Holdings, on behalf of itself, shall reimburse the Service Provider pursuant to Section 7.4 for all out-of-pocket fees, costs and expenses, including those of any third party, incurred in connection with the provision of the Services for such Service Recipient or Service Recipients, as applicable (“Expenses”); provided, that if any Expenses arise in respect of goods or services that are shared with the Service Provider or any other member of the Service

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

Provider Group, the Service Provider shall in good faith determine the portion of such Expenses allocable to members of the Service Provider Group; provided, further, that the Service Provider shall obtain the prior written consent of the Operating Company or Holdings, as applicable, before incurring any expenses in excess of 110% of the amount included in the Approved Budget for such expense. With respect to the Service Provider and the Services provided thereby, Expenses are expected to include, among other things:

(i) Public Company Expenses (to the extent applicable to the Service Recipients);

(ii) fees, costs and expenses relating to any debt or equity financing (including the arrangement thereof) for any member of the YieldCo Group;

(iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of the Services;

(iv) amounts paid by the relevant member of the Service Provider Group under indemnification, contribution or similar arrangements;

(v) fees, costs and expenses relating to financial reporting, regulatory filings, investor relations and similar activities;

(vi) fees, costs and expenses of agents, advisors, consultants and other Persons who provide Services to or on behalf of a Service Recipient;

(vii) fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients; provided that, where the acquisition or proposed acquisition involves an investment that is made alongside one or more other Persons (including the Service Provider and the members of the Service Provider Group), the Service Provider shall allocate such fees, expenses and costs in proportion to the notional amount of the investment made (or that would have been made in the case of an unconsummated acquisition) among members of the YieldCo Group and such other Persons; and

(viii) premiums, deductibles and other costs, fees and expenses for insurance policies covering assets of the Service Recipients and other members of the YieldCo Group, together with other applicable insurance in respect of the members of the YieldCo Group against other risks.

Notwithstanding anything contained herein to the contrary, the Service Provider shall be under no obligation to (i) incur any Expenses pursuant to this Section 7.2 unless the Operating Company has undertaken to reimburse the Service Provider for such Expenses, or (ii) make any expenditures or disbursement of funds above the amounts specified in the Approved Budget or any variance thereof that has been approved by YieldCo General Partner.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

7.3	Service Taxes

Without limiting Section 7.1 above, the Operating Company, on behalf of the Partnership Group and Holdings, on behalf of itself, shall pay or reimburse the applicable member of the Service Provider Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Service Taxes”) that are levied or imposed by any Governmental Entity by reason of this Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporate taxes, capital gains taxes or other similar taxes payable by any member of the Service Provider Group that are personal to such member of the Service Provider Group. Any failure by the Service Provider Group to collect monies on account of these Service Taxes shall not constitute a waiver of the right to do so.

7.4	Computation and Payment of Expenses

The Service Provider will prepare and deliver to the Operating Company or Holdings, as applicable, in no event later than the 15th day following the end of each month, a detailed invoice (each, an “Expense Statement”) showing, as applicable (a) the Partnership Group Monthly Fee Amount or the Holdings Monthly Fee Amount payable by the Operating Company or Holdings with respect to such preceding month, (b) all applicable Expenses incurred or paid by the Service Provider during such preceding month and (c) all applicable Service Taxes incurred or paid by the Service Provider during such preceding month; provided that, if the Service Provider fails to include any of the foregoing for any calendar month in the Expense Statement for such month, then the Service Provider shall be entitled to include such amount in a subsequent Expense Statement. As soon as practicable following delivery of any Expense Statement, but in no event later than the 30th day following the end of such month, the Operating Company or Holdings shall remit the Partnership Group Management Fee or the Holdings Management Fee, as applicable, all Expenses and all Service Taxes set forth on the Expense Statement due to the Service Provider. Within three (3) Business Days following the delivery of such Expense Statement to the Operating Company or Holdings, the Operating Company or Holdings, as applicable, may object to the Partnership Group Management Fee or the Holdings Management Fee, Expenses or Service Taxes set forth therein, or any portion of any such amount, in writing; provided that, any undisputed amount of the Partnership Group Management Fee or the Holdings Management Fee, Expenses and Service Taxes shall be paid by the Operating Company or Holdings, as applicable, in accordance with the foregoing sentence.

7.5	Failure to Pay When Due

Any amount payable by the Operating Company or Holdings to any member of the Service Provider Group hereunder that is not remitted when so due will remain due (whether on demand or otherwise), and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES

8.1	Representations and Warranties of the Service Provider

The Service Provider hereby represents and warrants to the YieldCo Parties that, as of the date hereof:

(a) it is validly organized and existing under the laws of the State of Delaware;

(b) it or another member of the Service Provider Group, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might no longer be valid;

(c) it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the Service Provider’s ability to perform its obligations under this Agreement;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2	Representations and Warranties of the YieldCo Parties

Each YieldCo Party hereby represents and warrants to the Service Provider that, as of the date hereof:

(a) it (and, if applicable, its managing member or general partner) is validly organized and existing under the Laws governing its formation and organization;

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(b) it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might no longer be valid;

(c) it (or, as applicable, its managing member or general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(d) it (or, as applicable, its managing member or general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it (or, as applicable, its managing member or general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member or general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default that would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member or general partner on its behalf) of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

9.1	Indemnity

(a) The YieldCo Parties hereby jointly and severally agree, to the fullest extent permitted by Laws, to indemnify and hold harmless, and to cause each other member of the YieldCo Group to indemnify and hold harmless, all members of the Service Provider Group, and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each such member of the Service Provider Group (each, a “Service Provider Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Entity or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Service Taxes contemplated by Section 7.3 hereof; provided that no Service Provider Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Service Provider Indemnified Party, to have resulted from such Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(b) If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a member of the YieldCo Group is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Service Provider Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Service Provider Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith, shall be paid by or on behalf of the YieldCo Parties as incurred, but shall be subject to recoupment by the YieldCo Parties if ultimately they are not liable to pay indemnification hereunder.

(c) The Service Provider shall, or shall cause the applicable Service Provider Indemnified Party to, promptly after the receipt of notice of the commencement of any Third Party Claim, notify the YieldCo Parties in writing of the commencement of such Third Party Claim (provided that any unintentional failure to provide any such notice will not prejudice the right of any such Service Provider Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Service Provider Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to the YieldCo Parties, to keep the YieldCo Parties apprised of the progress thereof and to discuss with the YieldCo Parties all significant actions proposed.

(d) The Parties expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the YieldCo Parties or any other member of the YieldCo Group in any particular case may have or of any other right to indemnity or contribution which any Service Provider Indemnified Party may have by statute or otherwise at law.

(e) The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

(a) Neither the Service Provider nor any other member of the Service Provider Group assumes any responsibility under this Agreement other than to render the Services in good faith to the Service Recipients, and no member of the Service Provider Group will be responsible for any action of a Service Recipient in following or declining to follow any advice or recommendations of the relevant member of the Service Provider Group.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(b) No Service Provider Indemnified Party will be liable to any member of the YieldCo Group, any member of the YieldCo Group’s Governing Body (including, for greater certainty, a director or officer thereof or another individual with similar function or capacity) or any security holder or partner of a member of the YieldCo Group for any Liabilities that may occur as a result of any acts or omissions by the Service Provider Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER THE YIELDCO PARTIES NOR ANY SERVICE RECIPIENT ON THE ONE HAND NOR THE SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP ON THE OTHER HAND SHALL BE LIABLE TO ONE ANOTHER FOR LOSS OF PROFIT OR REVENUE, LOSS OF USE, LOSS OF POWER, COST OF REPLACEMENT POWER, COST OF CAPITAL, OR FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OF THE OBLIGATIONS HEREUNDER WHETHER OR NOT SUCH LIABILITY IS CLAIMED IN CONTRACT, EQUITY, TORT, WARRANTY, STRICT LIABILITY, OR OTHERWISE.

(d) THE SERVICE PROVIDER’S ENTIRE LIABILITY TO THE YIELDCO PARTIES AND THE SERVICE RECIPIENTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LIABILITY FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNT OF THE MANAGEMENT FEE RECEIVED BY THE SERVICE PROVIDER IN THE MOST RECENT CALENDAR YEAR OTHER THAN DUE TO LOSSES RESULTING FROM THE SERVICE PROVIDER’S FRAUD. THE YIELDCO PARTIES HEREBY EXPRESSLY WAIVE AND RELEASE THE SERVICE PROVIDER FROM ANY AND ALL LOSSES, DAMAGES OR REMEDIES IN EXCESS OF SUCH AMOUNTS.

(e) THE YIELDCO PARTIES SHALL INDEMNIFY THE SERVICE PROVIDER AGAINST ANY LOSSES, DAMAGES OR REMEDIES RESULTING FROM ANY CLAIM BROUGHT BY ANY SERVICE RECIPIENT AGAINST THE SERVICE PROVIDER TO THE EXTENT SUCH LOSSES, DAMAGES OR REMEDIES EXCEED THE LIMITATIONS OF THE SERVICE PROVIDER’S LIABILITY SET FORTH IN SECTION 9.2(d).

(f) The Service Provider’s liability to the Service Recipients arising out of, or with respect to, the performance of the Services hereunder shall terminate twelve (12) months following the expiration or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2(f) are intended to and shall survive termination of this Agreement.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(g) THE SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE (WHETHER IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE SERVICES OR ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SERVICE PROVIDER, AND ARE EXPRESSLY WAIVED BY THE YIELDCO PARTIES. THE SERVICE PROVIDER DOES NOT WARRANT UNDER THIS AGREEMENT ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, INCLUDING ANY SUBCONTRACTOR OR ANY AFFILIATE OF THE SERVICE PROVIDER.

(h) THE INDEMNITIES, RELEASES FROM LIABILITY, AND LIMITATIONS ON LIABILITY EXPRESSED IN THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE (IN WHOLE OR PART), STRICT LIABILITY, BREACH OF CONTRACT OR OTHERWISE OF THE PARTY INDEMNIFIED, RELEASED OR WHOSE LIABILITIES ARE LIMITED, AND SHALL EXTEND TO ITS RELATED OR AFFILIATED ENTITIES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

(i) To the extent remedies of the YieldCo Parties or the Service Recipients are set forth in this Agreement, such remedies are the YieldCo Parties’ and the Service Recipients’ sole and exclusive remedies and are accepted by the YieldCo Parties and the Service Recipients in lieu of any other remedies that might otherwise be available to the YieldCo Parties or the Service Recipients.

(j) The YieldCo Parties agree that any assignees or transferees of its interest in this Agreement will be bound by the releases and limitations of liability hereunder such that the total aggregate liability of the Service Provider to the YieldCo Parties and such assignees or transferees shall not exceed the limits of liability set forth in this Agreement.

ARTICLE X

TERM AND TERMINATION

10.1	Term

This Agreement shall continue in full force and effect until the fifth (5th) anniversary of the date hereof and shall be automatically renewed for each successive five-year period thereafter unless, no later than ninety (90) days prior to the date of any such renewal, the Operating Company or the Service Provider provides written notice to the other that it does not wish for this Agreement to be renewed; provided that this Agreement may be earlier terminated in accordance with Section 10.2 or Section 10.3.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

10.2	Termination by the Operating Company

(a) On behalf of the Service Recipients, and subject to Section 10.2(b), the Operating Company may terminate this Agreement (i) with Cause effective upon thirty (30) days’ prior written notice of termination to the Service Provider without payment of any termination fee or (ii) without Cause effective upon ninety (90) days’ prior written notice of termination to the Service Provider without the payment of any termination fee.

(b) This Agreement may only be terminated pursuant to Section 10.2(a) above by the Operating Company with the prior written approval of the Board of Directors.

10.3	Termination by the Service Provider

The Service Provider may terminate this Agreement without payment of any termination fee, effective thirty (30) days after written notice of termination has been given to the YieldCo Parties:

(a) if any YieldCo Party defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to any member of the Service Provider Group and such default continues for a period of sixty (60) days after written notice thereof specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) if, with respect to any YieldCo Party and its Subsidiaries (but solely with respect to such YieldCo Party), such member makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) if the Service Provider fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

10.4	Survival upon Termination

If this Agreement is terminated pursuant to this Article X, such termination will be without any further liability or obligation of any Party hereto, except for any rights or obligations that accrued prior to such termination and except as provided in Section 6.4, Article VII, Article IX and this Article X.

10.5	Action upon Termination

(a) From and after the effective date of the termination of this Agreement (which for the avoidance of doubt shall be no earlier than the end of any required notice period), the Service Provider shall not be entitled to receive the Management Fee for further Services under this Agreement, but will be paid all compensation and reimbursements accruing up to and including the date of termination.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

(b) Upon any termination of this Agreement, the Service Provider shall forthwith:

(i) deliver to the Service Recipients all property and documents of the Service Recipients then in the custody of the Service Provider Group (subject to the Service Provider’s right to retain a copy of each document for document retention purposes); and

(ii) reasonably cooperate with the Service Recipients during any transition period with respect to the Services following a termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Partnership:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

If to YieldCo General Partner:

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to Holdings:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

If to the Service Provider:

SunPower Capital Services, LLC

2900 Esperanza Crossing, 2nd Floor

Austin, Texas 78758

Email: Christopher.Couture@sunpower.com

Attention: Chris Couture

with copies to:

SunPower YC Holdings, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1527

Email: joshua.davidson@bakerbotts.com

Attention: Joshua Davidson

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

11.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

11.3	Assignment

(c) This Agreement shall not be assigned by the Service Provider without the prior written consent of the YieldCo General Partner (which shall not be unreasonably withheld), except (i) in the case of assignment to a Person that is the Service Provider’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, (ii) to an Affiliate of the Sponsor or a Person that, in the reasonable and good faith determination of the YieldCo General Partner’s board of directors and the conflicts committee thereof, is an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, or (iii) pursuant to Section 2.3 hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of the Service Provider’s rights, title and interest under this Agreement, including any amounts payable to the Service Provider under this Agreement, to a bona fide Financing Party as security for debt financing to the Service Provider or any other member of the Service Provider Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by the Service Provider or any other member of the Service Provider Group under financing agreements entered into with the Financing Parties.

(d) This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Service Provider, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of any YieldCo Party’s rights, title and interest under this Agreement, including any amounts payable to such YieldCo Party or any other member of the YieldCo Group under this Agreement, to a bona fide Financing Party as security for debt financing to such YieldCo Party or any other member of the YieldCo Group or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such YieldCo Party or any other member of the YieldCo Group under financing agreements entered into with the Financing Parties.

(e) Notwithstanding the provisions in Section 11.1(a) and Section 11.3(b), the Service Provider may assign its right to receive the Management Fee hereunder, in whole or in part, to any person without the consent of any other party hereto.

(f) Any purported assignment of this Agreement in violation of this Section 11.3 shall be null and void.

11.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

11.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

11.6 Captions. All Section titles or captions contained in this Agreement or in any Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

11.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

11.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

11.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by Law, that service of process may also be

27

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto. For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.11 Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by the YieldCo General Partner, the Partnership, the Operating Company and the Service Provider.

11.12 Waiver; Remedies. No delay on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By: 8POINT3 GENERAL PARTNER, LLC, its General Partner

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

SUNPOWER CAPITAL SERVICES, LLC

By:
Name:
Title:

[Management Services Agreement]

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

SCHEDULE I

SERVICE RECIPIENTS

1.	8point3 General Partner, LLC

2.	8point3 Energy Partners LP

3.	8point3 Operating Company, LLC

4.	8point3 Holding Company, LLC

Schedule I - 1

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

SCHEDULE II

SERVICES

A.	General Oversight

i.	Provide advice with respect to the carrying out of all services to be delivered under the Management Services Agreement among First Solar 8point3 Management Services, LLC and the YieldCo Parties; and

ii.	Cause or supervise the carrying out of all day-to-day management of the below-referenced services,

B.	Supervision of the Service Recipients

i.	Prepare, or cause to be prepared, the portions of the Approved Budget relating to the Service Provider Group;

ii.	Coordinate the portions of the Approved Budgets for the Service Provider Group and any other service providers for the YieldCo Group and submit to the YieldCo Parties for approval, a combined Approved Budget for all service providers; and

iii.	Notify the YieldCo Parties of any material variance from the Approved Budget promptly after learning of such variance.

C.	Cash Management, Billing Services and Collection

i.	Collect on behalf of the Service Recipients, or cause to be so collected, all payments due to such Service Recipient (except to the extent the same requires resort to legal process, which collection efforts will only be taken with the express permission, and at the direction and expense of, such Service Recipient);

ii.	Arrange to promptly pay, or cause to be paid, on behalf of any Service Recipient, any amounts required to be paid by such Service Recipient (including payment of all utilities such as water, power, data service), including all expenses incurred by such Service Recipient or that are due and payable under contracts to which such Service Recipient is a party (provided that nothing herein shall imply any duty of any member of the Service Provider Group under any circumstances to expend its own funds in payment of the expenses of such Service Recipient);

iii.	Collect and transmit required account set up information;

iv.	Approve invoices;

v.	Respond to billing inquires, disputes and late payments;

vi.	Collect and review monthly revenue reconciliation reports including receivables aging reports;

vii.	Administer such Service Recipient cash management requirements under any financing document (including any revolving loan facility or term loan facility), including loan draws, cash transfers, deposits, disbursements and other obligations under any financing document; and

viii.	Collect all payments due to the Service Recipients in relation to its operations.

D.	Treasury

i.	Manage foreign currency, if any;

Schedule II - 1

Master Formation Agreement

Exhibit G-2 –Form of SP Management Services Agreement

ii.	Administer all hedging programs, including foreign currency and interest rate hedges;

iii.	Recommend and, where requested to do so, assist in the raising of funds whether by way of debt, equity or otherwise, including the preparation and review of any prospectus or offering memorandum in respect thereof; and

iv.	Monitor all Service Recipients’ compliance with the terms and conditions of, any financing documents.

E.	Accounting and Banking

i.	Maintain, at any Service Recipient’s expense, in the name and for the exclusive benefit of such Service Recipient, such Service Recipient’s deposit accounts at a bank or other financial institution designated by such Service Recipient;

ii.	Prepare and forward for deposit to the appropriate account payments received and a summary transmittal; and

iii.	Maintain complete and accurate financial books and records of the operations of such Service Recipient in accordance with prudent business practices and GAAP and which comply with the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the U.S. Securities and Exchange Commission and NASDAQ.

F.	Financial Statements

i.	Supervise the preparation and submission of unaudited GAAP balance sheets and statements of operations for each Service Recipient, applicable to the preceding fiscal quarter, within forty (40) days after the end of each fiscal quarter; and

ii.	Supervise the preparation and submission of annual audited financial statements for each Service Recipient within sixty (60) days after the end of the Partnership’s fiscal year; provided, however, that the actual auditing and preparation of such audited financials shall be performed by the Partnership’s accountants.

G.	Insurance

i.	Institute and maintain an insurance program covering each Service Recipient’s assets, together with other applicable insurance against other risks, including directors and officers insurance, in each case as the Service Recipient deems appropriate, and collect, maintain, and distribute required insurance certificate; and

ii.	File, or coordinate with any Service Recipient, insurance claims on behalf of such Service Recipient with the appropriate insurance carrier for any loss.

H.	Investor Relations

i.	Assist in the distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith; and

ii.	Assist the Service Recipients in connection with communications with investors and lenders, including presentations, conference calls and other related matters, and investor relations generally.

Schedule II - 2

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

EXHIBIT H

Form of Purchase Agreement

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of [            ], 2015, is by and between 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), and 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”).

RECITALS

WHEREAS, in connection with the proposed initial public offering of Class A Shares of the Partnership (the “IPO”), the Partnership intends to use $[        ] million of the net proceeds from the IPO to make a capital contribution to the Operating Company in exchange for [            ] common units of the Operating Company (the “Operating Company Common Units”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1	Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Limited Liability Company Agreement.

1.2	“Action” has the meaning set forth under Section 8.2.

1.3	“Agreement” has the meaning set forth in the preamble.

1.4	“Closing” means the closing of the issuance of the Operating Company Common Units by the Operating Company to the Partnership under this Agreement.

1.5	“Closing Date” means the closing date of the IPO.

1.6	“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as it may be amended, supplemented or restated from time to time.

1.7	“Partnership” has the meaning set forth in the preamble.

1.8	“Operating Company” has the meaning set forth in the preamble.

1.9	“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.	PURCHASE OF OPERATING COMPANY COMMON UNITS

2.1	On the Closing Date, (i) the Partnership will make a capital contribution to the Operating Company of $[ ] and (ii) the Operating Company will issue to the Partnership [ ] Operating Company Common Units.

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

3.	CLOSING

3.1	At the Closing, each of the Partnership and the Operating Company shall take, or cause to be taken, all such actions and shall execute and deliver, or cause to be executed and delivered, all such documents (within its power to do so) required to effect the issuance of Operating Company Common Units to the Partnership as provided herein.

3.2	At least one Business Day prior to the Closing Date, the Operating Company shall deliver to the Partnership instructions designating the account or accounts to which the capital contribution shall be deposited by federal funds wire transfer on the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Organization; Authority; Valid and Binding Agreement. Each of the parties hereby represents and warrants to the other, as of the date hereof and as of the Closing Date, that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has the corporate or other similar power and authority, and has taken all necessary corporate or other similar action, as applicable, to authorize, execute, deliver and perform its obligations under this Agreement, (iii) this Agreement has been duly executed and delivered by it, (iv) this Agreement, when executed and delivered by such party, assuming due execution and delivery hereof by the other party hereto, is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and (v) the execution, delivery and performance by it of this Agreement does not (a) require any material governmental filing or governmental approval or any material consent or approval of such party’s stockholders, partners, members or any other third parties, except for such filings that have been, or will as promptly as reasonably practicable hereafter be, made and such consents or approvals that have been obtained, or will as promptly as reasonably practicable hereafter be sought, or (b) materially violate or conflict with, result in a material breach of, or constitute a material default under any of its organizational documents or any agreements by which it is bound.

4.2	Additional Representations and Warranties of the Operating Company. The Operating Company hereby further represents and warrants to the Partnership, as of the date hereof and as of the Closing Date, that the Operating Company Common Units to be issued to the Partnership hereunder have been duly authorized and, when issued and delivered by the Operating Company pursuant to the Limited Liability Company Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Limited Liability Company Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act).

4.3	Additional Representations and Warranties of the Partnership.

(a)

The Partnership hereby further represents and warrants, as of the Closing Date, that the Partnership shall have available funds sufficient to make the capital contribution to the Operating Company as contemplated herein, subject to the

2

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

understanding of the parties that such capital contribution shall be funded solely through the net proceeds received by the Partnership from the sale of its Class A Shares to the underwriters in the IPO.

(b)	The Partnership further hereby represents and warrants to the Operating Company, as of the date hereof and as of the Closing Date, that (i) the Operating Company Common Units it is acquiring under this Agreement are being acquired for its own account and not with a view to any offering or distribution within the meaning of the Securities Act and any applicable state securities laws, (ii) it has no present intention of selling or otherwise disposing of such Operating Company Common Units or any portion thereof in violation of such laws, (iii) it has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of acquiring such Operating Company Common Units and (iv) it understands that such Operating Company Common Units (a) have not been registered under the Securities Act and (b) may not be sold or transferred in the absence of such registration or an exemption from such registration.

4.4	Certain Damages and Remedies. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS, LOSS OR CORRUPTION OF DATA OR DAMAGE DUE TO ANY IMPAIRMENT OF OPERATIONS) ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY ASSIGNMENTS OR TRANSFERS MADE OR RIGHTS GRANTED), WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

5.	FURTHER ASSURANCES

5.1	Each of the parties hereto hereby agrees, at its own cost and expense, from and after the date hereof, to do, or cause to be done, all such acts and things, and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments and agreements, as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

6.	ENTIRE AGREEMENT

6.1	This Agreement (together with any exhibits, annexes, schedules and the other agreements, documents and instruments (i) incorporated or referenced hereby or delivered in connection herewith or (ii) related to or entered into in connection with the IPO, to the extent relating to the subject matter hereof) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

3

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

7.	MISCELLANEOUS

7.1	Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or similar electronic transmission). Each counterpart when so executed and delivered shall be deemed an original, and both such counterparts taken together shall constitute one and the same instrument.

7.2	No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer any legal or equitable rights or remedies hereunder upon any person other than the parties hereto, except as otherwise permitted pursuant to Section 7.3 hereof.

7.3	Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party to this Agreement.

7.4	Legal Enforceability. If any provision of this Agreement is fully or in part invalid, illegal or incapable of being enforced by any rule, law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

7.5	Expenses. Each party shall bear its own expenses in connection with this Agreement, except as otherwise expressly provided herein.

7.6	Amendment, Modification and Waiver. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by each of the Partnership and the Operating Company. Any failure of a party to comply with any obligation or agreement hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

7.7	Termination. This Agreement shall terminate upon the consummation of the Operating Company’s issuance of Operating Company Common Units set forth herein.

8.	GOVERNING LAW AND JURISDICTION

8.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.2

Jurisdiction. With respect to any action, claim or proceeding (“Action”) resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court

4

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any such Action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the above courts, (ii) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any person other than the respective parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

5

Master Formation Agreement

Exhibit H – Form of Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

8POINT3 ENERGY PARTNERS LP

By:	8POINT3 GENERAL PARTNER, LLC,
its General Partner

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

Signature Page to Equity Purchase Agreement

EXHIBIT I

Form of FIRPTA Certificate

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. [[    ] is an entity disregarded as separate from [    ] (the “Contributor”) for U.S. federal tax purposes.]

To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [    ] [(the “Contributor”)], the undersigned hereby certifies the following on behalf of the Contributor:

1.	Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.	Contributor’s U.S. employer identification number is: [ ];

3.	Contributor’s office address is: [ ]; and

4.	Contributor is not a disregarded entity, as such term is defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

Contributor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and that to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Contributor.

By:	[	]

Name:	[	]
Title:	[	]
Date:	[	]